Form 10KSB, Exhibit 13
period 1995-12-31
ACAP CORP
filed 1996-03-26
CIK 792468

ACAP CORPORATION

Contents

President's Report                                                          1

Management's Financial Analysis                                             4

Consolidated Balance Sheet                                                 11

Consolidated Statements of Operations                                      12

Consolidated Statements of Stockholders' Equity                            13

Consolidated Statements of Cash Flows                                      14

Notes to Consolidated Financial Statements                                 15

Independent Auditors' Report                                               31

Stockholder Information                                                    32

Directors and Officers                                                     33

CORPORATE PROFILE

Acap Corporation is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of life insurance companies. Adjuncts to the acquisition-oriented growth strategy include using financial leverage and reinsurance to make more acquisitions and to maximize the return to stockholders, consolidating and streamlining the operations of acquired businesses, concentrating on a limited number of lines of business and providing superior customer service to improve policy retention.

Acap was formed in 1985. Acap's life insurance operations are conducted through its wholly-owned life insurance subsidiaries. All operations are conducted from the corporate headquarters in Houston, Texas. Acap's common stock is quoted on the NASD Electronic Bulletin Board under the symbol AKAP. PRESIDENT'S REPORT

HIGHLIGHTS

During 1995:

The Company completed the acquisition of Oakley-Metcalf Insurance Company.

The Company consolidated the business of the four recently acquired life insurance subsidiaries into one of those subsidiaries. One of the three resulting "shell" companies was sold and the Company hopes to sell the two remaining "shell" companies during 1996.

The Company increased the reinsurance on the policies from a 1994 acquisition, resulting in a deferred gain on reinsurance of $1,350,036.

The Company reduced notes payable from $8.3 million at December 31, 1994 to $1.3 million at December 31, 1995.

The Company had earnings of $277,033, or $9.04 per common share.

Corporate Developments

On February 2, 1995, the Company acquired Oakley-Metcalf Insurance Company ("Oakley"), a Texas life insurance company, in a $2,559,516 cash transaction. At the date of acquisition, Oakley had assets totalling approximately $4.4 million and had approximately 3,000 life insurance policies in force.

During 1995, the Company consolidated the policies in force of Oakley and two life insurance subsidiaries acquired in 1994, Family Life Insurance Company of Texas ("Family") and Trans-Western Life Insurance Company ("Trans-Western"), into another subsidiary acquired during 1994, Texas Imperial Life Insurance Company ("Texas Imperial"). The Company expects to realize operational efficiencies as a result of the consolidation, beginning in 1996. Also, by moving the policies out of Oakley, Family and Trans-Western and leaving those companies with minimal assets, it positioned the Company to realize the value of the charters of those companies through the sale of such companies. Trans-Western was sold to an unaffiliated third party on September 30, 1995. The Company realized a pre-tax investment gain of $50,000 on the sale of the Trans-Western stock. The Company hopes to sell Oakley and Family during 1996.

Immediately following the acquisition of Family on August 31, 1994, the Company reinsured with an unaffiliated life insurance company 20% of each of the life insurance policies in force of Family. On January 4, 1995, the Company increased the reinsurance on each of those policies from 20% to 100%. The Company recorded a deferred gain on reinsurance of $1,350,036 and an increase in the reinsurance receivable of $2,809,418 as a result of the increase in the reinsurance percentage. The Company continues to administer the policies, for which it receives compensation from the reinsuring life insurance company.

The Company reduced notes payable from $8,300,000 at December 31, 1994 to $1,312,500 at December 31, 1995. The two notes outstanding at December 31, 1994 were repaid January 31, 1995. The sources of repayment were $6.8 million in working capital of the Company and a new $1.5 million bank loan.

The Company is exploring the potential of the marketing operation of Texas Imperial. Texas Imperial markets final expense life insurance and insurance-funded prepaid funeral services contracts in the State of Texas. While the marketing results during 1995 were below expectations, the Company did receive approximately $500,000 in single premiums related to the conversion of three trust-funded prepaid funeral service plans to insurance-funded plans.

RESULTS OF OPERATIONS

The Company's net income for 1995 of $277,033, or $9.04 per common share, compares to net income for 1994 of $1,718,374, or $183.04 per common share. The 1994 net income included $1,361,310 in realized investment gains, whereas the 1995 net income included $170,003 in realized investment gains. Excluding realized investment gains, pre-tax operating income for the year 1995 was $330,359, compared to pre-tax operating income in 1994 of $817,409. As explained in detail in the Management's Financial Analysis section of this Annual Report, the decrease in operating income is primarily the result of unusual mortality experience and a decrease in investment income on a significant asset of the Company.

Largely as a result of unrealized investment gains, book value per common share increased 105% to $518.01 at December 31, 1995 compared to $252.23 at December 31, 1994. Under an accounting standard adopted in 1993, the Company records its fixed maturity and equity securities at fair value, with unrealized gains and losses, net of taxes, reported in stockholders' equity. With the Company's sizeable investments in fixed maturity securities, changes in market interest rates can result in significant swings in the fair value of the fixed maturity securities. The accounting standard does not permit the Company to make an offsetting restatement of its liabilities for changes in interest rates. Excluding all unrealized investment gains and losses, book value per common share increased 2% to $387.47 at December 31, 1995 compared to $378.43 at December 31, 1994.

A more complete analysis of the results of operations is included in the Management's Financial Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance and its prospects.

LIQUIDATION OF FORTUNE

Fortune National Corporation ("Fortune"), the Owner of 63.7% of the Company's outstanding common stock, expects to adopt a plan of dissolution and liquidation at its annual stockholder meeting on May 6, 1996. Except for a small amount of cash, Fortune's assets consist solely of 5,421 shares of the Company's common stock. Upon liquidation, Fortune's stockholders are entitled to receive their pro rata portion of the 5,421 shares of the Company's common stock owned by Fortune.

Under the plan, no fractional shares of the Company's common stock will be issued. Fortune's stockholders have the option of selling their "odd lot" shares of Fortune common stock to the Company or buying from the Company enough Fortune common stock to round up their holdings.

The Company has entered into an agreement with Fortune to pay for Fortune's operating expenses through the expiration of the plan of dissolution and liquidation of Fortune (estimated to be $19,350). In exchange for its services, the Company will receive 55,323 shares of Fortune common stock prior to the liquidation. The Company will account for its own common stock received as a part of the liquidating distribution as treasury shares. The estimated result of this accounting treatment will be a decrease in the Company's stockholders' equity of approximately $144,784 and a decrease in the number of shares of Company common stock outstanding from 8,516 to approximately 7,570. Due to a higher proportional decrease in common shares outstanding as compared to stockholders' equity, the Company's book value per common share is estimated to increase from $518.01 to $563.62 (based on December 31, 1995 amounts). The foregoing figures assume that no Fortune stockholders elect to round up odd lot shares and the Company is required to purchase all of the odd lot shares.

Fortune's liquidation will not result in a change in the management, directors, or the ultimate control of the Company.

OUTLOOK

The Company is continually searching for, evaluating and negotiating for new acquisitions. While the acquisition strategy is inherently characterized by punctuated growth, the Company hopes to continue the increased pace of acquisitions which began in 1994.






                                                          William F. Guest
                                                          President

                                                          April 15, 1996

ACAP CORPORATION
MANAGEMENT'S FINANCIAL ANALYSIS


SIGNIFICANT TRANSACTIONS

During 1994, the Company, through its wholly-owned subsidiary, American Capitol Insurance Company ("American Capitol"), acquired three life insurance companies: Trans-Western Life Insurance Company ("Trans-Western") on February 25, 1994, Family Life Insurance Company of Texas ("Family") on August 31, 1994, and Texas Imperial Life Insurance Company ("Texas Imperial") on September 29, 1994. The Family acquisition met the accounting definition of a "material" transaction.

On February 2, 1995, the Company, through Texas Imperial, acquired Oakley-Metcalf Insurance Company ("Oakley"), a Texas life insurance company, in a $2,559,516 cash transaction. At the date of acquisition, Oakley had assets totalling approximately $4.4 million and approximately 3,000 life policies in force.

All of the acquisitions noted above were accounted for using the purchase method of accounting. Accordingly, the Company's results of operations only reflect the results of the acquired companies from their respective dates of acquisition.

On January 4, 1995, the Company increased the reinsurance on each of the life policies in force of Family from 20% to 100%. The Company recorded a deferred gain on reinsurance of $1,350,036 and an increase in the reinsurance receivable of $2,809,418 on the transaction. Whereas 1994's results of operations included 80% of the premiums, policy benefits, etc. of Family's policies from September 1, 1994 through December 31, 1994, 1995's results of operations do not include those income and expense elements.

During 1995, the Company consolidated the policies in force of Family, Oakley and Trans-Western into Texas Imperial. The Company expects to realize operational efficiencies as a result of the consolidation, beginning in 1996.

RESULTS OF OPERATIONS

Revenue from premiums and other considerations increased 43% during 1995 in comparison to premiums and other considerations for 1994. As a result of the inclusion of premiums for Texas Imperial for all of 1995, premiums increased approximately $900,000 in 1995 in comparison to 1994. During 1994, Texas Imperial's premiums were only included from the date Texas Imperial was acquired, September 29, 1994. Texas Imperial's 1995 premiums included approximately $500,000 in single premiums related to the conversion of three trust-funded prepaid funeral service plans to insurance-funded plans.
Partially offsetting the increase in premiums resulting from the inclusion of Texas Imperial for a full year was a decrease in the premiums of American Capitol, Family and Trans-Western. American Capitol's premiums were approximately $20,000 lower in 1995 in comparison to 1994 as a result of normal policy attrition. Family's premiums were approximately $300,000 lower in 1995 in comparison to 1994. This decrease is attributable to the difference in the reinsurance percentages on the Family policies noted above. Whereas 1994's premiums included 80% of Family's premiums from the date Family was acquired (August 31, 1994), 1995's premiums included none of Family's premiums since the policies were 100% reinsured. Finally, premiums related to Trans-Western's policies were approximately $100,000 lower in 1995 in comparison to 1994 due to the termination at the beginning of 1995 of a reinsurance treaty whereby Trans-Western was the assuming reinsurer.

Net investment income decreased 23% during 1995 in comparison to 1994. The decrease in net investment income is attributable to several factors. One such factor is the difference in the reinsurance percentages on the Family policies noted above. Whereas 1994's net investment income included 80% of the net investment income on Family's reserve assets from the date Family was acquired (August 31, 1994), 1995's net investment income included none of the net investment income on Family's reserve assets since the policies were 100% reinsured (January 4, 1995). A second factor in the decrease was the repayment of a $2.3 million mortgage loan on September 28, 1994. The mortgage loan in question was issued in 1983 in connection with the sale of American Capitol's home office building. The loan was repaid in full by (1) selling the home office building to American Capitol for $1.1 million, (2) making a cash payment of $600,000 and (3) issuing a note to American Capitol that was then paid off in December, 1994 for cash of $600,000. Whereas the mortgage loan earned 10%, the cash the Company received was reinvested at a rate lower than 10%. Also, to date the building has not yielded a 10% return. The decreases in net investment income for 1995 noted above were somewhat offset by the inclusion of a full year's net investment income on Texas Imperial during 1995, whereas 1994's net investment income only included the income of Texas Imperial from the date of its acquisition, September 29, 1994.

The Company recorded realized investment gains of $170,003 for the year 1995 in comparison to realized investment gains of $1,361,310 for the year 1994. Realized investment gains for 1995 include a gain on the sale of the stock of Trans-Western. During the third quarter of 1995, Trans-Western transferred most of its business to Texas Imperial. The Trans-Western "shell" was then sold to an unaffiliated third party. The Company realized a pre-tax investment gain of $50,000 on the sale of the Trans-Western stock. The balance of 1995's realized investment gains were primarily the result of a restructuring of Texas Imperial's investment portfolio. Realized investment gains for 1994 include a $1,450,000 gain related to the mortgage loan on the Company's home office property, discussed above. Prior to the repayment of the loan, the Company held a valuation allowance related to the mortgage loan. The 1994 gain of $1,450,000 was the release of the total valuation allowance. During 1995, the Company entered into an earnest money contract to sell the home office property. However, the sale was not completed and the earnest money contract expired.

The reinsurance expense allowance increased 17% during 1995 in comparison to 1994. Whereas during 1994 the Company only received the reinsurance expense allowance related to the companies acquired during 1994 from their respective dates of acquisition and reinsurance, the Company received such expense allowance for the full year during 1995. Also, the Company only received an expense allowance on 20% of Family's policies during 1994, while the previously noted change in the reinsurance percentage resulted in the Company receiving an expense allowance on 100% of Family's policies during 1995.

The amortization of the deferred gain on reinsurance increased 116% during 1995 in comparison to 1994. Whereas during 1994 the Company only received the amortization of the deferred gain on reinsurance related to the companies acquired during 1994 from their respective dates of acquisition and reinsurance, the Company received such amortization for the full year during 1995. Also, the change in the reinsurance percentage on Family's policies during 1995 increased the deferred gain on reinsurance and the related amortization of such deferred gain into income.

Policy benefits (death and other benefits) were 36% of total revenue excluding realized investment gains during 1995 compared to 29% of total revenue excluding realized investment gains during 1994. The higher ratio of total policy benefits to total revenue during 1995 is attributable in part to the composition of the business of Texas Imperial. Texas Imperial is in the insurance-funded prepaid funeral services business. Higher reserve requirements due to higher average attained ages in this type of business result in a higher benefit to revenue ratio. It should also be noted that American Capitol's death claims were $346,844 in 1995 compared to $182,854 in 1994 (and $185,264 in 1993). Management is unaware of any factor that would indicate the higher level of claims in 1995 represents a trend as opposed to an aberration.

Total expenses (commissions, general expenses, interest expense, and the amortization of deferred acquisitions costs and goodwill) were 58% of total revenue excluding realized investment gains during 1995 compared to 53% of total revenue excluding realized investment gains during 1994. General expenses in both years include the costs associated with administering reinsured policies. Given the significance of the Company's reinsurance, this results in an expense to revenue ratio that is higher than typical for the life insurance industry. However, the Company receives an expense allowance on reinsurance ceded that management believes adequately compensates the Company for the administration of the reinsured policies. The higher percentage of total expenses to total revenue in 1995 is in part due to the change in the reinsurance percentage on Family's policies. As noted above, the expense to revenue ratio is higher for the Company's fully reinsured business than for business that is not fully reinsured. Since the Family policies were fully reinsured during 1995 but only 20% reinsured during 1994, the expense to revenue ratio related to these policies is not comparable.

Excluding net realized investment gains, pre-tax operating income for the year 1995 was $330,359 compared to pre-tax operating income for the year 1994 of $817,409. The decrease in operating income is primarily the result of the adverse mortality experience in American Capitol and the decrease in investment income resulting from the repayment of the $2.3 million mortgage loan.

The Company's current federal income tax expense for the year 1995 was $1,004,727 compared to a current federal income tax expense for the year 1994 of $320,522. The Family reinsurance transactions, the 20% reinsurance in 1994 and the increase to 100% reinsurance in 1995, resulted in significant taxable income, the taxes on which are the primary component of the current federal income tax expense for 1994 and 1995, respectively.

The current federal income tax effect of the Family reinsurance transactions was partially offset by a related deferred federal income tax benefit. The deferred federal income tax benefit from the 1994 Family reinsurance transaction was less than the deferred federal income tax expense in 1994 related to the repayment of the home office mortgage loan.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY OF INSURANCE SUBSIDIARIES

Acap's insurance subsidiaries have a significant portion of their assets invested in debt instruments, short-term investments, or other marketable securities. Although there is no present need or intent to dispose of such investments, the insurance subsidiaries could liquidate portions of the investments should the need arise. These assets should be sufficient to meet the insurance subsidiaries' anticipated long-term and short-term liquidity needs.

As of December 31, 1995, 100% of the insurance subsidiaries' portfolios of publicly-traded bonds are invested in securities that are rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investment in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available for sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (35%) of the Company's bond portfolio is invested in mortgage-backed securities, with 94% of such mortgage-backed securities classified as collateralized mortgage obligations and 6% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks that arise from changes in the general level of interest rates. As interest rates decline and homeowners refinance their mortgages, mortgage-backed securities prepay more rapidly than anticipated. Conversely, as interest rates increase, underlying mortgages prepay more slowly, causing mortgage-backed securities principal repayment to be extended. In general, mortgage-backed securities provide for higher yields than corporate debt securities of similar credit quality and expected maturity to compensate for this greater amount of cash flow risk. Due to the underlying structure of the individual securities, the majority of mortgage-backed securities in the Company's investment portfolio have relatively low cash flow variability.

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (56%), Z (23%) and sequential (19%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches in a deal, as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

Under an accounting standard adopted in 1993, the Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of declining interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $2,186,436 during 1995, following a $1,101,395 decrease during 1994. The new accounting standard does not permit the Company to restate its liabilities for changes in interest rates.

As of December 31, 1995, American Capitol held 16 mortgage loans as investments. American Capitol's investment policy generally prohibits making new investments in mortgage loans, except in connection with the sale of Company owned real estate. The average principal balance of the remaining mortgage loans at December 31, 1995 was $79,094 and the weighted average maturity was 3 years. Mortgage loans on Texas properties represent 86% of the mortgage loan balances at December 31, 1995 with Louisiana properties representing 14% of the balances. Commercial mortgages represent 86% of the mortgage loan balances at December 31, 1995 with residential mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly-traded securities.

At December 31, 1995, the only real estate owned by American Capitol is the home office property, with a book value of $1,505,325.

At December 31, 1994, Family had a $3.3 million note payable outstanding. Family repaid the note on January 31, 1995, out of working capital.

At December 31, 1994, American Capitol had a $5 million surplus debenture outstanding that had been issued in connection with the acquisition of Family. The note was repaid on January 31, 1995. Of the total $5 million payment, $3.5 million was paid from working capital of the Company and $1.5 million was provided by a surplus debenture issued by American Capitol to Acap. As described below, Acap's source of funds was a $1.5 million bank loan.

LIQUIDITY OF THE PARENT COMPANY

On January 31, 1995, as a source of funds to repay the $5 million surplus debenture issued in connection with the Company's acquisition of Family, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. The note is renewable each April 30 until fully repaid. The note bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the note are due quarterly. The note is secured by a pledge of all the outstanding shares of American Capitol. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan. The principal payments on the bank loan are matched by the principal payments on a surplus debenture issued by American Capitol to Acap.

Going forward, the primary sources of funds for Acap are payments on the surplus debenture from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 1995, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $260,000. Payments on the surplus debenture may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 1995, American Capitol's statutory capital and surplus was $2,716,261.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under generally accepted accounting principles.

REINSURANCE

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 1995, reinsurance receivables with a carrying value of $29.8 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1994, Crown had assets in excess of $7 billion and shareholders' equity of approximately $0.4 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1995, reinsurance receivables with a carrying value of $4.2 million were associated with Alabama Reassurance Company ("Alabama Re"). The Alabama Re reinsurance receivables are secured by trust accounts containing letters of credit totalling $6.6 million granted in favor of the applicable insurance subsidiary of the Company.

With regard to the policies not 100% reinsured with Crown or Alabama Re, the Company seeks to limit its exposure to loss on any single insured by reinsuring the portion of risks in excess of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. Acap evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

ACCOUNTING STANDARDS

In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. If estimating fair value is not practicable, SFAS No. 107 requires disclosures of descriptive information pertinent to estimating the value of a financial instrument. SFAS No. 107 was amended by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." Among other things, SFAS No. 119 requires additional disclosures about derivative financial instruments. For companies the size of Acap, SFAS No. 107 and SFAS No. 119 are effective for financial statements issued for fiscal years ending after December 15, 1995. Accordingly, the Company incorporated the disclosures required by these standards in the December 31, 1995, financial statements.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires a creditor to measure impairment of a loan based on the fair value of the collateral when the creditor determines that foreclosure is probable. A creditor is required to recognize impairment by creating a valuation allowance. If there is a significant change (increase or decrease) in the fair value of the collateral, the creditor is required to recalculate impairment and adjust the valuation allowance. In 1994, the FASB amended SFAS No. 114 through SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," to allow a creditor to use existing methods for recognizing income on impaired loans. The Company adopted these standards in 1995 without impact to the financial statements.

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121, which must be adopted by fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company does not anticipate a material effect of the financial statements from this new accounting standard.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. SFAS No. 123 must be adopted in 1996. The Company has not yet selected which accounting option it will adopt, however, the Company currently has only immaterial stock options outstanding and therefore does not expect the adoption of SFAS No. 123 to have material effect on the financial statements.

SUBSEQUENT EVENT

Fortune National Corporation ("Fortune"), the owner of 63.7% of the Company's outstanding common stock, expects to adopt a plan of dissolution and liquidation at its annual stockholder meeting on May 6, 1996. Except for a small amount of cash, Fortune's assets consist solely of 5,421 shares of Acap's common stock. Upon liquidation, Fortune's stockholders are entitled to receive their pro rata portion of the 5,421 shares of Acap's common stock owned by Fortune.

Under the plan, no fractional shares of Acap's common stock will be issued. Fortune's stockholders have the option of selling their "odd lot" shares of Fortune common stock to Acap or buying from Acap enough Fortune common stock to round up their holdings.

Acap has entered into an agreement with Fortune to pay for Fortune's operating expenses through the expiration of the plan of dissolution and liquidation of Fortune (estimated to be $19,350). In exchange for its services, Acap will receive 55,323 shares of Fortune common stock prior to the liquidation. The Company will account for its own common stock received as a part of the liquidating distribution as treasury shares. The estimated result of this accounting treatment will be a decrease in the Company's stockholders' equity of approximately $144,784 and a decrease in the number of shares of Company common stock outstanding from 8,516 to approximately 7,570. Due to a higher proportional decrease in common shares outstanding as compared to stockholders' equity, the Company's book value per common share is estimated to increase from $518.01 to $563.62 (based on December 31, 1995 amounts). The foregoing figures assume that no Fortune stockholders elect to round up odd lot shares and the Company is required to purchase all of the odd lot shares.

Fortune's liquidation will not result in a change in the management, directors, or the ultimate control of Acap.

                         ACAP CORPORATION
                    CONSOLIDATED BALANCE SHEET

                                                                 December 31,
                                                                      1995
ASSETS
Investments:
  Fixed maturities available for sale
    (amortized cost $28,019,620)                                  $29,815,078
  Equity securities (cost $247,856)                                    59,679
  Mortgage loans                                                    1,265,499
  Real estate                                                       1,505,325
  Policy loans                                                      6,634,446
  Short-term investments                                            1,710,747
                                                                   ----------
     Total investments                                             40,990,774
Cash                                                                  123,613
Accrued investment income                                             552,961
Reinsurance receivables                                            36,735,253
Accounts receivable (less allowance for uncollectible accounts
  of $82,797)                                                         119,553
Deferred acquisition costs                                          1,779,055
Property and equipment (less accumulated depreciation of $541,398)     64,291
Costs in excess of net assets of acquired business
  (less accumulated amortization of $472,802)                       2,200,972
Other assets                                                          314,982
                                                                   ----------
                                                                  $82,881,454
                                                                  ===========
LIABILITIES
Policy liabilities:
  Future policy benefits                                          $67,662,600
  Contract claims                                                     778,380
                                                                   ----------
     Total policy liabilities                                      68,440,980
Other policyholders' funds                                          1,733,485
Other liabilities                                                     677,510
Deferred tax liability                                              2,040,354
Note payable                                                        1,312,500
Deferred gain on reinsurance                                        2,415,222
                                                                   ----------
     Total liabilities                                             76,660,051
                                                                   ----------
STOCKHOLDERS' EQUITY
Series A preferred stock, par value $.10 per share, authorized, issued and outstanding 74,000 shares (involuntary liquidation
  value $2,035,000)                                                 1,850,000
Common stock, par value $.10 per share,
  authorized 10,000 shares, issued 8,757 shares                           876
Additional paid-in capital                                          6,259,069
Accumulated deficit                                                (2,854,416)
Treasury stock, at cost, 241 common shares                           (105,853)
Net unrealized investment gains, net of taxes of $505,497           1,111,727
                                                                  -----------
     TOTAL STOCKHOLDERS' EQUITY                                     6,261,403
                                                                  -----------
                                                                  $82,881,454
                                                                  ===========

See accompanying notes to consolidated financial statements.
                                 ACAP CORPORATION
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEARS ENDED DECEMBER 31,
                                                           1995        1994
REVENUES
Premiums and other considerations                      $1,581,864   1,105,202
Net investment income                                   1,297,361   1,686,519
Net realized investment gains                             170,003   1,361,310
Reinsurance expense allowance                           1,897,257   1,623,438
Amortization of deferred gain on reinsurance              278,306     128,747
Other income                                               83,918      26,249
                                                        ---------------------
   Total revenues                                       5,308,709   5,931,465
                                                        ---------------------
BENEFITS AND EXPENSES
Death benefits                                            612,125     518,029
Other benefits                                          1,234,174     807,357
Commissions and general expenses                        2,576,224   2,049,103
Interest expense                                          165,929     192,608
Amortization of costs in excess of net acquired business  104,095      73,994
Amortization of deferred acquisition costs                115,800     111,655
                                                        --------------------
   Total benefits and expenses                          4,808,347   3,752,746
                                                        --------------------
EARNINGS
Income before federal income tax expense (benefit)        500,362   2,178,719
Federal income tax expense (benefit):
  Current                                               1,004,727     320,522
  Deferred                                               (781,398)    139,823
                                                        ------------------------
Net income                                             $   277,033   1,718,374
                                                        ------------------------
EARNINGS PER SHARE
Net income per common share                            $      9.04      183.04
                                                        =======================

See accompanying notes to consolidated financial statements.

                                     ACAP CORPORATION
                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      YEARS ENDED DECEMBER 31,
                                                           1995       1994
PREFERRED STOCK (Including Additional Paid-in Capital) $1,850,000  1,850,000

COMMON STOCK                                                  876        876

ADDITIONAL PAID-IN CAPITAL                              6,259,069  6,259,069

ACCUMULATED DEFICIT
  Balance, beginning of year                           (2,931,417)(4,490,225)
  Net income                                              277,033  1,718,374
  Preferred stock cash dividends                         (200,032)  (159,566)
                                                        ----------------------
  Balance, end of year                                 (2,854,416)(2,931,417)
                                                        ---------------------
TREASURY STOCK                                           (105,853)  (105,853)

NET UNREALIZED INVESTMENT GAINS (LOSSES)
  Balance, beginning of year                           (1,074,709)    26,686
  Change during year                                    2,186,436 (1,101,395)
                                                        ---------------------
  Balance, end of year                                  1,111,727 (1,074,709)
                                                        ----------------------
TOTAL STOCKHOLDERS' EQUITY                             $ 6,261,403  3,997,966
                                                        ========================

See accompanying notes to consolidated financial statements.

                                  ACAP CORPORATION
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED DECEMBER 31,
                                                           1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                              $277,033    1,718,374
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                          190,600      124,200
  Amortization of deferred acquisition costs             115,800      111,655
  Premium and discount amortization                      (33,640)      15,177
  Realized gains on investments                         (170,003)  (1,361,310)
  Deferred federal income tax expense (benefit)         (781,398)     139,823
  Decrease in reinsurance receivables                  1,411,458       95,014
  Decrease (increase) in accrued investment income        36,488      (35,669)
  Decrease (increase) in accounts receivable             (97,448)       7,672
  Decrease (increase) in other assets                    652,387     (312,971)
  Increase (decrease) in future policy benefit liability(472,836)     475,905
  Increase (decrease) in contract claim liability         96,793     (141,283)
  Increase (decrease) in other policyholders' funds
    liability                                             50,484      (18,832)
  Increase (decrease) in other liabilities              (219,436)     153,075
  Amortization of deferred gain on reinsurance          (278,306)    (128,747)
                                                        -----------------------------------
    Net cash provided by operating activities            777,976      842,083
                                                        -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments available for sale
  and principal repayments on mortgage loans           5,231,345    4,884,802
Purchases of investments available for sale           (8,011,380)(11,191,659)
Net decrease in policy loans                             318,167      285,897
Net decrease in short-term investments                11,422,323    5,795,927
Purchase of subsidiaries, net of cash provided by
(used in) acquisitions                                (1,952,300)     564,355
Purchases of property and equipment                      (24,746)     (14,271)
                                                       ----------------------------------
    Net cash provided by investing activities          6,983,409      325,051
                                                       ---------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of note payable                 1,500,000          --
Principal payments on notes payable                   (8,487,500)         --
Deposits on policy contracts                           1,316,280    1,042,461
Withdrawals from policy contracts                     (2,151,240)  (1,727,307)
Preferred dividends paid                                (200,032)    (159,566)
                                                       -----------------------------------
    Net cash used in financing activities             (8,022,492)    (844,412)
                                                       ---------------------------------

Net increase (decrease) in cash                         (261,107)     322,722
Cash at beginning of year                                384,720       61,998
Cash at end of year                                   $  123,613      384,720

See accompanying notes to consolidated financial statements.

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

The consolidated financial statements of Acap Corporation ("Acap" or "the Company"), a majority-owned subsidiary of Fortune National Corporation ("Fortune"), include its wholly-owned subsidiaries, American Capitol Insurance Company ("American Capitol"), Family Life Insurance Company of Texas ("Family"), Imperial Plan, Inc. ("Imperial Plan"), Texas Imperial Life Insurance Company ("Texas Imperial"), through September 30, 1995, Trans-Western Life Insurance Company ("Trans-Western") and, since February 2, 1995, Oakley-Metcalf Insurance Company ("Oakley"). All significant intercompany transactions and accounts have been eliminated in consolidation.

Acap is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of insurance companies. Acap's life insurance operations are conducted through its wholly-owned life insurance subsidiaries. Operations are conducted from the corporate headquarters in Houston, Texas. Approximately half of the Company's direct collected premium comes from residents of the State of Texas, with no other state generating as much as 10% of the Company's direct collected premium.

BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are:
(a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals; (c) deferred federal income taxes are provided for temporary differences between assets and liabilities reported for financial reporting purposes and reported for federal income tax purposes; (d) certain assets (principally furniture and equipment, agents' debit balances and certain other receivables) are reported as assets rather than being charged to retained earnings; (e) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost; and (f) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed forty years; whereas, for statutory purposes, acquisitions are accounted for as equity investments.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 1995, the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $260,000. The combined net income of the Company's insurance subsidiaries (where applicable, from the date such subsidiary was acquired), as determined using statutory accounting practices, was $7,454,344 and $2,871,495 for the years ended December 31, 1995 and 1994, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $2,716,261 and $2,704,711 at December 31, 1995 and 1994, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation.

INVESTMENTS

Investments are reported on the following bases:

All of the Company's debt and equity securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available-for-sale securities. Accordingly, such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported in a separate component of stockholders' equity.

Mortgage loans on real estate are carried at unpaid principal balances.

Policy loans are carried at their unpaid principal balances. Policy loans consist primarily of automatic borrowings against a policy's cash surrender value to pay policy premiums. Interest accrues at rates ranging from 5% to 10%.

Real estate consists of the home office property. The home office building is carried at cost less accumulated depreciation. Depreciation is computed using the straight line method over twenty years. Accumulated depreciation at December 31, 1995 was $51,250. Tenant improvements are amortized over the term of the lease. Land is carried at the lower of cost or fair value. Foreclosed real estate is carried at the lower of cost or fair value determined at the date of foreclosure.

Short-term investments, consisting primarily of commercial paper, are carried at cost.

Write-downs and other realized gains and losses, determined on the specific identification method, are accounted for in the consolidated statements of operations in net realized investment gains or losses.

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DEFERRED ACQUISITION COSTS

Costs which vary with and are primarily related to the production of new business have been deferred to the extent that such costs are deemed recoverable through future revenues. These costs principally include commissions and certain costs of policy issuance and underwriting. For universal life-type contracts, deferred costs are amortized in relation to the present value of expected future gross profits from the contracts. For traditional contracts, deferred costs are amortized in relation to future anticipated premiums. The deferred costs are reviewed to determine that the unamortized portion of such costs does not exceed recoverable amounts. Management believes such amounts are recoverable.

The cost of policies acquired through the purchase of insurance companies, representing the actuarially determined present value of projected future profits from policies in force at the purchase date, is deferred and amortized with interest of 7% to 9% over the policies' estimated lives.

The deferred acquisition costs for the year ended December 31, 1995 are summarized as follows:

Balance at December 31, 1994                                     $ 3,354,237
Amortized during the year                                           (115,800)
Insurance in force acquired                                          564,272
Insurance in force ceded                                          (2,023,654)
                                                                 ------------
Balance at December 31, 1995                                     $ 1,779,055
                                                                 ============


On January 4, 1995, the Company increased the reinsurance on the Family life policies from 20% to 100% which resulted in a $1,459,382 decrease in deferred acquisition costs.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $44,907 and $50,206 for the years ended December 31, 1995 and 1994, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

COSTS IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESS

The costs in excess of net assets of acquired business are amortized on a straight-line basis over seven year and forty year periods.

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RECOGNITION OF PREMIUM REVENUE AND RELATED EXPENSES, LIABILITY FOR FUTURE POLICY BENEFITS AND CONTRACT CLAIMS

For traditional insurance contracts, premiums are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in their recognition over the premium paying period of the contracts. Such recognition is accomplished by means of the provision for future policy benefits and the amortization of deferred policy acquisition costs.

For contracts with mortality risk that permit the Company to make changes in the contract terms (such as interest-sensitive whole life policies), premium collections and benefit payments are accounted for as increases or decreases to a liability account rather than as revenue and expense. In addition, decreases to the liability account for the costs of insurance and policy administration and for surrender penalties are recorded as revenues. Interest credited to the liability account and benefit payments made in excess of a contract liability account balance are charged to expense.

For investment contracts without mortality risk (such as deferred annuities), net premium collections and benefit payments are recorded as increases or decreases to a liability account rather than as revenue and expense. Surrender penalties are recorded as revenues. Interest credited to the liability account is charged to expense.

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 1995.

Reserves for universal life-type and investment contracts are based on the contract account balance if future benefit payments in excess of the account balance are not guaranteed, or the present value of future benefit payments when such payments are guaranteed.

The liability for contract claims represents the liability for life insurance claims reported in excess of the related policy benefit reserve plus an estimate of claims incurred but not reported.

EARNINGS PER COMMON SHARE

Earnings per common share were computed as follows:

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                     YEARS ENDED DECEMBER 31,
                                                       1995           1994
Net income                                        $  277,033      1,718,374
Preferred dividends                                 (200,032)      (159,566)
                                                   --------------------------
                                                      77,001      1,558,808
Divided by weighted average common shares
 outstanding                                           8,516          8,516
                                                   -------------------------
Net income per share                               $    9.04         183.04
                                                   =========================


PARTICIPATING POLICIES

Acap maintains both participating and non-participating life insurance policies. Participating business represented approximately 11% and 10% of the life insurance in force, and 8% of life insurance premium income at December 31, 1995 and 1994, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

FEDERAL INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109. SFAS No. 109 requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate that is expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash includes cash on hand, in demand accounts, in money market accounts and in savings accounts.

ACCOUNTING STANDARDS

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires a creditor to measure impairment of a loan based on the fair value of the collateral when the creditor determines that foreclosure is probable. A creditor is required to recognize impairment by creating a valuation allowance. If there is a significant change (increase or decrease) in the fair value of the collateral, the creditor is required to recalculate impairment and adjust the valuation allowance. In 1994, the FASB amended SFAS No. 114 through SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," to allow a creditor to use existing methods for recognizing income on impaired loans. The Company adopted these standards in 1995 without impact to the financial statements.

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121, which must be adopted for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company does not anticipate a material effect of the financial statements from this new accounting standard.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. SFAS No. 123 must be adopted in 1996. The Company has not yet selected which accounting option it will adopt, however, the Company currently has only immaterial stock options outstanding and would therefore have no material effect on the financial statements even if the new method of accounting was elected.

2. ACQUISITIONS

On August 31, 1994, the Company, through American Capitol, acquired Family for $6,665,886. Funding for the acquisition was provided by the working capital of American Capitol and a $5 million surplus debenture issued to the seller. The acquisition has been accounted for using the purchase method of accounting; accordingly, the identified assets acquired and liabilities assumed were valued at their fair values and the excess of the amount paid over the net assets acquired is being amortized over seven years. The results of operations of Family are included with the Company's from the date of purchase.

Unaudited pro forma results of operations of the Company for 1994 as if the acquisition of Family had occurred at the beginning of the year are as follows:

                                                                       1994
                                                                       ----
Total revenue                                                     $ 6,087,673
Net income                                                          2,208,810
Net income per common share                                            240.69


Also during 1994, the Company, through American Capitol, acquired two other life insurance companies, Trans-Western and Texas Imperial. In 1995, the Company, through Texas Imperial, acquired one other life insurance company, Oakley. On September 30, 1995, the Company transferred Trans-Western's policies in force to Texas Imperial and sold Trans-Western to an unrelated third party. All of these transactions were immaterial to the Company's consolidated financial statements.

3. INVESTMENTS

FIXED MATURITY AND EQUITY SECURITIES

The amortized cost and estimated fair value of fixed maturity securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AMORTIZED            FAIR
                                                         COST           VALUE
Maturing in one year or less                      $   373,953         375,754
Maturing after one year through five years          7,292,141       7,384,679
Maturing after five years through ten years         6,906,084       7,275,456
Maturing after ten years                            3,941,018       4,360,018
                                                  ---------------------------
                                                   18,513,196      19,395,907
Mortgage-backed securities                          9,506,424      10,419,171
                                                  ---------------------------
                                                  $28,019,620      29,815,078
                                                  ============================


A summary of mortgage-backed securities by type as of December 31, 1995 follows:

Collateralized mortgage obligations:
  Planned amortization class                                      $ 5,492,382
  Z                                                                 2,249,531
  Sequential                                                        1,890,614
  Other                                                               160,689
                                                                 ------------
                                                                    9,793,216
Pass-through securities                                               625,955
                                                                 ------------
                                                                  $10,419,171
                                                                 ============

With a planned amortization class security, early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. Sequential tranches are not supported by other tranches.

The amortized cost and fair values of investments in fixed maturity and equity securities as of December 31, 1995 are as follows:

                                                  GROSS      GROSS
                                   AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                      COST       GAINS      LOSSES      VALUE
                                      ----       -----      ------     ------
Fixed maturity securities:
Government securities            $  3,346,148    93,202      (235)  3,439,115
Corporate securities               11,414,545   664,832   (23,233) 12,056,144
Asset-backed securities             3,752,505   148,954      (811)  3,900,648
Mortgage-backed securities          9,506,422   943,258   (30,509) 10,419,171
                                   28,019,620 1,850,246   (54,788) 29,815,078
                                  -------------------------------------------
Equity securities                $    247,856        --  (188,177)     59,679
                                  -------------------------------------------
                                  $28,267,476 1,850,246  (242,965) 29,874,757


A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                                          1995           1994
                                                          ----           ----
Proceeds on sales                                  $3,297,458      1,785,507
                                                   ==========================
Gross realized gains on sales                      $  149,889         19,044
Gross realized losses on sales                        (43,226)       (27,796)
                                                   --------------------------
Net realized gains (losses) on sales                  106,663         (8,752)
Realized gains on transactions other than sales         3,475             62
                                                   --------------------------
Net realized gains (losses)                         $ 110,138         (8,690)
                                                    ==========================

As of December 31, 1995, 100% of the Company's fixed maturity securities were rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

MORTGAGE LOANS

The weighted average interest rate of mortgage loans held as of December 31, 1995 and 1994 was 9.8% and 9.7%, respectively.

The distribution of principal balances on mortgage loans held as of December 31, 1995 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                                    PRINCIPAL
                                                                     BALANCE
                                                                    ---------
Maturing in one year or less                                       $  175,610
Maturing after one year through five years                            918,448
Maturing after five years through ten years                           171,441
                                                                   ----------
                                                                   $1,265,499
                                                                   ==========

The distribution of mortgage loans by class of loan and geographic distribution follows:

                                                                   PRINCIPAL
                                                                    BALANCE
                                                                   ----------
Commercial loans:
  Texas                                                            $  958,706
  Louisiana                                                           131,556
                                                                   ----------
                                                                   $1,090,262
                                                                   ==========
Residential loans:
  Texas                                                            $  133,147
  Louisiana                                                            42,090
                                                                   ----------
                                                                   $  175,237
                                                                   ==========

INVESTMENT INCOME

A summary of net investment income follows:

                                                          1995           1994
                                                          ----           ----
Interest on fixed maturities                       $1,249,118      1,133,913
Interest on mortgage loans                             89,397        312,219
Interest on policy loans                               44,721         37,574
Interest on cash and short-term investments           114,375        221,800
Real estate income                                     40,600          7,554
Dividends on equity securities                          5,632          4,462
Miscellaneous investment income                        42,943         83,192
                                                   -------------------------
                                                    1,586,786      1,800,714
Investment expense                                   (289,425)      (114,195)
                                                   -------------------------
                                                   $1,297,361      1,686,519
                                                   =========================

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


UNREALIZED INVESTMENT GAINS (LOSSES)

The change between cost and fair value for fixed maturity and equity securities, net of taxes, follows:

                                               FIXED     EQUITY
                                          MATURITIES SECURITIES       TOTAL
                                          ---------- ----------       -----
Balance, January 1, 1994                $   211,267   (184,581)       26,686
Change during the year                   (1,080,197)   (21,198)   (1,101,395)
                                         -----------------------------------
Balance, December 31, 1994                 (868,930)  (205,779)   (1,074,709)
Change during the year                    2,158,157     28,279     2,186,436
                                         -----------------------------------
Balance, December 31, 1995              $ 1,289,227   (177,500)    1,111,727
                                         ===================================

NET REALIZED INVESTMENT GAINS

A summary of net realized investment gains follows:

                                                           1995          1994
                                                           ----          ----
Fixed maturities                                       $110,138       (8,690)
Equity securities (including investment
 in subsidiaries)                                        59,865           --
Mortgage loans                                               --    1,450,000
Real estate                                                  --      (80,000)
                                                       ----------------------
                                                       $170,003    1,361,310
                                                       ======================

OTHER INVESTMENT DISCLOSURES

At December 31, 1995, bonds with a fair value of $5,386,146 and a $25,000 certificate of deposit were on deposit with various regulatory authorities.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 1995 were as follows:

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   BALANCE
                                              SHEET AMOUNT           CATEGORY
                                              ------------           --------
Home office building and property               $1,505,325        Real estate
EQCC Home Equity                                 1,429,025     Fixed maturity
Standard Credit Card                             1,165,686     Fixed maturity
BankAmerica Corporation                            982,435     Fixed maturity
Ford Motor Credit Corporation                      891,905     Fixed maturity
Goldman Sachs                                      831,280     Fixed maturity
Commercial Credit Corporation                      670,747     Fixed maturity


4.  FAIR VALUES

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:

                                               Carrying Amount     Fair Value
                                               ---------------     ----------
Assets:
Fixed maturities                                   $29,815,078     29,815,078
Equity securities                                       59,678         59,678
Mortgage loans                                       1,265,499      1,235,658
Policy loans                                         6,634,336      6,634,336
Short-term investments                               1,710,747      1,710,747
Liabilities:
Note payable                                         1,312,500      1,312,500

Estimated market values of publicly-traded fixed maturity and equity securities are as reported by an independent pricing service. Estimated market values of fixed maturity securities not actively traded in a liquid market are estimated using a third party pricing system, which uses a matrix calculation assuming a spread over U.S. Treasury bonds.

Fair values of mortgage loans are estimated by discounting expected cash flows, using market interest rates currently being offered for similar loans.

Policy loans have no stated maturity dates and are a part of the related insurance contracts. Accordingly, it is not practicable for the Company to estimate a fair value for them.

For short-term investments, the carrying amount is a reasonable estimate of fair value.

In that the note payable is a floating rate instrument, the principal balance is a reasonable estimate of the note's fair value.

5.  NOTES PAYABLE

In connection with American Capitol's purchase of Family, American Capitol issued a $5,000,000 surplus debenture. The debenture was a balloon note maturing on January 4, 1995, bearing interest at the rate of 7.5%. The debenture was payable only out of the statutory equity of American Capitol in excess of $2,000,000. Acap guaranteed American Capitol's performance under the debenture by pledging the common stock of American Capitol owned by Acap as security. The debenture was repaid in full on January 31, 1995.

At December 31, 1994, Family had a $3.3 million balloon note payable bearing 6% interest maturing January 4, 1995. The note was repaid in full on January 31, 1995.

As a source of funds to repay the $5 million surplus debenture issued in connection with the acquisition of Family, on January 31, 1995 the Company borrowed $1.5 million from Central National Bank of Waco, Texas. The note is renewable by the bank each April 30 until fully repaid. The note bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the note of $62,500 (a six year amortization) are due quarterly beginning April 30, 1995. The note is secured by the Company's pledge of all the outstanding shares of Acap's subsidiary, American Capitol. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

6. COMMITMENTS AND CONTINGENCIES

LEASES

The Company acquired its home office building on September 28, 1994, and has had no material leases since that date. Rent expense was $10,020 for 1995 and $85,578 for 1994.

REINSURANCE

The Company accounts for reinsurance in accordance with Statement of Financial Accounting Standards No. 113. In accounting for reinsurance, amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

At December 31, 1995, reinsurance receivables with a carrying value of $29.8 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1994, Crown had assets in excess of $7 billion and stockholders' equity of approximately $0.4 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1995, reinsurance receivables with a carrying value of $4.2 million were associated with Alabama Reassurance Company ("Alabama Re"). The Alabama Re reinsurance receivables are secured by trust accounts containing letters of credit totalling $6.6 million granted in favor of the applicable insurance subsidiary of the Company.

The Crown and Alabama Re reinsurance treaties are representative of a key use of reinsurance by the Company. Immediately following the purchase of a block of life insurance policies through the Company's acquisition program, the Company may reinsure all or a portion of the acquired policies. By doing so, the Company seeks to recover all or a portion of the purchase price of the acquired policies and transfer the risks associated with the policies to the reinsurer. The Company retains the administration of the reinsured policies and seeks to profit from the compensation the Company receives from the reinsurer for such policy administration. The Company is entitled, but not obligated, to recapture the policies at a price determined by a formula in the reinsurance treaty.

With regard to the policies not 100% reinsured with Crown or Alabama Re, the purpose of reinsurance is to limit the Company's exposure to loss on any single insured. The Company reinsures the portion of risks in excess of a maximum of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Other than its exposure to Crown and Alabama Re as discussed above, management does not believe the Company has significant concentrations of credit risk related to reinsurance, or otherwise.

The effect of reinsurance on premiums and benefits follows:


                                                      YEARS ENDED DECEMBER 31,
                                                        1995           1994
                                                  --------------------------
Direct premiums                                  $  7,884,105      6,197,219
Reinsurance assumed                                     3,655        132,883
Reinsurance ceded                                  (6,305,896)    (5,224,900)
                                                  --------------------------
Net premiums                                     $  1,581,864      1,105,202
                                                  ===========================

Direct policy benefits                          $   5,059,540      7,026,411
Reinsurance assumed                                       (26)        16,328
Reinsurance ceded                                  (3,213,215)    (5,717,353)
                                                   ----------------------------
Net policy benefits                             $   1,846,299      1,325,386
                                                   =============================

LITIGATION

Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's financial position.

7. SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS

Cash payments for interest expense for the years ended December 31, 1995 and 1994 were $418,876 and $0, respectively. Cash payments of $1,017,013 and $744,291 for federal income taxes were made during the years ended December 31, 1995 and 1994, respectively.

The reinsurance agreement entered into by the Company in 1994 with an unaffiliated reinsurer covering 20% of each of Family's life policies was a non-cash transaction. Family transferred assets of $379,069 and liabilities of $1,012,390 and recognized a deferred gain on reinsurance of $633,321 to be amortized over the life of the policies. On January 4, 1995, Family increased the amount of reinsurance on each of its life policies from 20% to 100%. The increase in the reinsurance percentage on the Family policies and a reinsurance agreement entered into by the Company with an unaffiliated reinsurer covering 100% of each of the life policies acquired with Oakley were non-cash transactions. In connection with those transactions, the Company transferred assets of $2,020,065 and liabilities of $3,259,418 and recognized a deferred gain on reinsurance of $1,239,353 to be amortized over the life of the policies.

In connection with the acquisition of Family in 1994, a $5,000,000 surplus debenture was issued to the seller, which was a non-cash transaction.

In 1994, the Company reacquired its home office property in partial satisfaction of the mortgage loan outstanding on the property, which was a non-cash transaction.

The following reflects assets acquired and liabilities assumed relative to the acquisitions by the Company of three life insurance companies in 1994 and one life insurance company in 1995, and the consideration given and the net cash flow relative to such acquisitions.

                                                          1995           1994
                                                          ----           ----
Assets of acquired subsidiaries                   $ 4,393,403     28,504,392
Liabilities of acquired subsidiaries               (1,833,887)   (20,763,913)
Excess of cost over net assets acquired                    --        316,074
                                                  ---------------------------
Cost of acquisition                               $ 2,559,516      8,056,553

Cash paid for acquisitions                        $ 2,559,516      3,056,553
Surplus debenture issued                                   --      5,000,000
Cost of acquisition                               $ 2,559,516      8,056,553
                                                  ===========================
Net cash from acquisitions:
Cash of acquired companies                        $   607,216      3,620,908
Cash paid for acquisitions                         (2,559,516)    (3,056,553)
                                                  ---------------------------
Net cash provided from (used by) acquisitions     $(1,952,300)       564,355
                                                  ===========================

8. FEDERAL INCOME TAXES

Acap and American Capitol file a consolidated federal income tax return.
The other subsidiaries of the Company file separate federal income tax returns. At December 31, 1995, Acap has a remaining tax net operating loss carryover of approximately $1,100,000 that will expire during the years 2001 through 2008 if not previously utilized. At December 31, 1995, the Company had alternative minimum tax carryforwards of approximately $349,000 that are available for an indefinite period to reduce future regular federal income taxes and tax capital loss carryforwards of approximately $139,000 that will expire in the year 2000 if not previously utilized.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus account that, at December 31, 1995, had a balance of approximately $4,600,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense for the years 1995 and 1994 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                                          1995           1994
                                                          ----           ----
Federal income tax expense at statutory rate       $  170,123        740,764
Small life insurance company special deduction       (596,918)      (336,989)
Change in valuation allowance                         616,489)       (73,043)
Tax underpayment (refund)                              15,084        (57,519)
Other, net                                             18,551        187,132
                                                    -------------------------
Total federal income tax expense                   $  223,329        460,345
                                                    =========================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are as follows:

Deferred Tax Assets:
Allowance for investment losses                                     $137,525
Deferred gain on reinsurance                                         809,928
Net operating loss carryforwards                                     387,512
Alternative minimum tax credit carryforwards                         118,753
Other                                                                112,319
                                                                    ---------
Total gross deferred tax assets                                    1,566,037
Less:  Valuation allowance                                        (1,549,232)
                                                                   ----------
Deferred tax assets                                                   16,805
                                                                   ----------
Deferred Tax Liabilities:
Net unrealized gains on available-for-sale securities                505,497
Deferred policy acquisition costs                                    460,396
Policy reserves and policy funds                                   1,078,584
Other                                                                 12,682
                                                                  -----------
Deferred tax liabilities                                           2,057,159
                                                                  -----------
Net deferred tax liability                                       ($2,040,354)
                                                                  ===========

A valuation allowance of $1,549,232 was established at December 31, 1995 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 1995 and 1994 was an increase of $429,666 and a decrease of $73,043, respectively. Management believes that it is more likely than not that the net deferred tax asset is recoverable.

9. AMERICAN CAPITOL KEY EMPLOYEE STOCK OPTION PLAN

On July 18, 1988, the Board of Directors of American Capitol approved a Key Employee Stock Option Plan ("the Plan"). Under the terms of the non-qualified Plan, the Compensation Committee of the Board of Directors of American Capitol is authorized to grant stock options to any employee the Compensation Committee determines is a key employee. The stock options may only be granted on shares of common stock of Acap or Fortune owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date the options were granted. The options generally expire 20% annually over a five year period and are exercisable immediately upon grant.

Stock options granted for Acap Corporation common stock are summarized as follows:

                                                            NUMBER OF SHARES
                                                            ----------------
                                    OPTION PRICE          1995           1994
                                    ------------          ----           ----
Outstanding at January 1     $131 1/4 - $187 1/2           102            102
Cancelled during the year               $131 1/4           (34)            --
                                                          -------------------
Outstanding at December 31              $187 1/2            68            102
                                                          ===================
Available for future grant                                 173            139
                                                          ===================

Stock options granted for Fortune common stock are summarized as follows:

                                                            NUMBER OF SHARES
                                                            ----------------
                                    OPTION PRICE          1995           1994
                                    ------------          ----           ----
Outstanding at January 1           $11/32 - $3/8       35,000          35,000
Cancelled during the year                   $3/8      (10,000)             --
                                                      -----------------------
Outstanding at December 31                $11/32       25,000          35,000
                                                      =======================
Available for future grant                             46,571          36,571
                                                      =======================

10. CAPITAL STOCK

Acap has two classes of capital stock: preferred stock ($.10 par value, authorized 80,000 shares), which may be issued in series with such dividend, liquidation, redemption, conversion, voting, and other rights as the Board of Directors may determine, and common stock ($.10 par value, authorized 10,000 shares), the "Common Stock." The only series of preferred stock outstanding is the Cumulative Exchangeable Preferred Stock, Series A, $2.50 (Adjustable), the "Series A Preferred Stock."

SERIES A PREFERRED STOCK

There are 74,000 shares of Series A Preferred Stock authorized, issued and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is non-voting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A

Preferred Stock may elect two directors to Acap's Board of Directors. The shares of Series A Preferred Stock, valued for such purposes at $27.50 per share, are exchangeable at the option of the holders into shares of common stock of Fortune at the price of $2.50 per share of Fortune common stock.
Under an exchange agreement between Acap and Fortune, Fortune is obligated to provide Acap with such shares of Fortune common stock as are necessary for Acap to meet its obligation under the Series A Preferred Stock. In addition, the exchange agreement provides for payment by Acap to Fortune for the Fortune common stock to consist of shares of the Common Stock of equal value to the Fortune common stock received. Therefore, exercise of the exchange right under the Series A Preferred Stock will have the same effect upon the stockholders' equity of Acap as a direct conversion of Series A Preferred Stock into Common Stock. There was no activity related to the Series A Preferred Stock for the two years ended December 31, 1995 other than payments of dividends.

COMMON STOCK

On March 21, 1994, the Company decreased the number of authorized shares of the Common Stock from 3,300,000 shares to 10,000 shares. There was no other activity related to the Common Stock for the two years ended December 31, 1995.

11.  SUBSEQUENT EVENTS

Fortune expects to adopt a plan of dissolution and liquidation at its annual stockholder meeting on May 6, 1996. Except for a small amount of cash, Fortune's assets consist solely of 5,421 shares of Acap's common stock. Upon liquidation, Fortune's stockholders are entitled to receive their pro rata portion of the 5,421 shares of Acap's common stock owned by Fortune.

Under the plan, no fractional shares of Acap's common stock will be issued. Fortune's stockholders have the option of selling their "odd lot" shares of Fortune common stock to Acap or buying from Acap enough Fortune common stock to round up their holdings.

Acap has entered into an agreement with Fortune to pay for Fortune's operating expenses through the expiration of the plan of dissolution and liquidation of Fortune (estimated to be $19,350). In exchange for its services, Acap will receive 55,323 shares of Fortune common stock. The Company will account for its own common stock received as a part of the liquidating distribution as treasury shares. The estimated result of this accounting treatment will be a decrease in the Company's stockholders' equity of approximately $144,784 and a decrease in the number of shares of Company common stock outstanding from 8,516 to approximately 7,570. Due to a higher proportional decrease in common shares outstanding as compared to stockholders' equity, the Company's book value per common share is estimated to increase from $518.01 to $563.62 (based on December 31, 1995 amounts). The foregoing figures assume that no Fortune stockholders elect to round up odd lot shares and Acap is required to purchase all of the odd lot shares.

Fortune's liquidation will not result in a change in the management, directors, or the ultimate control of Acap.

ACAP CORPORATION
INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Acap Corporation

We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for the Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for the Impairment of a Loan:
Income Recognition and Disclosures," in 1994.



KPMG Peat Marwick LLP


Houston, Texas
March 25, 1996

ACAP CORPORATION
STOCKHOLDER INFORMATION

MARKET INFORMATION

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                               1995                   1994
                                          High       Low      High        Low
                                          ----       ---      ----        ---
First quarter                             $125       100       205        135

Second quarter                             135       100       125        100

Third quarter                              135       135       225        100

Fourth quarter                             180       135       125        100


The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail mark-ups and mark-downs or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

HOLDERS

The approximate number of holders of record of Acap's common stock as of March 22, 1996 was 610.

DIVIDENDS

Acap declared no common stock dividends in 1995 or 1994. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 1996.

FORM 10-KSB

Stockholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission by writing to Lana S. Vaughn, Stockholder Services, Acap Corporation, 10555 Richmond Avenue, Houston, TX 77042.

TRANSFER AGENT

The registrar and transfer agent for the Company's common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004. For a change of name or address, or to replace lost stock certificates, write to Continental at the address above or call (212) 509-4000.

ACAP CORPORATION
STOCKHOLDER INFORMATION


INVESTOR RELATIONS

Requests for information should be directed by mail to Lana S. Vaughn, Stockholder Services, Acap Corporation, 10555 Richmond Avenue, Houston, TX 77042 or by calling (713) 974-2242.

INDEPENDENT AUDITORS

The Company's financial statements for the year 1995 were audited by the independent accounting firm of KPMG Peat Marwick LLP, 700 Louisiana, Houston, TX 77002.

ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting of Stockholders which will be held on Monday, May 6, 1996 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.

ACAP CORPORATION

DIRECTORS AND OFFICERS

Board of Directors of Acap

R. Wellington Daniels
Investor; Retired Director of National Accounts, American Cyanamid

William F. Guest
Chairman of the Board and President, Acap Corporation

C. Stratton Hill, Jr., M.D.
Physician

OFFICERS OF ACAP

William F. Guest
Chairman of the Board and President

John D. Cornett
Executive Vice President and Treasurer

Paul L. Clancy
Secretary

H. Kathleen Musselwhite
Assistant Treasurer

OFFICERS OF AMERICAN CAPITOL

William F. Guest
Chairman of the Board

John D. Cornett
President

Paul L. Clancy
Executive Vice President and Secretary

H. Kathleen Musselwhite
Treasurer and Controller

Carolyn M. Rawlins
Assistant Secretary

Linda G. Stark
Assistant Vice President

C. Stratton Hill, Jr., M.D.
Medical Director

                                 ACAP CORPORATION

                   10555 Richmond Avenue   Houston, Texas 77042