Form 10KSB, Exhibit 13
period 1996-12-31
ACAP CORP
filed 1997-03-27
CIK 792468

ACAP CORPORATION



          CONTENTS   President's Report  . . . . . . . . . . . . . . .  1

                     Management's Financial Analysis . . . . . . . . .  3

                     Consolidated Balance Sheet  . . . . . . . .  . . . 9

                     Consolidated Statements of Operations . . . . . . 10

                     Consolidated Statements of Stockholders' Equity . 11

                     Consolidated Statements of Cash Flows . . . . . . 12

                     Notes to Consolidated Financial Statements  . . . 13

                     Independent Auditors' Report  . . . . . . . . . . 29

                     Stockholder Information . . . . . . . . . . . . . 30

                     Directors and Officers  . . . . . . . . . . . . . 31

                        PRESIDENT'S REPORT

          CORPORATE     Acap Corporation is a life insurance holding
          PROFILE       company that focuses on the acquisition of
                        existing life insurance policies, either through direct purchase or the acquisition of life insurance companies. Adjuncts to the acquisition-oriented growth strategy include using financial leverage and reinsurance to make more acquisitions and to maximize the return to stockholders, consolidating and streamlining the operations of acquired businesses, concentrating on a limited number of lines of business and providing superior customer service to improve policy retention.

                        Acap was formed in 1985. Acap's life insurance operations are conducted through its wholly-owned life insurance subsidiaries. All operations are conducted from the corporate headquarters in Houston, Texas. Acap's common stock is quoted on the NASD Electronic Bulletin Board under the symbol AKAP.

          CORPORATE     The Company, through its subsidiary, American
          DEVELOPMENTS  Capitol Insurance Company ("American Capitol"),
                        reinsured all of the policies in force of World
                        Service Life Insurance Company of America ("World
                        Service") on a 93.6% coinsurance basis effective
                        June 1, 1996. American Capitol retroceded all of the World Service policies in force at June 1, 1996 to a reinsurer, effective June 30, 1996.
                        American Capitol retains the coinsurance on all policies issued by World Service subsequent to June 1, 1996.

                        American Capitol also entered contracts, effective June 1, 1996, to provide specified administrative functions for the 18,000 World Service policies as well as approximately 8,000 policies owned by World Service's subsidiary, South Texas Bankers Life Insurance Company ("South Texas"), and the preneed funeral contracts associated with the South Texas policies. These transactions brought the total number of policies administered by the Company to approximately 105,000.

                        Fortune National Corporation ("Fortune"), formerly the owner of 63.7% of the Company's outstanding common stock, adopted a plan of dissolution and liquidation at its annual stockholder meeting on August 26, 1996. On August 26, 1996, Fortune had no assets other than its holding of the Company's common stock. Under the plan, no fractional shares of the Company's common stock were issued. Fortune stockholders who did not buy from the Company enough Fortune common stock to round up their holdings elected to sell their "odd lot" shares of Fortune common stock to the Company. As a result of the Company's purchase of the "odd

                        PRESIDENT'S REPORT

                        lot" shares and the conversion of the Company's holding of Fortune common stock into Company common stock, the Company added $320,566 to treasury stock, reducing the number of outstanding shares of Company common stock to approximately 7,603.

                        During 1996, the Company sold the corporate
                        "shell" of one life insurance subsidiary, realizing a pre-tax gain of $50,000, and liquidated the corporate "shell" of another life insurance subsidiary. As of December 31, 1996, the Company had reduced the number of subsidiaries to three, two life insurance companies and a preneed funeral contract marketing company, from a high of six subsidiaries in 1995.

          RESULTS OF    The Company's net income for 1996 of $658,267, or
          OPERATIONS    $56.79 per common share, compares to net income
                        for 1995 of $277,033, or $9.04 per common share.
                        The 1996 net income includes $275,525 in net realized investment gains, whereas the 1995 net income included $170,003 in net realized investment gains. Excluding net realized investment gains, pre-tax operating income for the year 1996 was $385,727, compared to pre-tax operating income in 1995 of $330,359. The Company was able to increase revenues during 1996 without a corresponding increase in general expenses.
                        Also, 1995's operating income had been adversely affected by unusual mortality experience.

                        A more complete analysis of the results of operations is included in the Management's Financial
                        Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance and its prospects.

          OUTLOOK The Company faces a number of challenges in 1997 as it attempts to build upon the results of 1996. Competition for life insurance acquisition candidates remains intense, with many competitors having resources much greater than the Company's. Also, while the Company has benefitted from a relatively low inflation environment in recent years, the Company has already experienced wage inflation during 1997 due to Houston's tight job market.

                        We have the staff and experience to meet the challenges of our business plan. In keeping with that plan, we continue to search for and evaluate acquisition candidates.

                        William F. Guest, President
                        April 7, 1997

                        ACAP CORPORATION
                        MANAGMENT'S FINANCIAL ANALYSIS

          SIGNIFICANT   World Service Transaction
          TRANSACTIONS
                        Effective June 1, 1996, American Capitol Insurance
                        Company ("American Capitol"), a wholly-owned subsidiary of Acap Corporation, reinsured 93.6% of all of the policies of World Service Life
                        Insurance Company of America ("World Service") pursuant to a coinsurance agreement (the
                        "Coinsurance Agreement").  American Capitol paid
                        World Service an initial ceding commission of approximately $1.7 million. The assets transferred to American Capitol were approximately
                        $19.4 million in cash, approximately $1.9 million of mortgage loans and other assets of approximately $.1 million.

                        Contemporaneous with the signing of the
                        Coinsurance Agreement, the parties executed an administrative agreement (the "Administration Agreement") whereby American Capitol agreed to provide specified administrative functions for the 18,000 World Service policies as well as approximately 8,000 policies owned by World Service's subsidiary, South Texas Bankers Life Insurance Company ("South Texas"), and the preneed funeral contracts associated with the South Texas policies. These transactions brought the total number of policies administered by the Company to approximately 105,000.

                        Effective June 30, 1996, American Capitol retroceded all of the World Service policies in force at June 1, 1996 on a 100% coinsurance basis by amending an existing reinsurance agreement (the "Crown Agreement") with an unaffiliated reinsurer. American Capitol retains the coinsurance on all policies issued by World Service subsequent to June 1, 1996. American Capitol also retains the administration of the policies, for which it receives an expense allowance from the reinsurer. An experience refund formula in the Crown Agreement returns to American Capitol 50% of the profits generated by the reinsured policies above a specified threshold. Also, at American Capitol's option, the reinsured policies may be recaptured at a price determined by the experience formula. This transaction, at June 30, 1996, increased reinsurance receivables by approximately $24.2 million to a carrying value of $51.3 million that were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1995, Crown had assets in excess of $7 billion and stockholders' equity of approximately $0.4 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization.

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        Fortune Liquidation

                        Fortune National Corporation ("Fortune"), formerly the owner of 63.7% of the Company's outstanding common stock, adopted a plan of dissolution and liquidation at its annual stockholder meeting on August 26, 1996. On August 26, 1996, Fortune had no assets other than its holding of the Company's common stock. Under the plan, no fractional shares of the Company's common stock were issued. Fortune stockholders who did not buy from the Company enough Fortune common stock to round up their holdings elected to sell their "odd lot" shares of Fortune common stock to the Company. As a result of the Company's purchase of the "odd lot" shares and the conversion of the Company's holding of Fortune common stock into Company common stock, the Company added $320,566 to treasury stock, reducing the number of outstanding shares of Company common stock to 7,603.

                        Land Sale

                        On September 10, 1996, American Capitol sold
                        50,000 square feet of undeveloped land to an unaffiliated third party (the "Land Sale"). The Company realized a pre-tax capital gain of $222,025 on the Land Sale.

                        "Shell" Sale and Liquidation

                        During 1996, the Company sold the corporate
                        "shell" of one life insurance subsidiary (the "Shell Sale"), realizing a pre-tax gain of $50,000, and liquidated the corporate "shell" of another life insurance subsidiary. As of December 31, 1996, the Company had reduced the number of subsidiaries to three, two life insurance companies and a preneed funeral contract marketing company, from a high of six subsidiaries in 1995.

          RESULTS OF    Premiums and other considerations were 62% higher
          OPERATIONS    during 1996 in comparison to 1995.  The Company
                        received approximately $1.2 million in premiums during 1996 from the World Service transaction discussed under "Significant Transactions" above.
                        All of the premiums reinsured as a result of the World Service transaction for the month of June
                        1996, approximately $400,000, were retained by American Capitol. Further, under the Coinsurance
                        Agreement, American Capitol reinsures 93.6% of all new business produced by World Service. This new business is not reinsured under the Crown
                        Agreement, and is therefore reflected in the Company's financial statements. The volume of World Service's new business has been declining

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        and it is uncertain how long or to what degree World Service will continue to support new business production.

                        Premiums for 1995 included approximately $500,000 in single premiums related to the conversion of three trust-funded prepaid funeral service plans to an insurance-funded plan. Excluding these conversions, premiums from the Company's marketing of final expense life insurance and insurance-funded prepaid funeral service contracts has risen from approximately $400,000 during 1995 to approximately $700,000 during 1996.

                        Net investment income was essentially unchanged for 1996 in comparison to 1995. Investment income before investment expenses increased in 1996 in comparison to 1995 as a result of the larger asset base in 1996. However, increased investment expenses in 1996, including a $72,000 non-recurring item, largely offset the increase in investment income.

                        Realized investment gains were $275,525 for 1996 in comparison to $170,003 for 1995. The realized investment gains for 1996 are almost exclusively related to the Land Sale and the Shell Sale discussed under "Significant Transactions" above. The realized investment gains for 1995 were the result of (1) the sale of a "shell" subsidiary and
                        (2) the restructuring of the bond portfolio of a subsidiary.

                        A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies. The expense allowance for 1996 was essentially unchanged from 1995. The additional expense allowance from the amendment to the Crown Agreement to add the policies American Capitol coinsures from World Service largely offset the decline in the reinsurance expense allowance due to normal policy attrition of the reinsured policies.

                        The deferred gain on reinsurance is being amortized based upon the amount of insurance in force under the reinsurance treaties to which the deferred gain relates. During the first half of 1995, the reinsured polices experienced an unusually high level of terminations. This resulted in a higher than expected amortization of the deferred gain during that period. Consequently, the amortization of the deferred gain on reinsurance was $79,373 (29%) lower during 1996 in comparison to 1995.

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        As a result of the factors noted above, total revenue was 18% higher during 1996 than during 1995. When used below, "total revenue" excludes realized investment gains.

                        Death benefits were 27% of premiums and other considerations during 1996 in comparison to 39% of premiums and other considerations during 1995. American Capitol had experienced an unusually high level of mortality experience in 1995, whereas 1996's mortality experience was in line with expected levels.

                        Other benefits were comparable between 1996 and 1995, with other benefits running 76% of premiums and other considerations during 1996 in comparison to 78% of premiums and other considerations during 1995.

                        Total expenses (i.e., total benefits and expenses less total policy benefits) were 50% of total revenue for 1996 in comparison to 58% of total revenue for 1995. As a result of economies of scale and stringent expense controls, the Company was able to significantly increase revenues through the World Service / South Texas transactions without a corresponding increase in total expenses.

                        Total expenses for 1996 include approximately $59,000 in finder's fees related to the World Service transaction and a $40,000 charge related to the settlement of a long-standing agent commission dispute. Total expenses for 1995 include approximately $72,000 in non-recurring actuarial charges related to consultations on the Company's acquisition program and approximately $35,000 in expense related to the settlement of a policy dispute.

                        As a result of a 1995 transaction that increased the reinsurance from 20% to 100% on each of the life policies in force in a life insurance subsidiary acquired August 31, 1994, the Company incurred current (in 1995) federal income taxes of approximately $885,000. Partially offsetting the increase in the current federal income tax expense, the reinsurance transaction resulted in a deferred federal income tax benefit. These items are the majority of the difference in federal income tax expense between 1995 and 1996.

          LIQUIDITY     Liquidity of Insurance Subsidiaries
          AND
          CAPITAL       Acap's insurance subsidiaries have a significant
          RESOURCES     portion of their assets invested in debt

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        instruments, short-term investments, or other marketable securities. Although there is no present need or intent to dispose of such investments, the insurance subsidiaries could liquidate portions of the investments should the need arise. These assets should be sufficient to meet the insurance subsidiaries' anticipated long-term and short-term liquidity needs.

                        As of December 31, 1996, 99.7% of the insurance subsidiaries' portfolios of publicly-traded bonds are invested in securities that are rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investment in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available for sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

                        A significant portion (34%) of the Company's bond portfolio is invested in mortgage-backed securities, with 95% of such mortgage-backed securities classified as collateralized mortgage obligations and 5% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        quality and expected maturity to compensate for this greater amount of cash flow risk. Due to the underlying structure of the individual securities, the majority of mortgage-backed securities in the Company's investment portfolio have relatively low cash flow variability.

                        The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (54%), Z (19%) and sequential (26%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches in a deal, as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

                        Under an accounting standard adopted in 1993, the Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of increasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities decreased $512,422 during 1996, following a $2,186,436 increase during 1995. The accounting standard does not permit the Company to restate its liabilities for changes in interest rates.

                        As of December 31, 1996, American Capitol held 32 mortgage loans as investments. American Capitol's investment policy generally prohibits making new investments in mortgage loans, except in connection with the sale of Company-owned real estate. However, American Capitol acquired approximately $1.9 million in mortgage loans from World Service during 1996 in connection with the Coinsurance Agreement. All of the mortgage loans acquired from World Service are personally guaranteed by the owner of World Service. The average principal balance of American Capitol's mortgage loans at December 31, 1996 was $86,276

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        and the weighted average maturity was 9 years. Mortgage loans on Tennessee properties represent 41% of the mortgage loan balances at December 31, 1996, Texas properties 33%, Alabama properties 17%, with Louisiana, Florida and Kentucky properties representing the remainder of the mortgage loan balances. Commercial mortgages represent 55% of the mortgage loan balances at December 31, 1996 with residential mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly-traded securities.

                        At December 31, 1996, the only real estate owned by American Capitol is the home office property, with a book value of $1,433,942.

                        Liquidity of the Parent Company

                        On January 31, 1995, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. The note is renewable each April 30 until fully repaid. The note bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the note are due quarterly. The note is secured by a pledge of all the outstanding shares of American Capitol. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan. The principal payments on the bank loan are matched by the principal payments on a surplus debenture issued by American Capitol to Acap.

                        Going forward, the primary sources of funds for Acap are payments on the surplus debenture from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 1996, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $500,000. Payments on the surplus debenture may only be made to the extent statutory capital and surplus exceeds $2 million. At
                        December 31, 1996, American Capitol's statutory capital and surplus was $3,160,508.

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under generally accepted accounting principles.

          REINSURANCE   Reinsurance plays a significant role in the
                        Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At
                        December 31, 1996, reinsurance receivables with a carrying value of $51.3 million were associated with a single reinsurer, Crown Life Insurance
                        Company ("Crown"). At December 31, 1995, Crown had assets in excess of $7 billion and stockholders' equity of approximately $0.4 billion. Crown is rated "Excellent" by A.M. Best
                        Company, an insurance company rating organization.
                        At December 31, 1996, reinsurance receivables with a carrying value of $3.5 million were associated with Alabama Reassurance Company ("Alabama Re").
                        The Alabama Re reinsurance receivables are secured by a trust account containing a $6.2 million letter of credit granted in favor of an insurance subsidiary of the Company.

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

          ACCOUNTING    In March 1995, the Financial Accounting Standards
          STANDARDS     Board ("FASB") issued Statement of Financial
                        Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No.
                        121, which must be adopted by fiscal years beginning after December 15, 1995, establishes

                        ACAP CORPORATION
                        MANAGEMENT'S FINANCIAL ANALYSIS

                        accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company adopted SFAS No. 121 in 1996. In connection with the review of goodwill required by SFAS No. 121, management determined that, due to changes in market conditions, the remaining amortization period of a significant portion of the goodwill should be reduced from 33 years to 10 years. This change resulted in additional amortization of $135,568 during 1996.

                        In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. During 1996, the Company elected to continue to account for employee stock compensation plans under the current accounting standards. The Company currently has only immaterial stock options outstanding.

          SUBSEQUENT    On January 31, 1997, World Service assumed all of
          EVENT         the policies of South Texas, with a retroactive
                        effective date of June 1, 1996. Under the terms of the Coinsurance Agreement, World Service's assumption of the South Texas policies automatically made the South Texas policies subject to the Coinsurance Agreement. American
                        Capitol paid World Service an initial ceding commission of approximately $100,000 related to the South Texas policies. In anticipation of the assumption by World Service and the resulting coinsurance to American Capitol, South Texas had transferred $6.8 million in assets to American
                        Capitol in 1996, which are reflected as a deposit in "Other Liabilities" in the Company's December
                        31, 1996 balance sheet. The assets were transferred to Crown in 1996 and are reflected in "Reinsurance Receivables" in the Company's
                        December 31, 1996 balance sheet.

              Acap Corporation
              Consolidated Balance Sheet                 December 31, 1996
    --------------------------------------------------------------------------
    ASSETS
      Investments:
        Fixed maturities available for sale
         (amortized cost $28,523,900). . . . . . . . . . .   $ 29,326,925
        Equity securities (cost $14,137)  . . . . . . . . .         3,575
        Mortgage loans  . . . . . . . . . . . . . . . . . .     2,760,835
        Real estate . . . . . . . . . . . . . . . . . . . .     1,433,942
        Policy loans  . . . . . . . . . . . . . . . . . . .     6,185,273
        Short-term investments  . . . . . . . . . . . . . .     1,669,416
                                                             --------------
           Total investments  . . . . . . . . . . . . . . .    41,379,966
      Cash  . . . . . . . . . . . . . . . . . . . . . . . .        36,353
      Accrued investment income . . . . . . . . . . . . . .       559,625
      Reinsurance receivables . . . . . . . . . . . . . . .    57,605,194
      Accounts receivable (less allowance for
         uncollectible accounts of $88,387)   . . . . . . .       132,189
      Deferred acquisition costs  . . . . . . . . . . . . .     1,664,153
      Property and equipment (less accumulated depreciation
         of $564,679) . . . . . . . . . . . . . . . . . . .       156,559
      Costs in excess of net assets of acquired business
         (less accumulated amortization of $712,464). . . .     1,961,310
      Other assets  . . . . . . . . . . . . . . . . . . . .       312,125
                                                            ---------------
                                                             $103,807,474
                                                            ===============
    --------------------------------------------------------------------------
    LIABILITIES
    Policy liabilities:
      Future policy benefits  . . . . . . . . . . . . . .    $ 82,737,870
      Contract claims . . . . . . . . . . . . . . . . . .         789,393
                                                             --------------
        Total policy liabilities . . . . . . . . . . . .       83,527,263
        Other policyholders' funds  . . . . . . . . . . . . .   1,859,304
        Other liabilities . . . . . . . . . . . . . . . . . .   7,423,707
        Deferred tax liability  . . . . . . . . . . . . . . .   1,629,597
        Note payable  . . . . . . . . . . . . . . . . . . . .   1,062,500
        Deferred gain on reinsurance  . . . . . . . . . . . .   2,410,238
                                                             --------------
           Total liabilities  . . . . . . . . . . . . . . .    97,912,609
    --------------------------------------------------------------------------
    STOCKHOLDERS' EQUITY
    Series A preferred stock, par value $.10 per share,
      authorized, issued and outstanding 74,000 shares
      (involuntary liquidation value $2,035,000) . . . . . . .  1,850,000
    Common stock, par value $.10 per share, authorized
      10,000 shares, issued 8,754 shares                              876
    Additional paid-in capital  . . . . . . . . . . . . .       6,259,189
    Accumulated deficit . . . . . . . . . . . . . . . . .      (2,388,086)
    Treasury stock, at cost, 1,151 common shares  . . . .        (426,419)
    Net unrealized investment gains, net of taxes of $203,357     599,305
                                                             ---------------
        Total stockholders' equity . . . . . . . . . . .        5,894,865
                                                             ---------------
                                                             $103,807,474
                                                             ===============
          See accompanying notes to consolidated financial statements.

              Acap Corporation
              Consolidated Statements of Operations

                                                     Years Ended December 31,
    --------------------------------------------------------------------------
                                                       1996         1995
    --------------------------------------------------------------------------
    REVENUES
    Premiums and other considerations . . . . .     $2,556,529    1,581,864
    Net investment income . . . . . . . . . . .      1,304,791    1,297,361
    Net realized investment gains   . . . . . .        275,525      170,003
    Reinsurance expense allowance . . . . . . .      1,884,578    1,897,257
    Amortization of deferred gain on reinsurance       198,933      278,306
    Other income  . . . . . . . . . . . . . . .         50,411       83,918
                                                    -----------------------
      Total revenues . . . . . . . . . . . . .       6,270,767    5,308,709
                                                    -----------------------
    -----------------------------------------------------------------------
    BENEFITS AND EXPENSES
    Death benefits  . . . . . . . . . . . . . .        685,537      612,125
    Other benefits  . . . . . . . . . . . . . .      1,943,758    1,234,174
    Commissions and general expenses  . . . . .      2,514,726    2,576,224
    Interest expense  . . . . . . . . . . . . .        110,930      165,929
    Amortization of costs in excess of net
       acquired business  . . . . . . . . . . .        239,662      104,095
    Amortization of deferred acquisition costs         114,902      115,800
                                                     -----------------------
       Total benefits and expenses  . . . . .        5,609,515    4,808,347
                                                     -----------------------
    ------------------------------------------------------------------------
    EARNINGS
    Income before federal income tax expense
       (benefit) . . . . .                             661,252      500,362
    Federal income tax expense (benefit):
       Current . . . . . . . . . . . . . . . . .       111,605    1,004,727
       Deferred  . . . . . . . . . . . . . . . .      (108,620)    (781,398)
                                                     -----------------------
    Net income  . . . . . . . . . . . . . . . .     $  658,267      277,033
                                                     =======================
    ------------------------------------------------------------------------
    EARNINGS PER SHARE
    Net income per common share . . . . . . . .     $    56.79         9.04
                                                    ========================
    ------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

              Acap Corporation
              Consolidated Statements of Stockholders' Equity

                                                     Years Ended December 31,
                                                             1996       1995
     -------------------------------------------------------------------------
     PREFERRED STOCK
       (Including Additional Paid-in Capital)  . . $   1,850,000   1,850,000
                                                   --------------------------
     ------------------------------------------------------------------------
     COMMON STOCK  . . . . . . . . . . . . . . . .           876         876
                                                   --------------------------
     ------------------------------------------------------------------------
     ADDITIONAL PAID-IN CAPITAL
       Balance, beginning of year  . . . . . . .       6,259,069   6,259,069

       Change during year  . . . . . . . . . . .             120        --
                                                   --------------------------
       Balance, end of year  . . . . . . . . . .       6,259,189   6,259,069
                                                   --------------------------
     ------------------------------------------------------------------------
     ACCUMULATED DEFICIT
        Balance, beginning of year  . . . . . . .     (2,854,416) (2,931,417)
        Net income  . . . . . . . . . . . . . . .        658,267     277,033
        Preferred stock cash dividends  . . . . .       (191,937)   (200,032)
                                                     ------------------------
        Balance, end of year  . . . . . . . . . .     (2,388,086) (2,854,416)
                                                     ------------------------
     ------------------------------------------------------------------------
     TREASURY STOCK
        Balance, beginning of year  . . . . . . .       (105,853)   (105,853)
        Change during year  . . . . . . . . . . .       (320,566)       --
                                                     ------------------------
        Balance, end of year  . . . . . . . . . .       (426,419)   (105,853)
                                                     ------------------------
     ------------------------------------------------------------------------
     NET UNREALIZED INVESTMENT GAINS (LOSSES)
        Balance, beginning of year  . . . . . . .       1,111,727 (1,074,709)
        Change during year  . . . . . . . . . . .        (512,422) 2,186,436
                                                     ------------------------
        Balance, end of year  . . . . . . . . . .         599,305  1,111,727
                                                     ------------------------
     ------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY  . . . . . . . .     $  5,894,865  6,261,403
                                                     ========================
     ------------------------------------------------------------------------
     See accompanying notes to consolidated financial statements.

              Acap Corporation
              Consolidated Statements of Cash Flows
                                                     Years Ended December 31,
   ----------------------------------------------------------------------------
                                                           1996        1995
    CASH FLOWS FROM OPERATING ACTIVITIES                   ----        ----
    Net income  . . . . . . . . . . . . . . . .       $    658,267    277,033
    Adjustments to reconcile net income to net
      cash provided by operating activities:
       Depreciation and amortization . . . . . .           325,998    190,600
       Amortization of deferred acquisition costs          114,902    115,800
       Amortization of deferred gain on reinsurance       (198,933)  (278,306)
       Premium and discount amortization . . . .            13,702    (33,640)
       Realized gains on investments . . . . . .          (275,525)  (170,003)
       Deferred federal income tax benefit . . .          (108,620)  (781,398)
       Decrease in reinsurance receivables   . .         1,851,696  1,411,458
       Decrease (increase) in accrued investment income   (333,623)    36,488
       Increase in accounts receivable . . . . .            (9,461)   (97,448)
       Decrease in other assets  . . . . . . . .             2,857    652,387
       Increase (decrease) in policy liabilities           551,695   (325,559)
       Increase (decrease) in other liabilities             54,637   (219,436)
                                                      ------------------------
         Net cash provided by operating activities       2,647,592    777,976
                                                   ------------------------
    CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of investments available
      for sale and principal repayments on
      mortgage loans . . . . . . .                       3,751,347  5,231,345
    Purchases of investments available for sale        (24,360,337)(8,011,380)
    Proceeds from sale of real estate . . . . .            338,845         --
    Net decrease in policy loans  . . . . . . .            536,707    318,167
    Net decrease (increase) in short-term investments     (626,365)11,422,323
    Proceeds from sale of subsidiary  . . . . .             50,000         --
    Purchase of subsidiaries  . . . . . . . . .                 -- (1,952,300)
    Proceeds from coinsurance agreement . . . .         19,371,962         --
    Purchases of property and equipment . . . .           (224,040)   (24,746)
                                                    --------------------------
    Net cash provided by (used in) investing
    activities  . . . . . . . . .                       (1,161,881) 6,983,409
                                                    --------------------------

    CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of note payable  . .                 --  1,500,000
    Principal payments on notes payable . . . .           (250,000)(8,487,500)
    Deposits on policy contracts  . . . . . . .          1,135,278  1,316,280
    Withdrawals from policy contracts . . . . .         (2,266,312)(2,151,240)
    Preferred dividends paid  . . . . . . . . .           (191,937)  (200,032)
                                                    --------------------------
      Net cash used in financing activities . .         (1,572,971)(8,022,492)
                                                    --------------------------
    Net decrease in cash  . . . . . . . . . . .            (87,260)  (261,107)
    Cash at beginning of year . . . . . . . . .            123,613    384,720
                                                    --------------------------
    Cash at end of year . . . . . . . . . . . .       $     36,353    123,613
                                                    ==========================

    See accompanying notes to consolidated financial statements.

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          1. SUMMARY       Principles of Consolidation and Nature of
             OF            Operations
             SIGNIFICANT
             ACCOUNTING    The consolidated financial statements of Acap
             POLICIES      Corporation ("Acap" or "the Company"), include
                           its wholly-owned subsidiaries, American Capitol
                           Insurance Company ("American Capitol"); through
                           November 22, 1996, Family Life Insurance Company of Texas ("Family"); Imperial Plan, Inc.
                           ("Imperial Plan"); Texas Imperial Life Insurance
                           Company ("Texas Imperial"); through
                           September 30, 1995, Trans-Western Life Insurance
                           Company ("Trans-Western") and, from February 2,
                           1995 through December 31, 1996, Oakley-Metcalf
                           Insurance Company ("Oakley"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 41% at December 31, 1996, is owned by InsCap
                           Corporation ("InsCap").

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

                           Basis of Presentation

                           The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are:
                           (a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals; (c) deferred federal income

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           taxes are provided for temporary differences between assets and liabilities reported for financial reporting purposes and reported for federal income tax purposes; (d) certain assets (principally furniture and equipment, agents' debit balances and certain other receivables) are reported as assets rather than being charged to accumulated deficit; (e) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost;
                           and (f) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed nine years, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments.

                           Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 1996, the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $500,000.
                           The combined net income of the Company's insurance subsidiaries (where applicable, from the date such subsidiary was acquired), as determined using statutory accounting practices, was $812,871 and $7,454,344 for the years ended December 31, 1996 and 1995, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $3,160,508 and $2,716,261 at December 31, 1996 and 1995, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

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

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           Certain prior year amounts have been
                           reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or stockholders' equity as previously reported.

                           Investments

                           Investments are reported on the following bases:

                           All of the Company's debt and equity securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available-for-sale securities. Accordingly, such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of stockholders' equity.

                           Mortgage loans on real estate are carried at unpaid principal balances.

                           Policy loans are carried at their unpaid principal balances. Policy loans consist primarily of automatic borrowings against a policy's cash surrender value to pay policy premiums. Interest accrues at rates ranging from 5% to 10%.

                           Real estate consists of the home office
                           property. The home office building is carried at cost less accumulated depreciation. Depreciation is computed using the straight line method over twenty years. Accumulated depreciation at December 31, 1996 was $92,250. Tenant improvements are amortized over the term of the lease. Land is carried at the lower of cost or fair value. Foreclosed real estate is carried at the lower of cost or fair value determined at the date of foreclosure.

                           Short-term investments, consisting primarily of commercial paper, are carried at cost.

                           Write-downs and other realized gains and losses, determined on the specific identification method, are accounted for in the consolidated statements of operations in net realized investment gains.

                           Deferred Acquisition Costs

                           Deferred acquisition costs are the cost of policies acquired through the purchase of insurance companies, representing the

         ACAP CORPORATION
         NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

                           actuarially determined present value of
                           projected future profits from policies in force at the purchase date.

                           For interest-sensitive whole life contracts, deferred costs are amortized in relation to the present value of expected future gross profits from the contracts. For traditional contracts, deferred costs are amortized in relation to future anticipated premiums. The deferred costs are reviewed to determine that the unamortized portion of such costs does not exceed recoverable amounts. Management believes such amounts are recoverable.

                           The deferred acquisition costs for the year ended December 31, 1996 are summarized as follows:

                            Balance at December 31, 1995  . . . . $1,779,055
                            Amortized during the year . . . . . .   (114,902)
                                                                  -----------
                            Balance at December 31, 1996  . . . . $1,664,153
                                                                  ===========

                           The amortization of deferred acquisition costs is expected to be consistent with the above amortization level over the next five years.

                           Property and Equipment

                           Property and equipment are carried at cost.
                           Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $42,678 and $44,907 for the years ended December 31, 1996 and 1995, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

                           Costs in Excess of Net Assets of Acquired
                           Business

                           The costs in excess of net assets of acquired business are amortized on a straight-line basis over remaining terms of five years and nine years.

                           Recognition of Premium Revenue and Related
                           Expenses, Liability for Future Policy Benefits

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                           Reserves for traditional contracts are
                           calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 1996.

                           Reserves for interest-sensitive whole life policies and investment contracts are based on the contract account balance if future benefit payments in excess of the account balance are not guaranteed, or the present value of future benefit payments when such payments are guaranteed.

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           The liability for contract claims represents the liability for claims reported in excess of the related policy benefit reserve plus an estimate of claims incurred but not reported.

                           Earnings per Share

                           Earnings per common share were computed as
                           follows:
                                                      Years ended December 31,
                                                             1996      1995
                                                             ----      ----
                            Net income  . . . . . . . . . $ 658,267   277,033
                            Preferred dividends . . . . .  (191,937) (200,032)
                                                           -------------------
                                                            466,330    77,001

                            Divided by weighted average
                              common shares outstanding       8,212     8,516
                                                           ------------------
                            Net income per common share   $   56.79      9.04
                                                           ===================

                           Participating Policies

                           Acap maintains both participating and non-participating life insurance policies. Participating business represented approximately 13% and 11% of the life insurance in force, and 11% and 8% of life insurance premium income at December 31, 1996 and 1995, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

                           Federal Income Taxes

                           The Company accounts for income taxes in accordance with SFAS No. 109 which requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate that is expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date.

                           Statement of Cash Flows

                           For purposes of reporting cash flows, cash includes cash on hand, in demand accounts, in

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           money market accounts and in savings accounts.

                           Accounting Standards
                           In March 1995, the Financial Accounting
                           Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121, which must be adopted for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company adopted SFAS No. 121 in 1996. In connection with the review of goodwill required by SFAS No. 121, management determined that, due to changes in market conditions, the remaining amortization period of a significant portion of the goodwill should be reduced from 33 years to 10 years. This change resulted in additional amortization of $135,368 during 1996.

                           In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. In 1996, the Company elected not to use the fair-value-based method. The Company currently has only immaterial stock options outstanding.

          2. INVESTMENTS   Fixed Maturity and Equity Securities

                           The amortized cost and fair values of
                           investments in fixed maturity and equity securities as of December 31, 1996 are as follows:

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   Gross     Gross
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains     Losses     Value
                                         ----      -----     ------     -----
            Fixed maturity securities
            Government securities     $ 3,299,334   41,032  (2,399)   3,337,967
            Corporate securities       13,270,202  311,165 (85,214)  13,496,153
            Asset-backed securities     2,364,367   79,737  (2,834)   2,441,270
            Mortgage-backed securities  9,589,997  506,956 (45,418)  10,051,535
                                      -----------------------------------------
                                       28,523,900  938,890 (135,865) 29,326,925
                                      -----------------------------------------
            Equity securities              14,137      --   (10,562)      3,575
                                      -----------------------------------------
                                      $28,538,037  938,890 (146,427) 29,330,500
                                      =========================================

                           A summary of proceeds from the sales ofinvestments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:
                                                           1996         1995
                                                           ----         ----
                          Proceeds on sales . . . . .     $2,571,322 3,297,458
                                                       =======================
                          Gross realized gains on sales   $   37,123   149,889
                          Gross realized losses on sales     (34,109)  (43,226)
                                                       ------------------------
                          Net realized gains on sales .        3,014   106,663
                          Realized gains on transactions
                            other than sales  . . . . .          833     3,475
                                                        ----------------------
                          Net realized gains  . . . . .   $    3,847   110,138
                                                        ======================

                           The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized       Fair
                                                         Cost        Value
                                                         ----        -----
         Maturing in one year or less  . . . . . .  $    399,665      402,239
         Maturing after one year through five years    7,630,502    7,639,104
         Maturing after five years through ten years   7,756,498    7,894,391
         Maturing after ten years  . . . . . . . . .   3,147,238    3,339,656
                                                      -----------------------
                                                      18,933,903   19,275,390
         Mortgage-backed securities  . . . . . . . .   9,589,997   10,051,535
                                                      -----------------------
                                                    $ 28,523,900   29,326,925

                           A summary of the fair value of mortgage-backed securities by type as of December 31, 1996 follows:

                            Collateralized mortgage obligations:
                              Planned amortization class  . . . . .$ 5,190,947
                              Z . . . . . . . . . . . . . . . . . .  1,775,743
                              Sequential  . . . . . . . . . . . . .  2,442,696
                              Other . . . . . . . . . . . . . . . .    135,201
                                                                    ----------
                                                                     9,544,587
                            Pass-through securities . . . . . . . .    506,948
                                                                    ----------
                                                                   $10,051,535
                                                                   ===========

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

                           As of December 31, 1996, 99.7% of the Company's fixed maturity securities were rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

                           Mortgage Loans

                           The weighted average interest rate of mortgage loans held as of December 31, 1996 was 8.6%.

                           The distribution of principal balances on mortgage loans held as of December 31, 1996 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                                    Principal
                                                                     Balance
                                                                     -------
                        Maturing in one year or less  . . . . .    $  726,249
                        Maturing after one year through five years    521,695
                        Maturing after five years through ten years   473,668
                        Maturing after ten years  . . . . . . .     1,039,223
                                                                    ----------
                                                                   $2,760,835
                                                                   ==========

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           The distribution of mortgage loans by class of loan and geographic distribution follows:

                                                                    Principal
                                                                     Balance
                                                                     -------
                            Commercial loans:
                              Texas . . . . . . . . . . . . . . . .$  801,431
                              Tennessee . . . . . . . . . . . . . .   589,306
                              Louisiana . . . . . . . . . . . . . .   102,847
                              Alabama . . . . . . . . . . . . . . .    37,935
                                                                   ----------
                                                                   $1,531,519
                                                                   ==========
                            Residential loans:
                              Tennessee . . . . . . . . . . . . . .$  542,012
                              Alabama . . . . . . . . . . . . . . .   441,766
                              Texas . . . . . . . . . . . . . . . .   106,149
                              Florida . . . . . . . . . . . . . . .    64,490
                              Louisiana . . . . . . . . . . . . . .    38,749
                              Kentucky  . . . . . . . . . . . . . .    36,150
                                                                   ----------
                                                                   $1,229,316
                                                                   ==========

                           Investment Income

                           A summary of net investment income follows:

                                                            1996         1995
                                                            ----         ----
              Interest on fixed maturities  . . . . . . $1,300,036   1,249,118
              Interest on mortgage loans  . . . . . . . .  165,819      89,397
              Interest on policy loans  . . . . . . . . .   39,315      44,721
              Interest on cash and short-term investments   55,558     114,375
              Real estate income  . . . . . . . . . . . .   53,461      40,600
              Dividends on equity securities  . . . . . .       --       5,632
              Miscellaneous investment income . . . . . .   59,767      42,943
                                                         ----------------------
                                                          1,673,956  1,586,786
              Investment expense  . . . . . . . . . . . .  (369,165)  (289,425)
                                                         $1,304,791  1,297,361
                                                         ======================
                           Unrealized Investment Gains (Losses)

                           The change between cost and fair value for fixed maturity and equity securities, net of taxes, follows:

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                           Fixed      Equity
                                         Maturities  Securites       Total
                                         ----------  ---------       -----
         Balance, January 1, 1995       $ (868,930)   (205,779)   (1,074,709)
         Change during the year          2,158,157      28,279     2,186,436
                                        -------------------------------------
         Balance, December 31,1995       1,289,227    (177,500)    1,111,727
         Change during the year           (689,784)    177,362      (512,422)
                                        -------------------------------------
         Balance, December 31, 1996     $  599,443        (138)      599,305
                                        =====================================

                           Net Realized Investment Gains

                           A summary of net realized investment gains
                           follows:
                                                            1996      1995
                                                            ----      ----
         Fixed maturities  . . . . . . . . . . . . . . .  $ 3,847   110,138
         Equity securities
             (including investment in subsidiaries). . .   49,653    59,865
         Real estate . . . . . . . . . . . . . . . . . .  222,025        --
                                                         -------------------
                                                         $275,525   170,003
                                                         ===================
                         Other Investment Disclosures

                           At December 31, 1996, bonds with a fair value of $5,226,030 and a $25,000 certificate of deposit were on deposit with various regulatory authorities.

                           Investment income was not accrued on non-income producing investments of $450,000 in 1996 and 1995.

                           Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 1996 were as follows:

                                                    Balance
                                                 Sheet Amount    Category
                                                 ------------    --------
         EQCC Home Equity  . . . . . . . . . . .  $1,499,188   Fixed maturity
         Home office building and property . . .   1,433,942      Real estate
         General Electric  . . . . . . . . . . .   1,155,154   Fixed maturity
         Merrill Lynch . . . . . . . . . . . . .   1,101,572   Fixed maturity
         American Express  . . . . . . . . . . .     999,818       Short term
         Bank America  . . . . . . . . . . . . .     943,590   Fixed maturity
         Ford Motor Credit Corporation . . . . .     875,249   Fixed maturity
         Chase Manhattan Corporation . . . . . .     832,578   Fixed maturity
         Goldman Sachs . . . . . . . . . . . . .     814,980   Fixed maturity
         RAST  . . . . . . . . . . . . . . . . .     758,438   Fixed maturity
         Commercial Credit Corporation . . . . .     641,170   Fixed maturity
         Coca Cola   . . . . . . . . . . . . . .     632,964   Fixed maturity

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          3. FAIR          The carrying values and estimated fair values of
             VALUES        the Company's financial instruments as of
                           December 31, 1996 are as follows:

                                                         Carrying     Fair
                                                          Amount      Value
                                                          ------      -----
                      Assets:
                      Fixed maturities  . . . . . .    $29,326,925  29,326,925
                      Equity securities   . . . . .          3,575       3,575
                      Mortgage loans  . . . . . . .      2,760,835   2,762,106
                      Policy loans  . . . . . . . .      6,185,273   6,185,273
                      Short-term investments  . . .      1,669,416   1,669,416
                      Liabilities:
                      Note payable  . . . . . . . .      1,062,500   1,062,500

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

          4. NOTE          As a source of funds to repay the $5 million
             PAYABLE       surplus debenture issued in connection with the
                           acquisition of Family, on January 31, 1995 the Company borrowed $1.5 million from Central
                           National Bank of Waco, Texas. The note is renewable by the bank each April 30 until fully repaid. The note bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the note of $62,500 are due quarterly (a six year amortization) beginning
                           April 30, 1995. The note is secured by the Company's pledge of all the outstanding shares of Acap's subsidiary, American Capitol. The loan agreement contains certain restrictions and

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

          5. COMMITMENTS   Leases
             AND
            CONTINGENCIES  The Company had no material leases in 1996 or
                           1995.

                           Reinsurance

                           The Company accounts for reinsurance in
                           accordance with Statement of Financial
                           Accounting Standards No. 113. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

                           At December 31, 1996, reinsurance receivables with a carrying value of $51.3 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1995, Crown had assets in excess of $7 billion and stockholders' equity of approximately $0.4 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1996, reinsurance receivables with a carrying value of $3.5 million were associated with Alabama Reassurance Company ("Alabama Re"). While Alabama Re is not currently rated by A.M. Best Company, the Alabama Re reinsurance receivables are secured by a trust account containing a $6.2 million letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 1996, the remaining reinsurance receivables were associated with various other reinsurers.

                           The Crown and Alabama Re reinsurance treaties are representative of a key use of reinsurance by the Company. Immediately following the purchase of a block of life insurance policies through the Company's acquisition program, the Company may reinsure all or a portion of the acquired policies. By doing so, the Company

         ACAP COPRORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                           Prior to June 1, 1996, the Company had an immaterial amount of reinsurance in force whereby the Company was the assuming party. Effective June 1, 1996, the Company, through American Capitol, reinsured all of the policies in force of World Service Life Insurance Company of America ("World Service") on a 93.6% coinsurance basis. American Capitol retroceded all of the World Service policies in force at June 1, 1996 to Crown, effective June 30, 1996. American Capitol retains the coinsurance on all policies issued by World Service subsequent to June 1, 1996.

                           The effect of reinsurance on premiums and benefits follows:

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      Years ended December 31,
                                                            1996       1995
                                                            ----       ----
                     Direct premiums . . . . . . . .   $ 6,375,153   7,884,105
                     Reinsurance assumed . . . . . .     1,919,915       3,655
                     Reinsurance ceded . . . . . . .    (5,738,539) (6,305,896)
                                                        -----------------------
                     Net premiums  . . . . . . . . .   $ 2,556,529   1,581,864
                                                        =======================

                     Direct policy benefits  . . . .   $ 5,740,316   5,059,540
                     Reinsurance assumed . . . . . .     1,420,751         (26)
                     Reinsurance ceded . . . . . . .    (4,531,772) (3,213,215)
                                                        -----------------------
                     Net policy benefits . . . . . .   $ 2,629,295   1,846,299
                                                       ========================
                           Litigation

                           Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

          6. SUPPLEMENTAL  Cash payments for interest expense for the years
             INFORMATION   ended December 31, 1996 and 1995 were $115,578
             REGARDING     and $418,876, respectively.  Net cash payments
             CASH FLOWS    of $73,764 and $1,017,013 for federal income
                           taxes were made during the years ended December
                           31, 1996 and 1995, respectively.

                           The following reflects assets acquired and liabilities assumed relative to the acquisition by the Company of a life insurance company in 1995, and the consideration given and the net cash flow relative to such acquisition.


                   Assets of acquired subsidiary . . . . .      $ 4,393,403
                   Liabilities of acquired subsidiary  . .       (1,833,887)
                                                                ------------
                   Cost of acquisition . . . . . . . . . .      $ 2,559,516
                                                                ============
                   Cash paid for acquisition . . . . . . .      $ 2,559,516
                                                                ============

                   Net cash from acquisition:
                   Cash of acquired company  . . . . . . .      $   607,216
                   Cash paid for acquisition . . . . . . .       (2,559,516)
                                                                ------------
                   Net cash used by acquisition  . . . . .      $(1,952,300)
                                                                ============

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           The following reflects assets acquired and liabilities assumed relative to the coinsurance agreement for the policies of World Service by the Company, the consideration given for such reinsurance and the net cash flow relative to such coinsurance on June 1, 1996.

                    Assets acquired . . . . . . . . . . . .     $ 21,399,538
                    Liabilities assumed . . . . . . . . . .      (23,098,650)
                                                                -------------
                    Cost of reinsurance . . . . . . . . . .     $ (1,699,112)
                                                                =============
                    Cash paid for reinsurance . . . . . . .     $ (1,699,112)
                                                                =============
                    Net cash from coinsurance:
                    Cash acquired . . . . . . . . . . . . .     $ 21,071,074
                    Cash paid for reinsurance . . . . . . .       (1,699,112)
                                                                -------------
                    Net cash provided from coinsurance  . .     $ 19,371,962
                                                                =============

                           The following reflects assets and liabilities transferred in connection with a coinsurance treaty whereby all policies assumed from World Service were 100% retroceded to an unaffiliated reinsurer, the ceding commission received and the net cash flow related to the coinsurance treaty on June 30, 1996.

                    Assets transferred  . . . . . . . . . .     $ 21,519,743
                    Liabilities transferred . . . . . . . .      (23,218,855)
                                                                 ------------
                    Net cash transferred  . . . . . . . . .     $ (1,699,112)
                                                                =============
                    Ceding commission received  . . . . . .     $  1,699,112
                                                                =============
                    Net cash provided from coinsurance  . .     $          0
                                                                =============

                           The following reflects assets transferred and cash received on the sale of the Company's wholly-owned subsidiary, Family Life Insurance Company of Texas, to an unaffiliated third party during the year ended December 31, 1996.


                    Assets transferred  . . . . . . . . . .      $ (307,231)
                    Sales price received  . . . . . . . . .         357,231
                                                                 -----------
                    Net cash provided from sale . . . . . .        $ 50,000
                                                                 ===========

          7. FEDERAL       Acap and American Capitol file a consolidated
             INCOME        federal income tax return.  The other
             TAXES         subsidiaries of the Company file separate
                           federal income tax returns.  At December 31, 1996,

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           Acap had a remaining tax net operating loss carryover of approximately $1,100,000 that will expire during the years 2001 through 2010 if not previously utilized. At December 31, 1996, the Company had alternative minimum tax carryforwards of approximately $388,000 that are available for an indefinite period to reduce future regular federal income taxes and tax capital loss carryforwards of approximately $140,000 that will expire in the year 2000 if not previously utilized.

                           A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus account that, at December 31, 1996, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

                           A reconciliation of income tax expense for the years 1996 and 1995 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                                           1996        1995
                                                           ----        ----
         Federal income tax expense at statutory rate   $ 224,826     170,123
         Small life insurance company special deduction  (204,124)   (596,918)
         Change in valuation allowance . . . . . . . .    247,385     616,489
         Tax underpayment (refund) . . . . . . . . . .    (32,478)     15,084
         Other, net  . . . . . . . . . . . . . . . . .   (232,624)     18,551
                                                        ----------------------
         Total federal income tax expense  . . . . . .  $   2,985     223,329
                                                        ======================

                           The small life insurance company special deduction noted above is available to life insurance companies with assets under $500 million. The deduction is 60% of life insurance taxable income under $3 million. The deduction is phased out for life insurance taxable income between $3 million and $15 million, with the deduction reduced by 15% of the life insurance taxable income in excess of $3 million.

                           The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 are as follows:

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Deferred Tax Assets:
         Allowance for investment losses . . . . . . . . . . .   $134,238
         Deferred gain on reinsurance  . . . . . . . . . . . .    810,483
         Net operating loss carryforwards  . . . . . . . . . .    381,125
         Alternative minimum tax credit carryforwards  . . . .    388,006
         Other . . . . . . . . . . . . . . . . . . . . . . . .     97,117
                                                                ------------
         Total gross deferred tax assets . . . . . . . . . . .  1,810,969
         Less:  Valuation allowance  . . . . . . . . . . . . . (1,796,617)
                                                                ------------
         Deferred tax assets . . . . . . . . . . . . . . . . .     14,352
                                                                ------------
         Deferred Tax Liabilities:
         Net unrealized gains on available-for-sale securities    203,357
         Deferred policy acquisition costs . . . . . . . . . .    408,605
         Policy reserves and policy funds  . . . . . . . . . .  1,029,387
         Other . . . . . . . . . . . . . . . . . . . . . . . .      2,600
                                                              ------------
         Deferred tax liabilities  . . . . . . . . . . . . . .  1,643,949
                                                              ------------
         Net deferred tax liability  . . . . . . . . . . . . .$(1,629,597)
                                                              ============

                           A valuation allowance of $1,796,617 was
                           established at December 31, 1996 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 was an increase of $247,385 and an increase of $616,489, respectively.
                           Management believes that it is more likely than not that the deferred tax assets are recoverable.


          8. AMERICAN      On July 18, 1988, the Board of Directors of
             CAPITOL KEY   American Capitol approved a Key Employee Stock
             EMPLOYEE      Option Plan ("the Plan").  Under the terms of
             STOCK OPTION  the non-qualified Plan, the Compensation
             PLAN          Committee of the Board of Directors of American
                           Capitol is authorized to grant stock options to any employee the Compensation Committee determines is a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date the options were granted. The options generally expire 20% annually over a five year period and are exercisable immediately upon grant.

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           Stock options granted for Acap Corporation common stock are summarized as follows:

                                                              Number of Shares
                                                              ----------------
                                            Option Price        1996    1995
                                            ------------        ----    ----
         Outstanding at January 1        $131 1/4 - $187 1/2      68     102
         Cancelled during the year       $131 1/4                 --     (34)
                                                               ---------------
         Outstanding at December 31      $187 1/2                 68      68
                                                               ===============
         Available for future grant                              377     173
                                                               ===============

           9. CAPITAL      Acap has two classes of capital stock:
               STOCK       preferred stock ($.10 par value, authorized
                           80,000 shares), which may be issued in series with such dividend, liquidation, redemption, conversion, voting, and other rights as the Board of Directors may determine, and common stock ($.10 par value, authorized 10,000 shares), the "Common Stock." The only series of preferred stock outstanding is the Cumulative
                           Exchangeable Preferred Stock, Series A, $2.50
                           (Adjustable), the "Series A Preferred Stock."

                           Series A Preferred Stock

                           There are 74,000 shares of Series A Preferred Stock authorized, issued and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is non-voting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. Prior to August 26, 1996, the Series A Preferred Stock had been exchangeable, at the option of the holders, into shares of common stock of Fortune National Corporation ("Fortune"). Effective August 26, 1996, Fortune adopted a plan of dissolution and liquidation. Consequently, the exchange option of Series A

         ACAP CORPORATION
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           Preferred Stock expired. There was no activity related to the Series A Preferred Stock for the two years ended December 31, 1996 other than payments of dividends.

                           Common Stock

                           Fortune, formerly the owner of 63.7% of the Company's outstanding Common Stock, adopted a plan of dissolution and liquidation at its annual stockholder meeting on August 26, 1996. At that date, Fortune had no assets other than its holding of the Company's Common Stock.
                           Under the plan, no fractional shares of the Company's Common Stock were issued. Fortune stockholders who did not buy from the Company enough Fortune common stock to round up their holdings elected to sell their "odd lot" shares of Fortune common stock to the Company. As a result of the Company's purchase of the "odd lot" shares and the conversion of the Company's holding of Fortune common stock into company Common Stock, the Company added $320,566 (910 shares) to treasury stock, reducing the number of outstanding shares of Company Common Stock to approximately 7,603. There was no activity related to the Common Stock during 1995.


          10.  SUBSEQUENT  On January 31, 1997, World Service assumed all
                 EVENT of the policies of South Texas Bankers Life Insurance Company ("South Texas"), the wholly-owned subsidiary of World Service, with a retroactive effective date of June 1, 1996. Under the terms of American Capitol's coinsurance agreement with World Service, World Service's assumption of the South Texas policies automatically made the South Texas policies subject to the coinsurance agreement. American Capitol paid World Service an initial ceding commission of approximately $100,000 related to the South Texas policies. In anticipation of the assumption by World Service and the resulting coinsurance to American Capitol, South Texas had transferred $6.8 million in assets to American Capitol in 1996, which are reflected as a deposit in "Other Liabilities" in the Company's December 31, 1996 balance sheet. The assets were transferred to Crown in 1996 and are reflected as "Reinsurance Receivables" in the Company's December 31, 1996 balance sheet.

                       ACAP CORPORATION
                       INDEPENDENT AUDITORS' REPORT

                       The Board of Directors and Stockholders
                       Acap Corporation


                       We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                       As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," in 1996.




                                                   KPMG Peat Marwick LLP


                       Houston, Texas
                       March 21, 1997

         ACAP CORPORATION
         STOCKHOLDER INFORMATION


          MARKET       The common stock of Acap is traded over-the-counter
          INFORMATION  with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers.
                       The Company's stock symbol is AKAP.

                       The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                                 1996            1995
                                                 ----            ----
                                             High    Low      High    Low
                                             ----    ---      ----    ---
                        First quarter . . .  $230    180      125     100

                        Second quarter. . .   231    230      135     100

                        Third quarter . . .   245    230      135     135

                        Fourth quarter. . .   325    245      180     135

                       The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail mark-ups and mark-downs or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

          HOLDERS The approximate number of holders of record of Acap's common stock as of March 24, 1997 was 806.

          DIVIDENDS    Acap declared no common stock dividends in 1996 or
                       1995. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 1997.

          FORM 10-KSB  Stockholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission by writing to Lana S. Vaughn, Stockholder Services, Acap Corporation, 10555 Richmond Avenue, Houston, TX 77042.

          TRANSFER     The registrar and transfer agent for the Company's
          AGENT        common stock is Continental Stock Transfer and
                       Trust Company, 2 Broadway, New York, NY 10004. For a change of name or address, or to replace lost stock certificates, write to Continental at the address above or call (212) 509-4000.

          INVESTOR     Requests for information should be directed by mail
          RELATIONS    to Lana S. Vaughn, Stockholder Services, Acap
                       Corporation, 10555 Richmond Avenue, Houston, TX
                       77042 or by calling (713) 974-2242.

         ACAP CORPORATION
         STOCKHOLDER INFORMATION


          INDEPENDENT  The Company's financial statements for the year
          AUDITORS 1996 were audited by the independent accounting firm of KPMG Peat Marwick LLP, 700 Louisiana, Houston, TX 77002.

          ANNUAL       Stockholders are invited to attend the Annual
          MEETING      Meeting of Stockholders which will be held on
                       Monday, April 28, 1997 at 8:00 a.m. at the
                       Company's office at 10555 Richmond Avenue, Houston,
                       Texas, on the second floor.

         ACAP CORPORATION
         DIRECTORS AND OFFICERS

          BOARD OF     R. Wellington Daniels
          DIRECTORS    Investor; Retired Director of National Accounts,
          OF ACAP      American Cyanamid

                       William F. Guest
                       Chairman of the Board and President, Acap
                       Corporation

                       C. Stratton Hill, Jr., M.D.
                       Physician

          OFFICERS OF  William F. Guest
          ACAP         Chairman of the Board and President

                       John D. Cornett
                       Executive Vice President and Treasurer

                       H. Kathleen Musselwhite
                       Secretary and Assistant Treasurer

          OFFICERS OF  William F. Guest
          AMERICAN     Chairman of the Board
          CAPITOL AND
          TEXAS        John D. Cornett
          IMPERIAL     President

                       H. Kathleen Musselwhite
                       Secretary, Treasurer and Controller

                       Richard M. Ridley
                       Vice President

                       Dan R. Stites
                       Vice President

                       Carolyn M. Rawlins
                       Assistant Secretary

                       Linda G. Stark
                       Assistant Vice President

                       C. Stratton Hill, Jr., M.D.
                       Medical Director

                                   ACAP CORPORATION

                     10555 Richmond Avenue  Houston, Texas 77042