Form 10KSB, Exhibit 13
period 1997-12-31
ACAP CORP
filed 1998-03-27
CIK 792468

ACAP CORPORATION

CONTENTS        President's Report                                 1

                Management's Financial Analysis                    3

                Consolidated Balance Sheet                        10

                Consolidated Statements of Operations             11

                Consolidated Statements of Stockholders' Equity   12

                Consolidated Statements of Cash Flows             13

                Notes to Consolidated Financial Statements        14

                Independent Auditors' Report                      31

                Stockholder Information                           32

                Directors and Officers                            33

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

PRESIDENT'S REPORT


CORPORATE DEVELOPMENTS DURING 1997

During 1997, the Company's subsidiary, American Capitol Insurance Company ("American Capitol"), completed a process of acquiring a block of life insurance policies from World Service Life Insurance Company ("World Service") and its subsidiary, South Texas Bankers Life Insurance Company ("South Texas") that began as a coinsurance arrangement, coupled with a policy administrative contract, as follows. As reported in last year's annual report, during 1996 American Capitol coinsured 94% of all of World Service's life insurance policies. Effective January 1, 1997, World Service assumed all of the life insurance policies of South Texas which were then added to the World Service policies coinsured by American Capitol, and the coinsurance percentage was changed to 91%. At the time of coinsuring the World Service policies, American Capitol assumed the administration of the World Service policies and the South Texas policies. Effective August 1, 1997, American Capitol acquired all of the above policies through assumption reinsurance, increasing the percentage to 100%. The policies that were coinsured as above described were concurrently retroceded to an unrelated reinsurer on the same coinsurance percentage, although the increased amount, from 91% to 100%, resulting from the change from coinsurance to the assumption of the policies was not retroceded. As part of the assumption reinsurance transaction, World Service transferred to American Capitol $2.5 million in cash.

On November 21, 1997, American Capitol sold its home office building and adjacent land to an unrelated third party. While American Capitol realized a pre-tax gain on the sale of $522,194, since the Company leased a quarter of the building, the Company is required, for accounting purposes, to defer $468,698 of the gain to be recognized over the term of the five year lease.

RESULTS OF OPERATIONS

The Company s net income for 1997 of $1,348,031, or $154.43 per basic common share, compares to net income for 1996 of $658,267, or $57.30 per basic common share. The 1997 net income includes $204,709 in net realized investment gains, whereas the 1996 net income included $275,525 in net realized investment gains. Excluding net realized investment gains, pre-tax operating income for the year 1997 was $529,567, compared to pre-tax operating income in 1996 of $385,727.

Following American Capitol's acquisition of Texas Imperial Life Insurance Company ("Texas Imperial") in 1994, the Company has continued, on a relatively modest scale, Texas Imperial's marketing of preneed funeral contracts funded by life insurance policies, and continues to explore the potential of expanding its marketing efforts. Texas Imperial s premium income for 1997 was 33% higher than its premium income for 1996.

A more complete analysis of the results of operations is included in the Management's Financial Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance and its prospects.

UNIVERSAL LIFE COINSURANCE

On March 5, 1998, American Capitol closed a coinsurance transaction with Universal Life Insurance Company ("Universal Life"). Pursuant to the coinsurance agreement, American Capitol coinsured 100% of the individual life insurance policies of Universal Life in force at January 1, 1998. The coinsurance is effective January 1, 1998. At the same time, American Capitol contracted to provide specified administrative functions for Universal Life related to the coinsured policies. The coinsurance covers approximately 260,000 policies.

Concurrent with the coinsurance of the Universal Life policies, American Capitol retroceded the business to an unaffiliated reinsurance company. So, while Universal Life transferred $40.9 million in assets to American Capitol in connection with the coinsurance, American Capitol transferred $40.4 million in assets to the reinsurer in connection with the retrocession. The reinsurer will pay American Capitol an expense allowance for administering the policies. The Company s profits from the Universal Life transaction will initially be determined by the Company s ability to administer the policies for less than the expense allowance received from the reinsurer.
In the future, once the reinsurer has recovered the initial ceding fee, the Company is entitled to 70% of the profits generated by the policies. Also, the Company has the right to recapture the retrocession under certain terms and conditions.

OUTLOOK

We remain committed to the pursuit of synergies and economies of scale through consolidation in the insurance industry. For instance, primarily as a result of the Company s recent acquisitions, the Company s per policy general expenses are less than 30% of what they were just five years ago. The Universal Life transaction is expected to lower the Company s per policy cost further. While competition for life insurance acquisition candidates remains intense, we believe that the Company will be able to continue its progress in its business plan.


                                                      William F. Guest
                                                      President

                                                      April 6, 1998

ACAP CORPORATION
MANAGEMENT'S FINANCIAL ANALYSIS

SIGNIFICANT TRANSACTIONS

During 1996 and 1997, the Company entered into a number of significant transactions that affect various components of income and expense. The more significant transactions are described below.

WORLD SERVICE TRANSACTION

Effective June 1, 1996, American Capitol Insurance Company ("American Capitol"), a wholly-owned subsidiary of Acap Corporation, assumed through reinsurance 93.6% of all of the policies of World Service Life Insurance Company of America ("World Service") pursuant to a coinsurance agreement (the "Coinsurance Agreement"). American Capitol paid World Service an initial ceding commission of approximately $1.7 million. The assets transferred to American Capitol were approximately $19.4 million in cash, approximately $1.9 million of mortgage loans and approximately $.1 million of other assets.

Contemporaneous with the signing of the Coinsurance Agreement, the parties executed an administrative agreement (the "Administration Agreement") whereby American Capitol agreed to provide specified administrative functions for the 18,000 World Service policies as well as approximately 8,000 policies owned by World Service s subsidiary, South Texas Bankers Life Insurance Company ("South Texas"), and the preneed funeral contracts associated with the South Texas policies.

Effective June 30, 1996, American Capitol retroceded all of the World Service policies in force at June 1, 1996 on a 100% coinsurance basis by amending an existing reinsurance agreement (the "Crown Agreement") with an unaffiliated reinsurer. American Capitol retained the coinsurance on all policies issued by World Service subsequent to June 1, 1996. American Capitol also retained the administration of the policies, for which it received an expense allowance from the reinsurer.

On January 31, 1997, World Service assumed all of the policies of South Texas with a retroactive effective date of June 1, 1996. Under the terms of the Coinsurance Agreement, World Service s assumption of the South Texas policies automatically made the South Texas policies subject to the Coinsurance Agreement and adjusted the coinsurance percentage relative to all of the World Service policies to 91.4%. American Capitol paid World Service an initial ceding commission of approximately $100,000 related to the South Texas policies. At the same time, the South Texas policies also automatically became subject to the Crown Agreement. In anticipation of the assumption by World Service and the resulting coinsurance to American Capitol, South Texas had transferred $6.8 million in assets to American Capitol in 1996.

Effective July 31, 1997, American Capitol acquired through assumption reinsurance all of the World Service policies (the "Assumption
Transaction"). While 91.4% of the acquired policies continue to be coinsured under the Crown Agreement, American Capitol did not coinsure the balance of the policies following the Assumption Transaction. World Service transferred to American Capitol $2.5 million in cash in connection with the Assumption Transaction.

REAL ESTATE SALES

On September 10, 1996, American Capitol sold 50,000 square feet of undeveloped land to an unaffiliated third party (the "Land Sale"). The Company realized a pre-tax capital gain of $222,025 on the sale.

On November 21, 1997, American Capitol sold its home office building and
2.37 acres of undeveloped land adjacent to the home office building to an unaffiliated third party (the " Home Office Sale"). While the Company realized a pre-tax capital gain of $522,194 on the sale, since the Company leased 25% of the building, only $53,496 of the gain was recognized in 1997. The deferred gain of $468,698 will be recognized over the term of the five year lease.

RESULTS OF OPERATIONS

Premiums and other considerations were essentially unchanged for 1997 in comparison to 1996. Pursuant to the Coinsurance Agreement with World Service discussed above under "Significant Transactions," American Capitol coinsured 91.4% of all business produced by World Service on or after June 1, 1996. American Capitol did not retrocede these policies. World Service terminated writing new business on September 1, 1997. Premiums from new business written by World Service were $744,790 during 1997 in comparison to $1,072,227 during 1996. The decline in premiums from new business written by World Service was largely offset by an increase in premiums generated by Texas Imperial Life Insurance Company ("Texas Imperial"), the wholly-owned subsidiary of American Capitol. Texas Imperial markets final expense life insurance and insurance-funded prepaid funeral service contracts. Texas Imperial s premiums during 1997 were $1,117,191 in comparison to $841,630 during 1996. Also, the Assumption Transaction discussed above under "Significant Transactions" resulted in an increase in 1997 s premiums from the acquisition of the 8.6% portion of the World Service policies that American Capitol had not previously coinsured.

Net investment income was 18% higher during 1997 in comparison to 1996. The larger asset base during 1997, primarily resulting from the Assumption Transaction, was a significant factor in the increase in net investment
income.   Investment expenses for 1997 include approximately $27,000 related to repairs on American Capitol s home office building made in preparing the building for sale. Investment income for 1997 also includes $50,000 in forfeited earnest money American Capitol received when a prospective purchaser of the home office building could not complete the transaction. Investment expenses in 1996 include a $72,000 nonrecurring item.

Realized investment gains were $204,709 for 1997 in comparison to $275,525 for 1996. The realized investment gains for 1997 were primarily related to the gains from fixed maturity sales and the Home Office Sale discussed
above under  Significant Transactions.   The realized investment gains for
1996 were primarily related to the Land Sale discussed above under "Significant Transactions."

A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies.
The expense allowance for 1997 was 3% higher than the expense allowance received during 1996. During 1996, the World Service policies were included in the Crown Agreement (and therefore the Company received an expense allowance related to those policies) for only six months, whereas, the Company received an expense allowance related to the World Service policies for all of 1997. The additional expense allowance related to the World Service policies was partially offset by the decline in the expense allowance due to normal policy attrition of the reinsured policies.

As a result of the factors noted above, total revenue, including realized investment gains, was 3% higher during 1997 than during 1996. Excluding realized investment gains, total revenue was 4% higher during 1997 than during 1996. When used below, "total revenue" excludes realized investment gains.

Total policy benefit expense (death and other benefits) was 40% of total revenue during 1997 in comparison to 44% of total revenue during 1996.

Total expenses (i.e., total benefits and expenses less total policy benefits) were 52% of total revenue for 1997 in comparison to 50% of total revenue for 1996. The increase in expenses was primarily attributable to additions made to the Company s staff made in anticipation of future growth. Total expenses for 1996 include approximately $59,000 in finder's fees related to the World Service transaction and a $40,000 charge related to the settlement of a long-standing agent commission dispute.

The Company realized the benefit of approximately $550,000 in deferred tax assets upon which the Company had previously established a valuation reserve.

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

As of December 31, 1997, 99.7% of the insurance subsidiaries' portfolios of publicly-traded bonds are invested in securities that are rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investment in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available for sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (28%) of the Company's bond portfolio is invested in mortgage-backed securities, with 95% of such mortgage-backed securities classified as collateralized mortgage obligations and 5% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks that arise from changes in the general level of interest rates. As interest rates decline and homeowners refinance their mortgages, mortgage-backed securities prepay more rapidly than anticipated. Conversely, as interest rates increase, underlying mortgages prepay more slowly, causing principal repayment of mortgage-backed securities to be extended. In general, mortgage-backed securities provide for higher yields than corporate debt securities of similar credit quality and expected maturity to compensate for this greater amount of cash flow risk. Due to the underlying structure of the individual securities, the majority of mortgage-backed securities in the Company's investment portfolio have relatively low cash flow variability.

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (55%), Z (20%) and sequential (23%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

Under an accounting standard adopted in 1993, the Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of decreasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $344,417 during 1997, following a $512,422 decrease during 1996. The accounting standard does not permit the Company to restate its liabilities for changes in interest rates.

As of December 31, 1997, the Company held 27 mortgage loans as investments. The Company s investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $1.4 million of the mortgage loans are guaranteed by an individual that management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average principal balance of the Company's mortgage loans at December 31, 1997 was approximately $80,000 and the weighted average maturity was 9 years. Mortgage loans on Tennessee properties represent 37% of the mortgage loan balances at December 31, 1997, Texas properties 32%, Alabama properties 21%, with Louisiana, Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 55% of the mortgage loan balances at December 31, 1997 with commercial mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly-traded securities.

LIQUIDITY OF THE PARENT COMPANY

On January 31, 1995, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. At December 31, 1997, the outstanding principal balance of the loan was $812,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan. The principal payments on the bank loan are matched by the principal payments on a surplus debenture issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debenture from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 1997, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $500,000. Payments on the surplus debenture may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 1997, American Capitol's statutory capital and surplus was $3,540,343.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under generally accepted accounting principles.

REINSURANCE

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 1997, reinsurance receivables with a carrying value of $50 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1996, Crown had assets in excess of $6.6 billion and stockholders' equity of approximately $0.5 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1997, reinsurance receivables with a carrying value of $2.9 million were associated with Alabama Reassurance Company ("Alabama Re").
The Alabama Re reinsurance receivables are secured by a trust account containing a $5.8 million letter of credit granted in favor of an insurance subsidiary of the Company.

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

ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company adopted SFAS No. 121 in 1996. In connection with the review of goodwill required by SFAS No. 121, management determined that, due to changes in market conditions, the remaining amortization period of a significant portion of the goodwill should be reduced from 33 years to 10 years. This change increased the annual amortization by $135,368 beginning in 1996.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the current accounting standards. Entities electing to remain with the present accounting method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. The provisions of SFAS No. 123 were adopted, but did not have a material impact on the financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128, which must be adopted for fiscal years ending after December 15, 1997, established standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation, with all prior period EPS data presented restated.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the periods in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. As such, the Company will adopt SFAS No. 130 in 1998.

In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to shareholders. The provisions of SFAS No. 131 will not be adopted since the Company does not have different operating segments .

SUBSEQUENT EVENT

On March 5, 1998, American Capitol closed a coinsurance transaction with Universal Life Insurance Company ("Universal Life"). Pursuant to the coinsurance agreement, American Capitol coinsured 100% of the individual life insurance policies of Universal Life in force at January 1, 1998. The coinsurance is effective January 1, 1998. At the same time, American Capitol contracted to provide specified administrative functions for Universal Life related to the coinsured policies. The coinsurance covers approximately 260,000 policies.

Concurrent with the coinsurance of the Universal Life policies, American Capitol retroceded the business to an unaffiliated reinsurance company. So, while Universal Life transferred $40.9 million in assets to American Capitol in connection with the coinsurance, American Capitol transferred $40.4 million in assets to the reinsurer in connection with the retrocession. The reinsurer will pay American Capitol an expense allowance for administering the policies. The Company s profits from the Universal Life transaction will initially be determined by the Company's ability to administer the policies for less than the expense allowance received from the reinsurer.
In the future, once the reinsurer has recovered the initial ceding fee, the Company is entitled to 70% of the profits generated by the policies. Also, the Company has the right to recapture the retrocession under certain terms and conditions.

YEAR 2000 STATUS

The Company s policies are administered on two policy administration systems. One of the policy administration systems was internally developed. The Company has performed what it believes to be a reasonable degree of testing of the system and believes that the system is year 2000 compliant. The other policy administration system is a vendor developed and supported system. The vendor has represented that the system is year 2000 compliant. Certain of the Company's subsystems are not currently year 2000 compliant and will either be remediated or replaced. The Company believes that all of its systems will be year 2000 compliant by the end of 1998, and that the cost to reach such compliance will not be material.
                             Acap Corporation
                        Consolidated Balance Sheet

                                                          December 31,
                                                                 1997
                                                          ------------
Assets
Investments:
  Fixed maturities available for sale
   (amortized cost $35,222,663)                           $36,547,159
  Mortgage loans                                            2,150,163
  Policy loans                                              6,209,737
  Short-term investments                                      880,103
                                                          ------------
     Total investments                                     45,787,162
Cash                                                           97,714
Accrued investment income                                     567,809
Reinsurance receivables                                    55,790,538
Accounts receivable
(less allowance for uncollectible accounts of $88,343)        226,311
Deferred acquisition costs                                  1,569,969
Property and equipment
(less accumulated depreciation of $398,345)                   179,935
Costs in excess of net assets of acquired business
(less accumulated amortization of $952,129)                 1,721,647
Other assets                                                  329,939
                                                          ------------
 Total assets                                            $106,271,024
                                                          ============
Liabilities
Policy liabilities:
  Future policy benefits                                  $90,773,968
  Contract claims                                             924,702
                                                          ------------
    Total policy liabilities                               91,698,670
                                                          ------------
Other policyholders' funds                                  1,857,988
Other liabilities                                             913,911
Note payable                                                  812,500
Net deferred tax liability                                    931,388
Deferred gain on reinsurance                                2,216,556
Deferred gain on sale of real estate                          468,698
                                                          ------------
     Total liabilities                                     98,899,711
                                                          ============

Stockholders' Equity
Series A preferred stock, par value $.10 per share,
  authorized, issued and outstanding 74,000 shares
  (involuntary liquidation value $2,035,000)                1,850,000
Common stock, par value $.10 per share,
  authorized 10,000 shares, issued 8,754 shares                   876
Additional paid-in capital                                  6,259,189
Accumulated deficit                                        (1,231,992)
Treasury stock, at cost, 1,308 common shares                 (450,482)
Net unrealized investment gains, net of taxes of $380,774     943,722
                                                          ------------
     Total stockholders' equity                             7,371,313
                                                          ------------
    Total liabilities and stockholders  equity           $106,271,024
                                                         =============

See accompanying notes to consolidated financial statements.

                             Acap Corporation
                     Consolidated Statement of Operations

                                             Years Ended December 31,
                                                    1997         1996
                                             ----------- -------------
Revenues
Premiums and other considerations             $2,521,103    2,556,529
Net investment income                          1,536,008    1,304,791
Net realized investment gains                    204,709      275,525
Reinsurance expense allowance                  1,938,314    1,884,578
Amortization of deferred gain on reinsurance     193,682      198,933
Other income                                      53,167       50,411
                                              ---------- --------------
   Total revenues                              6,446,983    6,270,767
                                              ========== ==============

Benefits and Expenses
Death benefits                                 1,083,921      685,537
Other benefits                                 1,403,058    1,943,758
Commissions and general expenses               2,801,552    2,514,726
Interest expense                                  90,330      110,930
Amortization of costs in excess of net
  acquired business                              239,662      239,662
Amortization of deferred acquisition costs        94,184      114,902
                                              ---------- --------------
   Total benefits and expenses                 5,712,707    5,609,515
                                              ========== ==============

Earnings
Income before federal income tax
  expense (benefit)                              734,276      661,252
Federal income tax expense (benefit):
  Current                                        261,870      111,605
  Deferred                                      (875,625)    (108,620)
                                              ------------------------
Net income                                    $1,348,031      658,267
                                              ========================

Earnings Per Share
Basic earnings per common share                  $154.43        57.30
                                               =======================
Diluted earnings per common share                $145.45        55.08
                                               =======================

See accompanying notes to consolidated financial statements.

                             Acap Corporation
                 Consolidated Statements of Stockholders' Equity


                                              Years Ended December 31,
                                              ------------------------
                                                     1997         1996
                                              ------------------------
Preferred Stock
  (Including Additonal Paid-in Capital)       $1,850,000     1,850,000

Common Stock                                         876          876
Additional Paid-in Capital
    Balance, beginning of year                 6,259,189    6,259,069
  Change during year                                 --           120
                                              ------------------------
  Balance, end of year                         6,259,189    6,259,189
                                              ------------------------
Accumulated Deficit
  Balance, beginning of year                  (2,388,086)  (2,854,416)
  Net income                                   1,348,031      658,267
  Preferred stock cash dividends                (191,937)    (191,937)
                                              ------------------------
 Balance, end of year                         (1,231,992)  (2,388,086)
                                              ------------------------

Treasury Stock
  Balance, beginning of year                    (426,419)    (105,853)
  Change during year                             (24,063)    (320,566)
                                              ------------------------
   Balance, end of year                         (450,482)    (426,419)
                                              ------------------------
Net Unrealized Investment Gains
  Balance, beginning of year                      599,305    1,111,727
  Change during year                              344,417    (512,422)
                                              ------------------------
  Balance, end of year                            943,722      599,305
                                              ------------------------

Total Stockholders' Equity                     $7,371,313    5,894,865
                                              ========================

See accompanying notes to consolidated financial statements.

                              Acap Corporation
                   Consolidated Statements of Cash Flow

                                               Years Ended Deceember 31,
                                                    1997            1996
                                                    -----           ----
Cash Flows from Operating Activities
Net income                                       $1,348,031      658,267
Adjustments to reconcile net income to net
cash provided by operating activities:
  Depreciation and amortization                     336,752      325,998
  Amortization of deferred acquistion costs          94,184      114,902
  Amortization of deferred gain on reinsurance     (193,682)    (198,933)
  Premium and discount amortization                  29,945       13,702
  Net realized investment gains                    (204,709)    (275,525)
  Deferred federal income tax benefit              (875,625)    (108,620)
  Decrease in reinsurance receivables             1,814,662    1,851,696
  Increase in accrued investment income              (7,997)    (333,623)
  Decrease (increase) in accounts receivable        116,973       (9,461)
  Decrease in other assts                           107,003        2,857
  Increase (decrease) in policy liabilities      (1,056,006)     551,695
  Increase in other liabilities                     192,982       54,637
                                                -------------------------
    Net cash provided by operating activities     1,702,513    2,647,592
                                                -------------------------

Cash Flows from Investing Activities
Proceeds from sales of invetments available for
sale and principal repayments on mortgage loans   6,214,388    3,751,347
Purchases of investments available for sale     (12,177,281) (24,360,337)
Proceeds from sale of real estate                 1,928,769      338,845
Net decrease (increase) in policy loans             (18,779)     536,707
Net decrease (increase) in short-term investments   789,313     (626,365)
Proceeds from sale of subsidiary                         --       50,000
Proceeds from coinsurance/assumption agreement    2,495,774   19,371,962
Purchases of property and equipment                 (93,099)    (224,040)
                                               --------------------------
   Net cash used in investing activities           (860,915)  (1,161,881)
                                               --------------------------
Cash Flows from Financing Activities
Principal payments on note payable                 (250,000)    (250,000)
Deposits on policy contracts                      1,591,091    1,135,278
Withdrawals from policy contracts                (1,929,391)  (2,266,312)
Preferred dividends paid                           (191,937)    (191,937)
                                               --------------------------
   Net cash used in financing activities           (780,237)  (1,572,971)
Net increase (decrease) in cash                      61,361      (87,260)
Cash at beginning of year                            36,353      123,613
                                               --------------------------
Cash at end of year                                 $97,714       36,353
                                               ==========================

See accompanying notes to consolidated financial statements.

ACAP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

The consolidated financial statements of Acap Corporation ("Acap" or "the Company"), include its wholly-owned subsidiaries, American Capitol Insurance Company ("American Capitol"); through November 22, 1996, Family Life Insurance Company of Texas ("Family"); Imperial Plan, Inc. ("Imperial Plan"); Texas Imperial Life Insurance Company ("Texas Imperial") and, from February 2, 1995 through December 31, 1996, Oakley-Metcalf Insurance Company ("Oakley"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 45% at December 31, 1997, is owned by InsCap Corporation ("InsCap").

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

BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are:
(a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals;
(c) deferred federal income taxes are provided for temporary differences between assets and liabilities reported for financial reporting purposes and reported for federal income tax purposes; (d) certain assets (principally furniture and equipment, agents' debit balances and certain other receivables) are reported as assets rather than being charged to accumulated deficit; (e) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost; (f) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed nine years, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments; (g) two investment related reserves, the Asset Valuation Reserve ("AVR") and the Interest Maintenance Reserve ("IMR") are recorded under the statutory basis of accounting; (h) assets and liabilities are reported gross of reinsurance;
(i) at the time of the initial ceding of a block of business, a deferred gain is set up and amortized over the life of the policies ceded; and (j) the decrease in surplus relief from reinsurance ceded agreements is amortized through net income with an offset in surplus netting to a zero effect on surplus under the statutory basis of accounting.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 1997, the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $500,000. The combined net income of the Company's insurance subsidiaries (where applicable, from the date such subsidiary was acquired), as determined using statutory accounting practices, was $2,689,622 and $812,871 for the years ended December 31, 1997 and 1996, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $3,540,343 and $3,160,508 at December 31, 1997 and 1996, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

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

The deferred acquisition costs for the year ended December 31, 1997 are summarized as follows:

Balance at December 31, 1996 . . . . . . . . . . . . $1,664,153
Amortized during the year. . . . . . . . . . . . . . . . 94,184
                                                    -----------
Balance at December 31, 1997 . . . . . . . . . . . . $1,569,969

The amortization of deferred acquisition costs is expected to be consistent with the above amortization level over the next five years.


PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $50,936 and $42,678 for the years ended December 31, 1997 and 1996, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

COSTS IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESS

The costs in excess of net assets of acquired business are amortized on a straight-line basis over remaining terms of four years and eight years.

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 1997.

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

EARNINGS PER SHARE

Earnings per common share for 1997 were computed as follows:


                               Income      Shares   Per Share
                             (Numerator)(Denominator) Amount
                             ----------- ---------   -------
Net income                   $1,348,031
Preferred dividends            (191,937)
                         ---------------
BASIC EARNINGS PER SHARE
Income available to
  common stockholders         1,156,094      7,486   $154.43
EFFECT OF DILUTIVE SECURITIES
Stock options                   (58,976)        57
                             -------------------------------
                              $1,097,118     7,543   $145.45
DILUTED EARNINGS PER SHARE
Income available to common
  stockholders plus assumed
  exercise                    $1,097,118     7,543   $145.45
                             ===============================

Earnings per common share were computed for 1996 were computed as follows:

                               Income       Shares     Per Share
                           (Numerator) (Denominator)     Amount
                        --------------- -------------   -------
Net income                             $658,267
Preferred dividends                    (191,937)
                                   -------------
BASIC EARNINGS PER SHARE
Income available to
   common stockholders                  466,330      8,139    $57.30
EFFECT OF DILUTIVE SECURITIES
Stock options                           (17,188)        15
                                     -------------------------------
DILUTED EARNINGS PER SHARE
Income available to common stockholders
plus assumed exercise                  $449,142      8,154    $55.08
                                     ===============================
PARTICIPATING POLICIES

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 23% and 13% of the life insurance in force, and 28% and 11% of life insurance premium income at December 31, 1997 and 1996, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

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

STOCK BASED COMPENSATION

The Company grants stock options to employees for a fixed number of shares with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly recognizes no compensation expense for the stock option grants.

ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to (1) those assets to be held and used in the business, and (2) for assets to be disposed of. The Company adopted SFAS No. 121 in 1996. In connection with the review of goodwill required by SFAS No. 121, management determined that, due to changes in market conditions, the remaining amortization period of a significant portion of the goodwill should be reduced from 33 years to 10 years. This change increased the annual amortization by $135,368 beginning in 1996.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides a choice for accounting for employee stock compensation plans. A company can elect to use the new fair-value-based method of accounting for employee stock compensation plans, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under the intrinsic-value method. Entities electing to remain with the intrinsic-value method must make disclosures of what net income and earnings per share would have been if the fair-value-based method of accounting had been applied. The provisions of SFAS No. 123 were adopted, but did not have a material impact to the financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128, which must be adopted for fiscal years ending after December 15, 1997, established standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation, with all prior period EPS data presented restated.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the periods in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. As such, the Company will adopt SFAS No. 130 in 1998.

In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to shareholders. The provisions of SFAS No. 131 will not be adopted since the Company does not have different operating segments.

2. INVESTMENTS

FIXED MATURITY AND EQUITY SECURITIES

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 1997 are as follows:

                                                     Gross
                                 Amortized        Unrealized
                                      Cost            Gains
                             -------------      ------------
Government securities            3,399,080           100,866
Corporate securities            19,046,460           470,980
Asset-backed securities          3,322,342            59,050
Mortgage-backed securities       9,454,781           741,365
                              ------------ -----------------
                               $35,222,663         1,372,261
                                     Gross
                                Unrealized              Fair
                                    Losses             Value
                                ----------             -----
Government securities                (394)         3,499,552
Corporate securities              (18,429)        19,499,011
Asset-backed securities            (4,857)         3,376,535
Mortgage-backed securities        (24,085)        10,172,061
                              ------------ -----------------
                                  (47,765)        36,547,159
                              ==============================


A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                           1997        1996
                                          -----       -----
Proceeds on sales                    $5,603,725   2,571,322
Gross realized gains on sales          $154,017      37,123
Gross realized losses on sales             --       (34,109)
                                   ------------ ------------
Net realized gains on sales             154,017       3,014
                                   ------------ ------------
Realized gains on transactions
   other than sales                         399         833
                                   ------------ ------------
Net realized gains                     $154,416       3,847
                                   =========================

The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Amortized         Fair
                                           Cost        Value
                                   -------------------------
Maturing in one year or less           $854,316      857,979
Maturing after one year
   through five years                 8,388,076    8,504,166
Maturing after five years
  through ten years                  10,809,536   11,074,504
Maturing after ten years              5,715,954    5,938,449
                                    --------------------------
                                     25,767,882   26,375,098
Mortgage-backed securities            9,454,781   10,172,061
                                    ----------- ------------
                                    $35,222,663   36,547,159
                                    =========== ============

A summary of the fair value of mortgage-backed securities by type as of December 31, 1997 follows:

Collateralized mortgage obligations:
  Planned amortization class                      $5,301,545
  Z                                                1,955,659
  Sequential                                       2,236,760
  Other                                              137,750
                                                   9,631,714
                                                  ----------
Pass-through securities                              540,347
                                                  ----------
                                                 $10,172,061
                                                 ===========

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

As of December 31, 1997, 99.7% of the Company's fixed maturity securities were rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

MORTGAGE LOANS

The weighted average interest rate of mortgage loans held as of December 31, 1997 was 8.7%.

The distribution of principal balances on mortgage loans held as of December 31, 1997 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                   Principal
                                                     Balance
                                                   ---------
Maturing in one year or less                        $203,618
Maturing after one year through five years           655,031
Maturing after five years through ten years          634,324
Maturing after ten years                             657,190
                                                  ----------
                                                  $2,150,163
                                                  ==========

The distribution of mortgage loans by class of loan and geographic distribution follows:

                                                   Principal
                                                     Balance
                                                   ---------
Commercial loans:
  Texas                                             $598,200
  Tennessee                                          274,096
  Louisiana                                           71,133
  Alabama                                             20,974
                                                   ---------
                                                    $964,403
                                                   =========
Residential loans:
  Tennessee                                         $524,911
  Alabama                                            432,902
  Texas                                               91,832
  Florida                                             65,434
  Louisiana                                           35,067
  Kentucky                                            35,614
                                                  ----------
                                                  $1,185,760
                                                  ==========
INVESTMENT INCOME

A summary of net investment income follows:

                                          1997         1996
                                          ----         ----
Interest on fixed maturities        $1,356,634    1,300,036
Interest on mortgage loans             256,959      165,819
Interest on policy loans                49,327       39,315
Interest on cash and short-term
    investments                         37,396       55,558
Real estate income                      26,582       53,461
Miscellaneous investment income        139,860       59,767
                                    ---------- ------------
                                     1,866,758    1,673,956
Investment expense                    (330,750)    (369,165)
                                    ------------------------
                                    $1,536,008    1,304,791
                                    ========== =============

UNREALIZED INVESTMENT GAINS(LOSSES)

The change between cost and fair value for fixed maturity and equity securities, net of taxes, follows:

                                Fixed      Equity
                           Maturities  Securities      Total
                           ----------  ----------      -----
Balance, January 1, 1996  $1,289,227    (177,500) 1,111,727
Change during the year      (689,784)    177,362   (512,422)
                           ---------------------------------
Balance, December 31, 1996   599,443        (138)   599,305
Change during the year       344,279         138    344,417
                           ---------------------------------
Balance, December 31, 1997  $943,722         --     943,722
                           =================================

NET REALIZED INVESTMENT GAINS

A summary of net realized investment gains follows:
                                             1997       1996
                                             ----       ----
Fixed maturities                        $154,416       3,847
Equity securities
  (including investment in subsidiaries)  (3,203)     49,653
Real estate                               53,496     222,025
                                        -------- ------------
                                        $204,709     275,525
                                        ======== ============

OTHER INVESTMENT DISCLOSURES

At December 31, 1997, bonds with a fair value of $5,461,154 were on deposit with various regulatory authorities.

Investment income was not accrued on non-income producing investments of $450,000 in 1997 and 1996.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 1997 were as follows:

                              Balance
                         Sheet Amount               Category
                         ------------             ----------

Home Equity                $1,481,702            Fixed maturity
Merrill Lynch               1,113,736            Fixed maturity
AT&T                        1,084,450            Fixed maturity
Ingersoll Rand              1,010,300            Fixed maturity
Bank America                  954,127            Fixed maturity
Goldman Sachs                 830,240            Fixed maturity
Rast                          759,375            Fixed maturity

3.  FAIR VALUES

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1997 are as follows:

                      Carrying Amount             Fair Value
                      ---------------             ----------
Assets:
Fixed maturities          $36,547,159             36,547,159
Mortgage loans              2,150,163              2,178,849
Policy loans                6,209,737              6,209,737
Short-term investments        880,103                880,103
Liabilities:
Note payable                  812,500                812,500


Estimated market values of publicly-traded fixed maturity securities are as reported by an independent pricing service. Estimated market values of fixed maturity securities not actively traded in a liquid market are estimated using a third party pricing system, which uses a matrix calculation assuming a spread over U.S. Treasury bonds.

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

4. NOTE PAYABLE

On January 31, 1995, the Company borrowed $1.5 million from Central National Bank of Waco, Texas. The note is renewable by the bank each April 30 until fully repaid. The note bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the note of $62,500 are due quarterly (a six year amortization) beginning April 30, 1995. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes are at the base interest rate of the bank. Both notes mature in 1998. As of December 31, 1997, no funds have been borrowed on these notes.

5. COMMITMENTS AND CONTINGENCIES

LEASES

The Company had no material leases in 1996. In conjunction with the sale of American Capitol s home office building on November 21, 1997, American Capitol entered a lease agreement with the new owner of the building to lease approximately one quarter of the net rentable area of the building, the area it currently occupies, for five years at an annual rental of $124,320. American Capitol has the option to extend the lease for an additional five years at the end of the initial term of the lease. American Capitol paid $13,840 in rental payments in 1997.

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

At December 31, 1997, reinsurance receivables with a carrying value of $50 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1996, Crown had assets in excess of $6.6 billion and stockholders' equity of approximately $0.5 billion. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1997, reinsurance receivables with a carrying value of $2.9 million were associated with Alabama Reassurance Company ("Alabama Re"). While Alabama Re is currently rated "Fair" by A.M. Best Company, the Alabama Re reinsurance receivables are secured by a trust account containing a $5.8 million letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 1997, the remaining reinsurance receivables were associated with various other reinsurers.

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

Prior to June 1, 1996, the Company had an immaterial amount of reinsurance in force whereby the Company was the assuming party. Effective June 1, 1996, the Company, through American Capitol, reinsured all of the policies in force of World Service Life Insurance Company of America ("World Service") on a 93.6% coinsurance basis. American Capitol retroceded all of the World Service policies in force at June 1, 1996 to Crown, effective June 30, 1996. American Capitol retained the coinsurance on all policies issued by World Service subsequent to June 1, 1996. On January 31, 1997, World Service assumed all of the policies of South Texas Bankers Life Insurance Company ("South Texas"), the wholly-owned subsidiary of World Service, with a retroactive effective date of June 1, 1996. Under the terms of American Capitol's coinsurance agreement with World Service, World Service s assumption of the South Texas policies automatically made the South Texas policies subject to the coinsurance agreement. Effective August 1, 1997, the coinsurance was converted to assumption reinsurance.

The effect of reinsurance on premiums and benefits follows:

                                  Years ended December 31,
                                 1997                  1996
                                 ----                  ----

Direct premiums           $7,227,841              6,375,153
Reinsurance assumed        1,761,954              1,919,915
Reinsurance ceded         (6,468,692)            (5,738,539)
                          -----------            -----------
Net premiums               2,521,103              2,556,529

Direct policy benefits    $7,871,643              5,740,316
Reinsurance assumed        2,771,068              1,420,751
Reinsurance ceded         (8,155,732)            (4,531,772)
Net policy benefits       $2,486,979              2,629,295

LITIGATION

Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

6. SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS

Cash payments for interest expense for the years ended December 31, 1997 and 1996 were $92,176 and $115,578, respectively. Net cash payments of $282,779 and $73,764 for federal income taxes were made during the years ended December 31, 1997 and 1996, respectively.

The following reflects assets acquired and liabilities assumed by the Company relative to the coinsurance agreement covering the policies of World Service, the consideration given for such reinsurance and the net cash flow relative to such coinsurance on June 1, 1996.

Assets acquired                      $21,399,538
Liabilities assumed                  (23,098,650)
                                     ------------
Cost of reinsurance                  ($1,699,112)
                                     ============
Cash paid for reinsurance            ($1,699,112)
                                     ============
Net cash from coinsurance:
Cash acquired                        $21,071,074
Cash paid for reinsurance             (1,699,112)
                                     ------------
Net cash provided from coinsurance   $19,371,962
                                     ============

The following reflects assets and liabilities transferred in connection with a coinsurance treaty whereby all policies assumed from World Service were 100% retroceded to an unaffiliated reinsurer, the ceding commission received and the net cash flow related to the coinsurance treaty on June 30, 1996.

Assets transferred                   $21,519,743
Liabilities transferred              (23,218,855)
                                     ------------
Net cash transferred                 ($1,699,112)
                                     ============
Ceding commission received            $1,699,112

Net cash provided from coinsurance           $-0-
                                     ============

The following reflects assets transferred and cash received on the sale of the Company's wholly-owned subsidiary, Family Life Insurance Company of Texas, to an unaffiliated third party during the year ended December 31, 1996.


Assets transferred                     ($307,231)
Sales price received                     357,231
                                       ----------
Net cash provided from sale              $50,000
                                       ==========

The following reflects assets acquired and liabilities assumed relative to the assumption reinsurance of all of the policies of World Service by the Company, the consideration given for such reinsurance and the net cash flow relative to such reinsurance on July 31, 1997.

Assets acquired                       $2,754,819
Liabilities assumed                   (2,767,109)
                                      -----------
Cost of reinsurance                     ($12,290)
                                      ===========
Cash paid for reinsurance               ($12,290)
                                      ===========
Net cash from reinsurance:
Cash acquired                         $2,508,064
Cash paid for reinsurance                (12,290)
                                      -----------
Net cash provided from reinsurance    $2,495,774
                                      ===========

7. FEDERAL INCOME TAXES

Acap and American Capitol file a consolidated federal income tax return.
The other subsidiaries of the Company file separate federal income tax returns. At December 31, 1997, Acap had a remaining tax net operating loss carryover of approximately $900,000 that will expire during the years 2001 through 2011 if not previously utilized. At December 31, 1997, the Company had alternative minimum tax carryforwards of approximately $500,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus account that, at December 31, 1997, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 1997 and 1996 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                             1997      1996
Federal income tax expense
   at statutory rate                    $249,654    224,826
Small life insurance company
   special deduction                    (307,981)  (204,124)
Change in valuation allowance           (620,895)   247,385
Tax underpayment (refund)                 10,617    (32,478)
Other, net                                54,850   (232,624)
                                       ---------------------
Total federal income tax
    expense (benefit)                  ($613,755)     2,985
                                       =====================

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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are as follows:

Deferred Tax Assets:
Deferred gain on reinsurance                       $746,881
Deferred gain on home office building
                                                    159,357
Net operating loss carryforwards                    318,520
Alternative minimum tax credit carryforwards        498,271
Other                                                47,014
                                                 -----------
Total gross deferred tax assets                   1,770,043
Less:  Valuation allowance                       (1,175,722)
                                                 -----------
Deferred tax assets                                 594,321
                                                 -----------
Deferred Tax Liabilities:
Net unrealized gains on
   available-for-sale securities                    380,774
Deferred policy acquisition costs                   143,718
Policy reserves and policy funds                    968,686
Other                                                32,531
                                                 -----------
Deferred tax liabilities                          1,525,709
                                                 -----------
Net deferred tax liability                        ($931,388)
                                                 ===========

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,175,722 was established at December 31, 1997 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 1997 and 1996 was a decrease of $620,895 and an increase of $247,385, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.

8. AMERICAN CAPITOL KEY EMPLOYEE STOCK OPTION PLAN

On July 18, 1988, the Board of Directors of American Capitol approved a non-qualified stock option plan (the "1988 Plan"). Under the terms of the 1988 Plan, stock options could only be granted on shares of common stock of Acap owned by American Capitol. The options enabled the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date the options were granted. During 1997, all of the outstanding options granted under the 1988 Plan were exercised and the 1988 Plan was terminated.

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options vest five years from the date of grant and must be exercised within ten years from the date of grant. As of December 31, 1997, options to purchase 500 of the 534 shares of Acap common stock owned by American Capitol had been granted, with a weighted average option price of $244.80 per share.

Stock options granted for Acap Corporation common stock are summarized as follows:
                                            Number of Shares
                         Option Price        1997       1996
                         ------------       -----      -----
Outstanding at January 1      $187.50         68          68
Granted during the year       $244.80        500          --
Exercised during the year     $187.50        (68)         --
                                            ----- ----------
Outstanding at December 31    $244.80        500          68
                                            ================
Available for future grant                    34         377
                                            ================

9. CAPITAL STOCK

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

SERIES A PREFERRED STOCK

There are 74,000 shares of Series A Preferred Stock authorized, issued and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. Prior to August 26, 1996, the Series A Preferred Stock had been exchangeable, at the option of the holders, into shares of common stock of Fortune National Corporation ("Fortune"). Effective August 26, 1996, Fortune adopted a plan of dissolution and liquidation. Consequently, the exchange option of Series A Preferred Stock expired. There was no activity related to the Series A Preferred Stock for the two years ended December 31, 1997 other than payments of dividends.

COMMON STOCK

Fortune, formerly the owner of 63.7% of the Company's outstanding Common Stock, adopted a plan of dissolution and liquidation at its annual stockholder meeting on August 26, 1996. At that date, Fortune had no assets other than its holding of the Company's Common Stock. Under the plan, no fractional shares of the Company's Common Stock were issued. Fortune stockholders who did not buy from the Company enough Fortune common stock to round up their holdings elected to sell their "odd lot" shares of Fortune common stock to the Company. As a result of the Company's purchase of the "odd lot" shares and the conversion of the Company's holding of Fortune common stock into company Common Stock, the Company added $320,566 (910 shares) to treasury stock, reducing the number of outstanding shares of Company Common Stock to approximately 7,603. During 1997, the Company added another 225 shares to treasury stock, reducing the number of outstanding shares of Company Common Stock.

10.  SUBSEQUENT EVENT

On March 5, 1998, American Capitol closed a coinsurance transaction with Universal Life Insurance Company ("Universal Life"). Pursuant to the coinsurance agreement, American Capitol coinsured 100% of the individual life insurance policies of Universal Life in force at January 1, 1998. The coinsurance is effective January 1, 1998. At the same time, American Capitol contracted to provide specified administrative functions for Universal Life related to the coinsured policies. The coinsurance covers approximately 260,000 policies.

Concurrent with the coinsurance of the Universal Life policies, American Capitol retroceded the business to an unaffiliated reinsurance company. So, while Universal Life transferred $40.9 million in assets to American Capitol in connection with the coinsurance, American Capitol transferred $40.4 million in assets to the reinsurer in connection with the retrocession. The reinsurer will pay American Capitol an expense allowance for administering the policies. The Company s profits from the Universal Life transaction will initially be determined by the Company's ability to administer the policies for less than the expense allowance received from the reinsurer.
In the future, once the reinsurer has recovered the initial ceding fee, the Company is entitled to 70% of the profits generated by the policies. Also, the Company has the right to recapture the retrocession under certain terms and conditions.

ACAP CORPORATION
INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Acap Corporation


We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.



                                                  KPMG Peat Marwick LLP


Houston, Texas
March 20, 1998

                                   Acap Corporation
                               Stockholder Information


MARKET INFORMATION

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                      1997          1996
                                 ------------   ------------
                                 High     Low   High     Low
First quarter                     290     240    230     180
Second quarter                    275     240    231     230
Third quarter                     350     247    245     230
Fourth quarter                    370     360    325     245

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

HOLDERS

The approximate number of holders of record of Acap's common stock as of March 23, 1998 was 785.

DIVIDENDS

Acap declared no common stock dividends in 1997 or 1996. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 1998.

FORM 10-KSB

Stockholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission by writing to Lana S. Vaughn, Stockholder Services, Acap Corporation, 10555 Richmond Avenue, Houston, TX 77042.

TRANSFER AGENT

The registrar and transfer agent for the Company's common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004. For a change of name or address, or to replace lost stock certificates, write to Continental at the address above or call (212) 509-4000.

INVESTOR RELATIONS

Requests for information should be directed by mail to Lana Vaughn, Stockholder Services, Acap Corporation, 10555 Richmond Avenue, Houston, TX 77042 or by calling (713) 974-2242.

INDEPENDENT AUDITORS

The Company's consolidated financial statements for 1997 were audited by the independent accounting firm of KPMG Peat Marwick LLP, 700 Louisiana, Houston, TX 77002.

ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting of Stockholders which will be held on Monday, May 4, 1998 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.

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

C. Stratton Hill, Jr., M.D.
Physician
Officers of Acap

William F. Guest
Chairman of the Board and President

John D. Cornett
Executive Vice President and Treasurer

H. Kathleen Musselwhite
Secretary and Assistant Treasurer

OFFICERS OF AMERICAN CAPITOL AND TEXAS IMPERIAL

William F. Guest
Chairman of the Board

John D. Cornett
President

H. Kathleen Musselwhite
Secretary, Treasurer and Controller

G. Mike Rambo
Vice President

Richard M. Ridley
Vice President

Dan R. Stites
Vice President

Carolyn M. Rawlins
Assistant Secretary

Linda G. Stark
Assistant Vice President

C. Stratton Hill, Jr., M.D.
Medical Director








































                             ACAP CORPORATION

               10555 Richmond Avenue - Houston, Texas 77042