Form 10KSB, Exhibit 13
period 1998-12-31
ACAP CORP
filed 1999-03-30
CIK 792468

ACAP CORPORATION


CONTENTS

President's Report                                                       1

Management's Financial Analysis                                          3

Consolidated Balance Sheet                                              10

 Consolidated Statements of Operations and Comprehensive Income         11

Consolidated Statements of Stockholders' Equity                         12

Consolidated Statements of Cash Flows                                   13

Notes to Consolidated Financial Statements                              14

Independent Auditors' Report                                            30

Stockholder Information                                                 31

Directors and Officers                                                  32


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

PRESIDENT'S REPORT

Corporate Developments During 1998

Effective January 1, 1998, American Capitol Insurance Company ("American Capitol"), a wholly-owned subsidiary of the Company, acquired through coinsurance 100% of the individual life insurance policies of Universal Life Insurance Company ("Universal") in force on that date. The parties also executed an administrative agreement whereby American Capitol agreed to provide specified administrative functions for the 246,011 coinsured Universal policies. American Capitol started administering the policies beginning July 1, 1998. Between January 1, 1998 and July 1, 1998, Universal continued to administer the policies, and American Capitol paid Universal the expense allowance stipulated in the administration agreement.

Concurrent with the coinsurance of the Universal policies, American Capitol retroceded 100% of the business to an unaffiliated reinsurance company. The reinsurer pays American Capitol an expense allowance for administering the policies. The Company's profits from the Universal transaction will initially be determined by the Company's ability to administer the policies for less than the expense allowance received from the reinsurer. In the future, once the reinsurer has recovered the initial ceding fee, the Company is entitled to 70% of the profits generated by the policies. Also, the Company has the right to recapture the retrocession under certain terms and conditions.

A significant effort was involved in transferring the administration of the coinsured Universal policies to American Capitol's home office and in converting the policies from Universal's policy administration system to American Capitol's policy administration system. This effort involved considerable expense during 1998, which expenses should not be present in 1999. Special thanks go to all the American Capitol employees who have put in extraordinary effort in connection with the administration and conversion of the Universal policies.

Effective October 31, 1998, American Capitol acquired through 100% coinsurance a block of approximately 1,900 Medicare supplement health insurance policies from Statesman National Life Insurance Company ("Statesman"). The purchase price of the Medicare supplement block was $1 million. As of December 31, 1998, the Medicare supplement policies had annualized premiums in force of approximately $2.1 million.

Results of Operations

The Company had a net loss for 1998 of $13,989, or $28.42 per basic common share, compared to net income for 1997 of $1,348,031, or $154.43 per basic common share. The loss for 1998 was primarily the result of an $800,000 realized investment loss on a single investment. Pre-tax operating income (which excludes realized investment gains and losses) for 1998 was $694,640 in comparison to $529,567 for 1997.

A more complete analysis of the results of operations is included in the Management's Financial Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance, and its prospects.

Outlook

In spite of the disappointment of the investment loss noted above, significant progress was made during 1998.

* The Universal coinsurance was one of our largest acquisitions to date. We now administer over 325,000 policies.

* The Statesman coinsurance expanded our product horizons. As discussed below, we are considering expanding our presence in the Medicare supplement market.

* We continued to see growth in the premiums from the preneed marketing of Texas Imperial Life Insurance Company ("Texas Imperial"), a wholly-owned subsidiary of American Capitol. While still relatively small, Texas Imperial's premiums were 41% higher in 1998 than in 1997, following a 33% increase in 1997 over 1996.

During 1999, we will begin the task of converting all of our policies to a new policy administration system acquired during 1998. While it will be a time consuming and expensive process, the new system has greatly expanded capabilities. The system will enable the Company to explore acquisition and marketing opportunities beyond traditional life insurance, into such areas as universal life, Medicare supplement and other types of business that the Company's existing systems are not capable of administering. It is important to note that the move to the new policy administration system is not driven by Year 2000 considerations. As discussed in the Management's Financial Analysis section of this Annual Report, the Company is well on its way to being Year 2000 compliant.

We are currently evaluating whether to begin marketing Medicare supplement health insurance. If we decide to enter the Medicare supplement market, significant effort will be devoted during 1999 to getting the marketing "up on track" and monitoring its progress.

We are encouraged by the recent progress of our preneed marketing and we are excited by the potential we see in the Medicare supplement market. Our goal through marketing is to provide a more stable source of growth to augment the punctuated growth inherent in the Company's acquisition activities. However, we remain committed to the pursuit of synergies and economies of scale through acquisitions in the insurance industry. With the ability to broaden the acquisition focus beyond traditional life insurance, we believe the Company is well positioned to make future acquisitions.



William F. Guest
President
April 6, 1999

MANAGEMENT'S FINANCIAL ANALYSIS

RESULTS OF OPERATIONS

Premiums and other considerations were 2% higher in 1998 in comparison to 1997. While there was relatively little net change in premium income between 1998 and 1997, there were significant changes in the sources and composition of the premium income between the two years.

  Effective October 31, 1998, American Capitol Insurance Company ("American Capitol"), a wholly-owned subsidiary of the Company, acquired through 100% coinsurance a block of approximately 1,900 Medicare supplement health insurance policies from Statesman National Life Insurance Company ("Statesman"). The purchase price of the Medicare supplement block was $1 million. As of December 31, 1998, the Medicare supplement policies had annualized premiums in force of approximately $2.1 million. Earned premiums on this block of business for the last two months of 1998 were approximately $350,000.

  Premiums in American Capitol's wholly-owned subsidiary, Texas Imperial Life Insurance Company ("Texas Imperial'), were approximately $460,000 (41%) higher in 1998 in comparison to 1997. Texas Imperial markets final expense life insurance and insurance-funded prepaid funeral service contracts. Texas Imperial's premiums have been increasing in recent years as the premiums generated by new business have exceeded the loss of premiums through normal policy attrition. While Texas Imperial wrote a smaller volume of business in 1998 in comparison to 1997 (based on face amount), a larger proportion of the new business written during 1998 was single premium whole life policies.

  During 1997, through July 31, 1997, American Capitol coinsured, and did not retrocede, 91.4% of the policies written by World Service Life Insurance Company of America ("World Service") during that period. The policies written by World Service during that period were mostly single premium whole life. As a result, while in 1997 American Capitol had approximately $510,000 in reinsurance assumed single premium life premiums, American Capitol had no corresponding premium amounts in 1998.

  A substantial portion of the Company's premium paying business is limited pay business, meaning that premiums are only payable for a specified number of years instead of for the life of the insured. Premium income can be expected to decline on this block of policies as the limited pay policies reach the end of their premium paying term.

  The balance of the change in premium income was the decline in premiums resulting from normal policy attrition in American
  Capitol.

Net investment income was 32% higher during 1998 in comparison to 1997. The higher level of investment income in 1998 was in part due to the larger average base of invested assets in 1998 in comparison to 1997. Investment expenses for 1998 were significantly lower than such expenses for 1997. Investment expenses for 1997 include expenses related to American Capitol's home office building, which was sold in November 1997. Investment income for 1997 includes $50,000 in forfeited earnest money American Capitol received when a prospective purchaser of the home office building could not complete the transaction.

The Company reported net realized investment losses of $664,327 during 1998, in comparison to net realized investment gains of $204,709 for 1997. As discussed below, the Company realized an $800,000 loss on a single investment during 1998. But for that loss, net realized investment gains would have been comparable between 1998 and 1997.

On December 16, 1998, Texas Imperial acquired the stock of Statesman. Statesman was owned by the brother of the majority shareholder of Acap, and, as a result, this qualified as a related party transaction. Texas Imperial issued a promissory note of $100 to the sellers of the Statesman stock ("Sellers"). At the time of the acquisition of the Statesman stock by Texas Imperial, Statesman had approximately $1.8 million in surplus debentures issued to the Sellers. The Sellers' debentures backed the Sellers' representations and warranties and were to be adjusted based upon the outcome of certain post-closing price adjustments. In connection with closing, Texas Imperial purchased an $800,000 surplus debenture from Statesman to bring Statesman's statutory equity to the level required by the Texas Department of Insurance (the "Department") as a condition of the Department's approval of Texas Imperial's acquisition of Statesman. In January, 1999, it was discovered that Statesman's claim liabilities were significantly understated. The liability understatement exceeded the amount of the Sellers' debentures. Given the mutual mistake of fact upon which the stock purchase, the surplus debenture purchase and the Department's approval of same were based, Texas Imperial, the Sellers, and Statesman agreed to rescind the purchase of the stock and the surplus debenture. However, the rescission required the approval of the Department. The Department did not grant its approval. As a result, Texas Imperial determined that the $800,000 Statesman surplus debenture was uncollectible and recorded the realized investment loss on the debenture and wrote off its investment in Statesman of $100. Texas Imperial has no ongoing liability related to Statesman.

A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies. The expense allowance for 1998 was 145% higher than the expense allowance received during 1997. The increase in the expense allowance is attributable to the expense allowance American Capitol receives from Republic-Vanguard Life Insurance Company ("Republic") for administering a block of business coinsured by American Capitol from Universal Life Insurance Company ("Universal"), as discussed below.

Effective January 1, 1998, American Capitol coinsured 100% of the individual life insurance policies of Universal in force on that date. American Capitol paid Universal an initial ceding commission of $13 million. Universal transferred approximately $40 million in assets to American Capitol in connection with the coinsurance.

Contemporaneous with the signing of the coinsurance agreement, the parties executed an administrative agreement (the "Administration Agreement") whereby American Capitol agreed to provide specified administrative functions for the 246,011 coinsured Universal policies. American Capitol started administering the policies beginning July 1, 1998. Between January 1, 1998 and July 1, 1998, Universal continued to administer the policies, and American Capitol paid Universal the expense allowance stipulated in the Administration Agreement.

Concurrent with the coinsurance of the Universal policies, American Capitol retroceded all of the coinsured Universal policies to Republic. Republic paid American Capitol an initial ceding commission of $13.5 million. American Capitol transferred $39.6 million in assets to Republic in connection with the retrocession. While the retrocession is in effect, American Capitol receives an expense allowance from Republic. Once Republic has recovered the initial ceding commission, Republic must, at American Capitol's sole option, retrocede back to American Capitol 100% of the policies. Upon this retrocession, American Capitol then pays Republic 30% of the profits thereafter generated by the policies, retaining the other 70% of the profits. In addition, American Capitol has the right to fully recapture the retrocession under certain terms and conditions.

The additional expense allowance related to the Universal policies was partially offset by the decline in the expense allowance due to normal policy attrition of the balance of the reinsured policies.

As a result of the factors noted above, total revenue, including net realized investment gains and losses, was 39% higher during 1998 than during 1997. Excluding net realized investment gains and losses, total revenue was 54% higher during 1998 than during 1997.

Policy benefits were 100% of premium income in 1998 compared to 99% of premium income in 1997. A substantial portion of the Company's business that is not 100% coinsured is paid up insurance. As a result, the Company has a relatively high ratio of policy benefits to premium income.

Total expenses were 96% higher in 1998 in comparison to 1997. The increase in expenses is attributable to expenses incurred in connection with the coinsurance of the Universal policies. Expenses for 1998 include $1.3 million paid to Universal for administering the policies American Capitol coinsured from Universal for the period January 1, 1998 through June 30, 1998. Prior to July 1, 1998, the Company incurred expenses in preparing to assume the administration of the Universal policies. Expenses for 1998 also include a one-time broker's fee of $227,500 associated with the Universal coinsurance. The Company incurred significant expenses, including approximately $300,000 in computer consulting expense, in connection with the conversion of the Universal policies from the system acquired from Universal to one of the Company's other policy administration systems.

Pre-tax operating income (which excludes net realized investment gains and losses) for 1998 was $694,640 in comparison to $529,567 for 1997, a 31% increase.

The Company recorded a net federal income tax expense for 1998 in comparison to a net federal income tax benefit for 1997. During 1997, the Company realized the benefit of approximately $550,000 in deferred tax assets upon which the Company had previously established a valuation reserve.

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

As of December 31, 1998, 100% of the insurance subsidiaries' portfolios of publicly-traded bonds are invested in securities that are rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investment in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available for sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (23%) of the Company's bond portfolio is invested in mortgage-backed securities, with 90% of such mortgage-backed securities classified as collateralized mortgage obligations and 10% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (59%), Z (17%) and sequential (14%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

The Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of decreasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $271,063 during 1998, following a $344,417 increase during 1997. The accounting standard does not permit the Company to revalue its liabilities for changes in interest rates.

As of December 31, 1998, the Company held 23 mortgage loans as investments. The Company's investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $1.2 million of the mortgage loans are guaranteed by an individual that management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average yearly principal balance of the Company's mortgage loans at December 31, 1998 was approximately $74,000 and the weighted average maturity was 9 years. Mortgage loans on Tennessee properties represent 35% of the mortgage loan balances at December 31, 1998, Texas properties 34%, Alabama properties 23%, with Louisiana, Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 56% of the mortgage loan balances at December 31, 1998 with commercial mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly-traded securities.

Liquidity of the Parent Company

On January 31, 1995, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. At December 31, 1998, the outstanding principal balance of the loan was $562,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank plus 1%. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan. The principal payments on the bank loan are matched by the principal payments on a surplus debenture issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debenture from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 1998, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $600,000. Payments on the surplus debenture may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 1998, American Capitol's statutory capital and surplus was $2,202,516.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under generally accepted accounting principles.

REINSURANCE

Reinsurance plays a significant role in the Company's operations.
In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 1998, reinsurance receivables with a carrying value of $49.3 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1997, Crown had statutory assets in excess of $6.6 billion and statutory stockholders' equity of approximately $500 million. Crown is rated "Excellent" by A.M. Best Company, an insurance company rating organization. At December 31, 1998, reinsurance receivables with a carrying value of $49.5 million were associated with Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated
"Excellent" by A.M. Best Company. At December 31, 1997, Republic had statutory assets of approximately $800 million and statutory stockholders' equity of approximately $38 million. At December 31, 1998, reinsurance receivables with a carrying value of $2.3 million were associated with Alabama Reassurance Company ("Alabama Re"). The Alabama Re reinsurance receivables are secured by a trust account containing a $5 million letter of credit granted in favor of an insurance subsidiary of the Company.

With regard to the policies not 100% reinsured with Crown, Republic, or Alabama Re, the Company seeks to limit its exposure to loss on any single insured by reinsuring the portion of risks in excess of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. Acap evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

ACCOUNTING STANDARDS

In February 1997, the FASB issued SFAS No. 128, "Earnings Per
Share." SFAS No. 128, which had to be adopted for fiscal years ending after December 15, 1997, established standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation, with all prior period EPS data presented restated. The Company adopted SFAS No. 128 in 1997.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.
This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the periods in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. As such, the Company adopted SFAS No. 130 in 1998.

In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to stockholders. The provisions of SFAS No. 131 did not have an impact on the Company in 1998 or 1997 since the Company did not have different operating segments.

YEAR 2000 STATUS

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of normal business activities. To date, the Company has fully completed its assessment of all systems that could be significantly affected by the Year 2000 issue. In addition, the Company has gathered information about the Year 2000 compliance status of material third parties with whom the Company conducts business and continues to monitor their compliance.

The Company's policies are administered on three policy administration systems. One of the policy administration systems was internally developed. The Company's assessment of that system found that minor corrections were necessary to make the system Year 2000 compliant. Those corrections have been completed, tested, and implemented. Based on the testing performed, the Company believes that the system is now Year 2000 compliant. The other two policy administration systems are vendor developed and supported systems. The vendors have represented that the systems are Year 2000 compliant. With all three policy administration systems Year 2000 compliant, the Company is positioned to perform all basic policy transactions without disruption.

The Company uses two general ledger and accounts payable systems. One of the systems is no longer supported by the vendor who developed the system. The Company's assessment of that system found that extensive modifications were needed to make the system Year 2000 compliant. The other general ledger / accounts payable system is currently supported by the vendor. While the version of that system in production at the Company is not Year 2000 compliant, the vendor has an updated version that is Year 2000 compliant. The Company plans on installing the updated version of that system during the second quarter of 1999 and converting to exclusive use of that system for general ledger and accounts payable functions by the end of the third quarter of 1999.

The system used for claims processing of the Medicare supplement policies coinsured from Statesman is not Year 2000 compliant. The Company has completed the assessment of the changes needed to make the claims system Year 2000 compliant. The claims system will either be remediated or replaced by October 31, 1999.

Certain of the Company's minor subsystems are not currently Year 2000 compliant and will be remediated. The Company has completed the Year 2000 assessment of these subsystems and is approximately 65% through the remediation of these subsystems. The Company believes that the remediation, testing, and implementation of the subsystems will be completed by the end of the third quarter of 1999.

An assessment of the Company's operating equipment has determined that certain of the Company's personal computers will need to be replaced prior to January 1, 2000.

To date, the Company has used existing internal resources to remediate the systems that are not Year 2000 compliant, and the costs thus incurred have not been significant. Other than approximately $20,000 to upgrade the general ledger / accounts payable systems and the replacement of some personal computers, it is expected that existing internal resources will be used to complete the Company's Year 2000 project.

Management of the Company believes that it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company does not complete any additional phases, the Company would not be able to use its general ledger system or the system used to pay Medicare supplement claims.

The Company has contingency plans for certain critical applications and is working on such plans for other applications. These contingency plans involve, among other actions, manual workarounds and adjusting staffing strategies.

CAUTIONARY STATEMENT

The 1995 Private Securities Litigation Reform Act provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained herein or in any other oral or written statement by the Company or any of its officers, directors or employees is qualified by the fact that actual results of the Company may differ materially from such statement due to the following important factors, among other risks and uncertainties inherent in the Company's business: state insurance regulations, rate competition, adverse changes in interest rates, unforeseen losses with respect to loss and settlement expense reserves for unreported and reported claims, and catastrophic events.

	ACAP CORPORATION
	CONSOLIDATED BALANCE SHEET
                                                             December 31,1998
Assets
Investments:
  Fixed maturities available for sale
      (amortized cost $35,221,831)                             $  36,968,374
  Mortgage loans                                                   1,930,734
  Policy loans                                                     6,811,849
  Short-term investments                                           1,573,630
                                                               -------------
     Total investments                                            47,284,587

Cash                                                                 120,332
Accrued investment income                                            543,305
Reinsurance receivables                                          105,155,284
Accounts receivable (less allowance for uncollectible
  accounts of $88,545)                                               563,245
Deferred acquisition costs                                         2,460,183
Property and equipment (less accumulated depreciation
  of $465,654)                                                       400,128
Costs in excess of net assets of acquired business
  (less accumulated amortization of $1,191,791)                    1,481,985
Other assets                                                         370,985
                                                               -------------
     Total assets                                               $158,380,034
                                                               =============
Liabilities
Policy liabilities:
  Future policy benefits                                        $139,496,503
  Contract claims                                                  2,397,219
                                                              --------------
     Total policy liabilities                                    141,893,722
                                                              --------------

Other policyholders' funds                                         2,850,960
Other liabilities                                                  1,730,420
Note payable                                                         562,500
Net deferred tax liability                                         1,176,156
Deferred gain on reinsurance                                       2,392,999
Deferred gain on sale of real estate                                 388,902
                                                              --------------
     Total liabilities                                          $150,995,659
                                                              --------------
Stockholders' Equity
Series A preferred stock, par value $.10 per share,
  authorized, issued and outstanding 74,000 shares
  (involuntary liquidation value $2,035,000)                    $  1,850,000
Common stock, par value $.10 per share, authorized
  10,000 shares, issued 8,759 shares                                     876
Additional paid-in capital                                         6,259,589
Accumulated deficit                                               (1,440,233)
Treasury stock, at cost, 1,515 common shares                        (500,642)
Accumulated other comprehensive income-net unrealized
  investment gains, net of taxes of $531,758                       1,214,785
                                                              --------------
     Total stockholders' equity                                    7,384,375
                                                              --------------
     Total liabilities and stockholders' equity                 $158,380,034
                                                              ==============
See accompanying notes to consolidated financial statements.

	ACAP CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	AND COMPREHENSIVE INCOME

                                                    Years Ended December 31,
                                                    1998             1997
  REVENUES
Premiums and other considerations               $2,581,834        2,521,103
Net investment income                            2,026,734        1,536,008
Net realized investment gains (losses)            (664,327)         204,709
Reinsurance expense allowance                    4,744,786        1,938,314
Amortization of deferred gain on reinsurance       210,479          193,682
Other income                                        41,969           53,167
                                               ----------------------------
   Total revenues                                8,941,475        6,446,983
                                               ----------------------------

BENEFITS AND EXPENSES
Policy benefits                                  2,590,050        2,486,979
Commissions and general expenses                 5,899,627        2,801,552
Interest expense                                    72,037           90,330
Amortization of costs in excess of net
  acquired business                                239,662          239,662
Amortization of deferred acquisition costs         109,786           94,184
                                                 --------------------------
   Total benefits and expenses                   8,911,162        5,712,707
                                                 --------------------------

Income before federal income tax
expense (benefit)                                   30,313         734,276
Federal income tax expense (benefit):
  Current                                          (49,481)        261,870
  Deferred                                          93,783        (875,625)
                                                 --------------------------
Net income (loss)                                  (13,989)      1,348,031
                                                 ==========================

OTHER COMPREHENSIVE INCOME
Net unrealized investment gains, net of taxes
  of $150,985 in 1998 and $177,416 in 1997         271,063         344,417

Net unrealized investment holding gains
  arising during period, net of taxes of
  $10,396 in 1998 and $16,518 in 1997               23,800          32,065
Less:  reclassification adjustment for
  net investment gains included in net
  income, net of taxes of $17,017 in 1998 and
  $52,502 in 1997                                  (38,960)       (101,915)
                                                  --------------------------
Comprehensive income                             $ 241,914       1,622,598
                                                  ==========================

EARNINGS PER SHARE
Basic earnings  (loss) per common share              $(28.42)       154.43
                                                  =========================

Diluted earnings (loss) per common share             $(35.52)       145.45
                                                  =========================


See accompanying notes to consolidated financial statements.

	ACAP CORPORATION
	CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Years Ended December 31,
                                                        1998         1997
                                                   ------------------------
SERIES A PREFERRED STOCK
(Including Additional Paid-in Capital)              $1,850,000    1,850,000
                                                   ------------------------

COMMON STOCK                                               876          876
                                                  -------------------------

ADDITIONAL PAID-IN CAPITAL

  Balance, beginning of year                         6,259,189    6,259,189
  Change during year                                       400           --
                                                  -------------------------
  Balance, end of year                               6,259,589    6,259,189
                                                  -------------------------

ACCUMULATED DEFICIT

  Balance, beginning of year                        (1,231,992)  (2,388,086)
  Net income (loss)                                    (13,989)   1,348,031
  Preferred stock cash dividends                      (194,252)    (191,937)
                                                  -------------------------
  Balance, end of year                              (1,440,233)  (1,231,992)
                                                  -------------------------

TREASURY STOCK

  Balance, beginning of year                          (450,482)    (426,419)
  Change during year                                   (50,160)     (24,063)
                                                   ------------------------
  Balance, end of year                                (500,642)    (450,482)
                                                   ------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME

  Balance, beginning of year                           943,722      599,305
  Change during year                                   271,063      344,417
                                                    -- --------------------
  Balance, end of year                               1,214,785      943,722
                                                     ======================

TOTAL STOCKHOLDERS' EQUITY                          $7,384,375    7,371,313
                                                    =======================

See accompanying notes to consolidated financial statements.

	ACAP CORPORATION
	CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Years Ended December 31,
                                                         1998        1997
                                                     ------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                  $(13,989)   1,348,031
    Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
  Depreciation and amortization                       307,124      336,752
  Amortization of deferred acquisition costs          109,786       94,184
  Amortization of deferred gain on reinsurance       (210,479)    (193,682)
  Premium and discount amortization                   (63,490)      29,945
  Net realized investment gains (losses)              664,327     (204,709)
  Deferred federal income tax expense (benefit)        93,783     (875,625)
  Decrease in reinsurance receivables               1,657,076    1,814,662
  Decease (increase) in accrued investment income        8,898       (7,997)
  Decrease (increase) in accounts receivable         (278,117)     116,973
  Decrease in other assets                          1,190,157      107,003
  Decrease in policy liabilities                   (2,561,142)  (1,056,006)
  Increase (decrease) in other liabilities             34,062      246,982
                                                   -----------------------
    Net cash provided by operating activities         937,996    1,756,513
                                                   -----------------------
  CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of investments available
  for sale and principal repayments on
  mortgage loans                                    9,712,958    6,214,388
  Purchases of investments available for sale      (8,845,902) (12,177,281)
  Proceeds from sale of real estate                        --    1,928,769
  Net decrease (increase) in policy loans             457,490      (18,779)
  Net decrease (increase) in short-term
  investments                                        (693,527)     789,313
  Proceeds from coinsurance/assumption agreement      759,626    2,495,774
  Purchases of property and equipment                (287,655)     (93,099)
  Purchase of surplus debenture                      (800,000)          --
                                                  ------------------------
    Net cash provided by (used in) investing
      activities                                      302,990     (860,915)
                                                  ------------------------

  CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on note payable                 (250,000)    (250,000)
  Deposits on policy contracts                      1,227,606    1,591,091
  Withdrawals from policy contracts                (1,951,562)  (1,929,391)
  Preferred stock dividends paid                     (194,252)    (191,937)
  Treasury stock purchases                            (50,160)     (54,000)
                                                 -------------------------
    Net cash used in financing activities          (1,218,368)    (834,237)
                                                 -------------------------

  Net increase in cash                                 22,618       61,361
  Cash at beginning of year                            97,714       36,353
                                                 -------------------------
  Cash at end of year                                $120,332       97,714
                                                 =========================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements of Acap Corporation ("Acap" or "the Company"), include its wholly-owned subsidiaries, American Capitol Insurance Company ("American Capitol"); Imperial Plan, Inc. ("Imperial Plan"); and Texas Imperial Life Insurance Company ("Texas Imperial"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 46% at December 31, 1998, is owned by InsCap Corporation ("InsCap").

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

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 1998, the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $600,000. The combined net income of the Company's insurance subsidiaries (where applicable, from the date such subsidiary was acquired), as determined using statutory accounting practices, was $1,976,913 and $2,689,622 for the years ended December 31, 1998 and 1997, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $2,202,516 and $3,540,343 at December 31, 1998 and 1997,
respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

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

Investments

Investments are reported on the following bases:

All of the Company's debt securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available-for-sale securities. Accordingly, such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of stockholders' equity as accumulated other comprehensive income.

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

The deferred acquisition costs for the year ended December 31, 1998 are summarized as follows:

Balance at December 31, 1997                            $1,569,969
Insurance in force acquired                              1,000,000
Amortized during the year                                 (109,786)
                                                      ------------
Balance at December 31, 1998                            $2,460,183
                                                      ============

The amortization of deferred acquisition costs is expected to be between $200,000 and $300,000 over each of the next five years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $67,462 and $50,936 for the years ended December 31, 1998 and 1997, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period.
The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

Costs in Excess of Net Assets of Acquired Business

The costs in excess of net assets of acquired business are amortized on a straight-line basis over remaining terms of three years and seven years.

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 1998.

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

Earnings per Share

Earnings per common share for 1998 were computed as follows:

                                                        Weighted
                                                         Average       Per
                                            Income       Shares       Share
                                          (Numerator) (Denominator)  Amount
                                 --------------------------------------------
Net loss                                  $  (13,989)

Preferred dividends                         (194,252)
                                            --------
BASIC EARNINGS PER SHARE
Income available to common stockholders     (208,241)     7,326       $(28.42)

Effect of Dilutive Securities
Stock options                               (58,976)        197
                                      ----------------------------------------
DILUTED EARNINGS PER SHARE
Income available to common
  stockholders plus assumed exercise      ($267,217)      7,523       $(35.52)
                                      ----------------------------------------

Earnings per common share for 1997 were computed as follows:

                                                       Weighted         Per
                                          Income     Average Shares    Share
                                       (Numerator)    (Denominator)    Amount
                                       ----------    -------------     ------

Net income                              $1,348,031

Preferred dividends                       (191,937)
                                         ---------
BASIC EARNINGS PER SHARE
Income available to common stockholders  1,156,094        7,486       $154.43

EFFECT OF DILUTIVE SECURITIES
Stock options                              (58,976)          57
                                 ---------------------------------------------

Diluted Earnings Per Share
Income available to common stockholders
  plus assumed exercise                 $1,097,118        7,543       $145.45
                                 =============================================

Participating Policies

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 11% and 23% of the life insurance in force, and 44% and 28% of life insurance premium income at December 31, 1998 and 1997, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

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

Accounting Standards

In February 1997, the FASB issued SFAS No. 128, "Earnings Per
Share." SFAS No. 128, which must be adopted for fiscal years ending after December 15, 1997, established standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation, with all prior period EPS data presented restated. The Company adopted SFAS No. 128 in 1997.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.
This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the periods in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. As such, the Company adopted SFAS No. 130 in 1998.

In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to shareholders. The provisions of SFAS No. 131 did not have an impact on the Company in 1998 or 1997 since the Company did not have different operating segments .

2. INVESTMENTS

Fixed Maturity Securities

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 1998 are as follows:

                                               Gross       Gross
                                 Amortized  Unrealized  Unrealized     Fair
                                   Cost        Gains       Losses      Value
                                   ----        -----       ------      -----
Government securities          $3,229,941     233,141         --     3,463,082
Corporate securities           20,171,643     915,763     (2,038)   21,085,368
Asset-backed securities         3,519,875      58,707    (19,640)    3,558,942
Mortgage-backed securities      8,300,372     560,895       (285)    8,860,982
                             $ 35,221,831   1,768,506    (21,963)   36,968,374
                             ==================================================

A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                                  1998              1997
                                                ----------------------------
Proceeds on sales                              $5,054,569          5,603,725
                                                ============================

Gross realized gains on sales                      70,668            154,017
Gross realized losses on sales                    (19,186)                --
                                              -------------------------------
Net realized gains on sales                        51,482            154,017
Realized gains on transactions other than sales     4,495                399
                                              -------------------------------
Net realized gains                            $    55,977            154,416
                                              ===============================

The amortized cost and estimated fair value of fixed maturity securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized              Fair
                                                  Cost                 Value

Maturing in one year or less                    $ 362,353            361,980
Maturing after one year through five years      6,839,944          7,059,093
Maturing after five years through ten years    14,229,721         14,906,133
Maturing after ten years                        5,489,441          5,780,186

                                               -----------------------------
                                               26,921,459         28,107,392
Mortgage-backed securities                      8,300,372          8,860,982
                                               -----------------------------
                                              $35,221,831         36,968,374
                                              ==============================

A summary of the fair value of mortgage-backed securities by type as of December 31, 1998 follows:

Collateralized mortgage obligations:

  Planned amortization class                                      $5,201,244
  Z                                                                1,531,949
  Sequential                                                       1,211,301
  Other                                                               49,956
                                                                ------------
                                                                   7,994,450
Pass-through securities                                              866,532
                                                                 -----------
                                                                  $8,860,982
                                                                ============

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

As of December 31, 1998, 100% of the Company's fixed maturity securities were rated investment grade (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

Mortgage Loans

The weighted average interest rate of mortgage loans held as of December 31, 1998 was 9.2%.

The distribution of principal balances on mortgage loans held as of December 31, 1998 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                                  Principal
                                                                   Balance
                                                                   -------
Maturing in one year or less                                        $190,995
Maturing after one year through five years                           577,750
Maturing after five years through ten years                          564,178
Maturing after ten years                                             597,811
                                                                 -----------
                                                                  $1,930,734
                                                                ============

The distribution of mortgage loans by class of loan and geographic distribution follows:
                                                                   Principal
                                                                    Balance
                                                                     ------
Commercial loans:
  Texas                                                           $  573,656
  Tennessee                                                          215,727
  Louisiana                                                           36,097
  Alabama                                                             16,704
                                                                   ---------
                                                                  $  842,184
                                                                  ==========
Residential loans:
  Tennessee                                                       $  453,714
  Alabama                                                            423,538
  Texas                                                               81,465
  Florida                                                             63,719
  Kentucky                                                            35,103
  Louisiana                                                           31,011
                                                                  ----------
                                                                  $1,088,550
                                                                  ==========
Investment Income

A summary of net investment income follows:
                                                         1998         1997
                                                         ----         ----

Interest on fixed maturities                          $1,676,508   1,356,634
Interest on mortgage loans                               293,860     256,959
Interest on policy loans                                  42,769      49,327
Interest on cash and short-term investments               37,025      37,396
Real estate income                                            --      26,582
Miscellaneous investment income                           40,192     139,860
                                                       ---------------------

                                                       2,090,354   1,866,758
Investment expense                                       (63,620)   (330,750)
                                                       ---------------------
                                                      $2,026,734   1,536,008
                                                       =====================

Unrealized Investment Gains (Losses)

The change between cost and fair value for fixed maturity and equity securities, net of taxes, follows:

                                                Fixed      Equity
                                             Maturities  Securities  Total
                                             ----------  ----------  -----

Balance, January 1, 1997                   $  599,443      (138)     599,305
Change during the year                        344,279       138      344,417
                                            --------------------------------
Balance, December 31, 1997                    943,722        --      943,722
Change during the year                        271,063        --      271,063
                                            --------------------------------
Balance, December 31, 1998                 $1,214,785        --    1,214,785
                                            ================================

Net Realized Investment Gains (Losses)

A summary of net realized investment gains (losses) follows:

                                                          1998        1997
                                                          ----        ----

Fixed maturities                                       $  55,977     154,416
Equity securities (including investment
   in subsidiaries)                                         (100)     (3,203)
Real estate                                               79,796      53,496
Surplus debenture                                       (800,000)         --
                                                       ---------------------
                                                       $(664,327)    204,709
                                                      ======================

On December 16, 1998, Texas Imperial acquired the stock of Statesman National Life Insurance Company ("Statesman"). Statesman was owned by the brother of the majority shareholder of Acap, and, as a result, this qualified as a related party transaction. Texas Imperial issued a promissory note of $100 to the sellers of the Statesman stock ("Sellers"). At the time of the acquisition of the Statesman stock by Texas Imperial, Statesman had approximately $1.8 million in surplus debentures issued to the Sellers. The Sellers' debentures backed the Sellers' representations and warranties and were to be adjusted based upon the outcome of certain post-closing price adjustments. In connection with closing, Texas Imperial purchased an $800,000 surplus debenture from Statesman to bring Statesman's statutory equity to the level required by the Texas Department of Insurance (the
"Department") as a condition of the Department's approval of Texas Imperial's acquisition of Statesman. In January, 1999, it was discovered that Statesman's claim liabilities were significantly understated. The liability understatement exceeded the amount of the Sellers' debentures. Given the mutual mistake of fact upon which the stock purchase, the surplus debenture purchase and the Department's approval of same were based, Texas Imperial, the Sellers, and Statesman agreed to rescind the purchase of the stock and the surplus debenture. However, the rescission required the approval of the Department. The Department did not grant its approval. As a result, Texas Imperial determined that the $800,000 Statesman surplus debenture was uncollectible and recorded the realized investment loss on the debenture and wrote off its investment in Statesman of $100.

Other Investment Disclosures

At December 31, 1998, bonds with a fair value of $5,697,557 were on deposit with various regulatory authorities.

Investments, other than investments issued or guaranteed by the United
States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 1998 were as follows:
                                                  Balance
                                                Sheet Amount      Category
                                                ------------    -------------
Merrill Lynch                                    $1,123,463    Fixed maturity
Ingersoll Rand                                    1,036,256    Fixed maturity
General Motors                                    1,020,516    Fixed maturity
Green Tree Home Equity Loan                       1,004,110    Fixed maturity
La Farge Corp                                       988,636    Fixed maturity
AT&T                                                885,813    Fixed maturity
EQCC Home Equity                                    847,813    Fixed maturity
PNC Mortgage Security                               746,197    Fixed maturity

3.  FAIR VALUES

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1998 are as follows:

                                                 Carrying Amount   Fair Value
                                                 ---------------   ----------
Assets:
      Fixed maturities                             $36,968,374     36,968,374
      Mortgage loans                                 1,930,734      1,943,679
      Policy loans                                   6,811,849      6,811,849
      Short-term investments                         1,573,630      1,573,630
Liabilities
      Note payable                                     562,500        562,500

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

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes are at the base interest rate of the bank. Both notes were renewed in 1998. As of December 31, 1998 no funds have been borrowed on these notes.

5.  COMMITMENTS AND CONTINGENCIES

Leases

In conjunction with the sale of American Capitol's home office building on November 21, 1997, American Capitol entered a lease agreement with the new owner of the building to lease approximately one quarter of the net rentable area of the building, the area it then currently occupied, for five years at an annual rental of $124,320. American Capitol has the option to extend the lease for an additional five years at the end of the initial term of the lease. An amendment was made to this lease agreement in 1998 to lease an additional 8,424 square feet. The effective date of the amendment was June 1, 1998 and runs concurrently with the original lease agreement. The annual rental for the first year is approximately $103,246 and the annual rental for the remaining years is approximately $111,070. American Capitol paid $203,771 in rental payments in 1998 in connection with this lease agreement.

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

At December 31, 1998, reinsurance receivables with a carrying value of $49.5 million were associated with Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company, an insurance rating organization. At December 31, 1997, Republic had statutory assets of approximately $800 million and statutory stockholder equity of approximately $38 million. At December 31, 1998, reinsurance receivables with a carrying value of $49.3 million were associated with a single reinsurer, Crown Life Insurance Company ("Crown"). At December 31, 1997, Crown had statutory assets in excess of $6.6 billion and statutory stockholders' equity of approximately $500 million. Crown is rated "Excellent" by A.M. Best Company. At December 31, 1998, reinsurance receivables with a carrying value of $2.3 million were associated with Alabama Reassurance Company ("Alabama Re"). While Alabama Re is currently rated "Fair" by A.M. Best Company, the Alabama Re reinsurance receivables are secured by a trust account containing a $5 million letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 1998, the remaining reinsurance receivables were associated with various other reinsurers.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Other than its exposure to Crown, Alabama Re and Republic as discussed above, management does not believe the Company has significant concentrations of credit risk related to reinsurance, or otherwise.

On March 5, 1998, American Capitol closed a coinsurance transaction with Universal Life Insurance Company ("Universal"). Pursuant to the coinsurance agreement (the "Coinsurance Agreement"), American Capitol coinsured 100% of the individual life insurance policies of Universal in force at January 1, 1998. The effective date of the Coinsurance Agreement was January 1, 1998. American Capitol paid Universal an initial ceding commission of approximately $13 million. Universal transferred approximately $40 million in assets to American Capitol in connection with the coinsurance.

Contemporaneous with the signing of the Coinsurance Agreement, the parties executed an administrative agreement (the "Administration Agreement") whereby American Capitol agreed to provide specified administrative functions for the 246,011 coinsured Universal policies. American Capitol started administering the policies beginning July 1, 1998. Between January 1, 1998 and July 1, 1998, Universal continued to administer the policies, and American Capitol paid Universal the expense allowance stipulated in the Administration Agreement.

Concurrent with the coinsurance of the Universal policies, American Capitol retroceded all of the coinsured Universal policies to Republic. Republic paid American Capitol an initial ceding commission of $13.5 million. American Capitol transferred $39.6 million in assets to Republic in connection with the retrocession. Once Republic has recovered the initial ceding commission, Republic must, at American Capitol's option, retrocede back to American Capitol 100% of the policies. Upon this retrocession, American Capitol then pays Republic 30% of the profits generated by the policies, retaining the other 70% of the profits. In addition, American Capitol has the right to recapture the retrocession under certain terms and conditions.

The Crown, Republic, and Alabama Re reinsurance treaties are representative of a key use of reinsurance by the Company.
Immediately following the purchase of a block of life insurance policies through the Company's acquisition program, the Company may reinsure all or a portion of the acquired policies. By doing so, the Company seeks to recover all or a portion of the purchase price of the acquired policies and transfer the risks associated with the policies to the reinsurer. The Company retains the administration of the reinsured policies and seeks to profit from the compensation the Company receives from the reinsurer for such policy administration. The Company is entitled, but not obligated, to recapture the policies at a price determined by a formula in the reinsurance treaty.

With regard to the policies not 100% reinsured with Crown, Republic, or Alabama Re, the purpose of reinsurance is to limit the Company's exposure to loss on any single insured. The Company reinsures the portion of risks in excess of a maximum of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

Effective October 31, 1998, American Capitol coinsured from Statesman National Life Insurance Company ("Statesman") 100% of its pre-standard Medicare supplement policies in force. American Capitol paid Statesman an initial ceding commission of $1 million. Statesman transferred approximately $800,000 in assets to American Capitol in connection with the coinsurance.

The effect of reinsurance on premiums and benefits follows:

                                                    Years ended December 31,
                                                       1998          1997
                                                       ----          ----
Direct premiums                                  $  7,917,467      7,227,841
Reinsurance assumed                                 9,314,872      1,761,954
Reinsurance ceded                                 (14,650,505)    (6,468,692)
  Net premiums                                     $2,581,834      2,521,103
                                                  ==========================

Direct policy benefits                           $  8,139,517      7,871,643
Reinsurance assumed                                 8,610,983      2,771,068
Reinsurance ceded                                 (14,160,450)    (8,155,732)
                                                 ---------------------------
Net policy benefits                              $  2,590,050      2,486,979
                                                 ===========================

Litigation

Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

6.  SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS

Cash payments for interest expense for the years ended December 31, 1998 and 1997 were $69,015 and $92,176, respectively. Net cash payments of $208,143 and $282,779 for federal income taxes were made during the years ended December 31, 1998 and 1997, respectively.

The following reflects assets acquired and liabilities assumed by the Company relative to the coinsurance agreement covering the policies of Universal, the consideration given for such reinsurance and the net cash flow relative to such coinsurance on January 1, 1998.

Assets acquired                                                $ 39,972,696
Liabilities assumed                                             (53,085,774)
                                                                -----------
Cost of coinsurance                                            $(13,113,078)

Cash paid for coinsurance                                      $(13,113,078)

Net cash from coinsurance:
Cash acquired                                                  $ 38,597,840
Cash paid for coinsurance                                       (13,113,078)
                                                                -----------
Net cash provided from coinsurance                             $ 25,484,762
                                                                ===========

The following reflects assets and liabilities transferred in connection with a coinsurance agreement whereby all policies assumed from Universal were 100% retroceded to Republic, the ceding commission received and the net cash flow related to the coinsurance agreement on January 1, 1998.

Assets transferred                                             $(39,580,339)
Liabilities transferred                                          53,080,339
                                                                -----------
Net cash transferred                                           $ 13,500,000
                                                                ===========

Ceding commission received                                     $ 13,500,000
                                                                ===========

Net cash from coinsurance                                      $         --
                                                                ===========

Cash paid                                                      $(38,984,762)
Cash received from coinsurance                                   13,500,000
                                                                -----------
Net cash used from coinsurance                                  (25,484,762)
                                                                -----------
Net proceeds from coinsurance                                  $         --
                                                                ===========

The following reflects assets acquired and liabilities assumed relative to the coinsurance agreement covering the pre-standard
Medicare supplement policies of Statesman, the consideration given for such coinsurance and the net cash flow relative to such coinsurance on October 31, 1998.

Assets acquired                                                $    818,443
Liabilities assumed                                              (1,818,443)
                                                                -----------
Cost of coinsurance                                            $ (1,000,000)
                                                                ===========

Cash paid for coinsurance                                      $ (1,000,000)

Net cash from coinsurance:
Cash acquired                                                  $  1,759,626
Cash paid for coinsurance                                        (1,000,000)
                                                                -----------
Net cash provided from coinsurance                             $    759,626
                                                                ===========

7.  FEDERAL INCOME TAXES

Acap and American Capitol file a consolidated federal income tax return. The other subsidiaries of the Company file separate federal income tax returns. At December 31, 1998, Acap had a remaining tax net operating loss carryover of approximately $900,000 that will expire during the years 2001 through 2012 if not previously utilized. At December 31, 1998, the Company had alternative minimum tax carryforwards of approximately $500,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus account that, at December 31, 1998, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 1998 and 1997 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                                          1998       1997
                                                          ----       ----
Federal income tax expense at statutory rate           $ 10,306     249,654
Small life insurance company special deduction               --    (307,981)
Change in valuation allowance                           (70,780)   (620,895)
Tax underpayment (refund)                                (6,238)     10,617
Tax rate differential on net operating loss carryback    70,148          --
Other, net                                               40,866      54,850
                                                        --------------------
Total federal income tax expense (benefit)             $ 44,302    (613,755)
                                                        ====================

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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 are as follows:

Deferred Tax Assets:
Deferred gain on reinsurance                                     $  809,121
Deferred gain on sale of real estate                                132,227
Net operating loss carryforwards                                    319,968
Alternative minimum tax credit carryforwards                        501,091
Other                                                                45,024
                                                                  ---------
Total gross deferred tax assets                                   1,807,431
Less:  valuation allowance                                       (1,104,942)
                                                                  ---------
Deferred tax assets                                                 702,489
                                                                  ---------

Deferred Tax Liabilities:
Net unrealized gains on
  available-for-sale securities                                     531,758
Deferred policy acquisition costs                                   310,074
Policy reserves and policy funds                                    971,353
Other                                                                65,460
                                                                  ---------
Deferred tax liabilities                                          1,878,645
                                                                  =========
Net deferred tax liability                                       $1,176,156
                                                                  =========

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,104,942 was established at December 31, 1998 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 1998 and 1997 was a decrease of $70,780 and a decrease of $620,895, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.

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

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan").
The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options vest five years from the date of grant and must be exercised within ten years from the date of grant. As of December 31, 1998, options to purchase 500 of the 743 shares of Acap common stock owned by American Capitol had been granted, with a weighted average option price of $244.80 per share.

Stock options granted for Acap Corporation common stock are summarized as follows:
                                                           Number of Shares
                                          Option Price       1998     1997
                                          ---------------------------------
Outstanding at January 1                  244.80/187.50       500       68
Granted during the year                       $244.80          --      500
Exercised during the year                     $187.50          --      (68)
                                                            ---------------
Outstanding at December 31                    $244.80         500      500
                                                            ===============
Available for future grant                                    243       34
                                                            ===============

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

Series A Preferred Stock

There are 74,000 shares of Series A Preferred Stock authorized, issued and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. Prior to August 26, 1996, the Series A Preferred Stock had been exchangeable, at the option of the holders, into shares of common stock of Fortune National Corporation ("Fortune"). Effective August 26, 1996, Fortune adopted a plan of dissolution and liquidation. Consequently, the exchange option of Series A Preferred Stock expired. There was no activity related to the Series A Preferred Stock for the two years ended December 31, 1998 other than payments of dividends.

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

As a result of the Company's purchase of the "odd lot" shares and the conversion of the Company's holding of Fortune common stock into company Common Stock, the Company added $320,566 (910 shares) to treasury stock, reducing the number of outstanding shares of Company Common Stock to approximately 7,603. During 1998 and 1997, the Company added another 209 and 225, respectively, shares to treasury stock, reducing the number of outstanding shares of Company Common Stock.

	ACAP CORPORATION
      INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Acap Corporation


We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.



KPMG LLP


Houston, Texas
March 26, 1999

                               ACAP CORPORATION
                            STOCKHOLDER INFORMATION

MARKET INFORMATION

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                    1998                    1997
                              ---------------------------------------
                              High        Low         High        Low
                              ---------------------------------------
First quarter                 $400        370         290         240
Second quarter                 475        396         275         240
Third quarter                  450        442         350         247
Fourth quarter                 480        442         370         360

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

HOLDERS

The approximate number of holders of record of Acap's common stock as of March 22, 1999 was 696.

DIVIDENDS

Acap declared no common stock dividends in 1998 or 1997. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 1999.

FORM 10-KSB

Stockholders may receive without charge a copy of the Company's
Annual Report on Form 10-KSB filed with the Securities and Exchange Commission by writing to Stockholder Services, Acap Corporation,
10555 Richmond Avenue, 2nd Floor, Houston, TX 77042.

TRANSFER AGENT

The registrar and transfer agent for the Company's common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004. For a change of name or address, or to replace lost stock certificates, write to Continental at the address above or call (212) 509-4000.

INVESTOR RELATIONS

Requests for information should be directed by mail to Stockholder Services, Acap Corporation, 10555 Richmond Avenue, 2nd Floor,
Houston, TX 77042 or by calling (713) 974-2242.

INDEPENDENT AUDITORS

The Company's consolidated financial statements for 1998 were audited by the independent accounting firm of KPMG LLP, 700 Louisiana, Houston, TX 77002.

ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting of Stockholders which will be held on Monday, May 3, 1999 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.

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

Dan R. Stites
Senior Vice President

Eugene L. Ligon
Vice President

G. Mike Rambo
Vice President

Carolyn M. Rawlins
Assistant Secretary

Linda G. Stark
Assistant Vice President

C. Stratton Hill, Jr., M.D.
Medical Director

                              ACAP CORPORATION

            10555 Richmond Avenue, 2nd Floor   Houston, Texas 77042