Form 10KSB, Exhibit 13
period 1999-12-31
ACAP CORP
filed 2000-03-30
CIK 792468

Acap Corporation


Contents

 President's Report                                               1

 Management's Financial Analysis                                  3

 Consolidated Balance Sheet                                       9

 Consolidated Statements of Operations and Comprehensive Income  10

 Consolidated Statements of Stockholders' Equity                 11

 Consolidated Statements of Cash Flows                           12

 Notes to Consolidated Financial Statements                      13

 Independent Auditors' Report                                    31

 Stockholder Information                                         32

 Directors and Officers                                          33


Corporate Profile

Acap Corporation is a life insurance holding company that primarily focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of life insurance companies. Adjuncts to the acquisition-oriented growth strategy include using financial leverage and reinsurance to make more acquisitions and to maximize the return to stockholders, consolidating and streamlining the operations of acquired businesses, concentrating on a limited number of lines of business, and providing superior customer service to improve policy retention.

In addition to the acquisition program, Acap subsidiaries market Medicare supplement health insurance policies, final expense life insurance policies, and preneed funeral service contracts.

Acap was formed in 1985. Acap's life insurance operations are conducted through its wholly owned life insurance subsidiaries. All operations are conducted from the corporate headquarters in Houston, Texas. Acap's common stock is quoted on the NASD Electronic Bulletin Board under the symbol AKAP.


Front cover design: The front cover design combines the logos of Acap's two life insurance subsidiaries: the Capitol Building logo of American Capitol Insurance Company and the Lone Star logo of Texas Imperial Life Insurance Company.

                            President's Report

Corporate Developments During 1999

The Company acquired approximately 10,000 Medicare supplement policies and a small number of life insurance policies and hospital indemnity policies (effective June 1, 1999) from various state Guaranty Associations represented by the National Organization of Life and Health Guaranty Associations ("NOLHGA"). The policies were originally issued by Statesman National Life Insurance Company ("Statesman"), which was placed in receivership in June 1999. The transaction was structured to minimize the risks of the acquisition to the Company, while providing the participating Guaranty Associations with a profit participation potential. The transaction included a credit to the Company in an amount equal to the $800,000 investment in Statesman it had written off in 1998. The Company began administering the acquired policies effective June 1, 1999. The Company hired most of the employees who had been working for Statesman as of the date of the receivership. Through these steps, the Company and NOLHGA were able to effect a smooth and orderly transfer of the policies from Statesman to the Company, minimizing the impact of Statesman's insolvency to its policyholders, employees, and agents.

In May 1999, the Company's subsidiary, American Capitol Insurance Company, began marketing Medicare supplement and final expense life insurance in Texas, Oklahoma, and Louisiana. The Company's recruiting of agents focused initially on former Statesman agents, progressing to recruiting agents generally. The marketing of Medicare supplement is still in its early stage, but the initial results are encouraging. American Capitol's subsidiary, Texas Imperial Life Insurance Company, continues to market "preneed" life insurance in Texas on a modest scale.

The Company licensed and installed two software systems during 1999. The installations required significant effort and were completed on schedule. One was an advanced health claims administration system that went "live" on December 1, 1999. It replaced a "home grown" health claims administration system acquired from Statesman, which was not Year-2000 compliant and had limited resourcefulness. The new system is much more automated and expands the types of health products that the Company can administer. The other was the installation of insurance-specific general ledger and accounts payable systems that went "live" on November 1, 1999. They replaced general ledger and accounts payable systems that were not Year-2000 compliant. These new systems enhance the automation of the Company's accounting and provide easier access to management information.

As was apparently the case with most of the world, the Company's experience with the transition to Year 2000 on its computer systems was basically a non-event. However, this was not because the potential for problems with the systems did not exist. The Company had no significant Year-2000 related problems because of the planning, implementation of corrective actions, and testing that took place prior to January 1, 2000. The Company will continue to monitor its systems for potential issues related to the Year 2000.

Results of Operations

The Company had net income for 1999 of $1,350,170, or $161.39 per basic common share, compared to a net loss for 1998 of $13,989, or $28.42 per basic common share. Obviously, a major part of the difference is attributable to the above-noted write-off of the $800,000 investment in Statesman in 1998 and the credit equal to that amount in 1999. Pre-tax operating income (which excludes net realized investment gains and losses) for 1999 was $639,401, compared to $774,436 in 1998.

A more complete analysis of the results of operations is included in the Management's Financial Analysis section of this Annual Report.
Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance, and its prospects.

Outlook

As mentioned in last year's President's Report, the Company's plan was to begin in 1999 the conversion of all of its policies to the new policy administration system acquired as part of the Statesman transaction. The above-discussed corporate developments during 1999 pre-empted the start of that process. We are now positioned to complete a substantial amount of the conversion process in 2000. As stated in last year's Report, the conversion process will be time-consuming and expensive. However, the Company believes the new system's expanded capabilities will result in productivity gains over time that will outweigh the conversion costs. Also, it will enable the Company to explore acquisition and marketing opportunities of insurance products in addition to traditional life insurance, to which the Company's past acquisition activities have been limited.

The Company plans to devote considerable attention to its new Medicare supplement marketing program during 2000. While recognizing that the Medicare supplement market is inherently more management intensive and has higher risk than the Company's traditional "life-only" business plan, the Company believes that the potential of the marketing program makes it worth pursuing. The Company plans to continue its acquisition program. The Company has completed at least one acquisition each year since 1993. Now, with the marketing program, and a new policy administration system with expanded capabilities to enlarge the Company's acquisition options, the Company's potential for growth is more diversified. Also, this should add more stability to the "growth curve," compared to the somewhat "punctuated" growth pattern associated with an "acquisitions-only" business plan.

Considering the projected focus during 2000 on the conversion process and the Medicare supplement marketing program, the Company is not actively seeking to make an acquisition during 2000. However, in addition to developing a marketing program, we believe the Company is strengthening its position to make acquisitions, which will continue to be an important piece of its growth strategy.

William F. Guest
President

 April 10, 2000

                             Acap Corporation
                      Management's Financial Analysis

Results of Operations

As used herein, "American Capitol" is American Capitol Insurance Company, a wholly owned subsidiary of the Company. "Texas Imperial" is Texas Imperial Life Insurance Company, a wholly owned subsidiary of American Capitol.

Statesman Transaction

On October 19, 1998, Texas Imperial executed an agreement to acquire the stock of Statesman National Life Insurance Company ("Statesman"). To facilitate the Statesman acquisition, American Capitol entered into a coinsurance agreement with Statesman dated November 17, 1998, in which American Capitol coinsured, on a 100% quota share basis, Statesman's "pre-standard" Medicare supplement business effective October 31, 1998. The acquisition transaction closed on December 16, 1998. Statesman was owned by the brother of the majority shareholder of Acap, and, as a result, this qualified as a related party transaction. Texas Imperial issued a promissory note of $100 to the sellers of the Statesman stock ("Sellers"). At the time of the acquisition of the Statesman stock by Texas Imperial, Statesman had approximately $1.8 million in surplus debentures issued to the Sellers. The Sellers' debentures backed the Sellers' representations and warranties and were to be adjusted based upon the outcome of certain post-closing price adjustments. In connection with closing, Texas Imperial purchased an $800,000 surplus debenture from Statesman to bring Statesman's statutory equity to the level required by the Texas Department of Insurance (the "Department") as a condition of the Department's approval of Texas Imperial's acquisition of Statesman. As used herein, the "Statesman Transaction" refers to the above-described Texas Imperial acquisition of the stock of Statesman, Texas Imperial purchase of the $800,000 surplus debenture from Statesman, and American Capitol coinsurance of a portion of Statesman's Medicare supplement business.

In January 1999, it was discovered that Statesman's claim liabilities were significantly understated. The liability understatement exceeded the amount of the Sellers' debentures. Given the mutual mistake of fact upon which the stock purchase, the surplus debenture purchase and the Department's approval of same were based, Texas Imperial, the Sellers, and Statesman agreed to rescind the purchase of the stock and the surplus debenture. However, the rescission required the approval of the Department. The Department did not grant its approval. As a result, Texas Imperial determined that the $800,000 Statesman surplus debenture was uncollectible and recorded the realized investment loss on the debenture in 1998 and wrote off its investment in Statesman of $100. Statesman was placed in receivership by the District Court of Travis County, Texas 250th Judicial District (the "Court") on June 10, 1999.

On June 10, 1999, the Court approved a Liquidation Plan Regarding the Insolvency and Liquidation of The Statesman National Life Insurance Company (the "Liquidation Plan") executed by American Capitol, Texas Imperial, Statesman, the Department, and the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"). Pursuant to the Liquidation Plan, American Capitol and Texas Imperial assumed all life insurance policies issued by Statesman since September 30, 1998 as well as all of the Medicare supplement and hospital indemnity health insurance policies in force in Statesman. American Capitol also assumed the "pre-standard" Medicare supplement business that American Capitol had fully coinsured from Statesman in 1998. Participating guaranty associations, represented by NOLHGA, funded the transaction with a combination of cash and promissory notes. In determining the funding amount, among other things, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998 and which Texas Imperial wrote off at December 31, 1998. Pursuant to the Liquidation Plan, three years after the closing of the assumption transactions, the actual results of the Medicare supplement policies in question will be compared to the projected results for the three year period and, if the actual results have been better than projected ("excess profits"), the participating guaranty associations will be entitled to participate in the excess profits as a refund in an amount prescribed by a formula set out in the Liquidation Plan. If the actual results are worse than the projected results, the guaranty associations are not obligated to compensate the Company for such shortfall. The assumption transactions closed on June 18, 1999 with an effective date of June 1, 1999. Approximately $11 million in cash and notes were transferred to the Company from the participating guaranty associations and approximately $10 million in liabilities were transferred to the Company in connection with the assumption transactions.

Other aspects related to the Statesman Transaction include the transfer to the Company of policy administration system software necessary to enable the Company to administer the Medicare supplement policies assumed from the guaranty associations. This system enhances the Company's policy administration capabilities considerably and the Company expects to use it as its primary policy administration system. In addition, the Company recently (May, 1999) began to market Medicare supplement policies by recruiting former agents of Statesman and, in due course, adding additional agents. Initially this new marketing program will be relatively modest in scope, involving the states of Texas, Louisiana, and Oklahoma. Through these steps, the Company has expanded its business plan to include the administration and marketing of Medicare supplement policies, and has positioned itself to acquire additional Medicare supplement policies as well as accident and health insurance policies in general.

Life Segment

Premiums and other considerations were 7% higher in 1999 in comparison to 1998. The increase is the result of the life business assumed in connection with the Statesman Transaction described above.

Net investment income was 9% lower during 1999 in comparison to 1998. The lower level of investment income in 1999 was primarily due to the smaller average base of invested assets in 1999 in comparison to 1998.

A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies. The expense allowance for 1999 was 17% lower than the expense allowance received during 1998. The decrease in the expense allowance is attributable to normal attrition of the reinsured policies.

As a result of the factors noted above, total revenue, including net realized investment gains and losses, was 8% lower during 1999 than during 1998.

Policy benefits were 3% higher in 1999 in comparison to 1998. The Company's mortality experience was higher in 1999 in comparison to 1998.

Total expenses were 4% lower in 1999 in comparison to 1998. Expenses for 1998 include $1.3 million paid to Universal Life Insurance Company ("Universal") for administering during the period January 1, 1998 through June 30, 1998, the policies American Capitol acquired from Universal.
Prior to July 1, 1998, the Company incurred expenses in preparing to assume the administration of the Universal policies. Expenses for 1998 also include a one-time broker's fee of $227,500 associated with the Universal coinsurance. The Company incurred significant expenses, including approximately $300,000 in computer consulting expense, in connection with the conversion of the Universal policies from the system acquired from Universal to one of the Company's other policy administration systems.

The Company currently operates on three policy administration systems. The Company plans to convert from two of the current systems onto the policy administration system acquired as a part of the Statesman Transaction discussed above. Once the conversions are completed, the Company expects to experience lower per unit policy administration expenses as a result of enhanced capabilities of the surviving policy administration system and the efficiencies resulting from being on a single system. To accomplish the conversions, the Company added programming and conversion resources during 1999. The conversion process is expected to take approximately two years.

Health Segment

Premiums and other considerations were $7,727,163 in 1999 in comparison to $349,087 in 1998. The increase is the result of the business assumed in connection with the Statesman Transaction described above. Whereas 1998 includes premiums on the "pre-standard" Medicare supplement business acquired from Statesman for only two months, 1999 includes the premiums on the "pre- standard" Medicare supplement business for the full year. Premiums for 1999 include seven months of premiums on the "standard" Medicare supplement and hospital indemnity business acquired through the Statesman Transaction.

Net investment income was $81,593 in 1999 in comparison to $11,800 in 1998. The higher level of investment income in 1999 was due to the larger average base of invested assets in 1999 in comparison to 1998, primarily as a result of the increase in assets related to the Statesman Transaction.

The Health Segment had net realized investment gains of $800,000 in 1999, in comparison to net realized investment losses of $800,000 in 1998. As discussed above in the description of the Statesman Transaction, the Company realized an $800,000 loss on an investment in Statesman during 1998. During 1999, in connection with the funding of the Liquidation Plan, the Company received credit in an amount equal to the $800,000 investment in Statesman that was written-off during 1998.

"Other Income" for 1999 includes $176,831 in interest on the promissory notes issued by the participating guaranty associations in connection with the Statesman Transaction. The promissory notes are essentially credit risk free because they are backed by the member insurers of the guaranty associations that issued the notes. A guaranty association has the statutory authority and obligation to assess member insurers to meet its obligations. The promissory notes bear interest at 5.3% and mature on December 2, 2002.

As a result of the factors noted above, total revenue, including net realized investment gains and losses, was $8,813,532 in 1999 in comparison to ($439,113) in 1998. Excluding net realized investment gains and losses, total revenue was $8,013,532 in 1999 in comparison to $360,887 in 1998.

Policy benefits were $3,663,413 in 1999 in comparison to $245,037 in 1998. The increase is the result of the business assumed in connection with the Statesman Transaction described above.

Total expenses were $3,923,852 in 1999 in comparison to $48,153 in 1998. The increase in expenses is attributable to the business assumed in connection with the Statesman Transaction described above. Approximately $1.5 million of the increased expenses for 1999 are attributable to commissions on the business acquired in the Statesman Transaction. Beginning June 1, 1999, general expenses include the costs associated with administering the acquired business. General expenses for 1999 also include expenses associated with moving personnel and records from Statesman's offices to the Company's offices and the expenses associated with the installation of a new health claims administration software system.

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

As of December 31, 1999, 100% of the insurance subsidiaries' portfolios of publicly traded bonds are invested in securities that are rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investments in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available-for-sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (19%) of the Company's bond portfolio is invested in mortgage-backed securities, with 91% of such mortgage-backed securities classified as collateralized mortgage obligations and 9% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (67%), Z (18%) and sequential (15%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

The Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of increasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities decreased $1,804,655 during 1999, following a $271,063 increase during 1998. Accounting standards do not permit the Company to revalue its liabilities for changes in interest rates.

As of December 31, 1999, the Company held 15 mortgage loans as investments. The Company's investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $860,000 (84%) of the mortgage loans are guaranteed by an individual who management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average yearly principal balance of the Company's mortgage loans at December 31, 1999 was approximately $41,000 and the weighted average maturity was 12 years. Mortgage loans on Tennessee properties represent 39% of the mortgage loan balances at December 31, 1999, Alabama properties 36%, Texas properties 16%, with Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 83% of the mortgage loan balances at December 31, 1999 with commercial mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly traded securities.

Liquidity of the Parent Company

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol. At December 31, 1999, the outstanding principal balance of the loan was $1,312,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan at December 31, 1999. The principal payments on the bank loan are matched by the principal payments on surplus debentures issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debentures from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 1999, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $560,000. Payments on the surplus debentures may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 1999, American Capitol's statutory capital and surplus was $4,081,403.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under generally accepted accounting principles.

Reinsurance

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 1999, reinsurance receivables with a carrying value of $48.7 million were associated with a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 1998, Canada Life had statutory assets in excess of $28 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company, an insurance company rating organization. At December 31, 1999, reinsurance receivables with a carrying value of $48.3 million were associated with Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company. At December 31, 1998, Republic had statutory assets of approximately $811 million and statutory stockholders' equity of approximately $39 million. At December 31, 1999, reinsurance receivables with a carrying value of $1.9 million were associated with Alabama Reassurance Company ("Alabama Re"). The Alabama Re reinsurance receivables are secured by a trust account containing a $4.1 million letter of credit granted in favor of an insurance subsidiary of the Company.

With regard to the policies not 100% reinsured with Canada Life, Republic, or Alabama Re, the Company seeks to limit its exposure to loss on any single insured by reinsuring the portion of risks in excess of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. Acap evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to stockholders. The provisions of SFAS No. 131 did not have an impact on the Company in 1998 since the Company did not have different operating segments. The Company acquired a material block of health business during 1999, and accordingly, the Company began disclosing information about different operating segments in 1999.

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, SFAS No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, SFAS No. 137 provides an entity the option of not applying this provision to hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Upon implementation of SFAS No. 133, hedging relationships may be redesignated and securities held-to-maturity may be transferred to available-for-sale or trading. The Company is evaluating the impact, if any, SFAS No. 133 may have on its future consolidated financial statements.

In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." This statement provides guidance for the recording of a liability for insurance-related assessments. The statement requires that a liability be recorded when all of the following conditions have been met: an assessment has been imposed or it is probable that an assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. The Company adopted SOP 97-3 as of January 1, 1999. The adoption of the provisions of SOP 97-3 did not have a material impact on results of operations, financial condition, or cash flows.

In March 1998, AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement specifies the types of costs that must be capitalized and amortized over the software's expected useful life and the types of costs that must be immediately recognized as expense. For purposes of this SOP, internal-use software is software acquired, internally developed, or modified solely to meet the entity's internal needs for which no substantive plan exists or is being developed to market the software externally during the software's development or modification. Certain internal and external costs incurred to develop internal-use computer software that relate to system design, software configuration and interfaces, coding, testing, and installation to hardware should generally be capitalized. The Company adopted SOP 98-1 as of January 1, 1999. The adoption of the provisions of SOP 98-1 did not have a material impact on results of operations, financial condition, or cash flows.

Year 2000 Status

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Uncorrected, as the year changed from 1999 to 2000, this could have resulted in a system failure or miscalculations causing disruptions of normal business activities. The Company has not experienced any significant problems with its computer systems, vendors, business partners, or physical plant as a result of the Year 2000 issue. The Company will continue to monitor events throughout the Year 2000 to detect potential issues arising from this matter.

Cautionary Statement

The 1995 Private Securities Litigation Reform Act provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained herein or in any other oral or written statement by the Company or any of its officers, directors, or employees is qualified by the fact that actual results of the Company may differ materially from such statement due to the following important factors, among other risks and uncertainties inherent in the Company's business: state insurance regulations, rate competition, adverse changes in interest rates, unforeseen losses with respect to loss and settlement expense reserves for unreported and reported claims, and catastrophic events.

                                  Acap Corporation
                           Consolidated Balance Sheet

                                                       December 31, 1999

Assets

Investments:
  Fixed maturities available for sale
     (amortized cost of $39,153,858)                        $  38,168,560
  Mortgage loans                                                1,027,790
  Policy loans                                                  6,363,243
  Short-term investments                                        4,514,275
                                                          ------------
     Total investments                                         50,073,868
Cash                                                              127,180
Accrued investment income                                         632,820
Reinsurance receivables                                       101,202,352
Notes receivable                                                4,088,295
Accounts receivable (less allowance for
   uncollectible accounts of $88,296)                             697,398
Deferred acquisition costs                                      1,769,958
Property and equipment (less accumulated
   depreciation of $591,551)                                      865,904
Costs in excess of net assets of acquired
    business (less accumulated amortization of $1,431,455)      1,242,323

Net deferred tax asset                                            178,002
 Other assets                                                     266,493
                                                              -----------
     Total assets                                            $161,144,593
                                                             ===========
Liabilities

Policy liabilities:
  Future policy benefits                                     $140,556,840
  Contract claims                                               4,165,355
                                                             -----------
     Total policy liabilities                                 144,722,195
                                                             -----------
Other policyholders' funds                                      2,202,667
Other liabilities                                               3,648,419
Note payable                                                    1,312,500
Deferred gain on reinsurance                                    2,216,800
Deferred gain on sale of real estate                              301,530
                                                              -----------
     Total liabilities                                       $154,404,111
                                                              -----------

Stockholders' Equity

Series A preferred stock, par value $.10 per share,
   authorized, issued, and outstanding 74,000 shares
   (involuntary liquidation value $2,035,000)              $    1,850,000
Common stock, par value $.10 per share, authorized
  10,000 shares, issued 8,759 shares                                  876
Additional paid-in capital                                      6,259,589
Accumulated deficit                                              (272,751)
Treasury stock, at cost, 1,533 common shares                     (507,362)
Accumulated other comprehensive loss-net unrealized
   investment losses, net of taxes of $395,428                   (589,870)
                                                              ------------
      Total stockholders' equity                                 6,740,482
                                                              ------------

Total liabilities and stockholders' equity                   $161,144,593
                                                              ===========

See accompanying notes to consolidated financial statements.

                              Acap Corporation
                  Consolidated Statements of Operations
                         and Comprehensive Income

                                                Years Ended December 31,
                                                        1999       1998
Revenues
Premiums and other considerations                 $10,121,843  2,581,834
Net investment income                               2,097,714  2,026,734
Net realized investment gains (losses)                782,054   (744,123)
Reinsurance expense allowance                       3,934,706  4,744,786
Amortization of deferred gain                         263,570    290,275
Other income                                          283,703     41,969
                                                   ----------------------
   Total revenues                                  17,483,590  8,941,475
                                                   ----------------------

Benefits and Expenses
Net policy benefits                                 6,086,799  2,590,050
Commissions and general expenses                    9,314,979  5,899,627
Interest expense                                       93,981     72,037
Amortization of costs in excess of net
 assets of acquired business                          239,662    239,662
Amortization of deferred acquisition costs            326,714    109,786
                                                   ----------------------
   Total benefits and expenses                     16,062,135  8,911,162
                                                   ----------------------
Earnings
Income before federal income tax expense
 (benefit)                                          1,421,455     30,313
Federal income tax expense (benefit):
  Current                                             494,813    (49,481)
  Deferred                                           (423,528)    93,783
                                                   ----------------------
Net income (loss)                                   1,350,170    (13,989)
                                                   ======================

Other Comprehensive Income (Loss)
Net unrealized investment gains (losses),
 net of taxes of $930,628 in 1999 and $150,985
 in 1998                                           (1,804,655)   271,063
Net unrealized investment holding gains
 (losses) arising during period, net of
 taxes of $11,856 in 1999 and $10,396 in 1998         (23,016)    23,800
Less:  reclassification adjustment for net
 investment gains included in net income,
 net of taxes of $6,102 in 1999 and $17,017
 in 1998                                               11,844    (38,960)
                                                   ----------------------
Comprehensive income (loss)                       $  (465,657)   241,914
                                                   ======================
Earnings Per Share
Basic earnings (loss) per common share            $    161.39     (28.42)
                                                   ======================

Diluted earnings (loss) per common share          $    155.79     (28.42)
                                                   ======================

See accompanying notes to consolidated financial statements.

                              Acap Corporation
             Consolidated Statements of Stockholders' Equity

                                                 Years Ended December 31,
                                                        1999     1998

Series A Preferred Stock
(Including Additional Paid-in Capital)            $ 1,850,000  1,850,000
                                                   ---------------------
Common Stock                                              876        876
                                                   ---------------------
Additional Paid-in Capital

  Balance, beginning of year                        6,259,589  6,259,189
  Change during year                                       --        400
                                                   --------------------
  Balance, end of year                              6,259,589  6,259,589
                                                   ---------------------
Accumulated Deficit

  Balance, beginning of year                       (1,440,233)(1,231,992)
  Net income (loss)                                 1,350,170    (13,989)
  Preferred stock cash dividends                     (182,688)  (194,252)
                                                   ---------------------
  Balance, end of year                               (272,751)(1,440,233)
                                                   ----------------------
Treasury Stock

  Balance, beginning of year                         (500,642)  (450,482)
  Change during year                                   (6,720)   (50,160)
                                                   ----------------------
  Balance, end of year                                (507,362) (500,642)
                                                   ----------------------

Accumulated Other Comprehensive Income

  Balance, beginning of year                         1,214,785   943,722
  Change during year                                (1,804,655)  271,063
                                                   ----------------------
  Balance, end of year                                (589,870)1,214,785
                                                   ----------------------

Total Stockholders' Equity                        $  6,740,482 7,384,375
                                                   =====================

See accompanying notes to consolidated financial statements.

                                Acap Corporation
                   Consolidated Statements of Cash Flows

                                                 Years Ended December 31,
                                                      1999       1998

 Cash Flows from Operating Activities
  Net income (loss)                              $  1,350,170    (13,989)
    Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
  Depreciation and amortization                       365,560    307,124
  Amortization of deferred acquisition costs          326,714    109,786
  Amortization of deferred gain on reinsurance       (263,570)  (290,275)
  Premium and discount amortization                   (19,294)   (63,490)
  Net realized investment (gains) losses             (782,054)   744,123
  Deferred federal income tax expense (benefit)      (423,528)    93,783
  Decrease in reinsurance receivables               4,370,090  1,657,076
  Decease (increase) in accrued investment income     (89,515)     8,898
  Increase in accounts receivable                     (43,930)  (278,117)
  Decrease in other assets                             41,897  1,190,157
  Decrease in policy liabilities                   (6,615,613)(2,561,142)
  Increase in other liabilities                     1,375,196     34,062
                                                  -----------------------
    Net cash provided by (used in) operating
      activities                                     (407,877)   937,996
                                                  -----------------------

Cash Flows from Investing Activities
Proceeds from sales of investments available for
 sale and principal repayments on mortgage loans    4,264,554  9,712,958
Purchases of investments available for sale        (7,292,284)(8,845,902)
Net decrease in policy loans                          160,178    457,490
Net increase in short-term investments             (2,944,091)  (693,527)
Proceeds from assumption/coinsurance agreement      2,310,314    759,626
Purchases of property and equipment                  (591,673)  (287,655)
Purchase of surplus debenture                              --   (800,000)
Principal payments received on notes receivable     4,437,313         --
                                                  -----------------------
    Net cash provided by investing activities         344,311     302,990
                                                  -----------------------

Cash Flows from Financing Activities
Proceeds from issuance of note payable              1,500,000         --
Principal payments on note payable                   (750,000)  (250,000)
Deposits on policy contracts                        1,241,182  1,227,606
Withdrawals from policy contracts                  (1,731,360)(1,951,562)
Preferred stock dividends paid                       (182,688)  (194,252)
Treasury stock purchases                               (6,720)   (50,160)
                                                  -----------------------
    Net cash provided by (used in) financing
      activities                                       70,414 (1,218,368)
                                                  -----------------------

Net increase in cash                                    6,848     22,618
Cash at beginning of year                             120,332     97,714
                                                  -----------------------
Cash at end of year                             $     127,180    120,332
                                                  =======================


See accompanying notes to consolidated financial statements.

                            ACAP CORPORATION
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

The consolidated financial statements of Acap Corporation ("Acap" or "the Company") include its wholly owned subsidiaries: American Capitol Insurance Company ("American Capitol"); Imperial Plan, Inc. ("Imperial Plan"); and Texas Imperial Life Insurance Company ("Texas Imperial"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 46% at December 31, 1999, is owned by InsCap Corporation ("InsCap").

Acap is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of insurance companies. In May 1999, Acap began marketing Medicare supplement health insurance. Acap's life insurance operations are conducted through its wholly owned life insurance subsidiaries. Operations are conducted from the corporate headquarters in Houston, Texas. Approximately half of the Company's direct collected premium comes from residents of the State of Texas, with no other state generating as much as 15% of the Company's direct collected premium.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are:
(a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest, and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals;
(c) deferred federal income taxes are provided for temporary differences between assets and liabilities reported for financial reporting purposes and reported for federal income tax purposes; (d) certain assets (principally furniture and equipment, agents' debit balances and certain other receivables) are reported as assets rather than being charged to accumulated deficit; (e) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost; (f) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed nine years, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments; (g) two investment related reserves, the Asset Valuation Reserve and the Interest Maintenance Reserve, are recorded under the statutory basis of accounting; (h) assets and liabilities are reported gross of reinsurance; (i) at the time of the initial ceding of a block of business, a deferred gain is set up and amortized over the life of the policies ceded; and (j) the decrease in surplus relief from reinsurance ceded agreements is amortized through net income with an offset in surplus netting to a zero effect on surplus under the statutory basis of accounting.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 1999, the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $560,000. The combined net income of the Company's insurance subsidiaries as determined using statutory accounting practices, was $7,318,723 and $1,976,913 for the years ended December 31, 1999 and 1998, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $4,081,403 and $2,202,516 at December 31, 1999 and 1998, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

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

Investments

Investments are reported on the following bases:

All of the Company's debt securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available-for-sale securities. Accordingly, such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of stockholders' equity as accumulated other comprehensive income (loss).

Mortgage loans on real estate are carried at unpaid principal balances.

Policy loans are carried at their unpaid principal balances. Policy loans consist primarily of automatic borrowings against a policy's cash surrender value to pay policy premiums. Interest accrues at rates ranging from 5% to 10%.

Short-term investments, consisting primarily of commercial paper, are carried at cost.

Write-downs and other realized gains and losses, determined on the specific identification method, are accounted for in the consolidated statements of operations in net realized investment gains (losses).

Deferred Acquisition Costs

Deferred acquisition costs are the costs of policies acquired through the purchase of insurance companies and represent the actuarially determined present value of projected future profits from policies in force at the purchase date.

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

The deferred acquisition costs for the year ended December 31, 1999 are summarized as follows:

          Balance at December 31, 1998                 $2,460,183
          Insurance in force acquired                    (363,511)
          Amortized during the year                      (326,714)
                                                        ---------
          Balance at December 31, 1999                 $1,769,958
                                                        =========

The amortization of deferred acquisition costs is expected to be between $200,000 and $300,000 over each of the next five years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $125,896 and $67,462 for the years ended December 31, 1999 and 1998, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

Costs in Excess of Net Assets of Acquired Business

The costs in excess of net assets of acquired business are amortized on a straight-line basis over remaining terms of three years and seven years.

Recognition of Premium Revenue and Related Expenses, Liability for Future Policy Benefits and Contract Claims

For traditional insurance contracts, premiums are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in their recognition over the premium-paying period of the contracts. Such recognition is accomplished by means of the provision for future policy benefits and the amortization of deferred policy acquisition costs.

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation.
These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 1999.

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

Earnings per Share

Earnings per common share for 1999 were computed as follows:

                                               Weighted
                                 Income      Average Shares   Per Share
                              (Numerator)     (Denominator)      Amount

Net income                    $1,350,170

Preferred dividends             (182,688)

Basic Earnings Per Share
Income available to common
 stockholders                  1,167,482          7,234        $161.39

Effect of Dilutive Securities:
Stock options                          --           260
                               -----------------------------------------

Diluted Earnings Per Share
Income available to common
stockholders plus assumed
 exercise                     $1,167,482         7,494        $155.79
                              =========================================


Earnings per common share for 1998 were computed as follows:

                                                Weighted
                                 Income     Average Shares    Per Share
                               (Numerator)    (Denominator)     Amount

Net loss                     $   (13,989)

Preferred dividends             (194,252)
                             ----------------
Basic and Diluted Loss Per Share
Income available to common
  stockholders               $  (208,241)        7,326        $(28.42)
                             ==========================================

Participating Policies

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 11% of the life insurance in force at December 31, 1999 and 1998, and 45% and 44% of life insurance premium income at December 31, 1999 and 1998, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

Federal Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, which requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate that is expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date.

Statements of Cash Flows

For purposes of reporting cash flows, cash includes cash on hand, in demand accounts, in money market accounts, and in savings accounts.

Stock Based Compensation

The Company grants stock options to employees for a fixed number of shares with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly recognizes no compensation expense for the stock option grants. The pro forma disclosure required by SFAS No. 123 has not been included in the financial statements since the effects of SFAS No. 123 are not material to the financial statements.

Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports issued to stockholders. The provisions of SFAS No. 131 did not have an impact on the Company in 1998 since the Company did not have different operating segments. The Company acquired a material block of health business during 1999, and accordingly, the Company began disclosing information about different operating segments in 1999.

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, SFAS No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, SFAS No. 137 provides an entity the option of not applying this provision to hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Upon implementation of SFAS No. 133, hedging relationships may be redesignated and securities held-to-maturity may be transferred to available-for-sale or trading. The Company is evaluating the impact, if any, SFAS No. 133 may have on its future consolidated financial statements.

In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." This statement provides guidance for the recording of a liability for insurance-related assessments. The statement requires that a liability be recorded when all of the following conditions have been met: an assessment has been imposed or it is probable that an assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. The Company adopted SOP 97-3 as of January 1, 1999. The adoption of the provisions of SOP 97-3 did not have a material impact on results of operations, financial condition, or cash flows.

In March 1998, AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement specifies the types of costs that must be capitalized and amortized over the software's expected useful life and the types of costs that must be immediately recognized as expense. For purposes of this SOP, internal-use software is software acquired, internally developed, or modified solely to meet the entity's internal needs for which no substantive plan exists or is being developed to market the software externally during the software's development or modification. Certain internal and external costs incurred to develop internal-use computer software that relate to system design, software configuration and interfaces, coding, testing, and installation to hardware should generally be capitalized. The Company adopted SOP 98-1 as of January 1, 1999. The adoption of the provisions of SOP 98-1 did not have a material impact on results of operations, financial condition, or cash flows.

2. Investments

Fixed Maturity Securities

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 1999 are as follows:

                                             Gross      Gross
                                Amortized Unrealized  Unrealized    Fair
                                   Cost     Gains       Losses     Value

Government securities      $ 3,424,347       8,478     (27,854)   3,404,971
Corporate securities        24,551,909      43,131    (942,293)  23,652,747
Asset-backed securities      3,896,777         485    (226,838)   3,670,424
Mortgage-backed securities   7,280,825     222,347     (62,754)   7,440,418
                            ----------    --------  -----------  -----------
                           $39,153,858     274,441  (1,259,739)  38,168,560
                            ================================================
A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                                 1999         1998

Proceeds on sales                              $970,720    5,054,569
                                                ====================
Gross realized gains on sales                       275       70,668
Gross realized losses on sales                  (23,966)     (19,186)
                                               ---------------------
Net realized gains (losses) on sales            (23,691)      51,482
Realized gains on transactions other
  than sales                                      5,745        4,495
                                                --------------------
Net realized gains (losses)                   $ (17,946)      55,977
                                                ====================


The amortized cost and estimated fair value of fixed maturity securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized     Fair
                                                  Cost      Value

Maturing in one year or less                 $ 1,071,395   1,071,836
Maturing after one year through five years    10,193,157  10,092,151
Maturing after five years through ten years   14,218,560  13,519,208
Maturing after ten years                       6,389,921   6,044,947
                                              ---------- -----------
                                              31,873,033  30,728,142
Mortgage-backed securities                     7,280,825   7,440,418
                                              ---------- -----------
                                             $39,153,858  38,168,560
                                              ======================

A summary of the fair value of mortgage-backed securities by type as of December 31, 1999 follows:

Collateralized mortgage obligations:
Planned amortization class                                $4,513,298
Z                                                          1,211,441
Sequential                                                 1,045,353
Other                                                          6,848
                                                           ----------
                                                           6,776,940
Pass-through securities                                      663,478
                                                           ---------
                                                          $7,440,418
                                                           =========

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

As of December 31, 1999, 100% of the Company's fixed maturity securities were rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

Mortgage Loans

The weighted average interest rate of mortgage loans held as of December 31, 1999 was 8.2%.

The distribution of principal balances on mortgage loans held as of December 31, 1999 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                            Principal
                                                             Balance

Maturing in one year or less                            $     54,046
Maturing after one year through five years                   257,885
Maturing after five years through ten years                  154,222
Maturing after ten years                                     561,637
                                                           ---------
                                                          $1,027,790
                                                           =========

The distribution of mortgage loans by class of loan and geographic distribution follows:

                                                           Principal
                                                            Balance
Commercial loans:
  Texas                                                   $   90,440
  Tennessee                                                   12,354
                                                           ---------
                                                          $  102,794
                                                            =========
Residential loans:
  Tennessee                                               $  387,504
  Alabama                                                    370,253
  Texas                                                       70,893
  Florida                                                     61,711
  Kentucky                                                    34,635
                                                           ---------
                                                          $  924,996
                                                           =========

Investment Income

A summary of net investment income follows:

                                                  1999          1998

Interest on fixed maturities                   $ 1,805,248   1,676,508
Interest on mortgage loans                         153,595     293,860
Interest on policy loans                            43,934      42,769
Interest on cash & short-term investments           97,925      37,025
Miscellaneous investment income                    109,442      40,192
                                                  --------------------
                                                 2,210,144   2,090,354
Investment expense                                (112,430)    (63,620)
                                                ---------- -----------
                                               $ 2,097,714   2,026,734
                                                ========== ===========

Unrealized Investment Gains (Losses)

The change between cost and fair value for fixed maturity securities, net of taxes, follows:

Balance, January 1, 1998                              $   943,722
Change during the year                                    271,063
                                                        ---------
Balance, December 31, 1998                              1,214,785
Change during the year                                 (1,804,655)
                                                        ---------
Balance, December 31, 1999                            $  (589,870)
                                                       ==========
Net Realized Investment Gains (Losses)

A summary of net realized investment gains (losses) follows:

                                                      1999       1998

Fixed maturities                                 $ (17,946)    55,977
Equity securities (including investment
 in subsidiaries)                                       --       (100)
Surplus debenture                                       --   (800,000)
Other                                              800,000         --
                                                   -------------------
                                                  $782,054   (744,123)
                                                  ====================

On December 16, 1998, Texas Imperial acquired (the "Statesman Transaction") the stock of Statesman National Life Insurance Company ("Statesman"). Statesman was owned by the brother of the majority shareholder of Acap, and, as a result, this qualified as a related party transaction. Texas Imperial issued a promissory note of $100 to the sellers of the Statesman stock ("Sellers"). At the time of the acquisition of the Statesman stock by Texas Imperial, Statesman had approximately $1.8 million in surplus debentures issued to the Sellers. The Sellers' debentures backed the Sellers' representations and warranties and were to be adjusted based upon the outcome of certain post-closing price adjustments. In connection with closing, Texas Imperial purchased an $800,000 surplus debenture from Statesman to bring Statesman's statutory equity to the level required by the Texas Department of Insurance (the "Department") as a condition of the Department's approval of Texas Imperial's acquisition of Statesman. In January 1999, it was discovered that Statesman's claim liabilities were significantly understated. The liability understatement exceeded the amount of the Sellers' debentures. Given the mutual mistake of fact upon which the stock purchase, the surplus debenture purchase, and the Department's approval of same were based, Texas Imperial, the Sellers, and Statesman agreed to rescind the purchase of the stock and the surplus debenture. However, the rescission required the approval of the Department. The Department did not grant its approval. As a result, Texas Imperial determined that the $800,000 Statesman surplus debenture was uncollectible and recorded the realized investment loss on the debenture and wrote off its investment in Statesman of $100.

On June 10, 1999, the Court approved a Liquidation Plan Regarding the Insolvency and Liquidation of The Statesman National Life Insurance Company (the"Liquidation Plan") executed by American Capitol, Texas Imperial, Statesman, the Department, and the National Organization of Life and Health Insurance Guaranty Associations. Pursuant to the Liquidation Plan, American Capitol and Texas Imperial assumed all life insurance policies issued by Statesman since September 30, 1998 as well as all of the Medicare supplement and hospital indemnity health insurance policies in force in Statesman. Participating guaranty associations funded the transaction with a combination of cash and promissory notes. In determining the funding amount, among other things, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998 and which Texas Imperial wrote off at December 31, 1998, and recorded it as a realized gain in 1999.

Other Investment Disclosures

At December 31, 1999, bonds with a fair value of $5,349,309 were on deposit with various regulatory authorities.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 1999 were as follows:

                                        Balance
                                     Sheet Amount          Category

Commercial Credit                     $1,118,561        Fixed maturity
Merrill Lynch                          1,078,691        Fixed maturity
Ingersoll Rand                           932,317        Fixed maturity
Green Tree Home Equity Loan              928,260        Fixed maturity
General Motors                           902,598        Fixed maturity
Conoco                                   878,968        Fixed maturity
La Farge Corp                            873,811        Fixed maturity
AT&T                                     783,655        Fixed maturity
PNC Mortgage Security                    679,558        Fixed maturity

3.  Fair Values

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1999 are as follows:

                                            Carrying         Fair
                                              Amount        Value
Assets:
 Fixed maturities                         $38,168,560     38,168,560
 Mortgage loans                             1,027,790      1,027,790
 Policy loans                               6,363,243      6,363,243
 Short-term investments                     4,514,275      4,514,275
 Notes receivable                           4,088,295      4,088,295
Liabilities:
 Note payable                               1,312,500      1,312,500

Estimated market values of publicly traded fixed maturity securities are as reported by an independent pricing service. Estimated market values of fixed maturity securities not actively traded in a liquid market are estimated using a third party pricing system, which uses a matrix calculation assuming a spread over U.S. Treasury bonds.

Policy loans have no stated maturity dates and are a part of the related insurance contracts. Accordingly, it is not practicable for the Company to estimate a fair value for them.

For mortgage loans, short-term investments, and notes receivable the carrying amount is a reasonable estimate of fair value.

In that the note payable is a floating rate instrument, the principal balance is a reasonable estimate of the note's fair value.

4.  Note Payable

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol. At December 31, 1999, the outstanding principal balance of the loan was $1,312,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes is at the base interest rate of the bank. Both notes were renewed in 1999. As of December 31, 1999 no funds have been borrowed on these notes.

5.  Commitments and Contingencies

In conjunction with the sale of American Capitol's home office building on November 21, 1997, American Capitol entered into a lease agreement with the new owner of the building to lease approximately one quarter of the net rentable area of the building, the area it then currently occupied, for five years at an annual rental of $124,000. American Capitol has the option to extend the lease for an additional five years at the end of the initial term of the lease. An amendment was made to this lease agreement in 1998 to lease an additional 8,424 square feet. The effective date of the amendment was June 1, 1998 and runs concurrently with the original lease agreement. The annual rental for the first year is approximately $103,000 and the annual rental for the remaining years is approximately $111,000. In 1999, a second amendment was made to the original lease agreement to lease an additional 8,683 square feet. The effective date of the amendment was September 1, 1999 and runs concurrently with the original lease agreement. The annual rental for the first year is approximately $108,000, with the annual rental for the remaining years of approximately $113,000. American Capitol paid approximately $270,000 in rental payments in 1999 in connection with this lease agreement.

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

At December 31, 1999, reinsurance receivables with a carrying value of $48.3 million were associated with Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company, an insurance rating organization. At December 31, 1998, Republic had statutory assets of approximately $811 million and statutory stockholders' equity of approximately $39 million. At December 31, 1999, reinsurance receivables with a carrying value of $48.7 million were associated with a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 1998, Canada Life had statutory assets in excess of $28 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company. At December 31, 1999, reinsurance receivables with a carrying value of $1.9 million were associated with Alabama Reassurance Company ("Alabama Re"). While Alabama Re is currently rated "Fair" by A.M. Best Company, the Alabama Re reinsurance receivables are secured by a trust account containing a $4.1 million letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 1999, the remaining reinsurance receivables were associated with various other reinsurers.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Other than its exposure to Canada Life, Alabama Re and Republic as discussed above, management does not believe the Company has significant concentrations of credit risk related to reinsurance, or otherwise.

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

Contemporaneous with the signing of the Coinsurance Agreement, the parties executed an administrative agreement (the "Administration Agreement") whereby American Capitol agreed to provide specified administrative functions for the 246,011 coinsured Universal policies. American Capitol started administering the policies beginning July 1, 1998. Between January 1, 1998 and July 1, 1998, Universal continued to administer the policies and American Capitol paid Universal the expense allowance stipulated in the Administration Agreement.

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

The Canada Life, Republic, and Alabama Re reinsurance treaties are representative of a key use of reinsurance by the Company. Immediately following the purchase of a block of life insurance policies through the Company's acquisition program, the Company may reinsure all or a portion of the acquired policies. By doing so, the Company seeks to recover all or a portion of the purchase price of the acquired policies and transfer the risks associated with the policies to the reinsurer. The Company retains the administration of the reinsured policies and seeks to profit from the compensation the Company receives from the reinsurer for such policy administration. The Company is entitled, but not obligated, to recapture the policies at a price determined by a formula in the reinsurance treaty.

With regard to the policies not 100% reinsured with Canada Life, Republic, or Alabama Re, the purpose of reinsurance is to limit the Company's exposure to loss on any single insured. The Company reinsures the portion of risks in excess of a maximum of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

Effective October 31, 1998, American Capitol coinsured from Statesman 100% of its pre-standard Medicare supplement policies in force. American Capitol paid Statesman an initial ceding commission of $1 million. Statesman transferred approximately $800,000 in assets to American Capitol in connection with the coinsurance.

On June 10, 1999, the Court approved a Liquidation Plan Regarding the Insolvency and Liquidation of The Statesman National Life Insurance Company (the "Liquidation Plan") executed by American Capitol, Texas Imperial, Statesman, the Department, and the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"). Pursuant to the Liquidation Plan, American Capitol and Texas Imperial assumed all life insurance policies issued by Statesman since September 30, 1998 as well as all of the Medicare supplement and hospital indemnity health insurance policies in force in Statesman. Participating guaranty associations, represented by NOLHGA, funded the transaction with a combination of cash and promissory notes. In determining the funding amount, among other things, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998 and which Texas Imperial wrote off at December 31, 1998. Pursuant to the Liquidation Plan, three years after the closing of the assumption transactions, the actual results of the Medicare supplement policies in question will be compared to the projected results for the three year period and, if the actual results have been better than projected ("excess profits"), the participating guaranty associations will be entitled to participate in the excess profits as a refund in an amount prescribed by a formula set out in the Liquidation Plan. If the actual results are worse than the projected results, the guaranty associations are not obligated to compensate the Company for such shortfall. At December 31, 1999, the excess profits owed to the guaranty associations were approximately $1.5 million and are included in other liabilities. The assumption transactions closed on June 18, 1999 with an effective date of June 1, 1999. Approximately $11 million in cash and notes were transferred to the Company from the participating guaranty associations and approximately $10 million in liabilities were transferred to the Company in connection with the assumption transactions.

The effect of reinsurance on premiums and benefits follows:

                                               Years ended December 31,
                                                   1999         1998

Direct premiums                              $16,546,293      7,917,467
Reinsurance assumed                            4,396,346      9,314,872
Reinsurance ceded                            (10,820,796)   (14,650,505)
                                             --------------------------
Net premiums                                 $10,121,843      2,581,834
                                              =========================
Direct policy benefits                       $10,950,719      8,139,517
Reinsurance assumed                            3,662,726      8,610,983
Reinsurance ceded                             (8,526,646)   (14,160,450)
                                             ----------- --------------
Net policy benefits                         $  6,086,799      2,590,050
                                           ============================

Litigation

On May 5, 1999, a civil action (the "Action") was filed by Martin L. Skeen and William F. Skeen ("Plaintiffs") in the Court of Chancery of the State of Delaware (the "Court") against Acap and Acap's directors ("Defendants"). The Plaintiffs asked the Court (1) to direct the Defendants to pay Acap the $800,000 lost as a result of the write-off of the surplus debenture purchased from Statesman in connection with the Statesman Transaction (see
Note 1, "Net Realized Investment Gains (Losses)," for a description of the Statesman Transaction), (2) to direct the Defendants to account for all of the transactions related to the Statesman Transaction, (3) to require a new election of directors after full disclosure with respect to the Statesman Transaction, and (4) to award such other damages and relief as may be appropriate, including the costs of the Action. Plaintiffs also questioned the compensation of the Company's President in respect to the employee benefit "Split Dollar" insurance arrangement. The action was filed without advance demand or notification to the Defendants.

Although the Company believed that the claims by the Plaintiffs were without merit, the parties have reached a settlement agreement in principle providing for the parties to jointly petition the Court to enter an order
(1) dismissing without prejudice all of Planitiffs' claims against all of the Defendants, and (2) to include in the order an agreement by Acap to have any related party transaction approved by a committee or board of directors consisting of a majority of outside directors. While Acap's board of directors from inception has always consisted of a majority of outside directors, which was the case at the time of the Statesman Transaction, Acap consented to have this agreement by Acap included in the Court's order. Acap also agreed to pay Plaintiffs' costs incurred in connection with the Action. The Company expects that the settlement agreement will be accepted by the Court and entered as its order.

Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the oridinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

6.   Supplemental Information Regarding Cash Flows

Cash payments for interest expense for the years ended December 31, 1999 and 1998 were $86,160 and $69,015, respectively. Net cash payments of $144,000 and $208,143 for federal income taxes were made during the years ended December 31, 1999 and 1998, respectively.

The following reflects assets acquired and liabilities assumed by the Company relative to the coinsurance agreement covering the policies of Universal, the consideration given for such reinsurance and the net cash flow relative to such coinsurance on January 1, 1998:


Assets acquired                                           $ 39,972,696
Liabilities assumed                                        (53,085,774)
                                                          ------------
Cost of coinsurance                                       $(13,113,078)
                                                          ============
Cash paid for coinsurance                                 $(13,113,078)
                                                          ============
Net cash from coinsurance:
Cash acquired                                             $ 38,597,840
Cash paid for coinsurance                                  (13,113,078)
                                                          ------------
Net cash provided from coinsurance                        $ 25,484,762
                                                          ============

The following reflects assets and liabilities transferred in connection with a coinsurance agreement whereby all policies assumed from Universal were 100% retroceded to Republic, the ceding commission received, and the net cash flow related to the coinsurance agreement on January 1, 1998:

Assets transferred                                        $(39,580,339)
Liabilities transferred                                     53,080,339
                                                           -----------
Net transferred                                           $ 13,500,000
                                                           ===========

Ceding commission received                                $ 13,500,000
                                                           ===========
Net cash from coinsurance:

Cash paid                                                 $(38,984,762)
Cash received from coinsurance                              13,500,000
                                                           -----------
Net cash provided from coinsurance                        $(25,484,762)
                                                           -----------

The following reflects assets acquired and liabilities assumed relative to the coinsurance agreement covering the pre-standard Medicare supplement policies of Statesman, the consideration given for such coinsurance, and the net cash flow relative to such coinsurance on October 31, 1998:

Assets acquired                                            $   818,443
Liabilities assumed                                         (1,818,443)
                                                           -----------
Cost of coinsurance                                        $(1,000,000)
                                                           ===========
Cash paid for coinsurance                                  $(1,000,000)
                                                           ===========

Net cash from coinsurance:
Cash acquired                                              $ 1,759,626
Cash paid for coinsurance                                   (1,000,000)
                                                           -----------
Net cash provided from coinsurance                         $   759,626
                                                           ===========

The following reflects assets acquired and liabilities assumed relative to the assumption agreement for the policies of Statesman, the consideration received for such assumption, and the net cash flow relative to such assumption on May 31, 1999:


Assets acquired                                          $ 10,893,429
Liabilities assumed                                       (10,093,429)
Credit received                                              (800,000)
                                                          -----------
Gain from assumption                                               --
                                                          ===========
Net cash from assumption:
Cash acquired                                            $  1,510,314
Credit received                                               800,000
Gain from assumption                                               --
                                                           ----------
Net cash provided from assumption                        $  2,310,314
                                                           ==========

In connection with the funding amount related to the assumption agreement for the policies of Statesman, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998.

7.   Federal Income Taxes

Acap and American Capitol file a consolidated federal income tax return. The other subsidiaries of the Company file separate federal income tax returns. At December 31, 1999, Acap had a remaining tax net operating loss carryforward of approximately $900,000 that will expire during the years 2002 through 2012 if not previously utilized. At December 31, 1999, the Company had alternative minimum tax carryforwards of approximately $600,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus Account that, at December 31, 1999, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 1999 and 1998 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                                   1999          1998

Federal income tax expense at statutory rate     $ 483,295       10,306
Small life insurance company special deduction    (524,868)         --
Change in valuation allowance                      130,321      (70,780)
Tax refund                                         (74,715)      (6,238)
Tax rate differential on net operating loss
carryback                                            --         70,148
Other, net                                         57,252       40,866
                                                 ---------------------
Total federal income tax expense                  $  71,285     44,302
                                                   ===================

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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are as follows:

Deferred Tax Assets:
Deferred gain on reinsurance                             $    853,416
Deferred gain on sale of real estate                          102,520
Net operating loss carryforwards                              294,365
Alternative minimum tax credit carryforwards                  618,183
Deferred policy acquisition costs                             148,238
Net unrealized losses on available-for-sale securities        395,428
Other                                                          24,547
                                                           ----------
Total gross deferred tax assets                             2,436,697
Less:  valuation allowance                                 (1,235,263)
                                                           ----------
Deferred tax assets                                         1,201,434
                                                            ----------
Deferred Tax Liabilities:
Policy reserves and policy funds                              961,124
Other                                                          62,308
                                                           ----------
Deferred tax liabilities                                    1,023,432
                                                           ----------
Net deferred tax asset                                    $   178,002
                                                           ==========

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,235,263 was established at December 31, 1999 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 1999 and 1998 was an increase of $130,321 and a decrease of $70,780, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.

8.   Segment Information

The Company operates in two reportable segments: Life and Health.

Financial information by industry segment is summarized as follows:

                                                Years Ended December 31
                                                    1999       1998
Revenues:
Life                                          $  8,670,058   9,380,588
Health                                           8,813,532    (439,113)
                                               ----------- -----------
Revenues                                      $ 17,483,590   8,941,475
                                               =========== ===========
Pretax Income (Loss) from Continuing
  Operations:
Life                                          $    195,188     762,616
Health                                           1,226,267    (732,303)
                                               ----------- ------------
Pretax Income (Loss) from Continuing
  Operations                                  $  1,421,455      30,313
                                               =========== ===========
Identifiable Assets (as of December 31):
Life                                          $153,330,325 156,580,584
Health                                           7,814,268   1,799,450
                                               ----------- -----------
Identifiable Assets                           $161,144,593 158,380,034
                                              ============ ===========

Revenues include premiums, net investment income, realized investment gains and losses, policy and contract charges, and other income.

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

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol.
The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options vest five years from the date of grant and must be exercised within ten years from the date of grant. As of December 31, 1999, options to purchase 500 of the 759 shares of Acap common stock owned by American Capitol had been granted, with a weighted average option price of $244.80 per share.

Stock options granted for Acap Corporation common stock are summarized as follows:


                                                     Number of Shares
                                    Option Price      1999     1998

Outstanding at January 1              $244.80          500      500

Outstanding at December 31            $244.80          500      500

Available for future grant                             259      243

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

Series A Preferred Stock

There are 74,000 shares of Series A Preferred Stock authorized, issued, and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. Prior to August 26, 1996, the Series A Preferred Stock had been exchangeable, at the option of the holders, into shares of common stock of Fortune National Corporation ("Fortune"). Effective August 26, 1996, Fortune adopted a plan of dissolution and liquidation. Consequently, the exchange option of the Series A Preferred Stock expired. There was no activity related to the Series A Preferred Stock for the two years ended December 31, 1999 other than payments of dividends.

Common Stock

A reconciliation of the number of shares of Common Stock issued and outstanding follows:

                                                  1999            1998

Number of shares issued at January 1             8,759           8,759
Number of treasury shares held at January 1     (1,515)         (1,306)
Treasury shares purchased during the year          (18)           (209)
                                                 ----------------------
Number of shares outstanding at December 31      7,226           7,244
                                                 ======================

                               Acap Corporation
                        Independent Auditors' Report


The Board of Directors and Stockholders
Acap Corporation

We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

                                                            KPMG LLP


Houston, Texas
March 26, 2000

                                  Acap Corporation
                             Stockholder Information

Market Information

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                       1999               1998
                                   High    Low         High     Low
First quarter                      $530     501        400      370
Second quarter                     511      511        475      396
Third quarter                      511      511        450      442
Fourth quarter                     511      511        480      442

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

Holders

The approximate number of holders of record of Acap's common stock as of March 28, 2000 was 666.

Dividends

Acap declared no common stock dividends in 1999 or 1998. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 2000. The covenants of a bank loan require the advance approval of the bank in order to pay common stock dividends.

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

Independent Auditors

The Company's consolidated financial statements for 1999 were audited by the independent accounting firm of KPMG LLP, 700 Louisiana, Houston, TX 77002.

Annual Meeting

Stockholders are invited to attend the Annual Meeting of Stockholders, which will be held on Monday, May 8, 2000 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.

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

Officers of Acap

William F. Guest
Chairman of the Board and President

John D. Cornett
Executive Vice President and Treasurer

H. Kathleen Musselwhite
Secretary and Assistant Treasurer


Senior Officers of American Capitol and Texas Imperial

William F. Guest
Chairman of the Board

John D. Cornett
President

H. Kathleen Musselwhite
Secretary, Treasurer, and Controller

William A. Wood, III
Vice President

G. Michael Rambo
Vice President

Gene L. Ligon
 Vice President

















                                   ACAP CORPORATION

             10555 Richmond Avenue, 2nd Floor   Houston, Texas 77042