Form 10KSB, Exhibit 13
period 2000-12-31
ACAP CORP
filed 2001-03-29
CIK 792468

ACAP CORPORATION

                                  CONTENTS

President's Report                                                   1

Management's Financial Analysis                                      2

Consolidated Balance Sheet                                           7

Consolidated Statements of Operations and Comprehensive Income       8

Consolidated Statements of Stockholders' Equity                      9

Consolidated Statements of Cash Flows                               10

Notes to Consolidated Financial Statements                          11

Independent Auditors' Report                                        26

Stockholder Information                                             27

Directors and Officers                                              28


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

                           PRESIDENT'S REPORT

OVERVIEW

As previously reported, the Company's leading objectives for 2000 were (1) conversion of our policies to the recently acquired "LifePRO" policy administration system and (2) establishment of a Medicare Supplement marketing program. The conversion of a selected block of approximately 240,000 policies was completed in November. This was a significant accomplishment, and projected efficiencies are being realized. In addition, we now have a step-up in knowledge of the new system, and are proceeding with the conversion of the remaining policies.

Regarding the marketing program, first-year Medicare Supplement premiums increased from less than $300,000 in 1999 to over $3,200,000 in 2000. The number of contracted agents as of December 31, 2000, was 68% higher than a year earlier. The increase in Medicare Supplement premiums boosted revenues to a Company-record $21.4 million.

However, the Medicare Supplement policies identified in the preceding paragraph experienced a loss during 2000 due to higher-than-projected claims. This, coupled with the cost of the above-mentioned conversion activity, were two main reasons for a loss for the year (see below). Consequently the Company took steps in November and December to reduce general expenses by approximately $500,000 (annualized), and implemented premium increases on the subject policies (phased over 12 months beginning in January 2001) with the projection that this block will become profitable by September 2001. The remaining Medicare Supplement policies (acquired through reinsurance in 1999) are performing better than projected.

As planned, no acquisitions were attempted during 2000. However, the Company is turning its attention once again to searching for suitable acquisition prospects, including a broader range of candidates than was previously possible, due to enhanced policy administration capabilities.

Results of Operations

The Company had a net loss for 2000 of $398,416, or $83.00 per basic common share, compared to net income for 1999 of $1,350,170, or $161.39 per basic common share. The principal elements of the 2000 net loss were higher-than-expected claim costs related to the Company's newly-marketed block of Medicare Supplement business and a high level of conversion-related expenses, discussed above.

A more complete analysis of the results of operations is included in the Management's Financial Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance, and its prospects.

OUTLOOK

The Company will concentrate on improving the results of its Medicare supplement business during 2001. The effectiveness of rate increases implemented at the end of 2000 will be closely monitored. The goal is for new Medicare supplement writings to generate a profit in the first year and for business written prior to the above-mentioned rate increases to begin generating monthly profits prior to the end of 2001. Also, as mentioned above, the Company has resumed its search for acquisition candidates, which is inherently difficult to project (as to timing or scale).

I am pleased to introduce Roy L. Butler to you as a nominee to the Company's Board of Directors. Mr. Butler has many years of life insurance experience, having served in both top accounting and operations positions with other insurance companies. He is a Certified Public Accountant and is currently engaged in the practice of accounting through his own accounting firm. We believe that Mr. Butler will be a valuable addition to the Board and the Audit Committee and look forward to his counsel and friendship.



William F. Guest
President
April 9, 2001


                            ACAP CORPORATION
                     MANAGEMENT'S FINANCIAL ANALYSIS


RESULTS OF OPERATIONS

As used herein, "American Capitol" is American Capitol Insurance Company, a wholly-owned subsidiary of the Company. "Texas Imperial" is Texas Imperial Life Insurance Company, a wholly-owned subsidiary of American Capitol.

Life Segment

Premiums and other considerations were 11% lower in 2000 in comparison to 1999. Normal attrition of existing policies and policies reaching the end of their premium-paying periods exceeded the addition of premiums from marketing during the year.

Net investment income was 5% higher during 2000 in comparison to 1999. The higher level of investment income in 2000 was primarily due to a higher investment yield on invested assets in 2000. The Company invested a portion of its short-term investments into higher-yielding bonds during 2000.

A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies.
The expense allowance for 2000 was 5% lower than the expense allowance received during 1999. The decrease in the expense allowance is attributable to normal attrition of the reinsured policies.

As a result of the factors noted above, total revenue, including net realized investment gains and losses, was 4% lower in 2000 as compared to 1999.

Policy benefits were 5% higher in 2000 in comparison to 1999. The increase in policy benefits was primarily attributable to an increase in the Company's life reserves.

Total expenses were 4% lower in 2000 in comparison to 1999. A major factor in the decrease in total expenses was a decrease in commissions due to (1) the decreased level of premiums and (2) the termination of the obligation to pay a commission allowance on a reinsurance treaty. However, general expenses were 11% higher in 2000 in comparison to 1999. The Company currently operates on three policy administration systems. During 2000, the Company began the process of converting all of its policies to one of the three policy administration systems. To accomplish the conversions, the Company added programming and conversion resources. The Company completed the conversion of its largest block of policies, involving approximately 240,000 policies, on November 1, 2000. In November and December 2000, the Company made expense reductions that on an annualized basis exceed $500,000.

Primarily as a result of the higher level of conversion-related general expenses during the year, the life segment had a pre-tax operating loss (which excludes realized investment gains and losses) of $42,448 for 2000 compared to a pre-tax operating gain of $213,134 for 1999.

Health Segment

Premiums and other considerations were 63% higher in 2000 in comparison to
1999.   The Company acquired a block of Medicare supplement and hospital indemnity policies effective June 1, 1999. Whereas 1999 includes premiums on the acquired blocks for seven months, 2000 includes premiums on the acquired blocks for the full year. The Company began marketing Medicare supplement policies in May 1999. First-year Medicare supplement premiums for 1999 were approximately $300,000. First-year Medicare supplement premiums for 2000 were approximately $3.2 million.

The Health Segment had net realized investment gains of $800,000 in 1999, in comparison to no net realized investment gains or losses in 2000.

As a result of the factors noted above, total revenue, including net realized investment gains and losses, was 49% higher in 2000 as compared to 1999. Excluding net realized investment gains and losses, total revenue was 64% higher in 2000 as compared to 1999.

Policy benefits were 69% of premiums in 2000 in comparison to 47% of premiums in 1999. Claim costs related to the Company's newly-marketed Medicare supplement business were significantly higher in 2000 than in 1999. The Company implemented a 30% rate increase effective December 1, 2000 on its major new business Medicare supplement plans in response to the increase in claim costs.

Total expenses were 41% of premiums in 2000 in comparison to 51% of premiums in 1999. General expenses for 1999 included expenses associated with moving personnel and records related to the business acquired effective June 1, 1999 to the Company's offices and the expenses associated with the installation of a new health claims administration software system. The acquisition agreement whereby the Company acquired a block of Medicare supplement and hospital indemnity policies effective June 1, 1999 contains a refund formula whereby the Company is obligated to refund "excess profits" from the acquisition date through December 31, 2001 if the results of the acquired Medicare supplement business exceed stipulated levels. The refund is recorded in general expenses.

Primarily as a result of the increase in claim costs on the Company's newly-marketed Medicare supplement business, the health segment had a pre-tax operating loss (which excludes realized investment gains and losses) of $722,136 for 2000 compared to a pre-tax operating gain of $426,267 for 1999.

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

As of December 31, 2000, 100% of the insurance subsidiaries' portfolios of publicly traded bonds are invested in securities that are rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investments in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available-for-sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (17%) of the Company's bond portfolio is invested in mortgage-backed securities, with 92% of such mortgage-backed securities classified as collateralized mortgage obligations and 8% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (68%), Z (16%) and sequential (16%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches.

The Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of decreasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $670,068 during 2000, following a $1,804,655 decrease during 1999. Accounting standards do not permit the Company to revalue its liabilities for changes in interest rates.

As of December 31, 2000, the Company held 12 mortgage loans as investments. The Company's investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $730,000 (83%) of the mortgage loans are guaranteed by an individual who management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average yearly principal balance of the Company's mortgage loans at December 31, 2000 was approximately $36,000 and the weighted average maturity was 12 years. Mortgage loans on Tennessee properties represent 39% of the mortgage loan balances at December 31, 2000, Alabama properties 33%, Texas properties 17%, with Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 90% of the mortgage loan balances at December 31, 2000 with commercial mortgages constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid and investment than publicly traded securities.

Liquidity of the Parent Company

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol. At December 31, 2000, the outstanding principal balance of the loan was $1,062,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan at December 31, 2000. The principal payments on the bank loan are matched by the principal payments on surplus debentures issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debentures from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 2000, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $448,000. Payments on the surplus debentures may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 2000, American Capitol's statutory capital and surplus was $3,057,327.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under accounting principles generally accepted in the United States of America.

REINSURANCE

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 2000, reinsurance receivables with a carrying value of $45.6 million were recoverable from a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 1999, Canada Life had statutory assets in excess of $29 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company, an insurance company rating organization. At December 31, 2000, reinsurance receivables with a carrying value of $46.3 million were recoverable from Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company. At December 31, 1999, Republic had statutory assets of approximately $850 million and statutory stockholders' equity of approximately $43 million. At December 31, 2000, reinsurance receivables with a carrying value of $1.4 million were recoverable from Alabama Reassurance Company ("Alabama Re"). The Alabama Re reinsurance receivables are secured by a trust account containing a $3.2 million letter of credit granted in favor of an insurance subsidiary of the Company.

A treaty with Canada Life provides that the Company is entitled to 85% of the profits calculated pursuant to a formula contained in the treaty once the accumulated profits under the treaty reach a specified level. As of December 31, 2000, there remains $6,665,255 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 1999, such number was $7,747,477.

A treaty with Republic provides that the Company is entitled to 70% of the profits calculated pursuant to a formula contained in the treaty once the accumulated profits under the treaty reach a specified level. As of December 31, 2000, there remains $6,032,936 in profits to be generated before the Company is entitled to 70% of the profits. As of December 31, 1999, such number was $9,484,749.

A treaty with Alabama Re provides that the Company may recapture the treaty without a charge to surplus of an insurance subsidiary of the Company under statutory accounting once the accumulated profits, as such profits are calculated pursuant to a formula contained in the treaty, reach a specified level. As of December 31, 2000, there remains $2,127,252 in profits to be generated before the Company can recapture the treaty without a surplus charge. As of December 31, 1999, such number was $2,877,888.

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


ACCOUNTING STANDARDS

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 for one year. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, SFAS No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, SFAS No. 137 provides an entity the option of not applying this provision to hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Upon implementation of SFAS No. 133, hedging relationships may be redesignated and securities held-to-maturity may be transferred to available-for-sale or trading. The Company is evaluating the impact SFAS No. 133 may have on its future consolidated financial statements, but believes any impact will not be significant to its consolidated financial statements.

In March 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles Project as the NAIC-supported basis of accounting. However, the codification project was approved with the provision for state insurance commissioner discretion in the determination of appropriate statutory accounting for insurers domiciled in their state. The adoption of this codification project will change, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practice that insurance companies use to prepare their statutory financial statements. The effective date for the new codified statutory accounting principles is January 1, 2001. The Company estimates that codification will not have a significant effect on the statutory capital and surplus of its insurance subsidiaries at January 1, 2001.

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


                          ACAP CORPORATION
                     CONSOLIDATED BALANCE SHEET

                                                       December 31, 2000
ASSETS
Investments:
  Fixed maturities available for sale (amortized
     cost of $41,411,569)                                $ 41,373,303
  Equity securities                                           159,775
  Mortgage loans                                              877,809
  Policy loans                                              6,140,458
  Short-term investments                                    1,090,666
                                                        -------------
     Total investments                                     49,642,011
Cash                                                          131,032
Accrued investment income                                     668,076
Reinsurance receivables                                    95,615,646
Notes receivable                                            4,088,295
Accounts receivable (less allowance
  for uncollectible accounts of $88,291)                      585,857
Deferred acquisition costs                                  1,506,914
Property and equipment (less accumulated
  depreciation of $795,014)                                   748,502
Costs in excess of net assets of acquired business
  (less accumulated amortization of $1,671,120)             1,002,658
Net deferred tax asset                                        255,572
Other assets                                                  619,034
                                                         ------------
     Total assets                                        $154,863,597
                                                         ============

LIABILITIES
Policy liabilities:
  Future policy benefits                                 $134,229,372
  Contract claims                                           3,992,907
                                                         ------------
     Total policy liabilities                             138,222,279
                                                         ------------

Other policyholders' funds                                  1,988,228
Other liabilities                                           4,522,114
Note payable                                                1,062,500
Deferred gain on reinsurance                                2,052,156
Deferred gain on sale of real estate                          205,854
                                                         ------------
   Total liabilities                                     $148,053,131
                                                         ============
STOCKHOLDERS' EQUITY

Series A preferred stock, par value $.10 per share,
  authorized, issued, and outstanding 74,000 shares
 (involuntary liquidation value $2,035,000)             $   1,850,000
Common stock, par value $.10 per share,
  authorized 10,000 shares, issued 8,759 shares                   876
Additional paid-in capital                                  6,259,589
Accumulated deficit                                          (872,355)
Treasury stock, at cost, 1,535 common shares                 (507,842)
Accumulated other comprehensive income-net unrealized
  investment gains, net of taxes of $41,314                    80,198
                                                         ------------
     Total stockholders' equity                             6,810,466
                                                         ------------
     Total liabilities and stockholders' equity          $154,863,597

See accompanying notes to consolidated financial statements.


                            ACAP CORPORATION
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                  Years Ended December 31,
                                                       2000         1999
REVENUES
Premiums and other considerations                $14,713,326    10,121,843
Net investment income                              2,198,505     2,097,714
Net realized investment gains (losses)               	(5,274)      782,054
Reinsurance expense allowance                      3,730,884     3,934,706
Amortization of deferred gain                        260,320       263,570
Other income                                         522,387       283,703
                                                  ------------------------
   Total revenues                                 21,420,148    17,483,590
                                                  ------------------------
BENEFITS AND EXPENSES
Net policy benefits                               11,195,353     6,086,799
Commissions and general expenses                  10,382,599     9,314,979
Interest expense                                     109,348        93,981
Amortization of costs in excess of
  net assets of acquired business                    239,662       239,662
Amortization of deferred acquisition costs           263,044       326,714
                                                  ------------------------
   Total benefits and expenses                    22,190,006    16,062,135
                                                  ------------------------
EARNINGS
Income (loss) before federal income
  tax expense (benefit)                             (769,858)    1,421,455
Federal income tax expense (benefit):
  Current                                            146,312       494,813
  Deferred                                          (517,754)     (423,528)
                                                  ------------------------
Net income (loss)                                   (398,416)    1,350,170
                                                  ========================
OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized investment gains (losses), net of
  taxes of $440,184 in 2000 and $930,628 in 1999     670,068    (1,804,655)
Net unrealized investment holding losses arising
  during period, net of taxes of $0 in 2000 and
  ($11,856) in 1999                                       --       (23,016)
Less:  reclassification adjustment for net
  investment gains included in net income, net of
  taxes of $0 in 2000 and $6,102 in 1999                  --        11,844
                                                   -----------------------
Comprehensive income (loss)                       $  271,652      (465,657)
                                                   =======================

EARNINGS PER SHARE
Basic earnings (loss) per common share            $   (83.00)       161.39

Diluted earnings (loss) per common share              (83.00)       155.79
                                                    ======================

See accompanying notes to consolidated financial statements.

                                     ACAP CORPORATION
              CONSOLDIATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   Years Ended December 31,
                                                       2000        1999

SERIES A PREFERRED STOCK
 (Including Additional Paid-in Capital)	         $ 1,850,000   1,850,000
                                                    ----------------------
COMMON STOCK                                               876         876
                                                    ----------------------
ADDITIONAL PAID-IN CAPITAL                           6,259,589   6,259,589
                                                    ----------------------

ACCUMULATED DEFICIT

  Balance, beginning of year                         (272,751) (1,440,233)
  Net income (loss)                                  (398,416)  1,350,170
  Preferred stock cash dividends                     (201,188)   (182,688)
                                                     --------------------
Balance, end of year                                 (872,355)   (272,751)
                                                     --------------------
TREASURY STOCK

  Balance, beginning of year                         (507,362)   (500,642)
  Change during year                                     (480)     (6,720)
                                                    ---------------------
  Balance, end of year                               (507,842)   (507,362)
                                                    ---------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME

  Balance, beginning of year                         (589,870)  1,214,785
  Change during year                                  670,068  (1,804,655)
                                                    ---------------------
Balance, end of year                                   80,198    (589,870)
                                                    ---------------------
TOTAL STOCKHOLDERS'                               $ 6,810,466   6,740,482
                                                    =====================

See accompanying notes to consolidated financial statements.


                                   ACAP CORPORATION
                      CONSOLDIATED STATEMENTS OF CASH FLOWS

                                                   Years Ended December 31,
                                                        2000        1999
 CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                $  (398,416)  1,350,170
    Adjustments to reconcile net income(loss) to
    net cash used in operating activities:
  Depreciation and amortization                        439,777     365,558
  Amortization of deferred acquisition costs           263,044     326,714
  Amortization of deferred gain on reinsurance        (260,320)   (263,570)
Premium and discount amortization                        9,453     (19,294)
  Net realized investment losses (gains)                 5,274    (782,054)
  Deferred federal income tax benefit                 (517,754)   (423,528)
  Decrease in reinsurance receivables                5,586,706   4,370,090
  Increase in accrued investment income                (35,256)    (89,515)
  Decrease (increase) in accounts receivable            48,946     (43,930)
  Decrease (increase) in other assets                 (289,946)     41,897
  Decrease in policy liabilities                    (6,007,243) (6,615,613)
  Increase in other liabilities                        873,696   1,375,198
                                                    ----------------------
    Net cash used in operating activities             (282,039)   (407,877)
                                                    ----------------------

  CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales and maturities of
   investments available for sale and principal
   repayments on  mortgage loans                      4,291,443  4,264,554
Purchases of investments available for sale         (6,410,454) (7,292,284)
Net decrease in policy loans                           222,785     160,178
Net decrease (increase) in short-term investments    3,423,609  (2,944,091)
Proceeds from assumption agreement                          --   2,310,314
Purchases of property and equipment                    (82,712)   (591,673)
Principal payments received on notes receivable             --   4,437,313
                                                    ----------------------
    Net cash provided by investing activities        1,444,671     344,311
                                                    ----------------------
  CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of note payable                      --   1,500,000
Principal payments on note payable                    (250,000)   (750,000)
Deposits on policy contracts                         1,046,324   1,241,182
Withdrawals from policy contracts                   (1,753,436) (1,731,360)
Preferred stock dividends paid                        (201,188)   (182,688)
Treasury stock purchases                                  (480)     (6,720)
                                                    ----------------------
  Net cash provided by (used in) financing
   activities                                       (1,158,780)     70,414
                                                    ======================
Net increase in cash                                     3,852       6,848
Cash at beginning of year                              127,180     120,332
                                                    ----------------------
Cash at end of year                                $   131,032     127,180
                                                    ======================

See accompanying notes to consolidated financial statements.



                            ACAP CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements of Acap Corporation ("Acap" or "the Company") include its wholly-owned subsidiaries: American Capitol Insurance Company ("American Capitol"); Imperial Plan, Inc. ("Imperial Plan"); and Texas Imperial Life Insurance Company ("Texas Imperial"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 46% at December 31, 2000, is owned by InsCap Corporation ("InsCap").

Acap is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of insurance companies. In May 1999, Acap began marketing Medicare supplement health insurance. Acap's insurance operations are conducted through its wholly-owned insurance subsidiaries. Operations are conducted from the corporate headquarters in Houston, Texas. Approximately half of the Company's direct collected premium comes from residents of the State of Texas, with no other state generating as much as 15% of the Company's direct collected premium.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are: (a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest, and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals; (c) deferred federal income taxes are provided for temporary differences between assets and liabilities reported for financial reporting purposes and reported for federal income tax purposes; (d) certain assets (principally furniture and equipment, agents' debit balances and certain other receivables) are reported as assets rather than being charged to accumulated deficit; (e) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost;
(f) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed nine years, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments; (g) two investment related reserves, the Asset Valuation Reserve and the Interest Maintenance Reserve, are recorded under the statutory basis of accounting; (h) assets and liabilities are reported gross of reinsurance; (i) at the time of the initial ceding of a block of business, a deferred gain is set up and amortized over the life of the policies ceded; and (j) the decrease in surplus relief from reinsurance ceded agreements is amortized through net income with an offset in surplus netting to a zero effect on surplus under the statutory basis of accounting.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 2000 the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $448,000. The combined net income of the Company's insurance subsidiaries as determined using statutory accounting practices, was $5,729,831 and $7,318,723 for the years ended December 31, 2000 and 1999, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $3,057,327 and $4,081,403 at December 31, 2000 and 1999, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the applicable Risk-Based Capital requirements.

In March 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles Project as the NAIC-supported basis of accounting. However, the codification project was approved with the provision for state insurance commissioner discretion in the determination of appropriate statutory accounting for insurers domiciled in their state. The adoption of this codification project will change, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practice that insurance companies use to prepare their statutory financial statements. The effective date for the new codified statutory accounting principles is January 1, 2001. The Company estimates that codification will not have a significant effect on the statutory capital and surplus of its insurance subsidiaries at January 1, 2001.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Mortgage loans on real estate are carried at their unpaid principal balances.

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

The deferred acquisition costs for the years ended December 31, are summarized as follows:

                                                     2000          1999

Balance, beginning of year                        $1,769,958   2,460,183
Insurance in force acquired during the year               --    (363,511)
Amortized during the year                           (263,044)   (326,714)
                                                  ----------------------
Balance, end of the year                          $1,506,914   1,769,958
                                                   =====================

The amortization of deferred acquisition costs is expected to be between $100,000 and $225,000 over each of the next five years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from five to ten years. Depreciation expense was $200,115 and $125,896 for the years ended December 31, 2000 and 1999, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

Costs in Excess of Net Assets of Acquired Business

The costs in excess of net assets of acquired business are amortized on a straight-line basis over remaining terms of three to seven years.

Recognition of Premium Revenue and Related Expenses, Liability for Future Policy Benefits and Contract Claims

For traditional insurance contracts, premiums are recognized as revenue when earned. Benefits and expenses are associated with earned premiums so as to result in their recognition over the premium-paying period of the contracts. Such recognition is accomplished by means of the provision for future policy benefits and the amortization of deferred policy acquisition costs.

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 2000.

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

Earnings (Loss) per Share

Loss per common share for 2000 was computed as follows:

                                                    Weighted
                                        Income   Average Shares  Per Share
                                      Numerator)  (Denominator)   Amount

Net loss                              $ (398,416)

Preferred dividends                     (201,188)
                                        --------
BASIC AND DILUTED LOSS PER SHARE
Loss to common stockholders           $ (599,604)     7,224      $(83.00)
                                          ===============================
Earnings per common share for 1999 were computed as follows:

                                                       Weighted
                                        Income    Average Shares  Per Share
                                     (Numerator)   (Denominator)   Amount

Net income                            $1,350,170

Preferred dividends                     (182,688)
                                      ----------
BASIC EARNINGS PER SHARE
Income available to
 common stockholders                   1,167,482      7,234      $161.39

Effect of Dilutive Securities:
Stock options                                 --        260           --
                                        --------------------------------
DILUTED EARNINGS PER SHARE
Income available to common
 stockholders plus assumed exercise   $1,167,482      7,494      $155.79
                                       =================================

Participating Policies

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 18% and 11% of the life insurance in force at December 31, 2000 and 1999, and 47% and 45% of life insurance premium income at December 31, 2000 and 1999, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.


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

Stock-Based Compensation

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

Accounting Standards

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 for one year. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, SFAS No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, SFAS No. 137 provides an entity the option of not applying this provision to hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Upon implementation of SFAS No. 133, hedging relationships may be re-designated and securities held-to-maturity may be transferred to available-for-sale or trading. The Company is evaluating the impact SFAS No. 133 may have on its future consolidated financial statements, but believes any impact will not be significant to its consolidated financial statements.

2. INVESTMENTS

Fixed Maturity Securities

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 2000 are as follows:

                                            Gross         Gross
                              Amortized  Unrealized	  Unrealized       Fair
                                 Cost       Gains         Losses        Value

Government securities           $ 3,428,105   117,910         --      3,546,015
Corporate securities             27,763,706   323,723   (663,681)    27,423,748
Asset-backed securities           3,655,011    37,101   (136,129)     3,555,983
Mortgage-backed securities        6,564,747   293,830    (11,020)     6,847,557
                                 ----------------------------------------------
                                $41,411,569   772,564   (810,830)    41,373,303
                                ===============================================

A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                                       2000          1999

Proceeds on sales                                  $1,335,942      970,720
                                                    ======================
Gross realized gains on sales                              --          275
Gross realized losses on sales                         (9,741)     (23,966)
                                                    ----------------------
Net realized losses on sales                           (9,741)     (23,691)
Realized gains on transactions other than sales         4,467        5,745
                                                    ----------------------
Net realized losses                                $   (5,274)     (17,946)
                                                    ======================

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized         Fair
                                                       Cost          Value

Maturing in one year or less                       $ 2,006,862      2,016,281
Maturing after one year through five years           9,375,329      9,473,146
Maturing after five years through ten years         12,424,923     12,242,915
Maturing after ten years                            11,039,708     10,793,404
                                                     ------------------------
                                                    34,846,822     34,525,746
Mortgage-backed securities                           6,564,747      6,847,557
                                                     ------------------------
                                                   $41,411,569     41,373,303
                                                     ========================

A summary of the fair value of mortgage-backed securities by type as of December 31, 2000 follows:

Collateralized mortgage obligations:
  Planned amortization class                                     $4,235,063
  Z                                                               1,020,711
  Sequential                                                      1,003,688
  Other                                                               7,521
                                                                  ---------
                                                                  6,266,983
Pass-through securities                                             580,574
                                                                  ---------
                                                                 $6,847,557
                                                                  =========

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

As of December 31, 2000, 100% of the Company's fixed maturity securities were rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

Mortgage Loans

The weighted average interest rate of mortgage loans held as of December 31, 2000 was 8.2%.

The distribution of principal balances on mortgage loans held as of December 31, 2000 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                                               Principal
                                                                Balance

Maturing in one year or less                                    $ 31,915
Maturing after one year through five years                       206,843
Maturing after five years through ten years                      136,768
Maturing after ten years                                         502,283
                                                               ---------
                                                                $877,809
                                                               =========

The distribution of mortgage loans by class of loan and geographic distribution follows:


                                                               Principal
                                                                Balance
Commercial loans:
  Texas                                                         $ 87,530
                                                                 =======
Residential loans:
  Tennessee                                                     $343,585
  Alabama                                                        293,741
  Texas                                                           59,210
  Florida                                                         59,707
  Kentucky                                                        34,036
                                                                 -------
                                                                $790,279
                                                                 =======

Investment Income

A summary of net investment income follows:
                                                        2000        1999

Interest on fixed maturities                       $ 2,001,749   1,805,248
Interest on mortgage loans                              76,610     153,595
Interest on policy loans                                38,944      43,934
Interest on cash and short-term investments             89,148      97,925
Miscellaneous investment income                         56,660     109,442
                                                    ----------------------
                                                     2,263,111   2,210,144
Investment expense                                     (64,606)   (112,430)
                                                    ----------------------
                                                   $ 2,198,505   2,097,714
                                                    ======================

Unrealized Investment Gains (Losses)

The change between cost and fair value for fixed maturity securities, net of taxes, follows:

                                          Equity        Fixed
                                        Securities    Maturities     Total

Balance, January 1, 1999                $     --     1,214,785    1,214,785
Change during the year                        --    (1,804,655)  (1,804,655)
Balance, December 31, 1999                            (589,870)    (589,870)
Change during the year                   105,451       564,617      670,068
                                         ----------------------------------
Balance, December 31, 2000              $105,451       (25,253)      80,198
                                         ==================================

Net Realized Investment Gains (Losses)

A summary of net realized investment gains (losses) follows:

                                                    2000          1999

Fixed maturities                              $   (5,274)       (17,946)
Other (see Note 5)                                    --        800,000
                                                 ----------------------
                                              $   (5,274)       782,054
                                               ========================

Other Investment Disclosures

At December 31, 2000, bonds with a fair value of $5,527,247 were on deposit with various regulatory authorities.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 2000 were as follows:

                                              Balance
                                           Sheet Amount        Category

AT&T                                        $1,185,026      Fixed maturity
Hydro Quebec                                 1,141,416      Fixed maturity
Merrill Lynch                                1,087,640      Fixed maturity
Ford Motor Company                           1,068,163      Fixed maturity
General Electric Capital Corp                1,022,333      Fixed maturity
Ingersoll Rand                                 985,809      Fixed maturity
Green Tree Home Equity Loan                    966,099      Fixed maturity
Conoco                                         944,663      Fixed maturity
General Motors                                 922,517      Fixed maturity
La Farge Corp.                                 872,337      Fixed maturity
Simon Property Group                           715,456      Fixed maturity
PNC Mortgage Security                          711,171      Fixed maturity
Sprint Capital Corp.                           695,095      Fixed maturity

3. Fair Values

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 are as follows:

                                          Carrying Amount      Fair Value
Assets:
Fixed maturities                            $41,373,303       41,373,303
Equity securities                               159,775          159,775
Mortgage loans                                  877,809          889,571
Policy loans                                  6,140,458        6,140,458
Short-term investments                        1,090,666        1,090,666
Notes receivable                              4,088,295        4,088,295
Liabilities:
Note payable                                  1,062,500        1,062,500

Estimated market values of publicly traded fixed maturity securities and equity securities are as reported by an independent pricing service. Estimated market values of fixed maturity securities not actively traded in a liquid market are estimated using a third party pricing system, which uses a matrix calculation assuming a spread over U.S. Treasury bonds.

Fair values of mortgage loans are estimated by discounting expected cash flows, using market interest rates currently being offered for similar loans. Policy loans have no stated maturity dates and are a part of the related insurance contracts. Accordingly, it is not practicable for the Company to estimate a fair value for them.

For short-term investments and notes receivable the carrying amount is a reasonable estimate of fair value.

In that the note payable is a floating rate instrument, the principal balance is a reasonable estimate of the note's fair value.

4.	NOTE PAYABLE

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol, which debenture is security on the loan. At December 31, 2000 the outstanding principal balance of the loan was $1,062,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes is at the base interest rate of the bank. Both notes were renewed in 1999. As of December 31, 2000 no funds have been borrowed on these notes.

5.  COMMITMENTS AND CONTINGENCIES

Lease

In 1997, in conjunction with the sale of American Capitol's home office building, American Capitol entered into a lease agreement with the new owner of the building to lease 13,087 square feet, approximately one quarter of the net rentable area of the building (the area it then occupied), for five years. In 1998, an amendment was made to the original lease agreement to lease an additional 8,424 square feet. The effective date of the amendment was June 1, 1998, and runs coterminously with the original lease agreement. In 1999, an amendment was made to the original lease agreement to lease an additional 8,683 square feet. The effective date of the amendment was September 1, 1999, and runs coterminously with the original lease agreement. Total lease obligations under the above are $400,767 in 2001 and $357,771 in 2002. American Capitol paid approximately $396,000 in 2000 and approximately $270,000 in 1999 in connection with this lease agreement.

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

At December 31, 2000, reinsurance receivables with a carrying value of $46.3 million were associated with Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company, an insurance rating organization. At December 31, 1999, Republic had statutory assets of approximately $850 million and statutory stockholders' equity of approximately $43 million. At December 31, 2000, reinsurance receivables with a carrying value of $45.6 million were associated with a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 1999, Canada Life had statutory assets in excess of $29 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company. At December 31, 2000, reinsurance receivables with a carrying value of $1.4 million were associated with Alabama Reassurance Company ("Alabama Re"). While Alabama Re is currently rated "Fair" by A.M. Best Company, the Alabama Re reinsurance receivables are secured by a trust account containing a $3.2 million letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 2000, the remaining reinsurance receivables were associated with various other reinsurers.

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

On June 10, 1999, the Court approved a Liquidation Plan Regarding the Insolvency and Liquidation of The Statesman National Life Insurance Company (the "Liquidation Plan") executed by American Capitol, Texas Imperial, Statesman, the Department, and the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"). Pursuant to the Liquidation Plan, American Capitol and Texas Imperial assumed all life insurance policies issued by Statesman since September 30, 1998 as well as all of the Medicare supplement and hospital indemnity health insurance policies in force in Statesman. Participating guaranty associations, represented by NOLHGA, funded the transaction with a combination of cash and promissory notes. In determining the funding amount, among other things, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998 and which Texas Imperial wrote off at December 31, 1998. Pursuant to the Liquidation Plan, three years after the closing of the assumption transactions, the actual results of the Medicare supplement policies in question will be compared to the projected results for the three year period and, if the actual results have been better than projected ("excess profits"), the participating guaranty associations will be entitled to participate in the excess profits as a refund in an amount prescribed by a formula set out in the Liquidation Plan. If the actual results are worse than the projected results, the guaranty associations are not obligated to compensate the Company for such shortfall. At December 31, 2000 the excess profits owed to the guaranty associations were approximately $2.8 million and are included in other liabilities. The assumption transactions closed on June 18, 1999 with an effective date of June 1, 1999. Approximately $11 million in cash and notes were transferred to the Company from the participating guaranty associations and approximately $10 million in liabilities were transferred to the Company in connection with the assumption transactions.

The effect of reinsurance on premiums and benefits follows:

                                              Years ended December 31,
                                                  2000          1999

Direct premiums                               $23,499,234    16,546,293
Reinsurance assumed                               656,255     4,396,346
Reinsurance ceded                              (9,442,163)  (10,820,796)
                                               ------------------------
Net premiums                                  $14,713,326    10,121,843
                                               ========================


Direct policy benefits                        $17,235,014    10,950,719
Reinsurance assumed                               403,125     3,662,726
Reinsurance ceded                              (6,442,786)   (8,526,646)
                                               ------------------------
Net policy benefits                           $11,195,353     6,086,799
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

6.  SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS

Cash payments for interest expense for the years ended December 31, 2000 and 1999 were $111,458 and $86,160, respectively. Net cash payments of $240,757 and $144,000 for federal income taxes were made during the years ended December 31, 2000 and 1999, respectively.

The following reflects assets acquired and liabilities assumed relative to the assumption agreement for the policies of Statesman, the consideration received for such assumption, and the net cash flow relative to such assumption on May 31, 1999:

Assets acquired                                              $ 10,893,429
Liabilities assumed                                           (10,093,429)
Credit received                                                  (800,000)
Gain from assumption                                         $         --
                                                              ===========
Net cash from assumption:
Cash acquired                                                $  1,510,314
Credit received                                                   800,000
Gain from assumption                                                   --
                                                              -----------
Net cash provided from assumption                            $  2,310,314
                                                              ===========

In connection with the funding amount related to the assumption agreement for the policies of Statesman, the Company received credit in an amount equal to the $800,000 surplus debenture Texas Imperial purchased from Statesman during 1998.

7.  FEDERAL INCOME TAXES

Acap and its subsidiaries file a consolidated federal income tax return. At December 31, 2000, Acap had a remaining tax net operating loss carryforward of approximately $850,000 that will expire during the years 2002 through 2019 if not previously utilized. At December 31, 2000, the Company had alternative minimum tax carryforwards of approximately $650,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus Account that, at December 31, 2000, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 2000 and 1999 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                                            2000      1999

Federal income tax expense (benefit) at statutory rate  $(261,752)   483,295
Small life insurance company special deduction           (167,428)  (524,868)
Change in valuation allowance                              14,875    130,321
Tax refund                                                     --    (74,715)
Other, net                                                 42,863     57,252
                                                         -------------------
Total federal income tax expense (benefit)              $(371,442)    71,285
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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 are as follows:

Deferred Tax Assets:
Deferred gain on reinsurance                                    $    794,458
Deferred gain on sale of real estate                                  69,990
Net operating loss carryforwards                                     288,482
Alternative minimum tax credit carryforwards                         657,045
Deferred policy acquisition costs                                    674,164
Other                                                                 49,915
                                                                 -----------
Total gross deferred tax assets                                    2,534,054
Less:  valuation allowance                                        (1,250,138)
                                                                 -----------
Deferred tax assets                                                1,283,916
                                                                 -----------
Deferred Tax Liabilities:
Policy reserves and policy funds                                     947,436
Other                                                                 80,908
                                                                 -----------
Deferred tax liabilities                                           1,028,344
                                                                 -----------
Net deferred tax asset                                          $    255,572
                                                                 ===========

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,250,138 was established at December 31, 2000 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was an increase of $14,875 and $130,321, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.

SEGMENT INFORMATION

The Company operates in two reportable segments: Life and Health.

Financial information by industry segment is summarized as follows:

                                                  Years Ended December 31
                                                     2000          1999
Revenues:
Life                                             $ 8,297,909     8,670,058
Health                                            13,122,239     8,813,532
                                                  ------------------------
Revenues                                         $21,420,148    17,483,590
                                                ==========================
Pretax Income (Loss) from Continuing Operations:
Life                                             $   (47,722)      195,188
Health                                              (722,136)    1,226,267
                                                  ------------------------
Pretax Income (Loss) from Continuing Operations  $  (769,858)    1,421,455
                                                  ========================


Identifiable Assets (as of December 31):

Life                                            $147,257,134   153,330,325
Health                                             7,606,463     7,814,268
                                                 -------------------------
Identifiable Assets                             $154,863,597   161,144,593
                                                 =========================

Revenues include premiums, net investment income, realized investment gains and losses, policy and contract charges, and other income.

AMERICAN CAPITOL KEY EMPLOYEE STOCK OPTION PLAN

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options vest five years from the date of grant and must be exercised within ten years from the date of grant. As of December 31, 2000, options to purchase 500 of the 761 shares of Acap common stock owned by American Capitol had been granted, with a weighted average option price of $246.00 per share. During 2000, options to purchase 100 shares were forfeited.

Stock options granted for Acap Corporation common stock are summarized as follows:

                                               Avg.      Number of Shares
                                          Option Price     2000    1999

Outstanding at January 1                      $244.80       500     500

Options forfeited                             $240.00       100      --

Outstanding at December 31                    $246.00       400     500

Available for future grant                                  361     259


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

Series A Preferred Stock

There are 74,000 shares of Series A Preferred Stock authorized, issued, and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. There was no activity related to the Series A Preferred Stock for 2000 or 1999 other than the payment of dividends.

Common Stock

A reconciliation of the number of shares of Common Stock issued and outstanding follows:
                                                        2000        1999

Number of shares issued at January 1                   8,759        8,759
Number of treasury shares held at January 1           (1,533)      (1,515)
Treasury shares purchased during the year        	    (2)         (18)
                                                      -------------------

Number of shares outstanding at December 31            7,224        7,226
                                                      ===================


                              ACAP CORPORATION
                       INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Acap Corporation

We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.


KPMG

Houston, Texas
March 9, 2001

                             ACAP CORPORATION
                         STOCKHOLDER INFORMATION


MARKET INFORMATION

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

                                         2000                1999

                                     High     Low       High      Low
First quarter                        $600     525        530      501
Second quarter                        600     525        511      511
Third quarter                         500     490        511      511
Fourth quarter                        500     490        511      511


The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.


HOLDERS

The approximate number of holders of record of Acap's common stock as of March 26, 2001 was 634.


DIVIDENDS

Acap declared no common stock dividends in 2000 or 1999. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 2001. The covenants of a bank loan require the advance approval of the bank in order to pay common stock dividends.


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


INDEPENDENT AUDITORS

The Company's consolidated financial statements for 2000 were audited by the independent accounting firm of KPMG LLP, 700 Louisiana, Houston, TX 77002.


ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting of Stockholders, which will be held on Monday, May 14, 2001 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.


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


       SENIOR OFFICERS OF AMERICAN CAPITOL AND TEXAS IMPERIAL

William F. Guest
Chairman of the Board

John D. Cornett
President

H. Kathleen Musselwhite
Secretary, Treasurer, and Controller

Missey L. Castro
Vice President

Nelda I. Mays
Vice President

G. Michael Rambo
Vice President











































                               ACAP CORPORATION

           10555 Richmond Avenue, 2nd Floor   Houston, Texas 77042