Form 10KSB, Exhibit 13
period 2001-12-31
ACAP CORP
filed 2002-03-28
CIK 792468

ACAP CORPORATION

                        ANNUAL REPORT 2001






                          ACAP CORPORATION

                             CONTENTS

President's Report                                                1

Management's Financial Analysis                                   3

Consolidated Balance Sheet                                       11

Consolidated Statements of Operations and Comprehensive Income   12

Consolidated Statements of Stockholders' Equity                  13

Consolidated Statements of Cash Flows                            14

Notes to Consolidated Financial Statements                       15

Independent Auditors' Report                                     31

Stockholder Information                                          32

Directors and Officers                                           33



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

OVERVIEW

While all of America shared in the grief of the attacks on our country that took place on September 11, 2001, and while many were affected by the financial turmoil involving Enron Corporation, there was no direct financial impact to Acap Corporation from these events. The slowing economy, with the resulting reduction in interest rates, has lowered the yield available to the Company on new investments while increasing the market value of investments made prior to the reduction in interest rates. The slowdown in the employment market has resulted in lower employee turnover with the associated benefit of lower employment costs for the Company.

During 2001, the Company continued to concentrate on improving the results of its Medicare supplement line of business which was undertaken in 1999. On the Medicare supplement business acquired in 1999 from certain state guaranty associations, the incurred-claim-to-earned-premium ratio ("claims ratio") improved from 77% in 2000 to 73% in 2001.
However, the benefit of the improved claims ratio on this portion of the Medicare supplement business was more than offset by an increase in the experience refund payable to the associated guaranty associations (see "Results of Operations" below). With respect to the Medicare supplement business marketed by American Capitol since 1999, the claims ratio went from 73% in 2000 to 76% in 2001. However, the ratio of commissions-to-earned-premium decreased from the 2000 level of 23% to 18% in 2001, resulting in a net improvement in the financial performance of this portion of the Medicare supplement business.

During 2001, the Company continued to make significant progress towards consolidating its policy administration onto a single policy administration system. The Company currently operates on three policy administration systems. During 2000, the Company began the process of converting all of its policies to one of the three policy administration systems. The Company completed the conversion of its largest block of policies, involving approximately 240,000 policies, on November 1, 2000. The Company completed the conversion of another significant block of policies, involving approximately 31,000 policies, on January 7, 2002. Approximately 60,000 active policies remain to be converted.

RESULTS OF OPERATIONS

The Company had a net loss for 2001 of $806,113, or $137.04 per basic common share, compared to a net loss for 2000 of $398,416, or $83.00 per basic common share.

The principal element of the 2001 net loss was the Company's obligation to make an "experience refund" relating to the blocks of Medicare supplement policies acquired by the Company in 1999 from various state guaranty associations. Pursuant to the acquisition agreement, the affected guaranty associations funded (at the time of the acquisition) the losses that were projected to result from the performance of these blocks of policies, but as provided in the agreement, if the actual financial performance of the blocks proved to be better than the original projections, they would share in the results by a recalculation of amount of the "funding" based on the actual experience for the period from inception through December 31, 2001 (the "experience refund"). Although a refund obligation resulted from the better-than-projected performance that was achieved, this was the Company's objective and in the Company's best interest (as well as the guaranty associations' best interest) because this indicates an increased likelihood that the performance of the block will be profitable. The refund formula resulted in the Company recording a charge for an experience refund liability to the guaranty associations of $1,924,137 for 2001 and $1,253,255 for 2000 (subject to a "true-up" adjustment of the claims liability based on the claims experience through the first two quarters of 2002). While the refund obligation impacted the Company's earnings negatively through the period ending December 31, 2001, going forward, the Company will not record any additional experience refund amounts related to the acquisition of the subject blocks (but for the above-noted "true-up" adjustment).


A more detailed explanation of the experience refund, as part of a more complete analysis of the results of operations, is included in the Management's Financial Analysis section of this Annual Report. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance, and its prospects.

BOARD OF DIRECTORS CHANGE

Effective August 13, 2001, Mr. R. W. ("Spike") Daniels resigned his position as a member of the Board of Directors of the Company due to health reasons. Mr. Daniels had been a director since 1987 and was a member of the Audit Committee. Spike was a valuable member of the Board, with an excellent record of attendance and active participation at Board meetings. We will miss Spike's counsel and support and wish him the very best.

We are pleased to welcome Mr. Jarred W. Sloan as a new member of the Board of Directors (as of November 12, 2001) to fill the vacancy created by the resignation of Mr. Daniels. Mr. Sloan is a Certified Public Accountant and for over five years has been the Vice President and Treasurer of the Clayton Foundation for Research located in Houston, Texas. Mr. Sloan serves as a member of the Audit Committee.

OUTLOOK

Barring unfavorable developments, we believe the Company is positioned to return to profitability during 2002. The Company will continue its efforts to improve the results of its Medicare supplement business. Additional progress is expected during 2002 in the process of converting policies to the Company's primary policy administration system. Finally, we plan on intensifying our search for suitable acquisition prospects.

While significant challenges continue to face the Company, we expect to find solutions to, and opportunities in, those challenges.




                                            William F. Guest
                                            President
                                            April 8, 2002

                                 ACAP CORPORATION
                            MANAGEMENT'S FINANCIAL ANALYSIS


RESULTS OF OPERATIONS

As used herein, "American Capitol" is American Capitol Insurance Company, a wholly-owned subsidiary of the Company. "Texas Imperial" is Texas Imperial Life Insurance Company, a wholly-owned subsidiary of American Capitol.

Life Segment

Two reinsurance transactions affecting the same block of life insurance policies in 2001 (the "Reinsurance Transactions") affected the Company's life segment operations presented herein. But for these two Reinsurance Transactions, the policy transactions that occurred during the first quarter of 2001 related to this block of policies would not have been recorded by the Company but, instead, would have been recorded by the reinsurers for the quarter in question. The Reinsurance Transactions involved recapturing a block of policies from one reinsurer effective January 1, 2001, and then, effective March 31, 2001, the same block of policies was reinsured with a different reinsurer. Thus, prior to January 1, 2001, and subsequent to March 31, 2001, the subject policy transactions were not reflected as part of the Company's operations, but they were recorded by the Company for the first quarter of 2001, to which fact reference will be made in the following discussion.

Premiums and other considerations were 6% higher in 2001 in comparison to 2000. The effect of the Reinsurance Transactions noted above was the primary factor in the higher level of premiums during 2001. Excluding the first quarters of 2001 and 2000 (in order to minimize the effect of the Reinsurance Transactions when comparing the results of operations for 2001 and 2000), premiums and other considerations were only 2% higher in 2001 in comparison to 2000.

Net investment income on the invested assets associated with the life segment was 18% higher during 2001 in comparison to 2000. The higher level of investment income in 2001 was primarily due to the effect of the Reinsurance Transactions noted above. Excluding the first quarters of 2001 and 2000, net investment income was 5% higher in 2001 in comparison to 2000. This increase in net investment income was primarily attributable to an increase in the yield on the invested assets associated with the life segment. A higher percentage of relatively longer term, and thereby higher yield, assets were associated with the life segment in 2001 as compared to 2000.

Realized investment losses of $306,566 were recorded during 2001 in comparison to $5,274 recorded during 2000. During 2001, the Company wrote down the book value of two securities: $184,920 on an $850,000 par value fixed maturity security and $255,443 on a $500,000 par value asset-backed security. Both securities had experienced a substantial decline in market value for an extended period. While the Company's external investment manager's opinion is that the Company should continue to hold both of the securities, management concluded that based upon the magnitude of the market decline and the length of time of such market decline that the book value of the securities should be written down to the market value of each security at the time the decision was made. Partially offsetting these realized investment losses was a $134,671 realized investment gain on the sale of 4,565 shares of the common stock of MetLife, Inc. owned by the Company. The Company had received the MetLife common stock upon the demutualization of Metropolitan Life Insurance Company by virtue of the Company's ownership of a life insurance policy issued by Metropolitan. Since holding common stock is not consistent with the Company's general investment philosophy, management decided to sell the MetLife stock during 2001.

A major source of revenue for the Company is the expense allowance the Company receives for administering certain blocks of reinsured policies. The expense allowance for 2001 was 13% lower than the expense allowance received during 2000. The effect of the Reinsurance Transactions noted above was the primary reason for the decrease in the expense allowance as no expense allowance was earned during the time the policies were not reinsured. Excluding the first quarters of 2001 and 2000, the expense allowance was 9% lower in 2001 in comparison to 2000. This decrease in the expense allowance is attributable to normal attrition of the reinsured policies.

Other income for 2001 was $197,841 lower than other income for 2000. The decrease in other income is primarily attributable to certain non-recurring income items recorded in 2000.

As a result of the factors noted above, total revenue, including net realized investment losses, was 6% lower in 2001 as compared to 2000. Excluding net realized investment losses, total revenue was 2% lower in 2001 as compared to 2000.

Policy benefits were 24% higher in 2001 in comparison to 2000. The higher level of policy benefits in 2001 was primarily due to the effect of the Reinsurance Transactions noted above. Also, included in policy benefits for the first quarter of 2001 was a charge of approximately $196,000 resulting from the recapture of a reinsurance agreement in connection with the Reinsurance Transactions. Excluding the first quarters of 2001 and 2000, policy benefits were 3% higher in 2001 in comparison to 2000. This increase in policy benefits was primarily attributable to an increase in the Company's mortality experience.

Total expenses (i.e., total benefits and expenses less policy benefits) were 13% lower in 2001 in comparison to 2000. The Company currently operates on three policy administration systems. During 2000, the Company began the process of converting all of its policies to one of the three policy administration systems. To accomplish the conversions, the Company added programming and conversion resources. The Company completed the conversion of its largest block of policies, involving approximately 240,000 policies, on November 1, 2000. In November and December 2000, the Company made expense reductions that on an annualized basis exceed $500,000. During 2001, the Company made additional expense reductions associated with efficiencies related to the converted policies and through normal attrition as the number of policies in force diminishes. The Company completed the conversion of another significant block of policies, involving approximately 31,000 policies, on January 7, 2002.

Primarily as a result of the $196,000 charge discussed above related to the Reinsurance Transactions, the life segment had a pre-tax operating loss (which excludes realized investment gains and losses) of $62,093 for 2001 compared to a pre-tax operating loss of $42,448 for 2000.

Health Segment

Premiums and other considerations were 5% lower in 2001 in comparison to 2000. The decrease in premium volume resulted from the Company writing a smaller volume of new business during 2001 in comparison to 2000, which was insufficient to offset the normal attrition of policies. The Company acquired a block of Medicare supplement and hospital indemnity policies effective June 1, 1999 and began marketing Medicare supplement policies in May 1999. First-year Medicare supplement premiums for 2000 were approximately $3.2 million. However, due to higher-than-expected claims experience on the Medicare supplement business marketed during 2000, the Company implemented a 30% rate increase on such business effective December 1, 2000. The independent broker distribution system used to market the Company's Medicare supplement policies is premium-rate sensitive. The increased premium rates resulted in a lower volume of first-year premium in 2001, approximately $2.1 million as compared to $3.2 million during 2000.

Net investment income on the invested assets associated with the health segment was approximately $70,000 lower in 2001 as compared to 2000. The decrease in net investment income was primarily attributable to a decrease in the yield on the invested assets associated with the health segment. A higher percentage of relatively shorter term, and thereby lower yield, assets were associated with the health segment in 2001 as compared to 2000.

As a result of the factors noted above, total revenue was 5% lower in 2001 as compared to 2000.

Policy benefits were 68% of premiums in 2001 in comparison to 69% of premiums in 2000. Policy benefits in 2000 benefited from the release of a $1.3 million adequacy reserve. Excluding the benefit from the release of the adequacy reserve, policy benefits during 2000 were 79%. The improvement in the ratio of benefits to premiums during 2001 resulted from premium rate adjustments implemented in 2001 and a general improvement in claims experience.

Excluding the effect of an experience refund, discussed below, total expenses were 27% of premiums in 2001 in comparison to 31% of premiums in 2000. The primary source of the lower expense-to-premium ratio in total expenses was a decrease in the ratio of commissions to premiums in 2001 as compared to 2000. As the Company implements premium rate adjustments on its Medicare supplement business, there is not a corresponding increase in the commissions paid. This was the primary factor in the improvement in the ratio of commissions to premiums during 2001.

The Company is obligated to make an "experience refund" to various state guaranty associations in connection with the acquisition by the Company of a block of Medicare supplement policies from the guaranty associations effective June 1, 1999, pursuant to an acquisition agreement. Pursuant to said agreement, the guaranty associations provided funds to the Company to cover the projected losses expected to arise from the performance of the subject policies, the amount of which was based on a projection of losses made at the time of the acquisition of the policies ("original projection"). The agreement was that the Company would refund to the guaranty associations a portion of the amount by which the actual performance of the block (for the designated period ending December 31, 2001) exceeded the original projection, based on a refund formula set forth in the agreement ("experience refund"). The refund formula resulted in the Company recording a charge for an experience refund to the guaranty associations of $1,924,137 for 2001 and $1,253,255 for 2000 (however, note the release of the adequacy reserve in 2000 as discussed above). The payment to the guaranty associations will be due in the fourth quarter of 2002 following a "true-up" of the claims liability based on the claims experience through the first two quarters of 2002. Subject to adjusting the amount of the experience refund liability recorded as of December 31, 2001 as a result of the "true-up," the Company will not record, subsequent to December 31, 2001, any additional experience refund amounts related to the acquisition of the block of Medicare supplement policies from the guaranty associations. The objective of the Company was that the performance of this block of policies would improve from inception (which did occur), resulting in an experience refund, such that the greater the improvement in performance, the higher the experience refund, and the greater the likelihood that the performance of this block of policies would become profitable in due course.

Primarily as a result of the experience refund discussed above, the health segment had a pre-tax operating loss of $879,294 for 2001. For 2000, the health segment had a pre-tax operating loss of $722,136.

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

As of December 31, 2001, 98% of the insurance subsidiaries' portfolios of publicly traded bonds are invested in securities that are rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investments in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors.
All of the Company's bonds are classified as available-for-sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries' liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios. It is not expected that the insurance subsidiaries' investment practices will change in the future.

A significant portion (14%) of the Company's bond portfolio is invested in mortgage-backed securities, with 92% of such mortgage-backed securities classified as collateralized mortgage obligations and 8% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (71%), Z (14%) and sequential (15%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Risk of prepayment in the Z tranche exposes both interest and principal. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches. The Z and sequential tranches generally are subject to a higher level of prepayment risk than the planned amortization class tranche.

The Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. Primarily as a result of decreasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $785,612 during 2001, following a $670,068 increase during 2000.

As of December 31, 2001, the Company held 11 mortgage loans as investments. The Company's investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $632,000 (83%) of the mortgage loans are guaranteed by an individual who management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average yearly principal balance of the Company's mortgage loans at December 31, 2001 was approximately $33,000 and the weighted average maturity was 11 years. Mortgage loans on Tennessee properties represent 44% of the mortgage loan balances at December 31, 2001, Alabama properties 27%, Texas properties 17%, with Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 89% of the mortgage loan balances at December 31, 2001 with one commercial mortgage constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages. Mortgage loans are far less liquid an investment than publicly traded securities. No mortgage loans are in default at December 31, 2001.

Liquidity of the Parent Company

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol. At December 31, 2001, the outstanding principal balance of the loan was $812,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank.
Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan at December 31, 2001. The principal payments on the bank loan are matched by the principal payments on surplus debentures issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debentures from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 2001, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $239,000. Payments on the surplus debentures may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 2001, American Capitol's statutory capital and surplus was $3,433,200.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under accounting principles generally accepted in the United States of America.


REINSURANCE

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 2001, reinsurance receivables with a carrying value of $44.8 million were recoverable from a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 2000, Canada Life had statutory assets in excess of $31 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company, an insurance company rating organization. At December 31, 2001, reinsurance receivables with a carrying value of $45.4 million were recoverable from Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company. At December 31, 2000, Republic had statutory assets of approximately $675 million and statutory stockholders' equity of approximately $39 million. At
December 31, 2001, reinsurance receivables with a carrying value of $2 million were recoverable from Hannover Life Reassurance (Ireland) Limited ("Hannover"). Hannover is rated "Superior" by A.M. Best Company. The Hannover reinsurance receivables are secured by a trust account containing a $3.57 million letter of credit granted in favor of an insurance subsidiary of the Company.

A treaty with Canada Life provides that the Company is entitled to 85% of the profits calculated pursuant to a formula contained in the treaty once the accumulated profits under the treaty reach a specified level. As of December 31, 2001, there remains $5,956,285 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 2000, such number was $6,665,255.

A treaty with Republic provides that the Company is entitled to 70% of the profits calculated pursuant to a formula contained in the treaty once the accumulated profits under the treaty reach a specified level. As of December 31, 2001, there remains $3,980,591 in profits to be generated before the Company is entitled to 70% of the profits. As of December 31, 2000, such number was $6,032,936. Effective January 1, 2002, the treaty with Republic was amended to change the percentage of profits to which the Company is entitled once the accumulated profits under the treaty reach the specified level from 70% to 85%. Another result of the amendment is that the Company will hold and be responsible for managing the investments supporting the treaty instead of Republic holding and managing such investments.

The treaty with Hannover was effected as of March 31, 2001. The treaty provides that the Company may recapture the treaty without a charge to the surplus of an insurance subsidiary of the Company under statutory accounting once the accumulated profits, as such profits are calculated pursuant to a formula contained in the treaty, reach a specified level. As of December 31, 2001, there remains $2,914,477 in profits to be generated before the Company can recapture the treaty without a surplus charge. As of the initiation of the treaty, March 31, 2001, such number was $3,500,000.

With regard to the policies not 100% reinsured with Canada Life, Republic, or Hannover, the Company seeks to limit its exposure to loss on any single insured by reinsuring the portion of risks in excess of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

The Company is contingently liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. Acap evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

ACCOUNTING STANDARDS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. In making such estimates, management follows accounting policies established by the Company. Management believes the accounting policies that are most critical to the Company's financial statements, and that are subject to the most judgment, are those related to recognition of premium revenue and related expenses, the liability for future policy benefits and contract claims, and the recoverability of long-lived assets. All such accounting policies are described in Note 1 to the Company's consolidated financial statements.

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and for Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and to measure all derivatives at fair value. SFAS No. 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Upon implementation of SFAS No. 133, hedging relationships may be redesignated, and securities held to maturity may be transferred to available for sale or trading. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments, hedging activities, and decisions made by the Derivatives Implementation Group. The Company adopted the provisions of SFAS 133, SFAS 137, and SFAS 138 as of January 1, 2001 and this adoption had no impact on its results of operations, financial condition or cash flows.

The Financial Accounting Standards Board's ("FASB") Statement No. 140 (Statement 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liability," replaced the SFAS Statement No. 125 (Statement 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," but carries over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after June 30, 2001. Disclosure requirements of this statement and any changes in accounting for collateral were effective for fiscal years ending after December 15, 2000. The adoption of Statement 140 had no impact on The Company's consolidated financial statements.

In July 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The impact of the adoption of Statement Nos. 141 and 142 will result in no amortization of goodwill for 2002. Goodwill amortization recognized in 2001 and 2000 was $224,608 and $239,262, respectively.


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

                              ACAP CORPORATION
                         CONSOLIDATED BALANCE SHEET



                                                       December 31,2001

Assets
Investments:
  Fixed maturities available for sale
  (amortized cost of $ 40,866,976)                     $  41,923,365
  Mortgage loans                                             763,128
  Policy loans                                             5,795,047
  Short-term investments                                   1,107,220
                                                       -------------
   Total investments                                      49,588,760
Cash                                                          414,378
Accrued investment income                                     666,791
Reinsurance receivables                                    94,362,428
Notes receivable                                            4,088,295
Accounts receivable (less allowance for uncollectible
   accounts of $187,444)                                      611,929
Deferred acquisition costs                                  1,292,203
Property and equipment (less accumulated depreciation
   of $969,138)                                               566,349
Costs in excess of net assets of acquired business
(less accumulated amortization of $1,895,727)                 778,044
Net deferred tax asset                                        643,827
Other assets                                                  891,851
                                                        -------------
    Total assets                                         $153,904,855
                                                        =============
---------------------------------------------------------------------

Liabilities
Policy liabilities:
Future policy benefits                                  $131,859,810
Contract claims                                            2,844,066
                                                       -------------
 Total policy liabilities                                134,703,876
                                                       -------------
Other policyholders' funds                                  2,024,987
Other liabilities                                           6,670,838
Note payable                                                  812,500
Deferred gain on reinsurance                                2,985,443
Deferred gain on sale of real estate                          101,090
  Total liabilities                                      $147,298,734
---------------------------------------------------------------------

Stockholders' Equity
Series A preferred stock, par value $.10 per share,
  authorized, issued, and outstanding 74,000 shares
  (involuntary liquidation value $2,035,000)             $  1,850,000
 Common stock, par value $.10 per share, authorized
  10,000 shares, issued 8,759 shares                              876
Additional paid-in capital                                  6,259,589
Accumulated deficit                                        (1,862,312)
Treasury stock, at cost, 1,535 common shares                 (507,842)
Accumulated other comprehensive income-net unrealized
  investment gains, net of taxes of $446,022                  865,810
                                                         ------------
  Total stockholders' equity                                6,606,121
                                                         ------------
 Total liabilities and stockholders' equity             $153,904,855
                                                        ============
---------------------------------------------------------------------
See accompanying notes to consolidated financial statements
      )


                            ACAP CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME

                                            Years Ended December 31,
--------------------------------------------------------------------
                                                2001         2000
--------------------------------------------------------------------
REVENUES
Premiums and other considerations           $14,226,626   14,713,326
Net investment income                         2,478,443    2,198,505
Net realized investment losses                 (306,566)      (5,274)
Reinsurance expense allowance                 3,245,838    3,730,884
Amortization of deferred gain                   287,717      260,320
Other income                                    316,593      522,387
                                            ------------------------
 Total revenues                              20,248,651   21,420,148
                                            ------------------------
--------------------------------------------------------------------
BENEFITS AND EXPENSES

Net policy benefits                          11,322,513   11,195,353
Commissions and general expenses              9,665,920   10,382,599
Interest expense                                 68,852      109,348
Amortization of costs in excess of net assets
 of acquired business                           224,608      239,662
Amortization of deferred acquisition costs      214,711      263,044
                                            ------------------------
  Total benefits and expenses                21,496,604   22,190,006
--------------------------------------------------------------------

EARNINGS

Loss before federal income tax expense
  (benefit)                                 (1,247,953)    (769,858)
Federal income tax expense (benefit):
  Current                                      351,123      146,312
  Deferred                                    (792,963)    (517,754)
Net loss                                      (806,113)    (398,416)
--------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized investment gains, net of
  taxes of $404,708 in 2001 and
  $440,184 in 2000                             785,612      670,068
Net unrealized investments holding losses
  arising during period, net of taxes of
  $2,734 in 2001 and $ -0- in 2000    	           5,308           --
Less: reclassification adjustment for net
  investment gains included in net income,
  net of taxes of $(45,491) in 2001 and
  $ -0- in 2000         	                       (88,306)          --
-------------------------------------------------------------------
Comprehensive income (loss)                $  (103,499)     271,652
                                                       ========================
-------------------------------------------------------------------

EARNINGS PER SHARE

Basic loss per common share                $   (137.04)      (83.00)
                                           ========================

Diluted loss per common share              $   (137.04)      (83.00)
                                           ========================
-------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                           ACAP CORPORATION
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           Years Ended December 31,
-------------------------------------------------------------------
                                                    2001       2000
-------------------------------------------------------------------
SERIES A PREFERRED STOCK (Including Additional
  Paid-in Capital)                         $  1,850,000   1,850,000
                                            -----------------------
-------------------------------------------------------------------
COMMON STOCK                                        876         876
                                            -----------------------
-------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL                    6,259,589   6,259,589
                                            -----------------------
-------------------------------------------------------------------
ACCUMULATED DEFICIT

  Balance, beginning of year                   (872,355)   (272,751)
  Net loss                                     (806,113)   (398,416)
  Preferred stock cash dividends               (183,844)   (201,188)
                                            ------------------------
  Balance, end of year                       (1,862,312)   (872,355)
                                            ------------------------
--------------------------------------------------------------------
TREASURY STOCK

  Balance, beginning of year                   (507,842)   (507,362)
  Change during year                                 --        (480)
                                            ------------------------
  Balance, end of year                         (507,842)   (507,842)
                                            ------------------------
--------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME

  Balance, beginning of year                     80,198    (589,870)
  Change during year                            785,612     670,068
                                            -----------------------
  Balance, end of year                          865,810      80,198
                                            -----------------------
-------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                 $  6,606,121   6,810,466
--------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                          ACAP CORPORATION
              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Years Ended December 31,
-------------------------------------------------------------------
                                                    2001       2000
-------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                   $   (806,113)   (398,416)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
 Depreciation and amortization                  414,539     439,777
 Allowance for uncollectible accounts            99,153          --
 Amortization of deferred acquisition costs     214,711     263,044
 Amortization of deferred gain on reinsurance  (287,717)   (260,320)
 Premium and discount amortization              (43,030)      9,453
 Net realized investment losses                 306,566       5,274
 Deferred federal income tax benefit           (792,963)   (517,754)
 Decrease in reinsurance receivables          1,253,218   5,586,706
 Decrease (increase) in accrued investment
 income                                           1,285     (35,256)
 Decrease (increase) in accounts receivable    (125,225)     48,946
 Increase in other assets                      (272,817)   (289,946)
 Decrease in policy liabilities              (1,767,892) (6,007,243)
 Increase in other liabilities                2,160,159     873,696
                                            ------------------------
  Net cash provided by (used in) operating
  activities                                    353,874    (282,039)
                                            ------------------------
--------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of investments
 available for sale and principal repayments on
 mortgage loans                                5,300,205   4,291,443
Purchases of investments available for sale
                                              (4,649,026) (6,410,454)
Net decrease in policy loans                     345,411     222,785
Net decrease (increase) in short-term
 investments                                     (16,554)  3,423,609
Purchases of property and equipment               (7,775)    (82,712)
                                            ------------------------
   Net cash provided by investing activities     972,261   1,444,671
                                            ------------------------
--------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on note payable              (250,000)   (250,000)
Deposits on policy contracts                     967,608   1,046,324
Withdrawals from policy contracts             (1,576,553) (1,753,436)
Preferred stock dividends paid                  (183,844)   (201,188)
Treasury stock purchases                              --        (480)
                                            ------------------------
   Net cash used in financing activities      (1,042,789) (1,158,780)
                                            ------------------------
--------------------------------------------------------------------
Net increase in cash                             283,346       3,852
Cash at beginning of year                        131,032     127,180
                                            ------------------------
Cash at end of year                         $    414,378     131,032
--------------------------------------------========================
See accompanying notes to consolidated financial statements.

                         ACAP CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation and Nature of Operations

The consolidated financial statements of Acap Corporation ("Acap" or "the Company") include its wholly-owned subsidiaries: American Capitol Insurance Company ("American Capitol"); Imperial Plan, Inc. ("Imperial Plan"); and Texas Imperial Life Insurance Company ("Texas Imperial"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company, approximately 46% at December 31, 2001, is owned by InsCap Corporation ("InsCap").

Acap is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of insurance companies. In May 1999, Acap began marketing Medicare supplement health insurance. Acap's insurance operations are conducted through its wholly-owned insurance subsidiaries. Operations are conducted from the corporate headquarters in Houston, Texas. Approximately half of the Company's direct collected premium comes from residents of the State of Texas, with no other state generating as much as 18% of the Company's direct collected premium.

B. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are: (a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest, and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals;(c) certain assets (principally software, agents' debit balances and certain other receivables) are reported as assets rather than being charged to accumulated deficit; (d) investments in fixed maturities available for sale are recorded at fair value rather than at amortized cost; (e) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and the excess of the value of the consideration over the net assets assumed is amortized over a period not to exceed seventeen years, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments; (f) there are no investment related reserves, while the statutory basis of accounting requires the Asset Valuation Reserve and the Interest Maintenance Reserve; (g) assets and liabilities are reported gross of reinsurance; and (h) at the time of the initial ceding of a block of business, a deferred gain is set up and amortized over the life of the policies ceded; and whereas under the statutory basis of accounting only, the decrease in surplus relief from reinsurance ceded agreements is amortized through net income with an offset in surplus netting to a zero effect on surplus.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 2001 the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $239,000.

The combined net income of the Company's insurance subsidiaries as determined using statutory accounting practices, was $3,178,741 and $5,729,831 for the years ended December 31, 2001 and 2000, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $3,433,200 and $3,057,327 at December 31, 2001 and 2000, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the Risk-Based Capital requirements.

In March 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles Project as the NAIC-supported basis of accounting. However, the codification project was approved with the provision for state insurance commissioner discretion in the determination of appropriate statutory accounting for insurers domiciled in their state. The adoption of this codification project changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practice that insurance companies previously used to prepare their statutory financial statements. The effective date for the new codified statutory accounting principles was January 1, 2001. The combined effect of codification implementation at January 1, 2001 for the insurance subsidiaries was an increase in surplus of $208,336 in total, relating to the establishment of deferred tax assets.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or stockholders' equity as previously reported.
C. Investments

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

The retrospective method is used to calculate the amortization of premium and accretion of discount on the mortgage-backed securities.

Mortgage loans on real estate are carried at their unpaid principal balances.

Policy loans are carried at their unpaid principal balances. Policy loans consist primarily of automatic borrowings against a policy's cash surrender value to pay policy premiums. Interest accrues at rates ranging from 5% to 10%.

Short-term investments, consisting primarily of commercial paper, are carried at cost.

Declines in value considered other-than-temporary and other realized gains and losses, determined on the specific identification method, are accounted for in the consolidated statements of operations in net realized investment losses.

D. Deferred Acquisition Costs

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

The deferred acquisition costs for the years ended December 31, are summarized as follows:




                                           2001               2000
                                           ----               ----
Balance, beginning of year              $1,506,914       1,769,958
Amortized during the year                 (214,711)       (263,044)
                                        --------------------------
Balance, end of year                    $1,292,203       1,506,914
                                        ==========================


The amortization of deferred acquisition costs is expected to be between $100,000 and $200,000 over each of the next five years.

E. Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years. Depreciation expense was $189,931 and $200,115 for the years ended December 31, 2001 and 2000, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

F. Costs in Excess of Net Assets of Acquired Business

The costs in excess of net assets of acquired business are amortized on a straight-line basis over the estimated lives of seven and seventeen years. Beginning January 1, 2002, the costs in excess of net assets of acquired business will no longer be amortized, but instead tested for impairment at least annually in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142.

G. Recognition of Premium Revenue and Related Expenses, Liability for Future Policy Benefits and Contract Claims

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 2001.

Reserves for interest-sensitive whole life policies and investment contracts are based on the contract account balance if future benefit payments in excess of the account balance are not guaranteed, or the present value of future benefit payments when such payments are guaranteed.

The liability for contract claims represents the liability for claims reported in excess of the related policy benefit reserve plus an estimate of claims incurred but not reported. Management believes that the Company's reserves have been appropriately calculated based on available information as of December 31, 2001, however it is possible that the ultimate liability may vary significantly from these estimated amounts.

H. Loss per Share

Loss per common share for 2001 was computed as follows:
-----------------------------------------------------------------------
                                                Weighted
                                 Income      Average Shares   Per Share
                              (Numerator)     (Denominator)      Amount
                              -----------    -------------    ---------

Net loss                     $  (806,113)
Preferred dividends             (183,844)
                                --------
BASIC AND DILUTED LOSS PER SHARE
Loss to common shareholders  $  (989,957)         7,224       $(137.04)
                             ==========================================
-----------------------------------------------------------------------
Loss per common share for 2000 was computed as follows:
-----------------------------------------------------------------------

                                                Weighted
                                Income      Average Shares  Per Share
                             (Numerator)     (Denominator)     Amount
                             ----------     -------------   ---------

Net loss                     $  (398,416)
Preferred dividends             (201,188)
                             ------------

BASIC AND DILUTED LOSS  PER SHARE
Loss to common shareholders  $  (599,604)        7,224        $(83.00)
                             =========================================

----------------------------------------------------------------------

I. Participating Policies

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 32% and 18% of the life insurance in force at December 31, 2001 and 2000, and 42% and 47% of life insurance premium income at December 31, 2001 and 2000, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

J. Federal Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, that requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date.

K. Statements of Cash Flows

For purposes of reporting cash flows, cash includes cash on hand, in demand accounts, in money market accounts, and in savings accounts.

L. Stock-Based Compensation

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

M. Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and for Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and to measure all derivatives at fair value. SFAS No. 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Upon implementation of SFAS No. 133, hedging relationships may be redesignated, and securities held to maturity may be transferred to available for sale or trading. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments, hedging activities, and decisions made by the Derivatives Implementation Group. The Company adopted the provisions of SFAS 133, SFAS 137, and SFAS 138 as of January 1, 2001 and this adoption had no impact on its results of operations, financial condition or cash flows.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liability, replaced SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, but carries over most of SFAS No. 125's provisions without change. SFAS No. 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after June 30, 2001. Disclosure requirements of this statement and any changes in accounting for collateral were effective for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 had no impact on the Company's consolidated financial statements.

In July 2001,SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets were issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The impact of the adoption of SFAS Nos. 141 and 142 will result in no amortization of goodwill for 2002. Goodwill amortization recognized in 2001 and 2000 was $224,608 and $239,262, respectively.

2. INVESTMENTS

A. Fixed Maturity Securities

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 2001 are as follows:

---------------------------------------------------------------------
                                       Gross       Gross
                         Amortized   Unrealized  Unrealized      Fair
                            Cost       Gains       Losses       Value
                            ----       -----       ------       -----
Government securities    $ 3,443,430   190,108        --     3,633,538
Corporate securities      28,122,877   941,468  (216,291)   28,848,054
Asset-backed securities    3,642,705    77,856  (273,368)    3,447,193
Mortgage-backed
 securities                5,657,964   336,616        --     5,994,580
                         ---------------------------------------------
                         $40,866,976 1,546,048  (489,659)   41,923,365
                         =============================================
----------------------------------------------------------------------
A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:
----------------------------------------------------------------------
                                           2001              2000
                                           ----              ----
Proceeds on sales                       $2,477,661        1,335,942
                                        ===========================

Gross realized gains on sales               11,930               --
Gross realized losses on sales             (14,745)          (9,741)
                                        ----------------------------
Net realized losses on sales                (2,815)          (9,741)
Realized gains (losses) on transactions
 other than sales                         (438,422)           4,467
                                        ---------------------------
 Net realized losses                    $ (441,237)          (5,274)
                                        ============================
--------------------------------------------------------------------

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2001 by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized            Fair
                                             Cost             Value
                                             ----             -----

Maturing in one year or less           $ 2,863,207        2,915,206
Maturing after one year through
 five years                              7,765,824        8,128,960
Maturing after five years through
 ten years                              13,029,635       13,242,924
Maturing after ten years                11,550,346       11,641,695
                                        ---------------------------
                                        35,209,012       35,928,785
Mortgage-backed securities               5,657,964        5,994,580
                                        ---------------------------
                                       $40,866,976       41,923,365
                                       ============================
-------------------------------------------------------------------

A summary of the fair value of mortgage-backed securities by type as of December 31, 2001 follows:
-------------------------------------------------------------------

Collateralized mortgage obligations:
  Planned amortization class                 $3,897,708
  Z                                             783,974
  Sequential                                    809,549
                                                -------
                                              5,491,231
Pass-through securities                         503,349
                                              ---------
                                             $5,994,580
                                             ==========
-------------------------------------------------------

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

As of December 31, 2001, 98% of the Company's fixed maturity securities were rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

B. Mortgage Loans

The weighted average interest rate of mortgage loans held as of December 31, 2001 was 8.2%.

The distribution of principal balances on mortgage loans held as of December 31, 2001 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.
-------------------------------------------------------------------------
                                                               Principal
                                                                 Balance

Maturing in one year or less                                  $   33,431
Maturing after one year through five years                       187,943
Maturing after five years through ten years                      134,713
Maturing after ten years                                         407,041
                                                              ----------
                                                              $  763,128
                                                              ==========
------------------------------------------------------------------------

The distribution of mortgage loans by class of loan and geographic distribution follows:
------------------------------------------------------------------------
                                                               Principal
                                                                 Balance

Commercial loans:
  Texas                                                       $   84,346
                                                              ==========

Residential loans:
  Tennessee                                                   $  335,466
  Alabama                                                        206,035
  Florida                                                         57,547
  Texas                                                           46,299
  Kentucky                                                        33,435
                                                              ----------

                                                              $  678,782
                                                              ==========
------------------------------------------------------------------------

C. Investment Income
-----------------------------------------------------------------------
A summary of net investment income follows:

-----------------------------------------------------------------------
                                              2001           2000
Interest on fixed maturities             $ 2,312,713      2,001,749
Interest on mortgage loans	                    68,332         76,610
Interest on policy loans                      53,698         38,944
Interest on cash and short-term investments   44,163         89,148
Miscellaneous investment income               73,014         56,660
                                           ------------------------
                                           2,551,920      2,263,111
Investment expense                           (73,477)       (64,606)
                                           -------------------------
                                         $ 2,478,443      2,198,505
                                         ===========================
--------------------------------------------------------------------

D. Unrealized Investment Gains (Losses)
--------------------------------------------------------------------

The change between cost and fair value for fixed maturity securities, net of taxes, follows:
--------------------------------------------------------------------
                                   Equity       Fixed
                                 Securities   Maturities   Total
                                  ----------   ----------   -----
Balance, January 1, 2000        $       --	     (589,870)   (589,870)
Change during the year             105,451      564,617     670,068
                                 ==================================
Balance, December 31, 2000         105,451      (25,253)     80,198
Change during the year            (105,451)     891,063     785,612
                                 ----------------------------------
Balance, December 31, 2001      $       --      865,810     865,810
                                 ==================================
--------------------------------------------------------------------

E. Net Realized Investment Gains (Losses)

A summary of net realized investment gains (losses) follows:
-------------------------------------------------------------------
                                           2001               2000

Fixed maturities                    $   (441,237)            (5,274)
Equity securities                        134,671                 --
                                     -------------------------------
                                    $   (306,566)            (5,274)
                                    ================================
--------------------------------------------------------------------


A pretax realized investment loss of approximately $440,000 was taken as a result of the write down of the book value of two different issues of fixed maturity investments.

F. Other Investment Disclosures

At December 31, 2001, bonds with a fair value of $5,702,977 were on deposit with various regulatory authorities.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity at December 31, 2001 were as follows:

--------------------------------------------------------------------
                                         Balance
                                       Sheet Amount         Category

National Rural Utility                  $1,260,211    Fixed maturity
AT&T                                     1,254,852    Fixed maturity
Hydro Quebec                             1,184,204    	Fixed maturity
Merrill Lynch                            1,093,298    	Fixed maturity
Ford Motor Company                       1,051,325    	Fixed maturity
General Electric Capital Corp            	1,041,717	    Fixed maturity
Keyspan Gas                              1,040,820    Fixed maturity
Ingersoll Rand                           1,018,308    	Fixed maturity
Green Tree Home Equity Loan              	1,003,967    	Fixed maturity
La Farge Corp                              954,016    Fixed maturity
General Motors                             910,664    	Fixed maturity
Alcoa Inc                                  774,215    Fixed maturity
Sprint Capital Corp                        766,646    	Fixed maturity
Simon Property Group                       741,011    	Fixed maturity
PNC Mortgage Security                      722,394    	Fixed maturity
General Electric Capitol Mortgage
 Services                                  674,205    Fixed maturity

--------------------------------------------------------------------

3. FAIR VALUES

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2001 are as follows:

                                       Carrying Amount   Fair Value
                                       ---------------   ----------
Assets:
  Fixed maturities                    $41,923,365        41,923,365
  Mortgage loans                          763,128           795,967
  Policy loans                          5,795,047         5,795,047
  Short-term investments                1,107,220         1,107,220
  Notes receivable                      4,088,295         4,088,295
Liabilities:
  Note payable                            812,500           812,500
--------------------------------------------------------------------

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

4. NOTE PAYABLE

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol, which debenture is security on the loan. At December 31, 2001 the outstanding principal balance of the loan was $812,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes is at the base interest rate of the bank. Both notes were renewed in 2001. As of December 31, 2001 no funds have been borrowed on these notes.

5. COMMITMENTS AND CONTINGENCIES

A. Lease

In 1997, in conjunction with the sale of American Capitol's home office building, American Capitol entered into a lease agreement with the new owner of the building to lease 13,087 square feet, approximately one quarter of the net rentable area of the building (the area it then occupied), for five years. The Company deferred the gain related to the sale of the building and is amortizing the gain over the term of the lease agreement. In 1998, an amendment was made to the original lease agreement to lease an additional 8,424 square feet. The effective date of the amendment was June 1, 1998, and runs coterminously with the original lease agreement. In 1999, an amendment was made to the original lease agreement to lease an additional 8,683 square feet. The effective date of the amendment was September 1, 1999, and runs coterminously with the original lease agreement. Total remaining lease obligations under the above are $357,771 in 2002. American Capitol paid $400,767 in 2001 and $396,000 in 2000 in connection with this lease agreement.

B. Reinsurance

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

On January 1, 2001, Texas Imperial recaptured the Alabama Re reinsurance agreement and then entered into a new reinsurance agreement with Hannover Life Reassurance (Ireland) Limited ("Hannover") covering the same block of policies effective March 31, 2001. Texas Imperial continues to administer the reinsured policies, for which it receives an expense allowance from Hannover.

At December 31, 2001, reinsurance receivables with a carrying value of $45.4 million were recoverable from Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Superior" by A.M. Best Company, an insurance rating organization. At December 31, 2000, Republic had statutory assets of approximately $675 million and statutory stockholders' equity of approximately $39 million. At December 31, 2001, reinsurance receivables with a carrying value of $44.8 million were recoverable from a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 2000, Canada Life had statutory assets in excess of $31 billion and statutory stockholders' equity of approximately $3 billion. Canada Life is rated "Superior" by A.M. Best Company. At December 31, 2001, reinsurance receivables with a carrying value of $2.0 million were recoverable from Hannover. The Hannover reinsurance receivables are secured by a trust account containing a $3,570,000 letter of credit granted in favor of an insurance subsidiary of the Company. At December 31, 2001, the remaining reinsurance receivables were recoverable from various other reinsurers.

The Company is liable for amounts ceded to reinsurers in the event the reinsurers are unable to meet their obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Other than its exposure to Canada Life, Hannover and Republic as discussed above, management does not believe the Company has significant concentrations of credit risk related to reinsurance, or otherwise.

The Canada Life, Republic, and Hannover reinsurance treaties are representative of a key use of reinsurance by the Company. Immediately following the purchase of a block of life insurance policies through the Company's acquisition program, the Company may reinsure all or a portion of the acquired policies. By doing so, the Company seeks to recover all or a portion of the purchase price of the acquired policies and transfer the risks associated with the policies to the reinsurer. The Company retains the administration of the reinsured policies and seeks to profit from the compensation the Company receives from the reinsurer for such policy administration. The Company is entitled, but not obligated, to recapture the policies at a price determined by a formula in the reinsurance treaty.

With regard to the policies not 100% reinsured with Canada Life, Republic, or Hannover, the purpose of reinsurance is to limit the Company's exposure to loss on any single insured. The Company reinsures the portion of risks in excess of a maximum of $50,000 on the life of any individual through various reinsurance contracts, primarily of the coinsurance and yearly renewable term type.

On June 10, 1999, the Court approved a Liquidation Plan Regarding the Insolvency and Liquidation of The Statesman National Life Insurance Company (the "Liquidation Plan") executed by American Capitol, Texas Imperial, Statesman, the Department, and the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"). Pursuant to the Liquidation Plan, American Capitol and Texas Imperial assumed all life insurance policies issued by Statesman since September 30, 1998 as well as all of the Medicare supplement and hospital indemnity health insurance policies in force in Statesman. Participating guaranty associations, represented by NOLHGA, funded the transaction with a combination of cash and promissory notes. Pursuant to the Liquidation Plan, three years after the closing of the assumption transactions, the actual results of the Medicare supplement policies in question will be compared to the projected results for the three year period and, if the actual results have been better than projected ("excess profits"), the participating guaranty associations will be entitled to participate in the excess profits as a refund in an amount prescribed by a formula set out in the Liquidation Plan. If the actual results are worse than the projected results, the guaranty associations are not obligated to compensate the Company for such shortfall. The excess profits owed to the guaranty associations were approximately $4.7 million and $2.8 million at December 31, 2001 and 2000, respectively, and are included in other liabilities. The assumption transactions closed on June 18, 1999 with an effective date of June 1, 1999.

The effect of reinsurance on premiums and benefits follows:
--------------------------------------------------------------------


                                           Years ended December 31,
                                           ------------------------
                                          2001               2000

Direct premiums                       $21,565,676        23,499,234
Reinsurance assumed                       280,066           656,255
Reinsurance ceded                      (7,619,116)       (9,442,163)
                                      ------------------------------
Net premiums                          $14,226,626        14,713,326
                                      ==============================


Direct policy benefits                $18,068,621        17,235,014
Reinsurance assumed                       317,343           403,125
Reinsurance ceded                      (7,063,451)       (6,442,786)
Net policy benefits                   $11,322,513        11,195,353
                                      ==============================

--------------------------------------------------------------------

C. Litigation

Acap and its subsidiaries are involved in various lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

6. SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS

Cash payments for interest expense for the years ended December 31, 2001 and 2000 were $76,499 and $111,458, respectively. Net cash payments of $375,000 and $240,757 for federal income taxes were made during the years ended December 31, 2001 and 2000, respectively.

7. FEDERAL INCOME TAXES

Acap and its subsidiaries file a consolidated federal income tax return. At December 31, 2001, Acap had a remaining tax net operating loss carryforward of approximately $750,000 that will expire during the years 2002 through 2019 if not previously utilized. At December 31, 2001, the Company had alternative minimum tax carryforwards of approximately $725,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus Account that, at December 31, 2001, had a balance of approximately $4,800,000.
No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 2001 and 2000 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

-----------------------------------------------------------------------

                                                  2001           2000
                                                  ----           ----

Federal income tax benefit at statutory rate $ (424,304) (261,752) Small life insurance company special
 deduction                                       (400,804)    (167,428)
Change in valuation allowance                     320,769       14,875
Goodwill                                           76,367       81,486
Other, net                                        (13,868)     (38,623)
Total federal income tax benefit               $ (441,840)    (371,442)
                                               ========================
-----------------------------------------------------------------------

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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 are as follows:
---------------------------------------------------------------------
Deferred Tax Assets:
Deferred gain on reinsurance                              $ 1,111,776
Deferred gain on sale of real estate                           34,371
Net operating loss carryforwards                              253,589
Alternative minimum tax credit carryforwards	                  724,994
Deferred policy acquisition costs                           1,006,982
Fixed maturity write downs                                    188,439
Other                                                         126,684
                                                          -----------
Total gross deferred tax assets                             3,446,835
Less:  valuation allowance                                 (1,570,907)
Deferred tax assets                                         1,875,928
                                                          -----------

Deferred Tax Liabilities:
Policy reserves and policy funds                              701,303
Net unrealized gains on available for sale securities         446,022
Other                                                          84,776
Deferred tax liabilities                                    1,232,101
                                                          -----------
Net deferred tax asset                                    $   643,827
                                                          ===========
---------------------------------------------------------------------

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,570,907 was established at December 31, 2001 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 2001 and 2000 was an increase of $320,769 and $14,875, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.


8. SEGMENT INFORMATION

The Company operates in two reportable segments: Life and Health.
Financial information by industry segment is summarized as follows:

Year Ending December 31, 2001       Life        Health          Total

Revenues:
Premiums                      $  2,264,765   11,961,861   14,226,626
Net investment income            2,275,531      202,912    2,478,443
Realized investment losses        (306,566)          --     (306,566)
Reinsurance expense allowance    3,245,838           --    3,245,838
Amortization of deferred gain      287,717           --      287,717
Other income                  $     60,911      255,682      316,593
                                ------------------------------------
    Revenues                     7,828,196   12,420,455   20,248,651
                                ------------------------------------
Benefits and Expenses
  Net policy benefits            3,151,640    8,170,873   11,322,513
  Commissions and general
   expenses                      4,658,538    5,007,382    9,665,920
  Interest expense                  68,852           --       68,852
  Amortization of costs in excess
  of net assets of acquired
  business                         224,608           --      224,608
  Amortization of deferred
  acquisition costs                 93,217      121,494      214,711
                                ------------------------------------
    Benefits and Expenses        8,196,855   13,299,749   21,496,604
                                ------------------------------------
Pretax Loss from Continuing     ------------------------------------
 Operations                   $   (368,659)    (879,294)  (1,247,953)
                                ====================================
Identifiable Assets
 (as of December 31, 2001)    $145,534,000    8,370,855  153,904,855
                               =====================================


Year Ending December 31, 2000         Life          Health     Total
Revenues:
  Premiums                       2,127,898   12,585,428   14,713,326
  Net investment income          1,925,329      273,176    2,198,505
  Realized investment losses        (5,274)          --       (5,274)
  Reinsurance expense allowance  3,730,884           --    3,730,884
  Amortization of deferred gain    260,320           --      260,320
  Other income                     258,752      263,635      522,387
                                ------------------------------------
  Revenues                       8,297,909   13,122,239   21,420,148
                                ------------------------------------
Benefits and Expenses:
  Net policy benefits            2,546,964	    8,648,389   11,195,353
  Commissions and general
   expenses                      5,349,219    5,033,380   10,382,599
  Interest expense                 109,348           --      109,348
  Amortization of costs in
   excess of net assets of
    acquired business              239,662           --      239,662
  Amortization of deferred
   acquisition costs               100,438      162,606      263,044
                                ------------------------------------
    Benefits and Expenses        8,345,631   13,844,375   22,190,006
                                ------------------------------------
Pretax Loss from Continuing
 Operations                   $    (47,722)    (722,136)    (769,858)
                                  ===================================
Identifiable Assets
 (as of December 31, 2000)    $147,257,134    7,606,463  154,863,597
                              ======================================


---------------------------------------------------------------------

9. AMERICAN CAPITOL KEY EMPLOYEE STOCK OPTION PLAN

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options for 100 shares vest four years from the date of grant and must be exercised within five years from the date of grant. The options for 300 shares vest five years from the date of grant and must be exercised within ten years from the date of grant. As of December 31, 2001, options to purchase 500 of the 761 shares of Acap common stock owned by American Capitol had been granted, with a weighted average option price of $246.00 per share. During 2000, options to purchase 100 shares were forfeited.

Stock options granted for Acap Corporation common stock are summarized as follows:

                                         Avg.          Number of Shares
                                      Option Price     2001      2000

Outstanding at January 1	               $246.00          400       500

Options forfeited                      $240.00           --       100

Outstanding at December 31             $246.00          400       400

Available for future grant                              361       361

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

A. Series A Preferred Stock

There are 74,000 shares of Series A Preferred Stock authorized, issued, and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. There was no activity related to the Series A Preferred Stock for 2001 or 2000 other than the payment of dividends.

B. Common Stock

A reconciliation of the number of shares of Common Stock issued and outstanding follows:
---------------------------------------------------------------------
                                                   2001          2000

Number of shares issued at January 1              8,759         8,759
Number of treasury shares held at January 1      (1,535)       (1,533)
Treasury shares purchased during the year            --            (2)

Number of shares outstanding at December 31       7,224         7,224
                                                =====================

---------------------------------------------------------------------

                                  ACAP CORPORATION
                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Acap Corporation


We have audited the accompanying consolidated balance sheet of Acap Corporation and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP


Houston, Texas
March 8, 2002

                            ACAP CORPORATION
                         STOCKHOLDER INFORMATION

Market Information

The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.

---------------------------------------------------------------------
                                          2001           2000
                                          ----           ----

                                      High     Low    High     Low
                                      ----     ---    ----     ---
First quarter                         $512     460     600     525
Second quarter                         450     400     600     525
Third quarter                          357     350     500     490
Fourth quarter                         380     355     500     490

---------------------------------------------------------------------


The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.


Holders

The approximate number of holders of record of Acap's common stock as of March 25, 2002 was 605.


Dividends

Acap declared no common stock dividends in 2001 or 2000. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 2002. The covenants of a bank loan require the advance approval of the bank in order to pay common stock dividends.


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


Independent Auditors

The Company's consolidated financial statements for 2001 were audited by the independent accounting firm of KPMG LLP, 700 Louisiana, Houston, TX 77002.


Annual Meeting
Stockholders are invited to attend the Annual Meeting of Stockholders, which will be held on Monday, May 13, 2002 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.

                           ACAP CORPORATION
                        DIRECTORS AND OFFICERS


Board of Directors of Acap

Roy L. Butler
Self-employed Certified Public Accountant

William F. Guest
Chairman of the Board and President, Acap Corporation

C. Stratton Hill, Jr., M.D.
Physician

Jarred W. Sloan
Vice President and Treasurer, Clayton Foundation for Research

Officers ofAcap
William F. Guest
Chairman of the Board and President

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