Form 10KSB, Exhibit 13
period 2002-12-31
ACAP CORP
filed 2003-03-24
CIK 792468

ACAP


                         ANNUAL REPORT 2002

CONTENTS
------

President's Report . . . . . . . . . . . . . . . .      1

Management's Financial Analysis. . . . . . . . . .      3

Consolidated Balance Sheets. . . . . . . . . . . .     12

Consolidated Statements of Operations and
 Comprehensive Income  . . . . . . . . . . . . . .     13

Consolidated Statements of Stockholders' Equity  .     14

Consolidated Statements of Cash Flows. . . . . . .     15

Notes to Consolidated Financial Statements . . . .     16

Independent Auditors' Report. . . . . . . . . . .      34

Stockholder Information. . . . . . . . . . . . . .     35

Directors and Officers. . . . . . . . . . . . . .      36


CORPORATE PROFILE
--------------

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

Acap was formed in 1985. Acap's life insurance operations are conducted through its wholly owned life insurance subsidiaries. All operations are conducted from the corporate headquarters in Houston, Texas. Acap's common stock is quoted on NASDAQ's OTC Bulletin Board under the symbol AKAP.

     ACAP CORPORATION ANNUAL REPORT 2002

     PRESIDENT'S REPORT


To Our Stockholders:

The year 2002 was marked by significant accomplishments and significant challenges.

We are pleased to report that the Company had basic earnings per share of $278.33 during 2002 in comparison to a loss per share of $137.04 during 2001. An analysis of the results of operations and the differences in such results between 2002 and 2001 is included in the Management's Financial Analysis section of this Annual Report. It is not possible, of course, in this brief "President's Report" to call attention to all significant information covered in the Annual Report or to adequately cover the items chosen for comment. Stockholders are urged to read the entire Annual Report to gain a better understanding of the Company, its recent financial performance, and its prospects.

While we are pleased with the results discussed above, we are also mindful of the challenges before us. As discussed in the Management's Financial Analysis section of this Annual Report, a portion of 2002's positive financial results was the result of one-time benefits. Revenues have decreased in each of the last two years as policy terminations have exceeded new policies issued. On the other hand, as discussed under "Reinsurance" in the Management's Financial Analysis section of this Annual Report, there is the prospect, drawing closer each year, that the Company may eventually be able to "recapture" for its own benefit a portion of the profits emerging from one or more of the blocks of policies that were reinsured when acquired as part of acquisition transactions.

The day-to-day agenda of the Company continues to be pursued, such as the ongoing transition from three policy administration systems to one system. During 2002, we completed the transition from three policy administration systems to two systems. We continue toward our goal of consolidating to a single system. It is inherent in the Company's "acquisitions" strategy that new systems will be acquired, resulting in the need to make system conversions. By this process we are able to realize the efficiencies and cost savings to enhance the benefits of an acquisition. The cost of the process is significant, but gradually we are realizing the intended cost reductions. On another "housekeeping" note, we also continue to devote considerable resources to compliance with federally mandated privacy laws regarding financial and health information, and the costs of mailing notices of the Company's policies on the subject to policyholders.

Marketing of insurance products (Medicare supplement, pre-need, and burial policies) continues at a low volume. First-year Medicare supplement premium for 2002 was about one-fourth the amount of such premium for 2001. The Company's pre-need and burial life insurance sales were up slightly in 2002 over the 2001 levels, but remain at relatively low levels. While we are exploring various ways of increasing new business production, we believe the environment for such production will remain challenging.

The Company continues its search for acquisition candidates. It is the nature of the acquisitions strategy that future acquisition episodes are impossible to predict or quantify. It seems to be increasingly difficult to find suitable candidates, but nevertheless, there is no reason to think that the Company will not have some success in the process, as it has in the past. In the meantime, the amount of the Company's inforce policies continues to decline, except to the extent that marketing, discussed above, can provide replenishment.

Regarding the Medicare supplement policies acquired by the Company from various state guaranty associations in 1999, the acquisition agreement provided for a refund to the associations based on the "experience" (i.e., profitability) of the business during the three years ending December 31, 2001. The experience was favorable, resulting in the accumulation over the three-year period of a refund liability (based on a formula agreed upon at inception), and the accounting and settlement were completed in 2002. Beginning in 2002, the results (which continue at this stage to be favorable) inure solely to the benefit of the Company.

As discussed in the Notes to Consolidated Financial Statements section of this Annual Report, a lawsuit seeking class action status was filed against a subsidiary of the Company in 2001.
While we believe the subject claims are without merit, the Company incurred significant legal fees in connection with the defense against the lawsuit in 2002. The Company has filed a motion for summary judgment seeking to have the case dismissed. If the case is not dismissed, the Company will seek to have class certification denied. If class certification is not denied, the Company will have to defend itself at a jury trial on the merits of the case.

The Company will incur progressively higher legal fees at each of the above steps in the process. While we believe the claims are without merit, there can be no guarantee of the ultimate outcome. To date, the damages sought by the plaintiffs have not been quantified. In another lawsuit, in Mississippi, the Company was successful in 2002 in its motion for summary judgment, and the suit was dismissed. Even a lawsuit that has no merit can result in significant costs of defense and, while it may appear to be without merit (and indeed may ultimately prove to be without merit), the Company incurs costs of defense in the interim, as well as the burden of management's involvement, and the continuing lack of absolute certainty regarding its ultimate outcome.

As discussed in the Management's Financial Analysis section of this Annual Report, on March 24, 2003, the Company's Board of Directors adopted a plan to be implemented by an amendment to the Company's Certificate of Incorporation to effect a 1-for-2 reverse stock split to reduce the number of stockholders to less than 300, thereby enabling the Company to terminate its registration with the Securities and Exchange Commission ("SEC"), a transaction often referred to as "going private." The Company expects to realize significant cost savings as a result of going private.

The Company's Board of Directors has devoted considerable attention to whether or not to go private, as well as addressing the issues involved. The resulting termination of reporting to the SEC will decrease the public availability of information about the Company. This is an adverse consequence, but there would be adverse consequences to failing to take the step of going private in face of the obvious benefits. This is especially true of any company that happens to be well positioned to take the "going private" step, such as when (in Acap's case) there are only approximately 600 stockholders, and more than half of the stockholders own only one share each.

For more information concerning the going private plan you are urged to review "Subsequent Event - Reverse Stock Split" in the Management's Financial Analysis section of this Annual Report. In addition, please note that the only complete information on the subject will be contained in an Information Statement that will be mailed to the Company's stockholders after the Company completes the process of filing it with the SEC.

The Company faces a dynamic and challenging business environment.
We were able to make significant accomplishments in that environment during 2002. We believe the Company will continue to be able to find opportunities and success in the future.






                                           William F. Guest
                                           President
                                           April 14, 2003

               ACAP CORPORATION ANNUAL REPORT 2002
               MANAGEMENT'S FINANCIAL ANALYSIS

RESULTS OF OPERATIONS
-----------------

As used herein, "American Capitol" is American Capitol Insurance
Company, a wholly-owned subsidiary of the Company.
"Texas Imperial" is Texas Imperial Life Insurance Company, a wholly-owned subsidiary of American Capitol.

     Life Segment

Comparability of the life segment results of operations between 2002 and 2001 are affected by two reinsurance transactions in the first quarter of 2001 related to a single block of life insurance policies (the "Reinsurance Transactions"). The Reinsurance Transactions involved recapturing a block of policies from one reinsurer effective January 1, 2001, and then, effective March 31, 2001, the same block of policies was reinsured with a different reinsurer. Thus, the subject policy transactions were recorded as part of the Company's operations for the first quarter of 2001, but they were not reflected as part of the Company's operations subsequent to that period, including all of 2002, to which fact reference will be made in the following discussion. But for the Reinsurance Transactions, the policy transactions that occurred during the first quarter of 2001 related to this block of policies would not have been recorded by the Company but, instead, would have been recorded by the reinsurers for the quarter in question.

Total life segment revenue (excluding net realized investment gains and losses) was 5% lower during 2002 in comparison to 2001.
As a result of the Reinsurance Transactions and their affect on the first quarter of 2001, premiums and net investment income were lower while the amortization of deferred gain on reinsurance was higher during 2002 in comparison to 2001. In addition to the effect of the Reinsurance Transactions, net investment income for 2002 was also lower than the net investment income for 2001 due to lower market interest rates during 2002 for the investment of new cash and the reinvestment of matured or sold securities. The Company also held a larger percentage of its assets in cash and short-term investments during 2002 than in 2001. Cash and short-term investments have lower interest rates than long-term fixed maturities. Another component of life segment revenue is the reinsurance expense allowance the Company receives for administering certain blocks of reinsured life insurance policies.
While the Reinsurance Transactions reduced the reinsurance expense allowance received during 2001, the reinsurance expense allowance for 2002 was lower yet than the reinsurance expense allowance for 2001 due to normal attrition of the reinsured policies. The smaller base of reinsured policies resulted in a smaller reinsurance expense allowance.

Realized investment gains of $139,285 were recorded during 2002 in comparison to realized investment losses of $306,566 recorded during 2001. During 2002, the Company sold several fixed maturity securities, primarily to reduce or eliminate the Company's exposure to the issuers of those securities. Due to the low interest environment at the time of the sales, the Company realized net investment gains on the sales. During 2001, the Company recognized an other-than-temporary impairment on two securities: $184,920 on an $850,000 par value fixed maturity security and $255,443 on a $500,000 par value asset-backed security. Both securities had experienced a substantial decline in market value for an extended period. Partially offsetting these realized investment losses during 2001 was a $134,671 realized investment gain on the sale of 4,565 shares of the common stock of MetLife, Inc. The Company had received the MetLife common stock in 2000 upon the demutualization of Metropolitan Life Insurance Company ("Metropolitan") by virtue of the Company's ownership of a life insurance policy issued by Metropolitan. Since holding common stock is not consistent with the Company's general investment philosophy, management decided to sell the MetLife stock during 2001.

Life segment policy benefits were 37% lower during 2002 in comparison to 2001. The decrease in policy benefits is primarily attributable to four factors. The first factor is the Reinsurance Transactions, whereby the policy benefits on the block of policies covered by the Reinsurance Transactions were recorded as direct expenses during the three months ended March 31, 2001 whereas the policy benefits on that block of policies were fully ceded during all of 2002. The second factor is that life segment policy benefits during 2001 also include a charge of approximately $196,000 resulting from the recapture of a reinsurance agreement in connection with the Reinsurance Transactions. The third factor is a one-time gain on indemnity reinsurance related to a single large policy during 2002. The policy in question was reinsured for the face amount of the policy in excess of the Company's retention without regard to policy reserves the Company was holding on the policy. Upon the death of the insured during 2002, the reinsurer reimbursed the Company for the face amount that was reinsured and the Company released the reserves related to the policy. This resulted in a net reduction of life segment policy benefits of approximately $340,000. The fourth factor is that the Company had experienced a larger-than-usual increase in the reserve for policy dividends during 2001.

Total expenses (i.e., total benefits and expenses less policy benefits) were relatively unchanged between 2002 and 2001. Higher commissions and general expenses during 2002 in comparison to 2001 were offset by the absence of the amortization of goodwill. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets."
SFAS No. 142, which became effective for the Company in January 2002, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142.
The Company concluded there was no impairment during 2002. Therefore, there was no amortization of goodwill recorded during 2002. Goodwill amortization recognized in 2001 was $224,608.

As a result of the factors discussed above, the life segment had income before income taxes of $793,708 for 2002 in comparison to a loss of $368,659 for 2001.

     Health Segment

Total health segment revenue was 15% lower for 2002 in comparison to 2001. Premium increases from rate adjustments on the existing policies in force and the premiums related to new issues were more than offset by the loss of premium income due to policy terminations. First-year Medicare supplement premium for 2002 was about one-fourth the amount of such premium for 2001. The Medicare supplement marketplace in the states in which the Company currently markets is highly competitive. During 2002, several major competitors offered Medicare supplement products with premium rate structures lower than the premium rate structures on the Company's primary Medicare supplement products. This resulted in the Company experiencing substantially lower sales of new Medicare supplement policies during 2002.

Total health segment policy benefits were 62% of total segment revenues in 2002 in comparison to 66% of total health segment revenues in 2001. The improvement in the ratio of benefits to revenues during 2002 resulted from premium rate adjustments implemented in 2002 and a general improvement in claims experience.

Excluding the effect of an experience refund, discussed below, total health segment expenses (i.e., total benefits and expenses less policy benefits) were 20% of total health segment revenues in 2002 in comparison to 26% of total health segment revenues in 2001. The primary source of the lower expense-to-premium ratio in total expenses was a decrease in the ratio of commissions to total revenues in 2002 as compared to 2001. As the Company implements premium rate adjustments on its Medicare supplement business, there is not a corresponding increase in the commissions paid. This was the primary factor in the improvement in the ratio of commissions to total revenues during 2002.

During 2002, the Company made an "experience refund" to various state guaranty associations in connection with the acquisition by the Company of a block of Medicare supplement policies from the guaranty associations effective June 1, 1999, pursuant to an acquisition agreement. Pursuant to said agreement, the guaranty associations provided funds to the Company to cover the projected losses expected to arise from the performance of the subject policies, the amount of which was based on a projection of losses made at the time of the acquisition of the policies ("original projection"). The agreement was that the Company would refund to the guaranty associations, in 2002, a portion of the amount by which the actual performance of the block (for the designated period ending December 31, 2001) exceeded the original projection, based on a refund formula set forth in the agreement ("experience refund"). The refund formula resulted in the Company recording a charge for an experience refund to the guaranty associations during 2001 of $1,924,137. The payment to the guaranty associations was made in the fourth quarter of 2002 following a "true-up" of the claims liability based on the claims experience through the first two quarters of 2002. In addition to the true-up of the claims liability noted above, the Company also recorded during 2002 the settlement of certain issues that had arisen with the guaranty associations in regard to the interpretation of various provisions of the acquisition agreement. Of the total $5,150,000 experience refund paid to the guaranty associations during 2002, $4,739,331 had been accrued prior to 2002 (including the $1,924,137 accrued during 2001 noted above) and $410,669 was recorded as a charge during 2002.

As a result of the factors discussed above, the health segment had income before income taxes of $1,543,159 for 2002 in comparison to a loss of $879,294 for 2001.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------

     Liquidity of Insurance Subsidiaries

Acap's insurance subsidiaries have a significant portion of their assets invested in debt instruments, short-term investments, or other marketable securities. Although there is no present need or intent to dispose of such investments, the insurance subsidiaries could liquidate portions of the investments should the need arise. These assets should be sufficient to meet the insurance anticipated long-term and short-term liquidity needs.

As of December 31, 2002, 98% of the insurance subsidiaries' portfolios of publicly traded bonds are invested in securities that are rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody). The Company's investment policy prohibits making any new investments in below investment grade securities without the advance approval of the applicable insurance subsidiary's Board of Directors. All of the Company's bonds are classified as available-for-sale and are, accordingly, reflected in the financial statements at fair value. The insurance subsidiaries" liabilities are primarily long term in nature. Therefore, long-term assets can be purchased with the general intent to hold such assets to maturity. It has not been the Company's investment practice in the past to be an active trader with its bond portfolios.
It is not expected that the insurance subsidiaries" investment practices will change in the future.

A significant portion (13%) of the Company's bond portfolio is invested in mortgage-backed securities, with 77% of such mortgage-backed securities classified as collateralized mortgage obligations and 23% classified as pass-through securities. Mortgage-backed securities are purchased to diversify the portfolio from credit risk associated with corporate bonds. The majority of mortgage-backed securities in the Company's investment portfolio have minimal credit risk because the underlying collateral is guaranteed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

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

The Company's investments in collateralized mortgage obligations are primarily of the planned amortization class (84%), Z (12%) and sequential (4%) types. A planned amortization class tranche is structured to provide more certain cash flows and is therefore subject to less prepayment and extension risk than other forms of mortgage-backed securities. Risk of prepayment in the Z tranche exposes both interest and principal. Planned amortization class securities derive their stability at the expense of cash flow risk for other tranches as early repayments are applied first to other tranches, and cash flows originally applicable to other tranches are first applied to the planned amortization class tranche if that tranche's originally scheduled cash flows are received later than expected. The Z tranche defers all interest to other tranches until those tranches are paid down, at which time accumulated interest and principal are paid to this class. The cash flows associated with sequential tranches can vary as interest rates fluctuate, since these tranches are not supported by other tranches. The Z and sequential tranches generally are subject to a higher level of prepayment risk than the planned amortization class tranche.

The Company records its fixed maturity and equity securities at fair value with unrealized gains and losses, net of taxes, reported as a separate component of stockholders" equity. Primarily as a result of decreasing interest rates during the year, the fair value of the Company's fixed maturity and equity securities increased $755,739 net of taxes during 2002,following a $785,612 net of taxes increase during 2001.

As of December 31, 2002, the Company held 10 mortgage loans as investments. The Company's investment policy generally prohibits making new investments in mortgage loans (although mortgage loans may be acquired as approved assets in connection with an acquisition). In addition to the real estate collateral, approximately $535,000 (83%) of the mortgage loans are guaranteed by an individual who management has reason to believe has a net worth well in excess of the balance of the guaranteed loans. The average yearly principal balance of the Company's mortgage loans at December 31, 2002 was approximately $29,000 and the weighted average maturity was 10 years. Mortgage loans on Tennessee properties represent

 50% of the mortgage loan balances at December 31, 2002, Alabama properties 19%, Texas properties 17%, with Florida and Kentucky properties representing the remainder of the mortgage loan balances. Residential mortgages represent 88% of the mortgage loan balances at December 31, 2002 with one commercial mortgage constituting the balance. In general, the performance of commercial mortgages is more subject to changing U.S. and regional economic conditions than residential mortgages.
Mortgage loans are far less liquid an investment than publicly traded securities. No mortgage loans are in default at December 31, 2002.

     Liquidity of the Parent Company

Net cash provided by operating activities decreased in 2002 as compared to 2001 primarily due to the reduction of other liabilities of $5,150,000 resulting from the settlement in the fourth quarter of 2002 of the experience refund to the various state guaranty associations (discussed in more detail above under "Results of Operations").

Net cash provided by investing activities increased in 2002 as compared to 2001 primarily due to the reduction of notes receivable of $4,088,295 resulting from the settlement in the fourth quarter of 2002 of the experience refund to the various state guaranty associations. The amounts due to the guaranty associations were netted against the notes receivable at settlement as required by the acquisition agreement.

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol. At December 31, 2002, the outstanding principal balance of the loan was $562,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. The interest rate at December 31, 2002 was 5.25%. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants.
Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan at December 31, 2002. The principal payments on the bank loan are matched by the principal payments on surplus debentures issued by American Capitol to Acap.

The primary sources of funds for Acap are payments on the surplus debentures from American Capitol and dividends from American Capitol. American Capitol may pay dividends in any one year without the prior approval of regulatory authorities as long as such dividends do not exceed certain statutory limitations. As of December 31, 2002, the amount of dividends available to the parent company from American Capitol not limited by such restrictions is approximately $485,000. Payments on the surplus debentures may only be made to the extent statutory capital and surplus exceeds $2 million. At December 31, 2002, American Capitol's statutory capital and surplus was $4,430,621.

The determination of statutory surplus is governed by accounting practices prescribed or permitted by the State of Texas. Statutory surplus therefore bears no direct relationship to surplus as would be determined under accounting principles generally accepted in the United States of America.

REINSURANCE
---------

Reinsurance plays significant roles in the Company's operations. One role of reinsurance is to limit the Company 's exposure to loss on any single insured by reinsuring that portion of risks in excess of $50,000 on the life of any individual.

Another role of reinsurance has been to facilitate acquisitions made by the Company. The insurance subsidiaries of the Company are required to report to state regulatory authorities financial statements prepared in accordance with prescribed statutory accounting principles ("SAP"). As discussed in Note 1 to the Company's consolidated financial statements, there are significant differences between accounting principles generally accepted in the United States of America ("GAAP") and SAP.
One such difference is that under GAAP an asset is recognized related to acquired policies equal to the actuarially determined present value of projected future profits from policies in force at the purchase date ("DAC"), while SAP does not recognize such an asset. Therefore, upon the acquisition of a block of policies under SAP, the Company's insurance subsidiaries realize a reduction in SAP equity (that is not realized under GAAP) in an amount equal to the excess of the acquired liabilities over the acquired assets. By using reinsurance as described below, the Company's insurance subsidiaries can increase their SAP equity (although such increase in equity is not recognized under GAAP). Under SAP, whenever an insurance subsidiary of the Company cedes a block of policies to a reinsurer, the insurance subsidiary realizes an increase in equity in an amount equal to the excess of the ceded liabilities over the ceded assets (keeping in mind there is no DAC asset under SAP). As a result, the Company's insurance subsidiaries can acquire blocks of business and cede such blocks to the reinsurer to offset, or minimize, the effect on the insurance subsidiaries" SAP equity. The reinsurers under such treaties receive all the profits (or losses) related to the reinsured blocks of business and pay the Company a reinsurance expense allowance for administering the reinsured policies. Depending on the particular reinsurance treaty, once the profits under each treaty (calculated pursuant to a formula contained in each treaty) reach a specified level (generally, the amount of the difference between the ceded liabilities and ceded assets at the inception of the treaty, all on the basis of SAP accounting), either the subject insurance subsidiary is entitled to receive a specified percentage of any profits that develop related to the reinsured policies from that point forward, or has the option (but not the obligation) to recapture the treaty (thus receiving future profits or losses, as the case may be, that develop related to the policies that are the subject of the recaptured treaty).

In accounting for reinsurance, the Company reports (based on GAAP) reserve and claim liabilities related to reinsured blocks of business as liabilities on the Company's balance sheet with an offsetting reinsurance receivable reported as an asset on the Company's balance sheet. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $43.8 million and $44.8 million were recoverable from a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 2001, Canada Life had statutory assets in excess of $32 billion and statutory stockholders" equity of approximately $3.4 billion. Canada Life is rated "Superior" by A.M. Best Company, an insurance company rating organization. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $44.2 million and $45.4 million were recoverable from Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company. At December 31, 2001, Republic had statutory assets of approximately $655 million and statutory stockholders" equity of approximately $37 million. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $1.6 million and $2 million were recoverable from Hannover Life Reassurance (Ireland) Limited ("Hannover"). Hannover is rated "Superior" by A.M. Best Company. The Hannover reinsurance receivables are secured by a trust account containing a $3.57 million letter of credit granted in favor of an insurance subsidiary of the Company.

A treaty with Canada Life provides that the Company is entitled to 85% of the profits (calculated pursuant to a formula contained in the treaty) beginning when the accumulated profits under the treaty reach a specified level. As of December 31, 2002, there remains $5,104,186 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 2001, such number was $5,956,285. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level around 2008. (However, regarding the uncertainty as to when the specified level may be reached, it should be noted that the experience has been erratic from year to year and the number of policies in force that are covered by the treaty diminishes each year.)

A treaty with Republic provides that the Company is entitled to 85% of the profits (calculated pursuant to a formula contained in the treaty) beginning when the accumulated profits under the treaty reach a specified level. As of December 31, 2002, there remains $2,004,266 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 2001, such number was $3,980,591. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level towards the end of 2003 or early 2004. (However, regarding the uncertainty as to when the specified level may be reached, it should be noted that the experience has been erratic from year to year and the number of policies in force that are covered by the treaty diminishes each year.) Whereas during 2001 Republic was responsible for holding and managing the investments supporting the treaty, during 2002 and going forward the Company is responsible for holding and managing such investments.

The treaty with Hannover was effected as of March 31, 2001. The treaty provides that the Company may recapture the treaty without a charge to the surplus of an insurance subsidiary of the Company under statutory accounting beginning when the accumulated profits (calculated pursuant to a formula contained in the treaty) reach a specified level. As of December 31, 2002, there remains $2,433,621 in profits to be generated before the Company can recapture the treaty without a surplus charge.
As of December 31, 2001, such number was $2,914,477. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level around 2007. (However, regarding the uncertainty as to when the specified level may be reached, it should be noted that the experience has been erratic from year to year and the number of policies in force that are covered by the treaty diminishes each year.) While the Company expects that all amounts ceded to reinsurers will ultimately be collected, the Company remains primarily liable to its contract holders with respect to any reinsurance ceded, and would bear any loss if such reinsurers were to default on their obligations under the applicable reinsurance treaties. Acap evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

CRITICAL ACCOUNTING STANDARDS
------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. In making such estimates, management follows accounting policies established by the Company. Management believes the accounting policies that are most critical to the Company's financial statements, and that are subject to the most judgment, are those related to other-than-temporary impairments, reinsurance, deferred acquisition costs, recognition of premium revenue and related expenses, the liability for future policy benefits and contract claims, and income taxes.

Management monitors the investment securities for declines in value that may be considered other-than-temporary on a monthly basis. Judgment is required to determine the existence and extent of other-than-temporary impairment, including assessment of economic outlook, industry factors, analyst expectations and the underlying collateral, if any. Identified other-than-temporary impairments are accounted for in the consolidated statements of operations in net realized investment gains/losses.

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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 2002.

Reserves for interest-sensitive whole life policies and investment contracts are based on the contract account balance if future benefit payments in excess of the account balance are not guaranteed, or the present value of future benefit payments when such payments are guaranteed.

The liability for contract claims represents the liability for claims reported in excess of the related policy benefit reserve plus an estimate of claims incurred but not reported. Management believes that the Company's reserves have been appropriately calculated based on available information as of December 31, 2002; however, it is possible that the ultimate liability may vary significantly from these estimated amounts.

The Company accounts for income taxes in accordance with SFAS No. 109, that requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date. The Company's subsidiaries receive a small-life insurance company deduction that reduces its income tax expense. The income tax benefit is dependent upon the amount of taxable income in any given year.

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

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
----------------------------------

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of SFAS No. 145 related to SFAS No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Because SFAS No. 121 did not address the accounting for a segment of a business accounted for a discontinued operation under Opinion 30, two accounting models existed for long-lived assets to be disposed of. A single accounting model was established based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale. Significant implementation issues related to SFAS No. 121 were also resolved. The adoption of SFAS No. 144 is for fiscal years beginning after December 15, 2001. The adoption of SFAS
No. 144 is not expected to have a material effect on the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor"s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after

December 31, 2002.   The disclosure requirements are effective for
financial statements of interim or annual periods ending after December 15, 2002. The application of this interpretation is not expected to have a material effect on the Company's financial statements.

 In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material effect on the Company's financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003. The application of this interpretation is not expected to have a material effect on the Company's financial statements.

In July 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." There was no effect from the adoption of SFAS No. 141.
The impact of the adoption of SFAS No. 142 will result in no amortization of goodwill for 2002. Goodwill amortization recognized in 2001 was $224,608.

MARKET FOR THE COMPANY'S COMMON STOCK
-------------------------------------

By a letter dated March 22, 2002 from NASDAQ, the Company was informed of a plan to replace NASDAQ's OTC Bulletin Board, on which the Company's stock trades, with a new market, the Bulletin Board Exchange. Information published by the Bulletin Board Exchange indicates that the new market is scheduled to launch in the fourth quarter of 2003, pending approval by the Securities and Exchange Commission, and that NASDAQ plans to discontinue the OTC Bulletin Board six months following the launch of the Bulletin Board Exchange.

On May 9, 2002, the Company became aware that proposed listing qualifications published by the Bulletin Board Exchange include the requirement that issuers have at least 100 round-lot stockholders (i.e., stockholders owning 100 or more shares) and have at least 200,000 shares in the public float. The Company does not meet either of these qualifications. If the changes noted above come to pass with the qualifications noted above, the Company's stock would not qualify for listing on the Bulletin Board Exchange and the OTC Bulletin Board would cease to exist, and the only market for the Company's common stock would be informal, over-the-counter methods.

While the changes noted above would result in the loss of the Company's common stock listing on the OTC Bulletin Board in the second quarter of 2004, the reverse stock split approved by the Company's Board of Directors on March 24, 2003 could result in de-listing of the Company's common stock from the OTC Bulletin Board during 2003. The reverse stock split is discussed below in "Subsequent Event - Reverse Stock Split."

SUBSEQUENT EVENT - REVERSE STOCK SPLIT
--------------------------------

On March 24, 2003, the Company's Board of Directors unanimously adopted a "going private" plan (defined below) to be implemented by an amendment to the Company's Certificate of Incorporation to effect a 1-for-2 reverse stock split (subject to the approval of the holders of a majority of the outstanding shares of the Company's common stock, which may be accomplished through the written consent of such majority). When (and if) effective, the reverse stock split will reduce the number of holders of the Company's common stock to less than 300 by "cashing out" stockholders owning only one share of the Company's common stock (but see the "buy or sell" discussion below). This reduction will enable the Company to terminate its registration with the Securities and Exchange Commission ("SEC"). This process is often referred to as "going private." The Company expects thereby to realize significant cost savings.

The "going private" plan provides the opportunity to a holder of a single share of the Company's "old" common stock to elect to remain a stockholder (subject to the possibility of limitations as stated in the pertinent information) as follows. The reverse stock split will result in so-called "fractional" shares of the Company's old common stock for any stockholder who owns a single share or who holds a number of shares not evenly divisible by 2, and the plan does not call for issuing fractional shares. The plan allows a stockholder who holds a fractional share resulting from the reverse stock split to "buy or sell" a fractional share at the stated price. A stockholder who buys a fractional share (instead of selling a fractional share) will thereby own two shares of the old common stock to be exchanged for one share of the Company's new common stock. Thus, a holder of a single share of old common stock can remain a stockholder, if that is his or her election.

Also, if a stockholder simply wishes to dispose of his or her fractional share, the reverse stock split provides a means to sell such share of stock at the stated price without having to pay brokerage commissions.

While a de-listing of the Company's common stock from the OTC Bulletin Board (where the Company's common stock currently trades) will result from the Company's termination of its registration with the SEC, as discussed above in "Market for the Company's Common Stock," the Company's common stock is likely to lose its market on the OTC Bulletin Board during 2004 anyway, as a result of changes being pursued by NASDAQ. Upon de-listing from the OTC Bulletin Board, the only market for the Company's common stock will be informal, over-the-counter methods. For example, the market makers in the Company's common stock may choose to move their quotes in the Company's common stock to the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities. The Company is unable to predict with certainty the effect the foregoing will have on either the market price of the Company's common stock, the volatility of such price, or the trading volume of the Company's common stock.

An Information Statement providing details of the terms of the reverse stock split will be mailed to stockholders at least twenty days prior to the effective date of the reverse stock split. The Information
Statement must first be filed with the SEC, which affects the timetable.

CAUTIONARY STATEMENT
----------------

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

               ACAP CORPORATION ANNUAL REPORT 2002
               CONSOLIDATED BALANCE SHEETS






                                      December 31,   December 31,
                                         2002           2001
------------------------------------------------------------------
Assets
Investments:
 Fixed maturities available for sale
 (amortized cost of $39,548,976;
  $40,866,976) . . . . . . . . .. .. $  42,005,831    41,923,365
 Mortgage loans . . . . . . . . . .        647,700       763,128
 Policy loans . . . . . . . . . . .      4,964,721     5,795,047
 Short-term investments . . . . . .      2,954,390     1,107,220
                                     ----------------------------
    Total investments  . . . . . . .     50,572,642    49,588,760
Cash   . . . . . . . . . . . . . . .        209,067       414,378
Accrued investment income  . . . . .        562,265       666,791
Reinsurance receivables  . . . . . .     91,744,493    94,362,428
Notes receivable . . . . . . . . . .             --     4,088,295
Accounts receivable
 (less allowance for uncollectible
 accounts of $187,444) . . . . . . .        593,954       611,929
Deferred acquisition costs . . . . .      1,084,120     1,292,203
Property and equipment (less
 accumulated depreciation of
 $1,155,972; $969,138)  . . . . . . .       437,350       566,349
Costs in excess of net assets
 of acquired business (less
 accumulated  amortization
 of $1,895,727) . . . . . . . . . . .       778,044       778,044
Net deferred tax asset  . . . . . . .       419,290       643,827
Other assets  . . . . . . . . . . . .       398,644       891,851
                                     ----------------------------
    Total assets  . . . . . . . . . . $ 146,799,869   153,904,855
                                     ============================
------------------------------------------------------------------
Liabilities
Policy liabilities:
  Future policy benefits . . . . . .  $ 127,923,721   131,859,810
  Contract claims  . . . . . . . . .      2,443,109     2,844,066
                                     ----------------------------
     Total policy liabilities. . . .    130,366,830   134,703,876
Other policyholders' funds. . .. . .      1,884,620     2,024,987
Other liabilities  . . . . . . . . .      1,810,351     6,670,838
Note payable . . . . . . . . . . . .        562,500       812,500
Deferred gain on reinsurance  . . .       2,766,620     2,985,443
Deferred gain on sale of real estate             --       101,090
                                     ----------------------------
     Total liabilities  . . . . . .   $ 137,390,921   147,298,734
                                     ============================
-----------------------------------------------------------------

Stockholders' Equity
Series A preferred stock, par value
 $.10 per share, authorized, issued,
 and outstanding 74,000 shares
 (involuntary liquidation
 value $2,035,000) .. . . . . . . . . $   1,850,000     1,850,000
Common stock, par value $.10 per
 share, authorized 10,000 shares,
 issued 8,759, and
 outstanding 7,324; 7,224 shares . . .          876           876
Additional paid-in capital . . . . . .    6,241,963     6,259,589
Retained earnings (deficit). . . . . .      158,376    (1,862,312)
Treasury stock, at cost, 1,435;
 1,535 common shares . . . . . . . . .     (463,816)     (507,842)
Accumulated other comprehensive
 income-net unrealized investment
 gains, net of taxes of $835,339;
 $446,022  . . . . . . . . . . . . . .    1,621,549       865,810
                                     ----------------------------
     Total stockholders' equity  . . .    9,408,948     6,606,121
                                     ----------------------------
     Total liabilities and
      stockholders' equity . . . . . .$ 146,799,869   153,904,855
                                     ============================
------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                ACAP CORPORATION ANNUAL REPORT 2002
                CONSOLIDATED STATEMENTS OF OPERATIONS
                AND COMPREHENSIVE INCOME


                                         Year Ended December 31,
                                           2002         2001
-------------------------------------------------------------------
Revenues
Premiums and other considerations . . . $ 12,410,089  14,226,626
Net investment income . . . . . . . . . .  2,181,711   2,478,443
Net realized investment
 gains (losses) . . . . . . . . . . . . .    139,285    (306,566)
Reinsurance expense allowance . . . . . .  3,131,267   3,245,838
Amortization of deferred gain . . . . . .    319,913     287,717
Other income. . . . . . . . . . . . . . .    242,879     316,593
                                     ----------------------------
   Total revenues . . . . . . . . . . . . 18,425,144  20,248,651
                                     ----------------------------
------------------------------------------------------------------
Benefits and Expenses
Net policy benefits . . . . . . . . . . .  8,512,238  11,322,513
Commissions and general expenses  . . . .  7,331,302   9,665,920
Interest expense  . . . . . . . . . . . .     36,654      68,852
Amortization of deferred
 acquisition costs  . . . . . . . . . . .    208,083     214,711
Amortization of costs in
 excess of net assets of
 acquired business  . . . . . . . . . . .         --     224,608
                                     ----------------------------
   Total benefits and expenses. . . . . . 16,088,277  21,496,604
                                     ----------------------------
------------------------------------------------------------------
Earnings
Income (loss) before federal
 income tax expense (benefit) . . . . . .  2,336,867  (1,247,953)
Federal income tax expense (benefit):
  Current . . . . . . . . . . . . . . . .    352,615     351,123
  Deferred  . . . . . . . . . . . . . . .   (164,780)   (792,963)
                                     ----------------------------
Net income (loss) . . . . . . . . . . . .  2,149,032    (806,113)
                                     ============================
------------------------------------------------------------------
Other Comprehensive Income (Loss)
Net unrealized investments holding
 gains arising during period, net
 of taxes of $436,676 in 2002
 and $300,476 in 2001 . . . . . . . . . .    847,667     583,278
Less: reclassification adjustment for
 net investment gains and losses
 included in net income, net of taxes
 of $(47,357) in 2002 and
 $104,232 in 2001 . . . . . . . . . . . .    (91,928)    202,334
                                     ----------------------------
Comprehensive income (loss) . . . . . $    2,904,771     (20,501)
                                     ============================
------------------------------------------------------------------
Earnings (Loss) Per Share
Basic earnings (loss)
 per common share . . . . . . . . . . $      278.33      (137.04)
                                     ============================
Diluted earnings (loss)
 per common share . . . . . . . . . . $      274.18      (137.04)
                                     ============================
------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

              ACAP CORPORATION ANNUAL REPORT 2002
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Year Ended December 31,
                                                2002     2001
------------------------------------------------------------------
Series A Preferred Stock
 (Including Additional
 Paid-in Capital) . . . . . . . . . .   $  1,850,000   1,850,000
                                     ----------------------------
------------------------------------------------------------------
Common Stock  . . . . . . . . . . . .            876         876
                                     ----------------------------
------------------------------------------------------------------
Additional Paid-in Capital
Balance, beginning of year  . . . . .      6,259,589   6,259,589
Stock options exercised . . . . . . .        (17,626)         --
                                     ----------------------------
Balance, end of year  . . . . . . . .      6,241,963   6,259,589
                                     ----------------------------
------------------------------------------------------------------
Retained Earnings (Deficit)
Balance, beginning of year . . . . . .    (1,862,312)   (872,355)
Net income (loss)  . . . . . . . . . .     2,149,032    (806,113)
Preferred stock cash dividends . . . .      (128,344)   (183,844)
                                     ----------------------------
Balance, end of year . . . . . . . . .       158,376  (1,862,312)
                                     ----------------------------
------------------------------------------------------------------
Treasury Stock
Balance, beginning of year  . . . . .       (507,842)   (507,842)
Stock options exercised . . . . . . .         44,026          --
                                     ----------------------------
Balance, end of year  . . . . . . . .       (463,816)   (507,842)
                                     ----------------------------
------------------------------------------------------------------
Accumulated Other Comprehensive Income
Balance, beginning of year . . . . . .      865,810       80,198
Change during year . . . . . . . . . .      755,739      785,612
                                     ----------------------------
Balance, end of year . . . . . . . . .    1,621,549      865,810
                                     ----------------------------
------------------------------------------------------------------
Total Stockholders' Equity . . . . . . $  9,408,948    6,606,121
                                     ============================
------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                ACAP CORPORATION ANNUAL REPORT 2002
                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         Year Ended December 31,
                                           2002         2001
-----------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss) . . . . . . . . . .  $   2,149,032    (806,113)
Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
Depreciation and amortization . . . . .      188,847     414,539
Allowance for uncollectible accounts  .           --      99,153
Amortization of deferred acquisition
 costs . . . . . . . . . . . . . . . .       208,083     214,711
Amortization of deferred gain
 on reinsurance . . . . . . . . . . . .     (319,913)   (287,717)
Premium and discount amortization . . .        5,543     (43,030)
Net realized investment
 losses (gains) . . . . . . . . . . . .     (139,285)    306,566
Deferred federal income tax benefit . .     (164,780)   (792,963)
Decrease in reinsurance receivables . .    2,617,935   1,253,218
Decrease in accrued investment income .      104,526       1,285
Decrease (increase) in accounts
 receivable . . . . . . . . . . . . . .       17,975    (125,225)
Decrease (increase) in other
 assets . . . . . . . . . . . . . . . .      493,207    (272,817)
Decrease in policy liabilities  . . . .   (3,405,760) (1,767,892)
Increase (decrease) in other
 liabilities . . . . . . . . . . . . .    (4,860,487)  2,160,159
                                     ----------------------------
     Net cash provided by
     (used in) operating activities . .   (3,105,077)    353,874
                                     ----------------------------
-----------------------------------------------------------------
Cash Flows from Investing Activities
Proceeds from sales and maturities
 of investments available for sale and
 principal repayments on mortgage loans   14,705,019   5,300,205
Purchases of investments available
 for sale  . . . . . . . . . . . . . .   (13,393,259) (4,649,026)
Principal payments received
 on notes receivable . . . . . . . . .     4,088,295          --
Net decrease in policy loans . . . . .       830,326     345,411
Net increase in short-term investments    (1,847,170)    (16,554)
Purchases of property and equipment..        (59,848)     (7,775)
                                      ---------------------------
     Net cash provided by
     investing activities . . . . . .      4,323,363     972,261
                                     ----------------------------
------------------------------------------------------------------
Cash Flows from Financing Activities
Principal payments on note payable . .      (250,000)   (250,000)
Deposits on policy contracts . . . . .       979,364     967,608
Withdrawals from policy contracts  . .    (2,051,017) (1,576,553)
Proceeds from issuance of stock
 options exercised . . . . . . . . . .        26,400          --
Preferred stock dividends paid . . . .      (128,344)   (183,844)
                                     ----------------------------
     Net cash used in
     financing activities  . . . . . .    (1,423,597) (1,042,789)
                                     ----------------------------
------------------------------------------------------------------
Net increase (decrease) in cash  . . .      (205,311)    283,346
Cash at beginning of year  . . . . . .       414,378     131,032
                                     ----------------------------
Cash at end of year . . . . . . . . . $      209,067     414,378
                                     ============================
------------------------------------------------------------------
See accompanying notes to consolidated financial statements

                 ACAP CORPORATION ANNUAL REPORT 2002
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------

     A. Principles of Consolidation and Nature of Operations

The consolidated financial statements of Acap Corporation ("Acap" or "the Company") include its wholly-owned subsidiaries: American Capitol Insurance Company ("American Capitol"); Imperial Plan, Inc. ("Imperial Plan"); and Texas Imperial Life Insurance Company ("Texas Imperial"). All significant intercompany transactions and accounts have been eliminated in consolidation. Controlling interest in the Company of approximately 45% and 46% at December 31, 2002 and 2001, respectively, was owned by InsCap Corporation ("InsCap").

Acap is a life insurance holding company that focuses on the acquisition of existing life insurance policies, either through direct purchase or the acquisition of insurance companies. In May 1999, Acap began marketing Medicare supplement health insurance. Acap's insurance operations are conducted through its wholly-owned insurance subsidiaries. Operations are conducted from the corporate headquarters in Houston, Texas. Approximately half of the Company's direct collected premium comes from residents of the State of Texas, with no other state generating as much as 14% of the Company's direct collected premium.

     B. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Such accounting principles differ from prescribed statutory reporting practices used by the insurance subsidiaries in reporting to state regulatory authorities. The more significant differences from statutory accounting principles are: (a) acquisition costs related to acquiring new business are deferred and amortized over the expected lives of the policies rather than being charged to operations as incurred; (b) future policy benefits are based on estimates of mortality, interest, and withdrawals generally representing the Company's experience, which may differ from those based on statutory mortality and interest requirements without consideration of withdrawals; (c) certain assets (principally software, agents' debit balances and certain other receivables) are reported as assets rather than being charged to retained earnings/accumulated deficit; (d) investments in fixed maturity securities that are classified as available for sale are recorded at fair value rather than at amortized cost; (e) for acquisitions accounted for as a purchase, the identified net assets of the acquired company are valued at their fair values and reviewed for impairment at least annually, whereas, for statutory purposes, this excess is not allowed and acquisitions are accounted for as equity investments; (f) there are no investment related reserves, while the statutory basis of accounting requires the Asset Valuation Reserve and the Interest Maintenance Reserve; (g) assets and liabilities are reported gross of reinsurance, while the statutory basis of accounting requires assets and liabilities to be reported net of reinsurance; and (h) at the time of the initial ceding of a block of business, a deferred gain is set up and amortized over the life of the policies ceded; whereas, under the statutory basis of accounting, the decrease in surplus relief from reinsurance ceded agreements is amortized through net income with an offset in surplus netting to a zero effect on surplus.

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory net assets exceed minimum statutory capital requirements; however, payment of the amounts as dividends may be subject to approval by regulatory authorities. As of December 31, 2002 and 2001 the amount of dividends available to the parent company from subsidiaries not limited by such restrictions is approximately $485,000 and $239,000, respectively.

The combined net income of the Company's insurance subsidiaries as determined using statutory accounting practices, was $4,550,513 and $3,178,741 for the years ended December 31, 2002 and 2001, respectively. The consolidated statutory stockholders' equity of the Company's insurance subsidiaries amounted to $4,430,621 and $3,433,200 at December 31, 2002 and 2001, respectively. The total adjusted statutory stockholders' equity of the Company's insurance subsidiaries exceeds the Risk-Based Capital requirements.

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

Declines in value considered other-than-temporary and other realized gains and losses, determined on the specific identification method, are accounted for in the consolidated statements of operations in net realized investment gains/losses.

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

The deferred acquisition costs for the years ended December 31, are summarized as follows:

                                           2002           2001
-----------------------------------------------------------------
Balance, beginning of year . . . . . $    1,292,203    1,506,914
Amortized during the year . . . . .        (208,083)    (214,711)
                                     ---------------------------
Balance, end of year . . . . . . . . $    1,084,120    1,292,203
                                     ===========================
-----------------------------------------------------------------

The amortization of deferred acquisition costs is expected to be between $100,000 and $200,000 over each of the next five years.

     E. Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years. Depreciation expense was $188,847 and $189,931 for the years ended December 31, 2002 and 2001, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

     F. Costs in Excess of Net Assets of Acquired Business

Beginning January 1, 2002, the costs in excess of net assets of acquired business were no longer amortized, but instead are tested for impairment at least annually in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142. In 2001, the costs in excess of net assets of acquired business were amortized on a straight-line basis over the estimated lives of seven and seventeen years. The Company's evaluation for the year ended December 31, 2002 determined there was no impairment.

                                           2002           2001
-----------------------------------------------------------------
Net earnings
------------
 As reported . . . . . . . . . . .   $   2,149,032      (806,113)
                                     =============================
 Adjusted for goodwill
  amortization  . . . . . . . . . .  $          --      (581,505)
                                     =============================
Basic earnings per share:
------------------------
 As reported  . . . . . . . . . . .  $     278.33        (137.04)
                                     =============================

 Adjusted for goodwill
  amortization  . . . . . . . . . .  $         --        (105.95)
                                     =============================

Diluted earnings per share:
--------------------------
 As reported  . . . . . . . . . . .  $     274.18        (137.04)
                                     =============================

 Adjusted for goodwill
  amortization  . . . . . . . . . .  $         --        (105.95)
                                     =============================
-----------------------------------------------------------------


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

Reserves for traditional contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals, and dividends. The assumptions are based on past and expected experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for contracts acquired by purchase, at the purchase date. Interest assumptions used to compute reserves ranged from 4% to 9% at December 31, 2002.

Reserves for interest-sensitive whole life policies and investment contracts are based on the contract account balance if future benefit payments in excess of the account balance are not guaranteed, or the present value of future benefit payments when such payments are guaranteed.

The liability for contract claims represents the liability for claims reported in excess of the related policy benefit reserve plus an estimate of claims incurred but not reported. Management believes that the Company's reserves have been appropriately calculated based on available information as of December 31, 2002, however it is possible that the ultimate liability may vary significantly from these estimated amounts.

     H. Earnings (Loss) per Share

Earnings (loss) per common share for 2002 and 2001 were computed as follows:

                                             2002         2001
-----------------------------------------------------------------
Net income (loss) . . . . . . . . .   $    2,149,032    (806,113)
Preferred dividends . . . . . . . .         (128,344)   (183,844)
                                      ---------------------------
Earnings (loss) available
 to common stockholders . . . . . .   $    2,020,688    (989,957)
                                      ===========================
Weighted Average Shares:
   Basic ..........................            7,260       7,224
                                      ===========================
   Diluted ........................            7,370       7,224
                                      ===========================
Net earnings (loss) per share:
   Basic ..........................   $       278.33     (137.04)
                                      ===========================
   Diluted ........................   $       274.18     (137.04)
                                      ===========================
-----------------------------------------------------------------
     I. Participating Policies

Acap maintains both participating and nonparticipating life insurance policies. Participating business represented approximately 27% and 32% of the life insurance in force at December 31, 2002 and 2001, and 46% and 42% of life insurance premium income at December 31, 2002 and 2001, respectively. Dividends to participating policyholders are determined annually and are payable only upon declaration of the Boards of Directors of the insurance subsidiaries.

     J. Federal Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, that requires that a deferred tax liability be recognized for all taxable temporary differences and a deferred tax asset be recognized for an enterprise's deductible temporary differences and operating loss and tax credit carryforwards. A deferred tax asset or liability is measured using the marginal tax rate expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period that includes the enactment date. The Company's subsidiaries receive a small-life insurance company deduction that reduces its income tax expense. The income tax benefit is dependent upon the amount of taxable income in any given year.

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

     M. Recently Issued Accounting Standards

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of SFAS No. 145 related to SFAS No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Because SFAS No. 121 did not address the accounting for a segment of a business accounted for a discontinued operation under Opinion 30, two accounting models existed for long-lived assets to be disposed of. A single accounting model was established based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale. Significant implementation issues related to SFAS No. 121 were also resolved. The adoption of SFAS No. 144 is for fiscal years beginning after December 15, 2001. The adoption of SFAS
No. 144 is not expected to have a material effect on the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor"s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002.
The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The application of this interpretation is not expected to have a material effect on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material effect on the Company's financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003. The application of this interpretation is not expected to have a material effect on the Company's financial statements.

In July 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." There was no effect from the adoption of SFAS No. 141. The impact of the adoption of SFAS No. 142 will result in no amortization of goodwill for 2002. Goodwill amortization recognized in 2001 was $224,608.

     N. Comprehensive Income

Other comprehensive loss for the year ended December 31, 2001 has been restated to correct the unrealized holding gains, decreasing comprehensive loss by $82,998 resulting in a $20,501 comprehensive loss. There was no change to the net loss or stockholders' equity as previously reported.

2.  INVESTMENTS
-------------

     A. Fixed Maturity Securities

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 2002 are as follows:

-----------------------------------------------------------------

                                   Gross       Gross
                       Amortized Unrealized  Unrealized     Fair
                          Cost     Gains       Losses      Value
                          ----     -----       ------      -----
Government securities $  3,312,890   366,852      --    3,679,742
Corporate securities .  26,360,832 2,188,966 (278,080) 28,271,718
Asset-backed securities  4,627,100    83,200 (322,195)  4,388,105
Mortgage-backed
 securities . . . . . .  5,248,154   418,112       --   5,666,266
                      -------------------------------------------
                      $ 39,548,976 3,057,130 (600,275) 42,005,831
                      ===========================================
-----------------------------------------------------------------

The amortized cost and fair values of investments in fixed maturity securities as of December 31, 2001 are as follows:

-----------------------------------------------------------------
                                   Gross       Gross
                       Amortized Unrealized  Unrealized     Fair
                          Cost     Gains       Losses      Value
                          ----     -----       ------      -----
Government securities $  3,443,430   190,108       --   3,633,538
Corporate securities .  28,122,877   941,468 (216,291) 28,848,054
Asset-backed securities  3,642,705    77,856 (273,368)  3,447,193
Mortgage-backed
 Securities . . . . . .  5,657,964   336,616       --   5,994,580
                       ------------------------------------------
                      $ 40,866,976 1,546,048 (489,659) 41,923,365
                      ===========================================
-----------------------------------------------------------------

A summary of proceeds from the sales of investments in fixed maturity securities, exclusive of proceeds from maturities, and the gross gains and losses realized on those sales follows:

                                             2002         2001
-------------------------------------------------------------------
Proceeds on sales . . . . . . . . . .  $   6,793,144    2,477,661
                                       ============================
Gross realized gains on sales  . . .         236,601       11,930
Gross realized losses on sales . . .        (98,299)      (14,745)
                                       ----------------------------
Net realized gains (losses)
 on sales . . . . . . . . . . . . . .       138,302        (2,815)
Realized gains (losses) on
 transactions other than sales  . . .           983      (438,422)
                                       ----------------------------
Net realized gains (losses) . . . . .  $    139,285      (441,237)
                                       ============================
-------------------------------------------------------------------

The amortized cost and estimated fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            December 31, 2002
----------------------------------------------------------------------
                                          Amortized        Fair
                                             Cost          Value
                                             ----          -----

Maturing in one year or less . . . . . $    625,598       634,494
Maturing after one year through
 five years . . . . . . . . . . . . .    10,894,108    11,557,034
Maturing after five years through
 ten years . . . . . . . . . . . . . .   13,406,369    14,340,431
Maturing after ten years . . . . . . .    9,374,747     9,807,606
                                       ----------------------------
                                         34,300,822    36,339,565
Mortgage-backed securities . . . . . .    5,248,154     5,666,266
                                        ---------------------------
                                      $  39,548,976    42,005,831
                                      ===============================

---------------------------------------------------------------------

A summary of the fair value of mortgage-backed securities by type as of December 31 follows:

                                               2002         2001
-------------------------------------------------------------------
Collateralized mortgage obligations:
 Planned amortization class . . . . . . $   3,660,033    3,897,708
 Z  . . . . . . . . . . . . . . . . . .       524,389      783,974
 Sequential . . . . . . . . . . . . . .       171,373      809,549
                                         --------------------------
                                            4,355,795    5,491,231
Pass-through securities . . . . . . . .     1,310,471      503,349
                                         --------------------------
                                        $   5,666,266    5,994,580
                                         ==========================
-------------------------------------------------------------------

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

As of December 31, 2002 and 2001, 98% of the Company's fixed maturity securities were rated "investment grade" (i.e., rated BBB-/Baa3 or higher by Standard & Poor or Moody).

     B. Mortgage Loans

The weighted average interest rate of mortgage loans held as of December 31, 2002 and 2001 was 8.2%.

The distribution of principal balances on mortgage loans held as of December 31 by contractual maturity follows. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

                                             2002         2001
-----------------------------------------------------------------------
Maturing in one year or less . . . . . .$      34,316       33,431
Maturing after one year through
 five years  . . . . . . . . . . . . . .      166,132      187,943
Maturing after five years
 through ten years . . . . . . . . . . .      130,720      134,713
Maturing after ten years . . . . . . . .      316,532      407,041
                                       ----------------------------
                                        $     647,700      763,128
                                       =============================
----------------------------------------------------------------------

The distribution of mortgage loans by class of loan and geographic distribution at December 31 follows:

                                             2002         2001
----------------------------------------------------------------------

Commercial loans:
  Texas . . . . . . . . . . . . . . . . $      80,865       84,346
                                       =============================
Residential loans:
  Tennessee . . . . . . . . . . . . . . $     326,662      335,466
  Alabama . . . . . . . . . . . . . . .       120,366      206,035
  Florida . . . . . . . . . . . . . . .        55,220       57,547
  Texas . . . . . . . . . . . . . . . .        32,031       46,299
  Kentucky . . . . . . . . . .  . . . .        32,556       33,435
                                       ----------------------------
                                        $     566,835      678,782
                                       =============================
------------------------------------------------------------------------

     C. Investment Income

A summary of net investment income follows:

                                             2002         2001
------------------------------------------------------------------------

Interest on fixed maturities . . . . .  $   2,048,264    2,312,713
Interest on mortgage loans . . . . . .         55,658       68,332
Interest on policy loans   . . . . . .         10,551       53,698
Interest on cash and
 short-term investments  . . . . . . ..        19,354       44,163
Miscellaneous investment income . . . .        87,245       73,014
                                       ----------------------------
                                            2,221,072    2,551,920
Investment expense  . . . . . . . . . .       (39,361)     (73,477)
                                       ----------------------------
                                        $   2,181,711    2,478,443
                                       =============================
----------------------------------------------------------------------

     D. Unrealized Investment Gains (Losses)

The change between cost and fair value for fixed maturity securities, net of taxes, follows:

----------------------------------------------------------------------

                                    Equity        Fixed
                                  Securities    Maturities     Total
                                  ----------    ----------     -----
Balance, January 1, 2001 . . . . $   105,451     (25,253)     80,198
Change during the year . . . . .    (105,451)    891,063     785,612
                                  -----------------------------------
Balance, December 31, 2001 . . .          --     865,810     865,810
Change during the year . . . . .          --     755,739     755,739
                                  -----------------------------------
Balance, December 31, 2002 . . . $        --   1,621,549   1,621,549
                                  ===================================
------------------------------------------------------------------------

     E. Net Realized Investment Gains (Losses)

A summary of net realized investment gains (losses) follows:

                                             2002         2001
------------------------------------------------------------------------

Fixed maturities . . . . . . . . . . .   $    139,285     (441,237)
Equity securities  . . . . . . . . . .             --      134,671
                                          -------------------------
                                         $    139,285     (306,566)
                                          =========================
------------------------------------------------------------------------


In 2001, a pretax realized investment loss of approximately $440,000 was recognized as a result of the other-than-temporary impairment of two different issues of fixed maturity investments.

     F. Other Investment Disclosures

Bonds with a fair value of $5,873,045 and $5,702,977 were on deposit with various regulatory authorities at December 31, 2002 and 2001, respectively.

Investments, other than investments issued or guaranteed by the United States Government or a United States Government agency or authority, in excess of 10% of stockholders' equity were as follows:

                                              December 31, 2002
------------------------------------------------------------------------
                                         Balance Sheet
                                             Amount       Category

AT&T Corporation  . . . . . . . . . . .  $  1,435,121   Fixed Maturity
National Rural Utility . . . . . . . .      1,375,916   Fixed Maturity
Keyspan Gas . . . . . . . . . . . . . .     1,125,427   Fixed Maturity
General Electric Capital Corporation  .     1,103,457   Fixed Maturity
Ingersoll-Rand . . . . . . . . . . . . .    1,102,964   Fixed Maturity
American General Finance . . . . . . . .    1,029,540   Fixed Maturity
SLM Corporation . . . . . . . . . . . .     1,008,866   Fixed Maturity

------------------------------------------------------------------------

                                               December 31, 2001
------------------------------------------------------------------------

                                            Balance Sheet
                                               Amount       Category
                                               ------       --------
National Rural Utility . . . . . . . . . $  1,260,211   Fixed Maturity
AT&T Corporation . . . . . . . . . . . .    1,254,852   Fixed Maturity
Hydro Quebec . . . . . . . . . . . . . .    1,184,204   Fixed Maturity
Merrill Lynch  . . . . . . . . . . . . .    1,093,298   Fixed Maturity
Ford Motor Credit  . . . . . . . . . . .    1,051,325   Fixed Maturity
General Electric Capital Corporation . .    1,041,717   Fixed Maturity
Keyspan Gas . . . . . . . . . . . . .. .    1,040,820   Fixed Maturity
Ingersoll-Rand . . . . . . . . . . . . .    1,018,308   Fixed Maturity
Green Tree Home Equity Loan . . . . .. .    1,003,967   Fixed Maturity
La Farge Corp . . . . . . . . . . . . ..      954,016   Fixed Maturity
General Motors . . . . . . . . . . . . .      910,664   Fixed Maturity
Alcoa Inc . . . . . . . . . . . . . . .       774,215   Fixed Maturity
Sprint Capital Corp . . . . . . . . . .       766,646   Fixed Maturity
Simon Property Group . . . . . . . . . .      741,011   Fixed Maturity
PNC Mortgage . . . . . . . . . . . . . .      722,394   Fixed Maturity
General Electric Capital Mortgage Services    674,205   Fixed Maturity
 -----------------------------------------------------------------------

3.  FAIR VALUES
--------------

The carrying values and estimated fair values of the Company's financial instruments were as follows:

                                               December 31, 2002
-----------------------------------------------------------------------

                                            Carrying         Fair
                                             Amount         Value
                                             ------         -----
Assets:
 Fixed maturities . . . . . . . . . .    $ 42,005,831    42,005,831
 Mortgage loans . . . . . . . . . . .         647,700       746,082
 Policy loans . . . . . . . . . . . .       4,964,721     4,964,721
 Short-term investments . . . . . . .       2,954,390     2,954,390
Liabilities:
 Note payable  . . . . . . . . . . .          562,500       562,500

-----------------------------------------------------------------------


                                               December 31, 2001
-----------------------------------------------------------------------

                                            Carrying         Fair
                                             Amount         Value
                                               ----         -----

Assets:
 Fixed maturities . . . . . . . . . .    $ 41,923,365    41,923,365
 Mortgage loans . . . . . . . . . . .         763,128       795,967
 Policy loans . . . . . . . . . . . .       5,795,047     5,795,047
 Short-term investments . . . . . . .       1,107,220     1,107,220
 Notes receivable  . . . . . .  . . .       4,088,295     4,088,295
Liabilities:
 Note payable . . . . . . . . . . . .         812,500       812,500
-----------------------------------------------------------------------

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

4.  NOTE PAYABLE
--------------

On March 31, 1999, Acap borrowed $1.5 million from Central National Bank of Waco, Texas. Acap used $500,000 of the loan proceeds to repay an existing loan at Central National Bank, with the balance of the loan proceeds used to purchase a surplus debenture from American Capitol, which debenture is security on the loan. At December 31, 2002 the outstanding principal balance of the loan was $562,500. The loan is renewable each April 30 until fully repaid. The loan bears interest at a rate equal to the base rate of a bank. The interest rate was 5.25% at December 31, 2002. Principal payments on the loan are due quarterly. The loan agreement contains certain restrictions and financial covenants. Without the written consent of the bank, Acap may not incur any debt, pay common stock dividends, or sell any substantial amounts of assets. Also, American Capitol is subject to minimum statutory earnings and capital and surplus requirements during the loan term. The Company is in compliance with all of the terms of the loan.

During 1997, American Capitol and Texas Imperial obtained revolving lines of credit from a bank by signing unsecured promissory notes in the amount of $200,000 and $150,000, respectively. Interest on both notes is at the base interest rate of the bank. Both notes were not renewed in 2002. As of December 31, 2002 and 2001, no funds were outstanding on these notes.

5.  COMMITMENT AND CONTINGENCIES
---------------------------

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

In 2002, an amendment was made to the original lease agreement to: (a) delete the first and second amendments to the original lease agreement,
(b) reduce the amount leased from 30,194 square feet to 22,852 square feet, (c) change the term of the lease agreement to begin November 1, 2001 and to expire 120 months thereafter, (d) change the option to renew the term for a period of 60 months immediately following the term of the lease agreement, (e) settle all disputed items regarding prior years' contingent rent billings, and (f) add tenant's rights of cancellation upon the specified passing of time or the occurrence of certain specified events.

Total remaining lease obligations are:

------------------------------------------------------------------
 Year Ending December 31                                   Amount

 2003 . . . . . . . . . . . . . . . . . . . . . . . .  $    341,010
 2004 . . . . . . . . . . . . . . . . . . . . . . . .       343,580
 2005 . . . . . . . . . . . . . . . . . . . . . . . .       360,719
 2006 . . . . . . . . . . . . . . . . . . . . . . . .       370,621
 2007 . . . . . . . . . . . . . . . . . . . . . . . .       350,055
 2008-2011 . . . . . . . . . . . . . . . .. . . . . .     1,415,416
                                                     ---------------
 Total . . . . . . . . . . . . . . . . . . . . . . .   $  3,181,401
                                                     ===============

------------------------------------------------------------------------

American Capitol paid $315,015 in 2002 and $400,767 in 2001 in connection with this lease agreement, and $16,693 and $41,000 in 2002 and 2001, respectively for contingent rental payments.

     B. Reinsurance

The Company accounts for reinsurance in accordance with SFAS No. 113. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

On January 1, 2001, Texas Imperial recaptured the Alabama Re reinsurance agreement and then entered into a new reinsurance agreement with Hannover Life Reassurance (Ireland) Limited ("Hannover") covering the same block of policies effective March 31, 2001. Texas Imperial continues to administer the reinsured policies, for which it receives an expense allowance from Hannover.

Reinsurance plays a significant role in the Company's operations. In accounting for reinsurance, the Company has reported ceded reserve credits and reinsurance claim credits as reinsurance receivables. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $43.8 million and $44.8 million were recoverable from a single reinsurer, Canada Life Assurance Company ("Canada Life"). At December 31, 2001, Canada Life had statutory assets in excess of $32 billion and statutory stockholders' equity of approximately $3.4 billion. Canada Life is rated "Superior" by A.M. Best Company, an insurance company rating organization. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $44.2 million and $45.4 million were recoverable from Republic-Vanguard Life Insurance Company ("Republic"). Republic is rated "Excellent" by A.M. Best Company. At December 31, 2001, Republic had statutory assets of approximately $655 million and statutory stockholders' equity of approximately $37 million. At December 31, 2002 and 2001, respectively, reinsurance receivables with a carrying value of $1.6 million and $2 million were recoverable from Hannover Life Reassurance (Ireland) Limited ("Hannover"). Hannover is rated "Superior" by A.M. Best Company. The Hannover reinsurance receivables are secured by a trust account containing a $3.57 million letter of credit granted in favor of an insurance subsidiary of the Company.

A treaty with Canada Life provides that the Company is entitled to 85% of the profits (calculated pursuant to a formula contained in the treaty) beginning when the accumulated profits under the treaty reach a specified level. As of December 31, 2002, there remains $5,104,186 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 2001, such number was $5,956,285. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level around 2008. (However, regarding the uncertainty as to when the specified level may be reached, it should be noted that the experience has been erratic from year to year and the number of policies in force that are covered by the treaty diminishes each year.)

A treaty with Republic provides that the Company is entitled to 85% of the profits (calculated pursuant to a formula contained in the treaty) beginning when the accumulated profits under the treaty reach a specified level. As of December 31, 2002, there remains $2,004,266 in profits to be generated before the Company is entitled to 85% of the profits. As of December 31, 2001, such number was $3,980,591. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level towards the end of 2003 or early 2004. Whereas during 2001 Republic was responsible for holding and managing the investments supporting the treaty, during 2002 and going forward the Company is responsible for holding and managing such investments. While the Company holds and manages the investments, there is no direct risk to the Company from the performance or non-performance of the investments.

The treaty with Hannover was effected as of March 31, 2001. The treaty provides that the Company may recapture the treaty without a charge to the surplus of an insurance subsidiary of the Company under statutory accounting beginning when the accumulated profits (calculated pursuant to a formula contained in the treaty) reach a specified level. As of December 31, 2002, there remains $2,433,621 in profits to be generated before the Company can recapture the treaty without a surplus charge. As of December 31, 2001, such number was $2,914,477. Should future experience under the treaty match the experience of recent years, which cannot reliably be predicted to occur, the accumulated profits would reach the specified level around 2007. (However, regarding the uncertainty as to when the specified level may be reached, it should be noted that the experience has been erratic from year to year and the number of policies in force that are covered by the treaty diminishes each year.)

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

While the Company expects that all amounts ceded to reinsurers will ultimately be collected, the Company remains primarily liable to its contract holders with respect to any reinsurance ceded, and would bear any loss if such reinsurers were to default on their obligations under the applicable reinsurance treaties. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. Other than its exposure to Canada Life, Hannover and Republic as discussed above, management does not believe the Company has significant concentrations of credit risk related to reinsurance, or otherwise.

During 2002, the Company made an "experience refund" to various state guaranty associations in connection with the acquisition by the Company of a block of Medicare supplement policies from the guaranty associations effective June 1, 1999, pursuant to an acquisition agreement. Pursuant to said agreement, the guaranty associations provided funds to the Company to cover the projected losses expected to arise from the performance of the subject policies, the amount of which was based on a projection of losses made at the time of the acquisition of the policies ("original projection"). The agreement was that the Company would refund to the guaranty associations, in 2002, a portion of the amount by which the actual performance of the block (for the designated period ending December 31, 2001) exceeded the original projection, based on a refund formula set forth in the agreement ("experience refund"). The refund formula resulted in the Company recording a charge for an experience refund to the guaranty associations during 2001 of $1,924,137. The payment to the guaranty associations was made in the fourth quarter of 2002 following a "true-up" of the December 31, 2001 claims liability based on the claims experience through the first two quarters of 2002. In addition to the true-up of the claims liability noted above, the Company also recorded during 2002 the settlement of certain issues that had arisen with the guaranty associations in regard to the interpretation of various provisions of the acquisition agreement. Of the total $5,150,000 experience refund paid to the guaranty associations during 2002, $4,739,331 had been accrued prior to 2002 (including the $1,924,137 accrued during 2001 noted above) and $410,669 was recorded as a charge during 2002.

The effect of reinsurance on premiums and benefits follows:

                                             2002         2001
-------------------------------------------------------------------

 Direct premiums . . . .  . . . . . . . $  18,961,571   21,565,676
 Reinsurance assumed . . . . . . . . . .      356,154      280,066
 Reinsurance ceded . . . . . . . . . . .   (6,907,636)  (7,619,116)
                                        ---------------------------
 Net premiums . . . . . . . . . . . . . $  12,410,089   14,226,626
                                        ===========================

 Direct policy benefits.  . . . . . . . $  16,254,892   18,068,621
 Reinsurance assumed  . . . . . . . . .       281,117      317,343
 Reinsurance ceded . . . . . . . . . . .   (8,023,771)  (7,063,451)
                                        ---------------------------
 Net policy benefits . . . . . . . . . .$   8,512,238  11,322,513
                                        ===========================

-------------------------------------------------------------------

     C. Litigation

In a lawsuit entitled "Susie S. Brown versus American Capitol Insurance Company" ("suit"), certain individual policyholders of American Capitol filed a suit against American Capitol on May 16, 2001, in Civil District Court for the Parish of Orleans, Louisiana, alleging that American Capitol, in violation of state law cited therein, engaged in racial discrimination in the pricing and/or marketing of certain life insurance policies. American Capitol removed the suit to the U. S. District Court for the Eastern District of Louisiana and filed its answer generally denying plaintiffs' allegations. Plaintiffs then amended the suit and made their race-based discrimination claims under U. S. law instead of state law. Alleging that there are other American Capitol policyholders similarly situated, Plaintiffs are seeking to certify a class of policyholders in order to proceed as a class action. Based on investigations conducted by American Capitol and pre-trial discovery that has taken place, the Company believes that none of the subject policies reflect any race-based discrimination. The Company further believes that no "dual" pricing or other race-based discriminatory pricing, marketing or administrative acts have occurred in respect to any policies issued or assumed by American Capitol. American Capitol has further made it clear that the policies that fall within plaintiffs' class definition were assumed by American Capitol in 1999 from another company, and that American Capitol did not establish the pricing of, and did not market, the subject policies. On or about October 15, 2002, American Capitol filed a motion for summary judgment. At the present time, the Company is unable to quantify the damages or remediation costs sought by plaintiffs. The Company believes that the plaintiffs' claims are without merit and intends to defend the suit vigorously. While litigation is never completely free of liability exposure and results can only be predicted based on information on hand or reasonably anticipated information and developments, the Company does not expect to incur any material liability as a result of the suit.

Acap and its subsidiaries are involved in various other lawsuits and legal actions arising in the ordinary course of operations. Management is of the opinion that the ultimate disposition of the matters will not have a material adverse effect on Acap's results of operations or financial position.

6.  SUPPLEMENTAL INFORMATION REGARDING CASH FLOWS
-----------------------------------------

Cash payments for interest expense for the years ended December 31, 2002 and 2001 were $36,560 and $76,499, respectively. Net cash payments of $346,500 and $375,000 for federal income taxes were made during the years ended December 31, 2002 and 2001, respectively.

7.  FEDERAL INCOME TAXES
---------------------

Acap and its subsidiaries file a consolidated federal income tax return. At December 31, 2002, Acap had a remaining tax net operating loss carryforward of approximately $600,000 that will expire during the years 2003 through 2019 if not previously utilized. At December 31, 2002, the Company had alternative minimum tax carryforwards of approximately $878,000 that are available for an indefinite period to reduce future regular federal income taxes.

A portion of life insurance taxable income generated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to stockholders, in which case it becomes taxable at ordinary corporate rates. Such income is accumulated in a Policyholders' Surplus Account that, at December 31, 2002, had a balance of approximately $4,800,000. No provision has been made for income taxes related to this accumulation.

A reconciliation of income tax expense (benefit) for 2002 and 2001 computed at the applicable federal tax rate of 34% to the amount recorded in the consolidated financial statements is as follows:

                                             2002         2001
-------------------------------------------------------------------

Federal income tax expense
 (benefit) at statutory rate . . . . . .$     794,535    (424,304)
Small life insurance
 company deduction . . . . . . . . . . .     (448,509)   (400,804)
Change in valuation allowance  . . . . .     (177,290)    320,769
Goodwill  . . . . . . . . . .  . . . . .           --      76,367
Other, net  . . . . . . . . . . . . .  .       19,099     (13,868)
                                        ---------------------------
Total federal income tax
 expense (benefit)  . . . . . . . . . . $     187,835    (441,840)
                                        ===========================
-------------------------------------------------------------------

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

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and December 31, 2001 are as follows:

                                                2002         2001
-------------------------------------------------------------------

Deferred Tax Assets:
Deferred gain on reinsurance . . . . .  $     940,651   1,015,051
Deferred gain on sale of real estate .             --      34,371
Net operating loss carryforwards . . .        192,695     253,589
Alternative minimum tax credit
 Carryforwards . . . . . . . . . . . .        877,980     724,994
Deferred policy acquisition costs  . .      1,251,925   1,103,707
Fixed maturity write downs . . . . . .        122,301     188,439
Other  . . . . . . . . . . . . . . . .        111,139     126,684
                                        ---------------------------
Total gross deferred tax assets . . .       3,496,691   3,446,835
Less:  valuation allowance  . . . . .      (1,393,618) (1,570,907)
                                        ---------------------------
Deferred tax assets . . . . . . . . .       2,103,073   1,875,928
                                        ---------------------------
Deferred Tax Liabilities:
Policy reserves and policy funds . . .        777,726     701,303
Net unrealized gains on available
 for sale securities . . . . . . . . .        835,339     446,022
Other  . . . . . . . . . . . . . . . .         70,718      84,776
                                        ---------------------------
Deferred tax liabilities . . . . . . .      1,683,783   1,232,101
                                        ---------------------------
Net deferred tax asset . . . . . . . .  $     419,290     643,827
                                        ===========================

--------------------------------------------------------------------

A valuation allowance for the net operating loss carryforward, alternative minimum tax credit carryforward, and a portion of other deferred tax assets of $1,393,618 was established at December 31, 2002 against the deferred tax asset. The net change in the total valuation allowance for the years ended December 31, 2002 and 2001 was a decrease of $177,289 and an increase of $320,769, respectively. Management believes that it is more likely than not that the deferred tax assets that are not provided for in the valuation allowance are recoverable.

8.  SEGMENT INFORMATION
--------------------

The Company operates in two reportable segments: Life and Health.

Financial information by industry segment for the year ending December 31, 2002 is summarized as follows:

--------------------------------------------------------------------
                                    Life        Health         Total
                                    ----        ------         -----
Revenues:
Premiums and other
 considerations . . . . . . .  .$  2,201,029   10,209,060  12,410,089
Net investment income  . . . . .   2,047,155      134,556   2,181,711
Net realized investment gains. .     139,285           --     139,285
Reinsurance expense
 allowance . . . . . . . . . . .   3,131,267           --   3,131,267
Amortization of
 deferred  gain  . . . . . . . .     319,913           --     319,913
Other income . . . . . . . . . .      22,910      219,969     242,879
                                 -------------------------------------
    Total revenues . . . . . . .   7,861,559   10,563,585  18,425,144
                                 -------------------------------------

Benefits and Expenses:
Net policy benefits  . . . . . .   1,991,611    6,520,627   8,512,238
Commissions and general
 expenses  . . . . . . . . . . .   4,919,575    2,411,727   7,331,302
Interest expense . . . . . . . .      36,654           --      36,654
Amortization of deferred
 acquisition costs . . . . . . .     120,011       88,072     208,083
                                 -------------------------------------
    Total benefits and expenses.   7,067,851    9,020,426  16,088,277
                                 -------------------------------------
Pretax Income from
Continuing Operations . . . . . $    793,708    1,543,159   2,336,867
                                 =====================================
Identifiable Assets
 (as of December 31, 2002) . .  $144,389,070    2,410,799 146,799,869
                                 =====================================

-----------------------------------------------------------------------
Financial information by industry segment for the year ending December 31, 2001 is summarized as follows:

-----------------------------------------------------------------------

                                    Life        Health         Total
                                    ----        ------         -----
Revenues:
Premiums and other
 considerations . . . . . . .   $  2,264,765   11,961,861  14,226,626
Net investment income . . . . .    2,275,531      202,912   2,478,443
Net realized investment losses .    (306,566)          --    (306,566)
Reinsurance expense
 Allowance . . . . . . . . . . .   3,245,838           --   3,245,838
Amortization of
 deferred gain . . . . . . . . .     287,717           --     287,717
Other income   . . . . . . . . .      60,911      255,682     316,593
                                 -------------------------------------
    Total revenues . . . . . . .   7,828,196   12,420,455   20,248,651
                                 -------------------------------------
Benefits and Expenses:
Net policy benefits  . . . . . .   3,151,640    8,170,873   11,322,513
Commissions and
 general expenses . . . . . . .    4,658,538    5,007,382    9,665,920
Interest expense . . . . . . . .      68,852           --       68,852
Amortization of
 deferred acquisition costs . .       93,217      121,494      214,711
Amortization of costs in excess of
 net assets of acquired business     224,608           --      224,608
                                 -------------------------------------
    Total benefits and expenses .  8,196,855   13,299,749   21,496,604
                                 -------------------------------------

Pretax Income from
 Continuing Operations . . . . .$  (368,659)     (879,294)  (1,247,953)
                                 ======================================
Identifiable Assets
 (as of December 31, 2001) . .  $145,534,000    8,370,855  153,904,855
                                 ======================================
------------------------------------------------------------------------

9.  AMERICAN CAPITOL KEY EMPLOYEE STOCK OPTION PLAN
---------------------------------------------------

Effective May 13, 2002, the Board of Directors of American Capitol adopted an incentive stock option plan (the "2002 Plan"). The 2002 Plan adopted by the Board of Directors grants stock options to the senior officers of Acap and the non-management members of the Board of Directors. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options for 45 shares vest four years from the date of grant and must be exercised within five years from the date of grant. The options for 315 shares vest five years from the date of grant and must be exercised within ten years from the date of grant. The stock options have only been granted with respect to shares of common stock of Acap owned by American Capitol.

Effective September 2, 1997, the Board of Directors of American Capitol adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan provides that the Board of Directors of American Capitol or the Compensation Committee of the Board of Directors may grant stock options to any employee determined to be a key employee. The stock options may only be granted on shares of common stock of Acap owned by American Capitol. The options enable the grantee to purchase the common stock to which the options relate at the fair market value of the common stock on the date of granting the options. The options for 100 shares vest four years from the date of grant and were exercised within five years from the date of grant. The options for 300 shares vest five years from the date of grant and must be exercised within ten years from the date of grant.

As of December 31, 2002, options to purchase 660 of the 661 shares of Acap common stock owned by American Capitol had been granted and are outstanding, with a weighted average option price of $330.00 per share. During 2002, options to purchase 100 shares were exercised from the 1997 Plan.

Stock options granted for Acap Corporation common stock are summarized as follows:

                                         2002   2001       2002   2001
----------------------------------------------------------------------
                                             Average         Number
                                          Option Price      of Shares
                                             -------        -------
Outstanding at January 1 . . .         $246.00   $246.00      400  400
Options granted . . . . . .  .          405.00        --      360   --
Options exercised  . . . . . .          264.00        --     (100)  --
                                                         -------------
Outstanding at December 31 . .          330.00    246.00      660  400
                                                         =============
Available for future grant . .                                  1  361
                                                         =============
----------------------------------------------------------------------

10.  CAPITAL STOCK
------------------

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

     A. Series A Preferred Stock

There are 74,000 shares of Series A Preferred Stock authorized, issued, and outstanding. Acap pays dividends quarterly on the Series A Preferred Stock (when and as declared by the Board of Directors). The amount of the dividend is based on the prime rate of a Pittsburgh bank plus 2%. Acap has the right, if elected by the Board of Directors, to redeem the Series A Preferred Stock at the fixed redemption price of $27.50 per share. The holders of Series A Preferred Stock are entitled to liquidating distributions of $27.50 per share. The cumulative dividends and liquidating distributions of the Series A Preferred Stock are payable in preference to the Common Stock. The Series A Preferred Stock is nonvoting, except as required by law and except that, if six quarterly dividends are unpaid and past due, the holders of the Series A Preferred Stock may elect two directors to Acap's Board of Directors. There was no activity related to the Series A Preferred Stock for 2002 or 2001 other than the payment of dividends.

     B. Common Stock

A reconciliation of the number of shares of Common Stock issued and outstanding follows:

                                             2002         2001
-------------------------------------------------------------------

Number of shares issued at January 1 . . . .    8,759        8,759
Number of treasury shares
 held at January 1 . . . . . . . . . . . . .   (1,535)      (1,535)
Treasury shares transferred in
 connection with the exercise of
 stock options . . . . . . . . . . . . . . .      100           --
                                            ------------------------
Number of shares outstanding
 at December 31 . . . . . . .  . . . . . . .    7,324        7,224

                                            =========================

               ACAP CORPORATION ANNUAL REPORT 2002
               INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Acap Corporation


We have audited the accompanying consolidated balance sheets of Acap Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acap Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.



                                  KPMG LLP


Houston, Texas
March 14, 2003
                                   34

               ACAP CORPORATION ANNUAL REPORT 2002
               STOCKHOLDER INFORMATION


MARKET INFORMATION
---------------
The common stock of Acap is traded over-the-counter with activity in the stock reflected nationally on the OTC Bulletin Board electronic quotation system of the National Association of Securities Dealers. The Company's stock symbol is AKAP.

The table below presents the range of closing bid quotations for Acap's common stock during the two most recent fiscal years.


                                             2002             2001
----------------------------------------------------------------------

                                        High    Low      High    Low
                                        ----    ---      ----    ---
First quarter  . . . . . . . . . .   $ 380.00  355.00   512.00  460.00
Second quarter . . . . . . . . . .     455.00  360.00   450.00  400.00
Third quarter .. . . . . . . . . .     406.00  370.00   357.00  350.00
Fourth quarter . . . . . . . . . .     372.00  361.00   380.00  355.00

----------------------------------------------------------------------

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

HOLDERS
------
The approximate number of holders of record of Acap's common stock as of March 24, 2003 was 580.

DIVIDENDS
-------
Acap declared no common stock dividends in 2002 or 2001. At present, management anticipates that no dividends will be declared or paid with respect to Acap's common stock during 2003. The covenants of a bank loan require the advance approval of the bank in order to pay common stock dividends.

FORM 10-KSB
----------
Stockholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission by writing to Stockholder Services, Acap Corporation, 10555 Richmond Avenue, 2nd Floor, Houston, TX 77042.

TRANSFER AGENT
------------
The registrar and transfer agent for the Company's common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004. For a change of name or address, or to replace lost stock certificates, write to Continental at the address above or call (212) 509-4000.

INVESTOR RELATIONS
---------------
Requests for information should be directed by mail to Stockholder Services, Acap Corporation, 10555 Richmond Avenue, 2nd Floor, Houston, TX 77042 or by calling (713) 974-2242.

INDEPENDENT AUDITORS
----------------
The Company's consolidated financial statements for 2002 were audited by the independent accounting firm of KPMG LLP, 700 Louisiana, Houston, TX 77002.

ANNUAL MEETING
------------
Stockholders are invited to attend the Annual Meeting of Stockholders, which will be held on Monday, May 12, 2003 at 8:00 a.m. at the Company's office at 10555 Richmond Avenue, Houston, Texas, on the second floor.
                                   35

               ACAP CORPORATION ANNUAL REPORT 2002
               DIRECTORS AND OFFICERS


BOARD OF DIRECTORS OF ACAP
---------------------

Roy L. Butler
Self-employed Certified Public Accountant

William F. Guest
Chairman of the Board and President, Acap Corporation

C. Stratton Hill, Jr., M.D.
Physician

Jarred W. Sloan
Vice President and Treasurer, Clayton Foundation for Research

OFFICERS OF ACAP
-------------

William F. Guest
Chairman of the Board and President

John D. Cornett
Executive Vice President and Treasurer

H. Kathleen Musselwhite
Secretary and Assistant Treasurer

SENIOR OFFICERS OF AMERICAN CAPITOL AND TEXAS IMPERIAL
--------------------------------------------

William F. Guest
Chairman of the Board

John D. Cornett
President

H. Kathleen Musselwhite
Secretary, Treasurer, and Controller

Nelda I. Mays
Vice President

G. Michael Rambo
Vice President





                               36




                         ACAP CORPORATION

10555 Richmond Avenue, 2nd Floor   Houston, Texas 77042